PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-272832

TIGO ENERGY, INC.

5,768,750 Shares of Common Stock Issuable Upon Exercise of Warrants

49,734,570 Shares of Common Stock

18,750 Warrants

This prospectus relates to the issuance by Tigo Energy, Inc. (“we,” “us,” “our,” the “Company,” “Registrant,” and “Tigo”) of an aggregate of (a) up to 5,768,750 shares of our common stock, par value $0.0001 per share (the “Common Stock”), which consists of (i) up to 18,750 shares of Common Stock that are issuable upon the exercise of 18,750 warrants (the “Private Placement Warrants”), originally issued to the initial stockholders of Roth CH Acquisition IV Co., a Delaware corporation (“ROCG”), in a private placement as part of ROCG’s private units at a price of $10.00 per private unit in connection with ROCG’s initial public offering (the “ROCG IPO”), by the holders thereof, and (ii) up to 5,750,000 shares of Common Stock that are issuable upon the exercise of 5,750,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”), originally issued in the ROCG IPO as part of ROCG’s units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Public Warrant, by the holders thereof, and (b) up to 41,999 shares of Common Stock underlying stock options of Legacy Tigo (as defined below) (the “Legacy 2018 Options”), with exercise prices of $0.69 and $2.57 per share, as applicable, issued under the Tigo Energy, Inc. 2018 Stock Plan (the “2018 Plan”) to certain of the selling stockholders named in this prospectus. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share.

This prospectus also relates to the offer and resale from time to time by the selling stockholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “selling stockholders”) of (i) up to 49,734,570 shares of Common Stock, which consists of (a) up to 42,833,755 shares of Common Stock issued in connection with closing of the Business Combination (as defined herein) (the “Closing”) at an equity consideration value of $10.00 per share by certain of the selling stockholders named in this prospectus, (b) up to 18,750 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (c) up to 37,500 shares of Common Stock issued at the Closing upon the separation of the private units, which were originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (d) up to 41,999 shares of Common Stock underlying the Legacy 2018 Options, with exercise prices of $0.69 and $2.57 per share, as applicable, by certain of the selling stockholders named in this prospectus, (e) up to 118,021 shares of Common Stock issued to Roth Capital Partners, LLC (“Roth Capital”) pursuant to that certain termination letter agreement (the “BCMA Termination Agreement”), in consideration for the termination of the Business Combination Marketing Agreement, dated as of August 5, 2021, between Roth Capital and ROCG, (f) up to 1,230,000 shares of Common Stock that were originally issued to the Sponsors (as defined herein) in the form of founder shares prior to the ROCG IPO at a price of approximately $0.009 per share, and (g) up to 5,454,545 shares of Common Stock issuable upon the conversion of the Convertible Note (as defined herein) held by L1 Energy Capital Management S.à.r.l., the energy investment division of LetterOne (“L1 Energy”), as further described in the section entitled “The Convertible Promissory Note,” at a conversion price of $9.17 per share, and (ii) up to 18,750 Private Placement Warrants originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO by certain of the selling stockholders named in this prospectus.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling stockholders pursuant to this prospectus. We will receive up to approximately $66.4 million from the exercise of the Warrants and Legacy 2018 Options for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. The Legacy 2018 Options have exercise prices of $0.69 and $2.57 per share, as applicable. On July 24, 2023, the closing price for our Common Stock was $26.01. We believe the likelihood that the holders will exercise their Warrants and Legacy 2018 Options, as applicable, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants and Legacy 2018 Options, as applicable. Conversely, the holders are more likely to exercise their Warrants and Legacy 2018 Options, as applicable, the higher the price of our Common Stock is above the exercise price thereof. The Warrants and Legacy 2018 Options are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement and 2018 Plan, respectively. To the extent that any Warrants or Legacy 2018 Options are exercised on a cashless basis, the aggregate amount of cash we would receive from such exercises will decrease. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity.

In connection with shareholder votes to approve (i) the extension of the date by which ROCG was required to complete an initial business combination and (ii) the Business Combination and related matters, shareholders of ROCG elected to redeem an aggregate of 11,067,002 shares of common stock, par value $0.0001 per share, of ROCG initially sold in the ROCG IPO. As a result, an aggregate of approximately $113.7 million was paid to such redeeming shareholders at or prior to the Closing out of the trust account established by ROCG upon the closing of the ROCG IPO. The selling stockholders can sell, under this prospectus, up to (a) 49,734,570 shares of Common Stock, constituting approximately 86% of our issued and outstanding shares of Common Stock as of July 24, 2023 and (b) 18,750 Private Placement Warrants constituting approximately 0.3% of our issued and outstanding Warrants as of July 24, 2023. Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the selling stockholders and/or by our other existing securityholders, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. See “Risk Factors — Sales of a substantial number of our securities in the public market by the selling stockholders and/or by our existing stockholders could cause the price of our shares of Common Stock and Warrants to fall.”

The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling stockholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling stockholder initially purchased the securities. See “— Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.”

We are registering the securities for resale pursuant to the selling stockholders’ registration rights under certain agreements between us, on the one hand, and the selling stockholders, on the other hand. Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares of Common Stock or Warrants.

The selling stockholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

We provide more information about how the selling stockholders may sell the shares of Common Stock or Warrants in the section titled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “TYGO” and “TYGOW,” respectively. On July 24, 2023, the closing price of our Common Stock was $26.01 and the closing price for our Warrants was $3.10.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, we may issue an aggregate of (a) up to 5,768,750 shares of our Common Stock, which consists of (i) up to 18,750 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, originally issued to the initial stockholders of ROCG in a private placement as part of ROCG’s private units at a price of $10.00 per private unit in connection with the ROCG IPO, by the holders thereof, and (ii) up to 5,750,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants, originally issued in the ROCG IPO as part of ROCG’s units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Public Warrant, by the holders thereof, and (b) up to 41,999 shares of Common Stock underlying the Legacy 2018 Options, with exercise prices of $0.69 and $2.57 per share, as applicable, issued under the 2018 Plan to certain of the selling stockholders named in this prospectus. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share.

This prospectus also relates to the offer and resale from time to time by the selling stockholders of (i) up to 49,734,570 shares of Common Stock, which consists of (a) up to 42,833,755 shares of Common Stock issued in connection with the Closing at an equity consideration value of $10.00 per share by certain of the selling stockholders named in this prospectus, (b) up to 18,750 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (c) up to 37,500 shares of Common Stock issued at the Closing upon the separation of the private units, which were originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (d) up to 41,999 shares of Common Stock underlying the Legacy 2018 Options, with exercise prices of $0.69 and $2.57 per share, as applicable, by certain of the selling stockholders named in this prospectus, (e) up to 118,021 shares of Common Stock issued to Roth Capital pursuant to the BCMA Termination Agreement, (f) up to 1,230,000 shares of Common Stock that were originally issued to the Sponsors (as defined herein) in the form of founder shares prior to the ROCG IPO at a price of approximately $0.009 per share, and (g) up to 5,454,545 shares of Common Stock issuable in connection with the exercise of the Convertible Note held by L1 Energy, as further described in the section entitled “The Convertible Promissory Note,” at a conversion price of $9.17 per share, and (ii) up to 18,750 Private Placement Warrants originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO by certain of the selling stockholders named in this prospectus.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling stockholders pursuant to this prospectus. We will receive up to approximately $66.4 million from the exercise of the Warrants and Legacy 2018 Options for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. The Legacy 2018 Options have exercise prices of $0.69 and $2.57 per share, as applicable. On July 24, 2023, the closing price for our Common Stock was $26.01. We believe the likelihood that the holders will exercise their Warrants and Legacy 2018 Options, as applicable, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants and Legacy 2018 Options, as applicable. Conversely, the holders are more likely to exercise their Warrants and Legacy 2018 Options, as applicable, the higher the price of our Common Stock is above the exercise price thereof. The Warrants and Legacy 2018 Options are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement and the 2018 Plan, respectively. To the extent that any Warrants or Legacy 2018 Options are exercised on a cashless basis, the aggregate amount of cash we would receive from such exercises will decrease. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for and can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Tigo” refer to the consolidated operations of Tigo Energy, Inc., formerly known as Roth CH Acquisition IV Co., and its subsidiaries. References to “ROCG” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Tigo” refer to Tigo Energy, Inc. prior to the consummation of the Business Combination.

MARKET AND INDUSTRY DATA

This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, information concerning the market and industry in which we conducts our business. Tigo operates in an industry in which it is difficult to obtain precise industry and market information. We have obtained market and industry data in this prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. We cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. As a result, you should be aware that any such market, industry and other similar data may not be reliable. While we are not aware of any misstatements regarding any industry data presented in this prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We and our subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus, are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, M and SM symbols, but their respective owners will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

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BASIS OF PRESENTATION AND GLOSSARY

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

“Bylaws” are to the Amended and Restated Bylaws of Tigo Energy, Inc.

“Charter” are to the Second Amended and Restated Certificate of Incorporation of Tigo Energy, Inc.

“Closing” are to the closing of the Business Combination.

“Closing Date” are May 23, 2023.

“Code” are to the U.S. Internal Revenue Code of 1986, as amended.

“ROCG common stock” are to the ROCG common stock prior to the Business Combination.

“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time.

“Effective Time” are to the effective time of the Business Combination.

“Exchange Act” are to the Securities Exchange Act of 1934, as amended.

“Founder Shares” are to the 1,230,000 shares of Common Stock held by the Sponsors.

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis.

“Legacy Tigo” are to Tigo Energy, Inc., a Delaware corporation, prior to the consummation of the Business Combination.

“Merger Sub” are to Roth IV Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of ROCG.

“Private Placement Units” are to the 461,500 units that were purchased by certain of our Sponsors in a private placement which occurred simultaneously with the completion of the IPO; the terms of the underlying warrants are identical to those of the public warrants under the Warrant Agreement.

“Public Shares” are to shares of ROCG common stock sold in the ROCG IPO (whether they were purchased in the ROCG IPO or thereafter in the open market).

“ROCG” are to Roth CH Acquisition IV Co., a Delaware corporation, prior to the consummation of the Business Combination.

“ROCG IPO” are to the initial public offering by ROCG, which closed on August 10, 2021.

“SEC” are to the U.S. Securities and Exchange Commission.

“Securities Act” are to the Securities Act of 1933, as amended.

“Sponsors” are to, collectively, CR Financial Holdings, Inc., a California corporation, Roth Capital Partners, LLC, a Delaware limited liability company, CHLM Sponsor LLC, a Delaware limited liability company, Hampstead Park Capital Management, LLC, a Delaware limited liability company, Byron Roth, Aaron M. Gurewitz, as Trustee of the AMG Trust established January 23, 2007, Gordon Roth, Theodore Roth, Matt Day, Andrew Costa, Nazan Akdeniz, Lou Ellis, John Lipman, Molly Montgomery, Adam Rothstein, and Sam Chawla.

“Tigo” are to Tigo Energy, Inc., after the consummation of the Business Combination.

“Trust Account” are to the trust account established by ROCG for the benefit of its stockholders with Continental Stock Transfer & Trust Company.

Unless specified otherwise, amounts in this prospectus are presented in U.S. dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995 (the “PSLRA”), including, among other things, statement regarding the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the Company’s ability to:

•        effectively develop and sell our product offerings and services;

•        compete in the highly-competitive and evolving solar industry;

•        manage risks associated with seasonal trends and the cyclical nature of the solar industry;

•        maintain key strategic relationships with partners and distributors;

•        enhance future operating and financial results;

•        manage risks associated with the Company’s dependence on a small number of outside contract manufacturers;

•        continue working with leading solar manufacturers;

•        continue to develop new products and innovations to meet constantly evolving customer demands;

•        comply with laws and regulations applicable to the business;

•        stay abreast of modified or new laws and regulations applicable to the business;

•        acquire or make investments in other businesses, patents, technologies, products or services to grow the business, and realize the anticipated benefits therefrom;

•        attract, train, and retain effective officers, key employees or directors;

•        respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets into which we expand or otherwise operate in;

•        successfully defend litigation or administrative proceedings; upgrade and maintain information technology systems;

•        acquire and protect intellectual property;

•        maintain the listing of its Common Stock and Warrants on Nasdaq;

•        meet future liquidity requirements, which may require additional financing; and

•        effectively respond to general economic and business conditions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

Overview of the Company

We believe we are a worldwide leader in the development and manufacture of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar energy systems. Our mission is to deliver products and solutions that are flexible and dependable, increase the energy generation of solar energy systems and address the need for change. The solar optimizer and inverter space is predominately serviced by two major suppliers. We expect to attract new customers and gain market share by expanding sales of our Module Level Power Electronics (“MLPE”), which provide solar panel power optimization, rapid shutdown and monitoring capabilities, and our Energy Intelligence solution (“EI solution”), which provides solar energy storage management capabilities.

We have served the solar energy industry with advanced power and electronics, including the manufacturing and development of our MLPEs, since our inception in 2007, and we introduced our EI solution in 2021. We combine our MLPE and EI technology with intelligent, cloud-based software capabilities for advanced energy monitoring and control.

We have focused to date on MLPEs, which are devices that reside under the solar panel and improve safety features and energy production for the installer and system owner. Our MLPEs are designed to be highly flexible solutions that work with other inverters and modules, providing the installer with an open system solution and a variety of choices when designing a system for the consumer. In the fourth quarter of 2021 and the third quarter of 2022, we began to offer our EI solution to residential customers in the U.S. and Europe, respectively. Our products power everything from single-digit kilowatt residential systems to commercial and industrial, and utility systems, scaling to hundreds of megawatts on rooftop, ground-mounted, and floating applications.

The Business Combination and Related Transactions

On December 5, 2022, ROCG, Roth IV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ROCG (“Merger Sub”), and Legacy Tigo, entered into an Agreement and Plan of Merger, as amended on April 6, 2023 (the “Merger Agreement”), pursuant to which, among other transactions, on May 23, 2023 (the “Closing Date”), Merger Sub merged with and into Legacy Tigo (the “Merger”), with Legacy Tigo surviving the Merger as a wholly-owned subsidiary of ROCG (the Merger, together with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, ROCG changed its name to “Tigo Energy, Inc.”

Under the terms of the Merger Agreement, immediately prior to the effective time of the Business Combination (the “Effective Time”), Legacy Tigo (i) caused each share of Legacy Tigo preferred stock issued and outstanding to be automatically converted into a number of shares of Legacy Tigo common stock (the “Legacy Tigo common stock”) in accordance with Legacy Tigo’s charter (the “preferred stock conversion”) and (ii) used reasonable best efforts to cause the “cashless” exercise of Legacy Tigo warrants (each, a “Legacy Tigo warrant”), in accordance with their terms, for Legacy Tigo common stock (the “warrant exercise”). As of the Closing Date, all holders of Legacy Tigo have exercised such warrants for shares of Legacy Tigo common stock.

Pursuant to the Merger Agreement, at the Effective Time, each share of Legacy Tigo common stock issued and outstanding immediately prior to the Closing (including shares of Legacy Tigo common stock issued in the preferred stock conversion and warrant exercise prior to the Closing but excluding shares owned by Legacy Tigo or any direct or indirect wholly owned subsidiary of Legacy Tigo as treasury stock, shares owned by ROCG, and shares of Legacy Tigo common stock issued and outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares (the “dissenting shares”)) were cancelled and converted into the right to receive 0.233335 shares of Common Stock.

At the Effective Time, each outstanding Legacy Tigo stock option (each, a “Legacy Tigo stock option”), whether vested or unvested, converted into an option to purchase a number of shares of Common Stock equal to the product of (x) the number of shares of Legacy Tigo common stock underlying such Legacy Tigo stock option immediately prior to the Closing and (y) 0.233335, at an exercise price per share equal to (A) the exercise price per share of Legacy Tigo common stock underlying such Legacy Tigo stock option immediately prior to the Closing divided by (B) 0.233335.

At the Effective Time, after giving effect to the warrant exercise, each outstanding Legacy Tigo warrant to purchase Legacy Tigo common stock, whether or not exercisable, will be converted into a warrant to purchase a number of shares of Common Stock equal to the product of (x) the number of shares of Legacy Tigo common stock underlying such Legacy Tigo warrant immediately prior to the Closing and (y) 0.233335.

Immediately after giving effect to the Business Combination, there were 58,144,543 issued and outstanding shares of Common Stock. ROCG’s public units separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security and were delisted from Nasdaq.

The Common Stock and Warrants commenced trading on Nasdaq under the symbols “TYGO” and “TYGOW”, respectively, on May 24, 2023.

The rights of holders of our Common Stock and Warrants are governed by our Charter, Bylaws, and the DGCL, and, in the case of the Warrants, the Warrant Agreement, dated as of August 5, 2021, by and between ROCG and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). For additional information, see the section entitled “Description of Securities.”

Convertible Note

On January 9, 2023, Legacy Tigo entered into a convertible promissory note purchase agreement (“Note Purchase Agreement”) with L1 Energy Capital Management S.à.r.l., the energy investment division of LetterOne (“L1 Energy”). Pursuant to the Note Purchase Agreement, Legacy Tigo issued, in a private placement, a convertible promissory note (the “Convertible Note”) in an aggregate principal amount of $50.0 million. The Convertible Note bears an interest rate of 5.00% per annum and matures on January 9, 2026, unless earlier converted, exchanged or repaid in full.

The Convertible Note is convertible into shares of common stock, at a conversion price of $9.17 per share, at any time on or prior to the maturity date, at the election of L1 Energy. Legacy Tigo may not voluntarily repay or redeem the Convertible Note prior to the maturity date without the express written consent of L1 Energy, at L1 Energy’s sole discretion.

For additional information regarding the Convertible Note, please refer to the section entitled “The Convertible Promissory Note.”

Lock-Up Provisions

On May 23, 2023, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Sponsors, certain holders of ROCG founder shares and the Requisite Company Stockholders entered into separate lock-up agreements (each, a “Lock-Up Agreement”) with the Company. Pursuant to the Lock-up Agreements, the Requisite Company Stockholders agreed, among other things, that their shares received as merger consideration may not be transferred until November 23, 2023, the date that is six months following the Closing Date. Pursuant to the Lock-up Agreements, the Sponsors and other holders of founder shares agreed, among other things, that their founder shares acquired prior to ROCG’s initial public offering may not be transferred until November 23, 2023, the date that is six months following the Closing Date. However, the aforementioned parties may transfer, subject to restrictions under applicable securities laws, (i) up to 5% of their common stock held immediately after Closing, or such common stock otherwise issued or issuable in connection with the Business Combination, until August 1, 2023, the date that is 90 days after Closing, and (ii), from August 22, 2023, the 91st day after Closing, through November 23, 2023, up to an additional 5% (for a total of up to 10%

during such periods) of common stock held by the holder immediately after Closing; provided, that, for the avoidance of doubt, the remaining 90% of the common stock held by the holders immediately after Closing may be transferred beginning on November 23, 2023.

In addition to the Lock-Up Agreements, the Bylaws contain a provision that also prohibits the transfer of shares of Common Stock of the Company held immediately following the Closing, or such shares of Common Stock otherwise issued or issuable in connection with the transactions contemplated by the Merger Agreement, until November 23, 2023. The Bylaws, similar to the Lock-Up Agreements, permit the transfer, subject to restrictions under applicable securities laws, (i) up to 5% of Common Stock held immediately after Closing, or such common stock otherwise issued or issuable in connection with the Business Combination, until August 1, 2023, the date that is 90 days after Closing, and (ii), from August 22, 2023, the 91st day after Closing, through November 23, 2023, up to an additional 5% (for a total of up to 10% during such periods) of Common Stock held by the holder immediately after Closing. The Bylaw provision applies to all shareholders of the Company that were issued shares of Common Stock of the Company in accordance with, and pursuant to, the Merger Agreement.

In connection with the consummation of the Business Combination, the Board released from the transfer restrictions contained in the Lock-Up Agreements and Bylaws, as applicable, an additional 3% of shares subject to such restrictions. As a result, the holders of shares subject to the transfer restrictions contained in the Lock-Up Agreements and Bylaws, as applicable, may transfer, subject to restrictions under applicable securities laws, up to 8% of their shares subject to such agreements immediately after the Closing.

Summary Risk Factors

Investments in our securities involve substantial risk. The occurrence of one or more of the events or circumstances described in the section of this prospectus entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to Tigo’s Business and Industry

•        If we are unable to achieve adequate revenue growth while our expenses increase, we may not achieve or maintain profitability in the future.

•        Demand for our solar energy solutions may not grow or may grow at a slower rate than we anticipate.

•        Developments in alternative technologies or improvements in other forms of distributed solar energy generation may have a material adverse effect on demand for our offerings.

•        The solar industry has historically been cyclical and experienced periodic downturns.

•        Our MLPEs may not achieve broader market acceptance.

•        We have in the past, and may in the future, face product liability lawsuits which, regardless of outcome, can be expensive to defend, divert the attention of management, and lead to reputational harm.

•        If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

•        We anticipate substantial growth in revenue from our Energy Intelligence solution (“EI Solution”). Should a market fail to develop for our EI solution, our actual operating results may differ materially from the forecasted results.

Risks Related to Legal, Compliance and Regulations

•        Our business could be harmed by a reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications.

•        Our management has limited experience in operating a public company.

•        Our significant international operations subject us to additional risks compared to those of domestic companies, including trade tariffs or other trade barriers, and the interpretation and enforcement of laws and regulations in various jurisdictions.

•        Current or future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

Operating Risks

•        Our financial condition and results of operations and other key metrics are likely to be affected by seasonal trends and construction cycles.

•        Defects, recalls, or performance problems in our products or delays, disruptions, or quality control problems in our manufacturing operations could result in loss of customers, reputational damage, and decreased revenue, and we may be the subject of numerous claims, including warranty, indemnity, and product liability claims arising from defective products.

•        If our estimates of useful life for our energy storage systems and related hardware and software-enabled services are inaccurate, our business and financial results could be adversely affected.

•        We expect to incur research and development costs and devote resources to identifying and commercializing new products and services, which may never result in revenue to us.

•        The loss of one or more of our major customers could have an adverse effect on our business, financial condition and results of operations.

•        Our hardware and software-enabled services involve a lengthy sales and installation cycle, and if we fail to close sales on a regular and timely basis it could adversely affect our business, financial condition and results of operations.

•        The growth of our business depends on customers renewing their monitoring services subscriptions.

Competition Risks

•        We currently face and will continue to face significant competition.

•        We face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations.

•        The rapidly evolving and competitive nature of the solar industry makes it difficult to evaluate our future prospects.

Risks Related to Intellectual Property and Technology

•        Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection.

•        Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

•        Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation.

Risks Related to Our Financial Condition and Liquidity

•        We are under continuous pressure to reduce the prices of our products, which has adversely affected, and may continue to adversely affect, our gross margins.

•        If we do not forecast demand for our products accurately, we may experience product shortages, delays in product shipment, excess product inventory, difficulties in planning expenses or disputes with suppliers, any of which will adversely affect our business and financial condition.

Risks Related to Ownership of Our Securities

•        The price of the Company’s Common Stock and Warrants may be volatile.

•        Sales of our Common Stock, including those registered in this registration statement, may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

•        If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our Common Stock may decline.

•        The Company may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

•        If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

•        Future sales, or the perception of future sales, of our Common Stock by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

•        Warrants are exercisable for shares of our Common Stock, which would increase the number of shares eligible for resale in the public market and result in dilution to our stockholders.

•        The Warrants may not remain in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants approve of such amendment.

•        Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Exercise of Warrants

The exercise price of our Warrants is $11.50 per share of Common Stock. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock is less than $11.50 per share, we believe holders of our Warrants are unlikely to exercise their Warrants. Conversely, the Warrant holders are more likely to exercise their Warrants the higher the price of our Common Stock is above $11.50 per share. The closing price of our Common Stock on the Nasdaq on July 24, 2023 was $26.01, which is above the $11.50 exercise price of the Warrants. The Warrants are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the aggregate amount of cash we would receive from the exercise of the Warrants will decrease.

Corporate Information

We were incorporated in Delaware on February 13, 2019, under the name Roth CH Acquisition IV Co., in order to effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. ROCG completed its initial public offering on August 10, 2021. On May 23, 2023, ROCG and Legacy Tigo consummated the transactions contemplated by the Merger Agreement. On the Closing Date, ROCG changed its name to Tigo Energy, Inc.

The mailing address of our principal executive office is 655 Campbell Technology Parkway, Suite 150, Campbell, California 95008, and our telephone number is (408) 402-0802.

THE OFFERING

Shares of Common Stock offered by us	5,768,750 shares of Common Stock issuable upon exercise of Warrants and 41,999 shares of Common Stock issuable upon exercise of the Legacy 2018 Options.
Shares of Common Stock offered by the selling stockholders	49,734,570 shares of Common Stock.
Warrants offered by the selling stockholders	18,750 Warrants.
Shares of Common Stock outstanding prior to this offering	58,144,543 shares of Common Stock (as of July 24, 2023).
Warrants outstanding prior to this offering	5,768,750 Warrants (as of July 24, 2023).
Exercise price per Warrant	$11.50.
Exercise price per Legacy 2018 Option	The Legacy 2018 Options referenced in this prospectus have exercise prices of $0.69 and $2.57 per share, as applicable.
Use of proceeds

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling stockholders pursuant to this prospectus. We will receive any proceeds from the exercise of the Warrants and the Legacy 2018 Options for cash, but not from the sale of the shares of Common Stock issuable upon such exercise.

Risk factors

You should carefully read the “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.

Nasdaq symbol for our Common Stock	“TYGO”
Nasdaq symbol for our Warrants	“TYGOW”
Lock-Up Restrictions

Substantially all of our stockholders, including the selling stockholders, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Restrictions on Resale of Securities.”

INFORMATION RELATED TO THE OFFERED SECURITIES

This prospectus relates to the issuance by us of an aggregate of (a) up to 5,768,750 shares of our Common Stock, which consists of (i) up to 18,750 shares of Common Stock that are issuable upon the exercise of 18,750 Private Placement Warrants, originally issued to the initial stockholders of ROCG in a private placement of ROCG’s private units at a price of $10.00 per private unit in connection with the ROCG IPO, by the holders thereof, and (ii) up to 5,750,000 shares of Common Stock that are issuable upon the exercise of 5,750,000 Public Warrants, originally issued in the ROCG IPO as part of ROCG’s units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Public Warrant, by the holders thereof, and (b) up to 41,999 shares of Common Stock underlying the Legacy 2018 Options, with exercise prices of $0.69 and $2.57 per share, as applicable, issued under the 2018 Plan to certain of the selling stockholders named in this prospectus. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share.

This prospectus also relates to the offer and resale from time to time by the selling stockholders of (i) up to 49,734,570 shares of Common Stock, which consists of (a) up to 42,833,755 shares of Common Stock issued in connection with the “Closing at an equity consideration value of $10.00 per share by certain of the selling stockholders named in this prospectus, (b) up to 18,750 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (c) up to 37,500 shares of Common Stock issued at the Closing upon the separation of the private units, which were originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (d) up to 41,999 shares of Common Stock underlying the Legacy 2018 Options, with exercise prices of $0.69 and $2.57 per share, as applicable, by certain of the selling stockholders named in this prospectus, (e) up to 118,021 shares of Common Stock issued to Roth Capital pursuant the BCMA Termination Agreement in consideration for the termination of the Business Combination Marketing Agreement, dated as of August 5, 2021, between Roth Capital and ROCG, (f) up to 1,230,000 shares of Common Stock that were originally issued to the Sponsors in the form of founder shares prior to the ROCG IPO at a price of approximately $0.009 per share, and (g) up to 5,454,545 shares of Common Stock issuable upon the conversion of the Convertible Note held by L1 Energy, as further described in the section entitled “The Convertible Promissory Note,” at a conversion price of $9.17 per share, and (ii) up to 18,750 Private Placement Warrants originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO by certain of the selling stockholders named in this prospectus.

The following table includes information relating to the securities held by the selling stockholders, including the price each selling stockholder paid for the securities, the potential profit relating to such securities and any applicable lock-up restrictions. The following table is derived in part from our internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. The public offering price in the ROCG IPO was $10.00 per share. Consequently, as set forth in the table below, some of the selling stockholders may realize a positive rate of return on the sale of their Common Stock covered by this prospectus even if the market price per share of our Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment.

Selling Stockholder	Number of Offered Securities		Effective Purchase Price per Offered Security		Potential Profit per Offered Security(1)	Potential Aggregate Gross Profit(1)	Lock-Up Restrictions
Certain Legacy Tigo stockholders	42,833,755		$10.00		$16.01	$685,768,418	(2)
Private Placement Warrants	18,750		$10.00		$—	$—
Shares underlying Private Placement Warrants	18,750		$11.50	(3)	$14.51	$272,063	(2)
Shares issued upon separation of private placement units	37,500	(4)	$10.00		$16.01	$600,375	(2)
Shares underlying Legacy 2018 Options	41,999		$0.69 and $2.57 per share(5)		From $23.44 to $25.32 per share	Up to $1,028,323	(2)
Roth Capital	118,021		N/A	(6)	$26.01	$3,069,726	(2)
L1 Energy	5,454,545		$9.17	(7)	$16.84	$91,854,538
Founder Shares	1,230,000		$0.009		$26.00	$31,980,000	(2)

____________

(1)      Notwithstanding any restrictions on the transferability of the shares of our Common Stock, the potential profit per security offered and potential aggregate gross profit are calculated assuming that all such shares of Common Stock or Private Placement Warrants were sold at a price of $26.01 per share and $3.10 per Warrant, respectively, which was the closing price of our Common Stock and Warrants on July 24, 2023. The trading price of our Common Stock and Warrants may be different at the time a selling stockholder decides to sell its securities.

(2)      The Sponsors, certain holders of ROCG founder shares and the Requisite Company Stockholders (as such term is defined in the Merger Agreement) are subject to certain lock-up restrictions contained in the Lock-Up Agreements (as defined below). In addition to the Lock-Up Agreements, the Bylaws contain a provision that also prohibits the transfer of shares of Common Stock of the Company held immediately following the Closing, or such shares of Common Stock otherwise issued or issuable in connection with the transactions contemplated by the Merger Agreement, until November 23, 2023. For more information on the lock-up restrictions, see “Restrictions on Resale of Securities — Lock-up Provisions.”

(3)      Represents the exercise price of the Private Placement Warrants.

(4)      Reflects the shares issued at Closing upon the separation of the private units, which were originally issued in a private placement of private units in connection with the ROCG IPO.

(5)      Represents the exercise prices for the Legacy 2018 Options.

(6)      The Company issued 118,021 shares of Common Stock to Roth Capital pursuant to the BCMA Termination Agreement in consideration for the termination of the Business Combination Marketing Agreement, dated as of August 5, 2021, between Roth Capital and ROCG.

(7)      Represents the current conversion price of the Convertible Note.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of the Company and notes to the financial statements included herein.

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refers to the Company and its subsidiaries.

Risks Related to Our Business and Our Industry

We have a history of generating net losses, and if we are unable to achieve adequate revenue growth while our expenses increase, we may not achieve or maintain profitability in the future.

We have a history of incurring net losses, and we may not achieve or maintain profitability in the future. We experienced net losses of $7.0 million and $4.9 million for the years ended December 31, 2022 and 2021, respectively. As of March 31, 2023, we had an accumulated deficit of $55.3 million. While we have experienced significant growth in revenue in recent periods, we cannot accurately predict when or whether we will reach or maintain profitability. We expect our costs will increase over time and our losses to continue as we expect to continue to invest significant additional funds in expanding our business, sales, and marketing activities, research and development as we continue to develop our products and services, and maintain high levels of customer support, each of which we consider critical to our continued success. We also expect to incur additional general and administrative expenses as a result of our growth and expect our costs to increase to support our operations as a public company. Historically, our costs have increased over the years due to these factors, and we expect to continue to incur increasing costs to support our anticipated future growth. If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur significant losses and may not achieve or maintain profitability.

Further, we may make decisions that would adversely affect our short-term operating results if we believe those decisions will improve the experiences of our customers and if we believe such decisions will improve our operating results over the long term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits that we expect, in which case our business may be materially and adversely affected.

The rapidly evolving and competitive nature of the solar industry makes it difficult to evaluate our future prospects. Our entry into other adjacent markets is new and highly competitive and it is difficult to evaluate our future in these new markets as well.

The rapidly evolving and competitive nature of the solar industry makes it difficult to evaluate our current business and future prospects. In addition, we have limited insight into emerging trends that may adversely affect our business, financial condition, results of operations and prospects. The future energy management services that we intend to offer are new to us and these are highly competitive markets in which we will need to compete. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including unpredictable and volatile revenues and increased expenses as we continue to grow our business. The viability and demand for our products may be affected by many factors outside of our control, including, but not limited to:

•        cost competitiveness, reliability and performance of our solar systems compared to conventional and non-solar renewable energy sources and products;

•        competing new technologies at more competitive prices than those we offer for our products;

•        availability and amount of government subsidies and incentives to support the development and deployment of solar energy solutions;

•        the extent to which the electric power industry and broader energy industries are deregulated to permit broader adoption of solar electricity generation;

•        prices of traditional carbon-based energy sources;

•        levels of investment by end-users of solar energy products, which tend to decrease when economic growth slows; and

•        the emergence, continuance or success of, or increased government support for, other alternative energy generation technologies and products.

Developments in alternative technologies or improvements in distributed solar energy generation may have a material adverse effect on demand for our products.

Significant developments in alternative technologies, such as advances in other forms of distributed solar photovoltaic (“PV”) power generation, storage solutions (such as batteries), the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production, may have a material adverse effect on our business and prospects. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence, the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.

The solar industry has historically been cyclical and experienced periodic downturns.

Our future success partly depends on continued demand for solar PV systems in the end-markets we serve, including residential, commercial and utility sectors across the world. The solar industry has historically been cyclical and has experienced periodic downturns which may affect the demand for our products. The solar industry has undergone challenging business conditions in past years, mainly as a result of overproduction, and reductions in applicable governmental subsidies, contributing to demand decreases. Therefore, there is no assurance that the solar industry will not suffer significant downturns in the future, which will adversely affect demand for our solar products and our results of operations.

Defects or performance problems in our products or delays, disruptions, or quality control problems in our manufacturing operations could result in loss of customers, reputational damage, and decreased revenue, and we may face warranty, indemnity, and product liability claims arising from defective products. If any energy storage systems procured from original equipment manufacturer (“OEM”) suppliers and provided to our customers contain manufacturing defects, our business and financial results could be adversely affected.

Although our products meet our stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations are released. Errors, defects, or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect both the quality and the yield of the product. Any actual or perceived errors, defects, or poor performance in our products could result in the replacement or recall of our products, or components thereof, shipment delays, rejection of our products, damage to our reputation, lost revenue, diversion of our personnel from our product development efforts, and increases in customer service and support costs, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. A product recall of a competitor’s product may also result in negative publicity towards the market we operate in and damage our brand.

Furthermore, defective components may give rise to warranty, indemnity, or product liability claims against us that exceed any revenue or profit we receive from the affected products. Our failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, our financial condition. If one of our products were to cause injury to someone or cause property damage then we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions for the industry as a whole.

In most cases, we offer a minimum 10-year limited warranty for our products to conform to specification and drawings applicable under normal use and service conditions. We also offer a 25 year limited warranty covering defects in design, materials, workmanship, and manufacturing of our products under normal use and service conditions. Therefore, we bear the risk of warranty claims long after we have sold products and recognized revenue. While we do have accrued reserves for warranty claims, our estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty. Our warranty accruals are based on our assumptions and we do not have a long history of making such assumptions. As a result, these assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial unanticipated expenses to repair or replace defective products in the future or to compensate customers for defective products.

Our business has been and could continue to be affected by seasonal trends and construction cycles.

We have been and could continue to be subject to industry-specific seasonal fluctuations. Historically, the majority of our revenues are from the North American and European regions which experience higher sales of our products in the second and third quarters and have been affected by seasonal customer demand trends, including weather patterns and construction cycles. The first and fourth quarters historically have had softer customer demand in our industry, due to these same factors. In addition, construction levels of new solar PV projects, which create demand for our products, are typically slower in colder and wetter months. In European countries with Feed-in-Tariffs (FiTs), the construction of solar PV systems requiring our products may be concentrated during the second half of the calendar year, largely due to the annual reduction of the applicable minimum FiT and the fact that the coldest winter months are January through March. Accordingly, our business and quarterly results of operations could be affected by seasonal fluctuations in the future.

We depend upon a small number of outside contract manufacturers, and our business and operations could be disrupted if we encounter problems with these contract manufacturers.

We heavily rely upon our contract manufacturers to manufacture most of our products. We mainly rely on four contract manufacturers. Any change in our relationship or contractual terms with our contract manufacturers, or changes in our contract manufacturers’ ability to comply with their contractual obligations could adversely affect our financial condition and results of operations. Our reliance on a small number of contract manufacturers makes us vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields and costs. In addition, we will remain heavily dependent on suppliers of the components needed for our manufacturing.

The revenues that our contract manufacturers generate from our orders represent a relatively small percentage of their overall revenues. As a result, fulfilling our orders may not be considered a priority in the event of constrained ability to fulfill all of their customer obligations in a timely manner, especially in light of restrictions imposed by COVID-19. In addition, the facilities in which our products are manufactured are located outside of the U.S., currently in the Philippines, Taiwan and China. The location of these facilities outside of key markets such as the U.S. increases shipping time, thereby causing a long lead time between manufacturing and delivery.

If our contract manufacturers were unable or unwilling to manufacture our products in required volumes and at high quality levels or renew existing terms under supply agreements, we would have to identify, qualify, and select acceptable alternative contract manufacturers, which may not be available to us when needed or may not be in a position to satisfy our quality or production requirements on commercially reasonable terms. Any significant interruption in manufacturing would require us to reduce our supply of products to our customers or increase our shipping costs to make up for delays in manufacturing, which in turn could reduce our revenues, harm our relationships with our customers, subject us to liquidated damages for late deliveries, and damage our reputation with local installers and potential end-users, all of which will cause us to forego potential revenue opportunities. Further, the ramp of a new contract manufacturer is time consuming and draining on the resources of our operations team.

We rely primarily on distributors and installers of solar financing to assist in selling our products to customers, and the failure of these providers to perform at the expected level, or at all, could have an adverse effect on our business, financial condition and results of our operations.

For the three months ended March 31, 2023, our largest customer accounted for approximately 16% of our quarterly revenue, net for this period. During the years ended December 31, 2022 and 2021, our largest customer accounted for approximately 11% and 14%, respectively, of our annual revenue, net for such period. Our customers’ decisions to purchase our products are influenced by a number of factors outside of our control. The agreements we have with some of our largest customers do not have long-term purchase commitments. While we do not believe we are dependent on any one individual customer in the long-term, the loss of, or events affecting, one or more of these customers could have a material adverse effect on our business, financial condition, and results of operations.

In addition, we do not have exclusive arrangements with our third-party distributors. Many of our distributors also market and sell products from our competitors. These distributors may terminate their relationships with us at any time and with little or no notice. Further, these distributors may fail to devote resources necessary to sell our products at the prices, in the volumes, and within the time frames that we expect, or may focus their marketing and sales efforts on products of our competitors. Termination of agreements with current distributors, failure by these distributors to perform as expected, or failure by us to cultivate new distributor relationships, could hinder our ability to expand our operations and harm our revenue and results of operations.

We anticipate a significant portion of our future sales will come from residential solar energy system customers in the U.S. If our expectations do not materialize, our revenue, financial condition and business could be adversely affected.

We anticipate a portion of our revenue growth will be driven by residential solar energy system customers in the U.S. If our expectations do not materialize, or if we lose key residential solar energy system customers, or if key residential solar energy system customers reduce or stop placing orders for our high-volume products, our financial results could be adversely affected. Significant reductions in sales to this customer, or any other large, direct customers, or a general decrease in demand for our products within a short period of time could adversely affect our revenue, financial condition, and business.

The loss of, or events affecting, one or more of our major customers could reduce our sales and have an adverse effect on our business, financial condition and results of operations.

Our customers’ decisions to purchase our products are influenced by a number of factors outside of our control, including retail energy prices and government regulation and incentives, among others. Although we have agreements with some of our largest customers, these agreements generally do not have long-term purchase commitments and are generally terminable by either party by providing written notice ahead of an annual renewal. In addition, these customers may decide to no longer use, or to reduce the use of, our products and services for other reasons that may be out of our control. We may also be affected by events impacting our large customers that result in their decreasing their orders with us or impairing their ability to pay for our products. The loss of, or events affecting, one or more of our large customers have had from time to time, and could in the future have a material adverse effect on our business, financial condition and results of operations.

Our MLPEs may not achieve broader market acceptance, which would prevent us from increasing our revenue and market share.

If we fail to achieve broader market acceptance of our products, there would be an adverse impact on our ability to increase our revenue, and gain market share. Our ability to achieve broader market acceptance for our products will be impacted by a number of factors, including:

•        our ability to produce products that compete favorably against other solutions on the basis of price, quality, reliability and performance;

•        our ability to timely introduce and complete new designs and timely qualify and certify our products;

•        whether installers, system owners and solar financing providers will continue to adopt our systems, which have a relatively limited history with respect to reliability and performance;

•        whether installers, system owners and solar financing providers will adopt our storage solution, which is a relatively new technology with a limited history with respect to reliability and performance;

•        the ability of prospective system owners to obtain long-term financing for solar PV installations based on our product platform on acceptable terms or at all;

•        our ability to develop products that comply with local standards and regulatory requirements, as well as potential in-country manufacturing requirements; and

•        our ability to develop and maintain successful relationships with our customers and suppliers.

In addition, our ability to achieve increased market share will depend on our ability to increase sales to established solar installers, who have traditionally sold central or string inverters, or who currently sell DC-to-DC optimizers. These installers often have made substantial investments in design, installation resources and training in traditional central or string inverter systems or DC optimizers, which may create challenges for us to achieve their adoption of our solutions.

Mergers in the solar industry among our current or potential customers may adversely affect our competitive position.

There has been an increase in consolidation activity among distributors, large installers, and other strategic partners in the solar industry. For example, in October 2020, Sunrun, a leading provider of residential solar, battery storage and energy services, acquired Vivint Solar. If this consolidation continues, it will further increase our reliance on a small number of customers for a significant portion of our sales and may negatively impact our competitive position in the solar market.

Our recent and planned expansion into existing and new geographic markets or new product lines or services could subject us to additional business, financial, and competitive risks.

We have in the past, and may in the future, evaluate opportunities to expand into new geographic markets and introduce new product offerings and services. We also may from time to time engage in acquisitions of businesses or product lines with the potential to strengthen and expand our market position, our technological capabilities, or provide synergy opportunities. For example, we intend to continue to introduce new products targeted at large commercial and utility-scale installations and to continue to expand into other international markets.

Our success operating in these new markets will depend on a number of factors, including our ability to develop solutions to address the requirements of residential and utility-scale solar PV markets, timely certification of new products, our ability to manage increased manufacturing capacity and production, and to identify and integrate any acquired businesses.

Further, we expect these new solar PV markets and the additional markets we have entered, or may enter, to have different characteristics from the markets in which we currently sell products, and our success will depend on our ability to adapt properly to these differences. These differences include differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties, or other trade restrictions, limited or unfavorable intellectual property protection, international, political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, product return policies and cost, performance and compatibility requirements. In addition, expanding into new geographic markets will increase our exposure to presently existing risks, such as fluctuations in the value of foreign currencies and difficulties and increased expenses in complying with U.S. and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act of 1977, as amended.

Failure to develop and introduce these new products successfully, to successfully integrate acquired businesses or to otherwise manage the risks and challenges associated with our potential expansion into new product and geographic markets, could adversely affect our revenues.

We anticipate a significant increase in revenue from our Energy Intelligence solution (“EI solution”). Revenue from the Tigo EI solution will partially depend on our ability to educate existing and potential customers on the benefits of our EI solution. Should a market fail to develop for our EI solution, our actual operating results may differ materially from the forecasted results.

Our future success depends, in part, on the commercial acceptance of our EI solution. The market for our EI solution is relatively new and rapidly evolving. If we are unable to educate our existing and potential customers about the advantages of our EI solution over competing products and services, our ability to sell our EI solution will be limited. In addition, the energy storage market is rapidly evolving and, therefore, it is difficult to accurately assess the size of the addressable market and we may have limited insight into trends that may emerge and affect our business, results of operations or financial condition. If the market for our demand response solutions and EI solution does not continue to develop, or if we do not keep up with market trends, our ability to grow our business could be limited and we may not be able to operate profitably.

Our success in marketing and selling our products depend, in part, upon our ability to continue to work closely with leading solar manufacturers.

We continue to work on variants of our integrated solar systems that are compatible with all major module manufacturers. The market success of such integrated solar PV solutions and future product offerings will depend in part on our ability to continue to work closely with major solar module manufacturers to ensure our products remain compatible with their designs and products going forward. We may not be able to encourage solar module manufacturers to work with us on the development of such compatible solutions for a variety of reasons, including differences in marketing or selling strategy, competitive considerations, lack of competitive pricing and technological compatibility. In addition, our ability to form effective partnerships with solar module manufacturers may be adversely affected by the substantial challenges faced by many of these manufacturers due to declining prices and revenues from sales of solar modules and the tariffs in the U.S.

We have in the past, and may in the future, face product liability lawsuits which, regardless of outcome, can be expensive to defend, divert the attention of management, and lead to reputational harm.

Solar power systems have the capacity to produce high electric voltages. The component parts in such systems may experience a breakdown of continuity or breakdown of insulation, which can generate sustained electrical arcs. Electrical arcs produce a discharge of electric current across a gap in a circuit, which creates a risk of thermal events, damage or injury to installers and other personnel. We have in the past, and may in the future, face product liability lawsuits and adverse publicity as a result of thermal events, which may cause reputational damage, divert the attention of management or adversely affect our financial condition.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

We believe that our success and our ability to reach our strategic objectives are highly dependent on the contributions of our key management, technical, engineering and sales personnel. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our hardware and software-enabled services, and negatively impact our business, financial condition and operating results. In particular, we are highly dependent on the services of our Chief Executive Officer and Chairman, as he possesses technical knowledge of our business, operations, and strategy. If we lose his services or if he decides to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition could be materially harmed. We also depend on the skills and knowledge of our Chief Financial Officer, Vice President of Hardware R&D and Vice President of Software R&D. We cannot assure you that we will be able to successfully attract and retain senior leadership necessary to grow our business. Furthermore, there is increasing competition for talented individuals in our field, and competition for qualified personnel is especially intense in the San Francisco Bay Area, where our principal offices are located.

All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. Competition for highly skilled executives and employees in the technology industry is intense, and our competitors have targeted individuals in our organization that have desired skills and experience. If we are not able to continue to attract, train and retain our leadership team and our qualified employees necessary for our business, the progress of our product development programs could be hindered, and we could be materially adversely affected. To help attract, retain and motivate our executives and qualified employees, we use stock-based incentive awards, including restricted stock units. If the value of such stock awards does not appreciate as measured by the performance of the price of our common stock, or if our share-based compensation otherwise ceases to be viewed as a valuable benefit, our ability to attract, retain and motivate our executives and employees could be weakened, which could harm our business and results of operations. Also, if the value of our stock awards increases substantially, this could potentially create substantial personal wealth for our executives and employees and affect our ability to retain our personnel. In addition, any future restructuring plans may adversely impact our ability to attract and retain key employees.

Any failure by management to properly manage growth could have a material adverse effect on our business, operating results and financial condition.

Our business has grown rapidly, and if our business develops as currently expected, we anticipate that we will continue to grow rapidly in the near future. Our expected rapid growth could place significant demands on our management, operations, systems, accounting, internal controls and financial resources, and it may also negatively impact our ability to retain key personnel. If we experience difficulties in any of these or other areas, we may not be able to expand our business successfully or effectively manage our growth. Any failure by management to manage our growth and to respond to changes in our business could have a material adverse effect on our business, financial condition and results of operations.

We may not realize the anticipated benefits of past or future acquisitions, including our recent acquisition of Foresight Energy Ltd. (“Foresight”), and the integration of Foresight or other acquired businesses may disrupt our business and management, which could adversely affect our business, operating results and financial condition.

On November 29, 2022, we entered into an agreement to acquire all of the issued and outstanding share capital of Foresight, a software company organized under the laws of the state of Israel. We may not realize the anticipated benefits of our acquisition of Foresight, or such other acquisitions, and we may encounter substantial difficulties, costs and delays involved in integrating such businesses into our operations, including exposure to unknown liabilities, potential conflicts in business cultures, failure to maximize our financial and strategic position, failure to achieve planned synergies or expected financial results benefits and failure to realize the potential of Foresight’s technologies or properly obtain or secure protection of intellectual property rights. Ultimately, there can be no assurance that we will successfully integrate our acquisition of Foresight or any future acquisition and we may not realize the benefits of such acquisitions to the extent anticipated, which could adversely affect our business, operating results and financial condition.

Risks Related to Legal, Compliance and Regulations

The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications across various jurisdictions in which we operate could reduce demand for solar PV systems and harm our business.

We have a worldwide footprint and have product installations in over 100 countries on all seven continents. We generated 73% and 61% of our revenues from foreign customers during the years ended December 31, 2022 and 2021, respectively, as well as 86% and 62% of our revenues from foreign customers during the three months ended March 31, 2023 and 2022. Given our dynamic customer makeup across the world, we and our customers are subject to governmental policies applicable to renewable energy development in numerous jurisdictions.

Federal, state, local and foreign government bodies provide incentives to promote solar electricity in the form of rebates, tax credits or exemptions and other financial incentives. The market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, often depends in large part on the availability and size of government and economic incentives. Because our customers’ sales are typically into the on-grid market, the reduction, elimination or expiration of government subsidies and incentives for on-grid solar electricity may negatively affect the desirability of solar electricity and could harm or halt the growth of the solar electricity industry and our business. For instance, the Renewable Energy and Job Creation Act of 2008 provided a 30% federal tax credit for residential and commercial solar installations through December 31, 2019, which was reduced to a tax credit of 26% for any solar energy system that began construction during 2020 through December 31, 2022, and 22% thereafter to December 31, 2023 before being reduced to 10% for commercial installations and 0% for residential installations beginning on January 1, 2024. As a result, several of our customers explored opportunities to purchase products in 2019 to take advantage of safe harbor guidance from the IRS published in June 2018, allowing them to preserve the historical 30% investment tax credit for solar equipment purchased in 2019 for solar projects that are completed after December 31, 2019. On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which among other things, extended the 30% investment tax credit for installations of solar systems through the end of 2032, reduced to 26% for 2033, 22% for 2034 and 0% thereafter. These tax credits could be reduced or eliminated as part of future U.S. tax legislation, changes or regulatory reform initiatives by the current Congress or the new presidential administration. The reduction in the investment tax credit could reduce the demand for solar energy solutions in the U.S. which would have an adverse impact on our business, financial condition and results of operations. Furthermore, due to the continued economic downturn from COVID-19, many of the institutions utilizing investment tax credit may significantly pull back or no longer have the ability to invest, meaning that financing for solar projects may become seriously diminished.

In general subsidies and incentives may expire on a particular date, end when the allocated funding is reduced or terminated due to, inter alia, legal challenges, adoption of new statutes or regulations or the passage of time. These reductions or terminations often occur without warning.

In addition, net energy metering tariffs are being evaluated and, in some instances modified, which may have a negative impact on future inverter sales. The existing California net energy metering tariff has been very successful in incentivizing the installation of residential solar power systems, but future legislative or regulatory changes in California may discourage further growth in the residential solar market.

Certain countries have proposed or enacted taxes levied on renewable energy. These and related developments have significantly impacted the solar industry in Europe and may adversely affect the future demand for the solar energy solutions in Europe.

In addition, several jurisdictions have adopted renewable portfolio standards mandating that a certain portion of electricity delivered by utilities to customers come from a set of eligible renewable energy resources, such as solar, by a certain compliance date. Under some programs, a utility can receive a “credit” for renewable energy produced by a third party by either purchasing the electricity directly from the producer or paying a fee to obtain the right to renewable energy generated but used or sold by the generator. A renewable energy credit allows the utility to add this electricity to its renewable portfolio requirement without actually expending the capital for generating facilities. However, there can be no assurances that such policies will continue. Reduction or elimination of renewable portfolio standards or successful efforts to meet current standards could harm or halt the growth of the solar PV industry and our business.

Federal, state, local and foreign tax credits, grants and other incentive programs have had a positive effect on our sales since inception. However, unless these programs are further extended or modified to allow for continued growth in the residential solar market, the phase-out of such programs could adversely affect sales of our products in the future. Reductions in incentives and uncertainty around future energy policy, including local content requirements, have negatively affected and may continue to negatively affect our business, financial condition, and results of operations as we seek to increase our business domestically and abroad. Additionally, as we further expand to other countries, changes in incentive programs or electricity policies could negatively affect returns on our investments in those countries as well as our business, financial condition and results of operations.

Changes to net metering policies may reduce demand for electricity from solar PV systems and harm our business.

Our business benefits from favorable net metering policies in most U.S. states and some European countries. Net metering allows a solar PV system owner to pay his or her electric utility only for power usage net of production from the solar PV system. System owners receive credit for the energy that the solar installation generates to offset energy usage at times when the solar installation is not generating energy. Under a net metering program, the customer typically pays for the net energy used or receives a credit against future bills if more energy is produced than consumed.

Most U.S. states have adopted some form of net metering. Yet, net metering programs have recently come under regulatory scrutiny in some U.S. states due to allegations that net metering policies inequitably shift costs onto non-solar ratepayers by allowing solar ratepayers to sell electricity at rates that are too high for utilities to recoup their fixed costs. For example, in 2019, Louisiana Public Service Commissions adopted net metering policies aiming at lowering the solar customers’ savings. In December 2021, the California Public Utilities Commission proposed lowering current net energy metering tariffs in addition to imposing a new grid-connection fee on new rooftop solar users. We cannot assure you that these programs will not be significantly modified going forward.

If the value of the credit that customers receive for net metering is reduced, end-users may be unable to recognize the current level of cost savings associated with net metering. The absence of favorable net metering policies or of net metering entirely, or the imposition of new charges that only or disproportionately affect end-users that use net metering would significantly limit demand for our products and could have a material adverse effect on our business, financial condition, results of operations and future growth.

Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory, and economic barriers to the purchase and use of solar PV systems that may significantly reduce demand for our products or harm our ability to compete. In addition, determinations of various regulatory bodies regarding lack of compliance with certifications or other regulatory requirements could harm our ability to sell our products in certain countries.

Federal, state, local and foreign government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies could deter purchases of solar PV systems sold by our customers, significantly reducing the potential demand for our products. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to use solar PV systems sold by our customers and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar PV systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, could require the price of solar PV systems and their component parts to be lower in order to compete with the price of electricity from the electric grid.

Changes in current laws or regulations applicable to us or the imposition of new laws and regulations in the U.S., Europe, or other jurisdictions in which we do business could have a material adverse effect on our business, financial condition and results of operations. Any changes to government or internal utility regulations and policies that favor electric utilities could reduce the competitiveness of solar PV systems sold by our customers and cause a significant reduction in demand for our products and services. In addition, changes in our products or changes in export and import laws and implementing regulations may create delays in the introduction of new products in international markets, prevent our customers from deploying our products internationally or, in some cases, prevent the export or import of our products to certain countries altogether. Any such event could have a material adverse effect on our business, financial condition, and results of operations.

Compliance with various regulatory requirements and standards is a prerequisite for placing our products on the market in most countries in which we do business. We have all such certifications but there are at times, challenges by local administrative telecommunications, consumer board or other authorities that can place sales bans on products. We maintain our position that all of our current products are tested, approved and compliant with relevant regulations, any adverse ruling can have a negative impact on our business and reputation.

Our management has limited experience in operating a public company. The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company may be greater than we anticipate.

Our management team, including our executive officers, has limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. The implementation of the standards and controls necessary for us to achieve and maintain the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is likely that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

The installation and operation of our energy storage systems are subject to environmental laws and regulations in various jurisdictions, and there is uncertainty with respect to the interpretation of certain environmental laws and regulations to our energy storage systems, especially as these regulations evolve over time.

We are subject to national, state and local environmental laws and regulations, as well as environmental laws in those foreign jurisdictions in which we operate. Environmental laws and regulations can be complex and may change often. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. We are committed to compliance with applicable environmental laws and regulations, including health and safety standards, and we continually review the operation of our energy storage systems for health, safety and compliance. Our energy storage systems, like other battery technology-based products of which we are aware, produce small amounts of hazardous wastes and air pollutants, and we seek to ensure that they are handled in accordance with applicable regulatory standards.

Maintaining compliance with laws and regulations can be challenging given the changing patchwork of environmental laws and regulations that prevail at the U.S. federal, state, regional and local level and in foreign countries in which we operate. Most existing environmental laws and regulations preceded the introduction of battery technology and were adopted to apply to technologies existing at the time, namely large, coal, oil or gas-fired power plants. Currently, there is generally little guidance from these agencies on how certain environmental laws and regulations may, or may not, be applied to our technology.

In many instances, our technology is moving faster than the development of applicable regulatory frameworks. It is possible that regulators could delay or prevent us from conducting our business in some way pending agreement on, and compliance with, shifting regulatory requirements. Such actions could delay the sale to and installation by customers of energy storage systems, result in fines, require their modification or replacement, or trigger claims of performance warranties and defaults under customer contracts that could require us to refund hardware or service contract payments, any of which could adversely affect our business, financial performance and reputation.

We are subject to risks related to corporate social responsibility.

We are facing increasing scrutiny related to our environmental, social and governance (“ESG”) practices and requested disclosures by institutional and individual investors who are increasingly using ESG screening criteria in making investment decisions. Our disclosures on these matters or a failure to satisfy evolving stakeholder expectations for ESG practices and reporting may potentially harm our reputation and impact relationships with investors. Certain market participants including major institutional investors use third-party benchmarks or scores to measure our ESG practices in making investment decisions. Furthermore, some of our customers and suppliers evaluate our ESG practices or request that we adopt certain ESG policies as a condition of awarding contracts. In addition, our failure or perceived failure to pursue or fulfill our goals, targets and objectives or to satisfy various reporting standards within the timelines we announce, or at all, could expose us to government enforced actions and/or private litigation. As ESG best practices, reporting standards and disclosure requirements continue to develop, we may incur increasing costs related to ESG monitoring and reporting.

Our significant international operations subject us to additional risks that could adversely affect our business, results of operations and financial condition.

We have significant international operations, and we are continuing to expand our international operations as part of our growth strategy. Our current international operations and our plans to expand our international operations have placed, and will continue to place, a strain on our employees, management systems and other resources.

Our international operations may fail to succeed due to risks inherent in operating businesses internationally, such as:

•        our lack of familiarity with commercial and social norms and customs in countries which may adversely affect our ability to recruit, retain and manage employees in these countries;

•        difficulties and costs associated with staffing and managing foreign operations;

•        the potential diversion of management’s attention to oversee and direct operations that are geographically distant from our U.S. headquarters;

•        compliance with multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•        legal systems in which our ability to enforce and protect our rights may be different or less effective than in the United States and in which the ultimate result of dispute resolution is more difficult to predict;

•        higher employee costs and difficulty in terminating non-performing employees;

•        differences in workplace cultures;

•        unexpected changes in regulatory requirements;

•        tariffs, export controls and other non-tariff barriers such as quotas and local content rules;

•        more limited protection for intellectual property rights in some countries;

•        adverse tax consequences, including as a result of transfer pricing adjustments involving our foreign operations;

•        fluctuations in currency exchange rates;

•        anti-bribery compliance by us or our partners;

•        restrictions on the transfer of funds;

•        global epidemics, pandemics, or contagious diseases; and

•        new and different sources of competition.

Our failure to manage any of these risks successfully could harm our existing and future international operations and seriously impair our overall business.

Our business could be adversely affected by trade tariffs or other trade barriers.

In recent years, China and the U.S. have each imposed tariffs, and there remains a potential for further trade barriers. These barriers may escalate into a trade war between China and the U.S. Tariffs could potentially impact our hardware component prices and impact any plans to sell products in China and other international markets. In addition, these developments could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

Current or future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

We have been and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, since our energy storage system is a new type of product in a nascent market, we have in the past needed and may in the future need to seek the amendment of existing regulations or, in some cases, the creation of new regulations, in order to operate our business in some jurisdictions. Such regulatory processes may require public hearings concerning our business, which could expose us to subsequent litigation. Unfavorable outcomes or developments relating to proceedings to which we are a party or transactions involving our products, such as judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, financial condition, and results of operations. Any inability to enforce our patents against our competitors or any finding that our patents are invalid, including in our current litigation or administrative proceedings, could have a materially adverse effect on our business, financial condition, or results of operations. In addition, settlement of claims could adversely affect our financial condition and results of operations.

Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

The tax regimes we are subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially affect our financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act, or Tax Act, made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and negative changes to the utilization of future NOL carryforwards, and allowing for the expensing of certain capital expenditures. The 2020 Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, modified certain provisions of the Tax Act. In addition, on August 16, 2022, the IR Act, among other provisions, imposes a 15% minimum tax on the adjusted financial statement income of certain large corporations and a 1% excise tax on corporate stock repurchases by U.S. publicly traded corporations and certain U.S. subsidiaries of non-U.S. publicly traded corporations, as well as significant enhancements of U.S. tax incentives relating to climate and energy investments. The exact impact of the Tax Act, the CARES Act and the IR Act for future years is difficult to quantify, but these changes could materially affect our effective tax rate in future periods, in addition to any changes made by new tax legislation.

The Organization for Economic Cooperation and Development has been working on a Base Erosion and Profit Shifting Project and is expected to continue to issue guidelines and proposals that may change various aspects of the existing framework under which our tax obligations are determined in many of the countries in which we do business. Similarly, the European Commission and several countries have issued proposals that would change various aspects of the current tax framework under which we are taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of nonincome taxes, including taxes based on a percentage of revenue.

As we expand the scale of our business activities, changes to the taxation of our activities could increase our worldwide effective tax rate, increase the amount of taxes imposed on our business, and harm our financial position. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

Market Opportunity Risks

The market for our products is highly competitive and we expect to face increased competition as new and existing competitors introduce power optimizers, inverters, solar PV system monitoring and other smart energy products, which could negatively affect our results of operations and market share.

The market for solar PV solutions is highly competitive. We principally compete with traditional inverter manufacturers as well as microinverter manufacturers. Currently, our system competes with products from traditional inverter manufacturers, and microinverter manufacturers. Over the past few years, several new entrants to the inverter and MLPE market, including low-cost Asian manufacturers, have announced plans to ship or have already shipped products in markets in which we sell our products, including, with respect to sales in Australia and in Europe. We expect competition to intensify as new and existing competitors enter the market. In addition, there are several new entrants, including ourselves, that are proposing or have proposed solutions to the rapid shutdown functionality which has become a regulatory requirement for PV rooftop solar systems in the United States. Our competitors may offer a more a price competitive and technologically attractive solution to the residential solar PV market, which could make it more difficult for us to maintain market share.

Several of our existing and potential competitors have the financial resources to offer competitive products at aggressive or below-market pricing levels, which could cause us to lose sales or market share or require us to lower prices for our products in order to compete effectively. If we have to reduce our prices by more than we anticipated, or if we are unable to offset any future reductions in our average selling prices by increasing our sales volume, reducing our costs and expenses or introducing new products, our financial condition and results of operations would suffer.

In addition, competitors may be able to develop new products more quickly than us, may partner with other competitors to provide combined technologies and competing solutions and may be able to develop products that are more reliable or that provide more functionality than ours.

A drop in the retail price of electricity derived from the utility grid or from alternative energy sources may harm our business, financial condition, results of operations, and prospects.

Decreases in the retail prices of electricity from the utility grid, or other renewable energy resources, would make the purchase of solar PV systems less economically attractive and would likely lower sales of our products. The price of electricity derived from the utility grid could decrease as a result of:

•        construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;

•        relief of transmission constraints that enable local centers to generate energy less expensively;

•        reductions in the price of natural gas, or alternative energy resources other than solar;

•        utility rate adjustment and customer class cost reallocation;

•        energy conservation technologies and public initiatives to reduce electricity consumption;

•        development of smart-grid technologies that lower the peak energy requirements of a utility generation facility;

•        development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; and

•        development of new energy generation technologies that provide less expensive energy.

Moreover, technological developments in the solar components industry could allow our competitors and their customers to offer electricity at costs lower than those that can be offered by us and our customers, which could result in reduced demand for our products. If the cost of electricity generated by solar PV installations incorporating our systems is high relative to the cost of electricity from other sources, our business, financial condition and results of operations may be harmed.

An increase in interest rates or tightening of the supply of capital in the global financial markets could make it difficult for end-users to finance the cost of a solar PV system and could reduce the demand for smart energy products and thus demand for our products.

Many end-users depend on financing to fund the initial capital expenditure required to develop, build or purchase a solar PV system. As a result, an increase in interest rates or a reduction in the supply of project debt financing or tax equity investments, could reduce the number of solar projects that receive financing or otherwise make it difficult for our customers or the end-users to secure the financing necessary to develop, build, purchase or install a solar PV system on favorable terms, or at all, and thus lower demand for our products which could limit our growth or reduce our net sales. In addition, we believe that a significant percentage of end-users install solar PV systems as an investment, funding the initial capital expenditure through financing. An increase in interest rates could lower such end-users’ return on investment on a solar PV system, increase equity return requirements or make alternative investments more attractive relative to solar PV systems, and, in each case, could cause such end-users to seek alternative investments. Furthermore, the continuous effects of COVID-19 on the economy may influence the willingness of end-users to invest in solar PV systems to our detriment, both due to end-users’ economic uncertainty as well as the market’s unwillingness to extend favorable financial terms to the end-users.

Our limited operating history at current scale and our nascent industry make evaluating our business and future prospects difficult.

We have a limited history operating our business at its current scale, and therefore a limited history upon which you can base an investment decision. There is rising demand for clean electric power solutions that can provide electric power with lower carbon emissions with high availability. One such solution is distributed, renewable energy generation which is supplementing and replacing conventional generation sources, given its increasingly compelling economics. Among other renewable energy market trends, we expect our business results to be driven by declines in the cost of generation of renewable power (as evidenced by current solar and wind generation deployments), decreases in the cost of manufacturing battery packs and a rapidly growing energy storage market driven by increasing demand from commercial and industrial customers, utilities and grid operators. However, predicting our future revenue and appropriately budgeting for our expenses is difficult, and we have limited insight into trends that may emerge and affect our business.

If renewable energy technologies are not suitable for widespread adoption or sufficient demand for our hardware and software-enabled services does not develop or takes longer to develop than we anticipate, our sales and revenue may decline.

The market for renewable, distributed energy generation is emerging and rapidly evolving, and its future success is uncertain. If renewable energy generation proves unsuitable for widespread commercial deployment or if demand for our renewable energy hardware and software-enabled services fails to develop sufficiently, we would be unable to achieve sales and market share.

Many factors may influence the widespread adoption of renewable energy generation and demand for our hardware and software-enabled services, including, but not limited to the cost-effectiveness of renewable energy technologies as compared with conventional and competitive technologies, the performance and reliability of renewable energy products as compared with conventional and non-renewable products, fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources, increases or decreases in the prices of oil, coal and natural gas, continued deregulation of the electric power industry and broader energy industry, and the availability or effectiveness of government subsidies and incentives. You should consider our prospects in light of the risks and uncertainties emerging companies encounter when introducing new products and services into a nascent industry.

Events that negatively impact the growth of renewable energy will have a negative impact on our business and financial condition.

The growth and profitability of our business is dependent upon the future growth of renewable energy, such as solar. The solar industry is an evolving industry that has experienced substantial changes in recent years, and we cannot be certain that consumers, businesses, or utilities will adopt solar PV systems as an alternative energy source at levels sufficient to grow our business. If demand for solar energy solutions fails to continue to develop sufficiently, demand for our products will decrease, resulting in an adverse impact on our ability to increase our revenue and grow our business.

The growth of renewable energy, including the number of renewable energy projects is dependent upon a number of factors, including governmental policies, including incentives that encourage the building of renewable energy projects, and the cost of alternative energy sources, including fossil fuels and new technologies. Any events or change in the regulatory framework or electricity energy market that negatively impact the growth and development of renewable energy, particularly wind and solar energy, will have a negative impact on our business and financial condition.

The failure of battery storage cost to continue to decline would have a negative impact on our business and financial condition.

The growth and profitability of our business is dependent upon the continued decline in the cost of battery storage. Over the last decade, the cost of battery storage systems, particularly lithium-ion based battery storage systems, has declined significantly. This lower cost has been driven by advances in battery technology, maturation of the battery supply chain, the scale of battery production by the leading manufacturers and other factors. The growth of our hardware sales and related software-enabled services is dependent upon the continued decrease in the price and efficiency of battery storage systems of our OEM suppliers. If for whatever reason, our OEM suppliers are unable to continue to reduce the price of their battery storage systems, our business and financial condition will be negatively impacted.

If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.

Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. The assumptions relating to our market opportunity include, but are not limited to, declines in lithium-ion battery costs and in the cost of renewable generation, growing demand for renewable energy and increased complexity of the electrical grid. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our customers and potential customers than competing products and services. If these assumptions prove inaccurate, our business, financial condition and results of operations could be adversely affected.

Operating Risks

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to, among other things, the following factors that may negatively affect our operating results:

•        seasonal and other fluctuations in demand for our products;

•        the timing, volume and product mix of sales of our products, which may have different average selling prices or profit margins;

•        changes in our pricing and sales policies or the pricing and sales policies of our competitors;

•        the impacts and the evolving effects of the ongoing COVID-19 pandemic on our business, sales and results of operations;

•        our ability to design, manufacture and deliver products to our customers in a timely and cost-effective manner and that meet customer requirements;

•        our ability to manage our relationships with our contract manufacturers, customers and suppliers;

•        quality control or yield problems in our manufacturing operations;

•        the anticipation, announcement or introductions of new or enhanced products by our competitors and ourselves;

•        reductions in the retail price of electricity;

•        changes in laws, regulations and policies applicable to our business and products, particularly those relating to government incentives for solar energy applications;

•        the impact of tariffs on the solar industry in general and our products in particular;

•        unanticipated increases in costs or expenses;

•        the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business operations;

•        the impact of government-sponsored programs on our customers;

•        our exposure to the credit risks of our customers, particularly in light of the fact that some of our customers are relatively new entrants to the solar market without long operating or credit histories and impacts of the COVID-19 pandemic they may experience;

•        our ability to estimate future warranty obligations due to product failure rates, claim rates or replacement costs;

•        our ability to forecast our customer demand and manufacturing requirements, and manage our inventory;

•        our ability to predict our revenue and plan our expenses appropriately;

•        fluctuations in foreign currency exchange rates;

•        announcement of acquisitions or dispositions of our assets or business operations;

•        changes in our management; and

•        general economic conditions and changes in such conditions specific to our target markets.

The above factors are difficult to forecast, and these, as well as other factors, could materially and adversely affect our operating results. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of this revenue shortfall on our results of operations. There can be no assurance that we will be able to successfully address these risks.

We are exposed to general economic conditions and the fluctuations of interest and inflation rates may have an adverse effect on our business.

We are seeing an increase in overall operating and other costs as the result of higher inflation rates, in particular in the United States. Over the 2022 fiscal year, our freight costs increased, before settling at stable prices by December 31, 2022. While we do not believe inflationary pressures have caused a material impact on our business to date, there can be no guarantee that inflation will not cause our operations to suffer in the future. If high inflation rates continue, or if the global or U.S. economies experience a recession or economic slowdown, consumers may not be able to purchase our products as usual, especially where these factors have a direct impact on the consumers. As a consequence, our earnings may be adversely affected. High interest rates in Europe, the U.S., or elsewhere could adversely affect our costs and earnings due to the impact those changes have on our variable-rate debt instruments.

Furthermore, we could be adversely affected by negative economic conditions prevalent in the U.S. or other countries (including economic volatility as a result of the COVID-19 pandemic), even when economic conditions in such countries may differ significantly from economic conditions in Europe or elsewhere, as investors’ reactions to developments in any of these other countries may have an adverse effect on our securities. Consequently, the market value of our securities may be adversely affected by events taking place outside of Europe or the U.S.

Disruption in our global supply chain and rising prices of oil and raw materials as a result of the conflict between Russia and Ukraine may negatively impact our businesses.

The Russian invasion of Ukraine beginning in late February 2022, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk, in the Donbas region of Ukraine, may significantly amplify already existing disruptions to our supply-chain and logistics. Specifically, the conflict may disrupt the transit of goods by train from China to Europe, result in an increase in prices of certain raw materials sourced in Russia such as nickel and aluminum that are used in the manufacture of products relevant to the solar industry as well as increase oil prices that will in turn cause overall shipping costs to rise. In addition, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect the global financial markets generally and levels of economic activity as well as increase financial markets volatility. Our compliance with these measures, and any additional measures or sanctions, as well as the resulting rise in prices of certain raw materials sourced in Russia and the prices of oil may disrupt our business and operations, and/or impact the pricing of our products.

We are dependent on ocean transportation to deliver our products in a timely and cost-efficient manner. If we are unable to use ocean transportation to deliver our products, our business and financial condition could be materially and adversely impacted.

We rely on ocean transportation for the delivery of most of our products to our customers, and when unavailable, incompatible with customer delivery time requirements, or when we are unable to accommodate accelerated delivery times due to growing customer volume demands, we rely on alternative, more expensive air transportation. Our ability to deliver our products via ocean transportation could be adversely impacted by shortages in available cargo capacity, changes by carriers and transportation companies in policies and practices, such as scheduling, pricing, payment terms and frequency of service or increases in the cost of fuel, taxes and labor, disruptions to ports and other shipping facilities as a result of the COVID-19 or other epidemics, and other factors not within our control. If we are unable to use ocean transportation and are required to substitute more expensive air transportation, our financial condition and results of operations could be materially and adversely impacted.

In the year ended December 31, 2022, we experienced and expect to continue to experience an increase in the cost of goods sold due to an increase in shipping rates that resulted from a reduction in ocean freight capacity, the accumulation of containers in the U.S and Europe that were not returned to Asia and the reduction in the availability of air freight that increased the demand for ocean freight. We also experienced and expect to continue to experience disruptions to our logistics supply chain caused by constraints in the global transportation system including limited availability of local ground transportation coupled with congestion in ports and borders.

If our estimates of useful life for our energy storage systems and related hardware and software-enabled services are inaccurate or if our OEM suppliers do not meet service and performance warranties and guarantees, our business and financial results could be adversely affected.

We sell hardware and software-enabled services to our customers. Our software-enabled services are essential to the operation of these hardware products. As a result, in connection with the sales of energy storage hardware, we enter into recurring long-term services agreements with customers. Our pricing of services contracts is based upon the value we expect to deliver to our customers, including considerations such as the useful life of the energy storage system and prevailing electricity prices. We also provide certain warranties and guarantees covering product specification and drawings, as well as defects in design, materials, workmanship, and manufacturing.

We do not have a long history with a large number of field deployments, and our estimates may prove to be incorrect. Failure to meet these performance warranties and guarantee levels may require us to refund our service contract payments to the customer, or require us to make cash payments to the customer based on actual performance, as compared to expected performance.

Further, the occurrence of any defects, errors, disruptions in service, or other performance problems, interruptions, or delays with our energy storage and management systems, whether in connection with day-to-day operations or otherwise, could result in:

•        loss of customers;

•        loss or delayed market acceptance and sales of our hardware and software-enabled services;

•        delays in payment to us by customers;

•        injury to our reputation and brand;

•        legal claims, including warranty and service level agreement claims, against us; or

•        diversion of our resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.

The costs incurred in correcting any material defects or errors in our hardware and software or other performance problems may be substantial and could adversely affect our business, financial condition and results of operations.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and adversely affect our financial results.

Our customers depend on our support organization to resolve any technical issues relating to our hardware and software-enabled services. In addition, our sales process is highly dependent on the quality of our hardware and software-enabled services, on our business reputation and on strong recommendations from our existing customers. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that we do not maintain high-quality and highly-responsive support, could adversely affect our reputation, our ability to sell our products to existing and prospective customers, and our business, financial condition and results of operations.

We offer technical support services with our hardware and software-enabled services and may be unable to respond quickly enough to accommodate short-term increases in demand for support services, particularly as we increase the size of our customer base. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. It is difficult to predict demand for technical support services and if demand increases significantly, we may be unable to provide satisfactory support services to our customers. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our business, financial condition and results of operations.

Our hardware and software-enabled products involve a lengthy sales cycle, and if we fail to close sales on a regular and timely basis it could adversely affect our business, financial condition and results of operations.

Our sales cycle is typically six to twelve months for our hardware and software-enabled products, but can vary considerably. To make a sale, we must typically provide a significant level of education to prospective customers regarding the use and benefits of our hardware and software-enabled products. The period between initial discussions with a potential customer and the sale of even one of our various products typically depends on a number of factors, including the potential customer’s budget and decision as to the type of financing it chooses to use, as well as the arrangement of such financing. Prospective customers often undertake a significant evaluation process, which may further extend the sales cycle. This lengthy sales cycle is subject to a number of significant risks over which we have little or no control. Because of both the long sales and installation cycles, we may expend significant resources without having certainty of generating a sale.

These lengthy sales and installation cycles increase the risk that our customers fail to satisfy their payment obligations or cancel orders before the completion of the transaction or delay the planned date for installation. Cancellation rates may be impacted by factors outside of our control including an inability to install an energy storage system at the customer’s chosen location because of permitting or other regulatory issues, unanticipated changes in the cost or availability of alternative sources of electricity available to the customer or other reasons unique to each customer. Our operating expenses are based on anticipated sales levels, and many of our expenses are fixed. If we are unsuccessful in closing sales after expending significant resources or if we experience delays or cancellations, our business, financial condition and results of operations could be adversely affected.

Additionally, we have ongoing arrangements with our customers and target customers. Some of these arrangements are evidenced by contracts or long-term contract partnership arrangements. If these arrangements are terminated or if we are unable to continue to fulfill the obligations under such contracts or arrangements, our business, financial condition and results of operations could be adversely affected.

Our business is subject to risks associated with construction, utility interconnection, cost overruns and delays, including those related to obtaining government permits and other contingencies that may arise in the course of completing installations.

The installation and operation of our energy storage systems at a particular site is generally subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires obtaining and keeping in good standing various local and other governmental approvals and permits, including environmental approvals and permits, that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. It is difficult and costly to track the requirements of every individual authority having jurisdiction over energy storage system installations, to design our energy storage systems to comply with these varying standards, and for our customers to obtain all applicable approvals and permits. We cannot predict whether or when all permits required for a given customer’s project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit or utility connection essential to a project or the imposition of impractical conditions would impair our customer’s ability to develop the project. In addition, we cannot predict whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our customers’ abilities to develop that project or increase the cost so substantially that the project is no longer attractive to our customers. Furthermore, unforeseen delays in the review and permitting process could delay the timing of the installation of our energy storage systems and could therefore adversely affect the timing of the recognition of revenue related to hardware acceptance by our customer, which could adversely affect our operating results in a particular period.

In addition, the successful installation of our energy storage systems is dependent upon the availability of and timely connection to the local electric grid. We may be unable to obtain the required consent and authorization of local utilities to ensure successful interconnection to energy grids to enable the successful discharge of renewable energy to customers. Any delays in our customers’ ability to connect with utilities, delays in the performance of installation-related services or poor performance of installation-related services will have an adverse effect on our results and could cause operating results to vary materially from period to period.

The threat of global economic, capital markets and credit disruptions, including sovereign debt issues, pose risks to our business.

The threat of global economic, capital markets and credit disruptions pose risks to our business. These risks include slower economic activity and investment in projects that make use of our products and services. These economic developments, particularly decreased credit availability, have in the past reduced demand for solar products. For instance, the European sovereign debt crisis in recent years has caused and may continue to cause European governments to reduce, eliminate or allow to expire government subsidies and economic incentives for solar energy, which could limit our growth or cause our net sales to decline and materially and adversely affect our business, financial condition, and results of operations. These conditions, including reduced incentives, continued decreases in credit availability, as well as continued economic instability, have and may continue to adversely impact our business, financial condition and results of operations as we seek to increase our sales internationally.

Fluctuations in currency exchange rates may negatively impact our financial condition and results of operations.

Although our revenues are generated in U.S. dollar, a portion of our operating expenses are accrued in New Israeli Shekels (primarily related to payroll), the Euro and, to a lesser extent, the Yuan. Our profitability is affected by movements of the U.S. dollar against the Euro, and, to a lesser extent, the New Israeli Shekel, Yuan and other currencies in which we generate revenues, incur expenses, and maintain cash balances. Foreign currency fluctuations may also affect the prices of our products which are denominated primarily in U.S. dollars. If there is a devaluation of a particular currency, the prices of our products will increase relative to the local currency and may be less competitive. Despite our efforts to minimize foreign currency risks, primarily by maintaining cash balances in New Israeli Shekels, significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the Euro and, New Israeli Shekel, Yuan and other currencies, against the U.S. dollar could have an adverse effect on our profitability and financial condition.

The ongoing COVID-19 pandemic, and global measures taken in response thereto have adversely impacted, and may continue to adversely impact, our operations and financial results.

The COVID-19 pandemic has had, and may continue to have, a material adverse impact on our supply chain, operations and customer demand. As a result of the COVID-19 pandemic, governmental authorities worldwide have imposed mandatory closures, stay-at-home orders, and social distancing protocols that significantly limit the movement of people, goods and services or otherwise restrict normal business operations or consumption patterns. Our compliance with these measures has disrupted, and depending on the duration of such measures may continue to disrupt, our business and operations, as well as that of our key customers and suppliers for an indefinite period of time. Additionally, to support the health and well-being of our employees, our work force has had to spend a significant amount of time working remotely which has impacted our day-to-day operations, our ability to meet customers and create future sales and business opportunities. The COVID-19 pandemic has resulted in slower growth and demand for our products and may continue to impact our revenues in the following quarters mainly contingent on the duration of the global economic downturn. In addition, since the outbreak and the restrictions on travel, our employees and management have been unable to travel to customers, manufacturing facilities and to suppliers. Our marketing activities, exhibitions and shows have also been cancelled or postponed, or have been held virtually.

The full extent the effects COVID-19 will have on our business depend on numerous evolving factors that we may not be able to currently accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the effect on our customers and customer demand for our products, disruptions or restrictions on our employees’ ability to work and travel, availability and long-term effectiveness of COVID-19 vaccination, especially in light of its recent mutation which has made the virus exponentially more contagious.

More generally, the COVID-19 pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets, which may continue to adversely affect demand for our products and could adversely affect our results and financial condition in subsequent quarters. For example, some of our customers could potentially experience financial difficulties, which in turn could make it difficult for us to collect receivables as well as cause a decrease in the demand for our products which could negatively affect our revenues. Additionally, some of our suppliers may experience delivery delays or financial difficulties which could result in supply constraints and increased costs or delays to our productions.

The unprecedented and continuously evolving nature of the COVID-19, other pandemics or epidemics, could also have the effect of amplifying many of the other risks described in this prospectus.

Third-Party Partner Risks

We depend on sole-source and limited-source suppliers for key components, raw materials, and products. If we are unable to source these components, raw materials, and products on a timely basis or at acceptable prices, we will not be able to deliver our products to our customers and production time and production costs could increase, which may adversely affect our business.

We depend on limited-source suppliers for certain key components of our products, such as our lithium-ion batteries, inverters, Auto Transfer Switches, and smart meters, as well as sole-source suppliers for other components, such as CPUs, Wi-Fi chips, FPGA chips, potting, and plastics. Any of the sole-source and limited-source suppliers upon whom we rely could experience quality and reliability issues, stop producing our components, cease operations, or be acquired by, or enter into exclusive arrangements with, our competitors. Any such quality or reliability issue, or interruption or delay may force us to seek similar components or products from alternative sources, which may not be available on commercially reasonable terms, or at all. Switching suppliers may require that we redesign our products to accommodate new components, and may potentially require us to re-qualify our products, which would be costly and time-consuming. Any interruption in the quality or supply of sole-source or limited-source components for our products would adversely affect our ability to meet scheduled product deliveries to our customers and could result in lost revenue or higher expenses and would harm our business.

While our supply agreements have automatic renewal provisions, some allow for termination upon advanced written notice by our manufacturers. Our supply agreements require us to place individual purchase orders, which provide flexibility in regards to product quantities and pricing. Each purchase order requires us to forecast our projected demand for products and competitive pricing. Termination of any supply agreement, incorrectly projecting our demand or pricing of materials, or our inability to negotiate and execute successive purchase orders could have a material adverse effect on our business.

Our supply chain is reliant upon manufacturers in China, Philippines, Taiwan and Thailand. Changes in the economic, political or social conditions, government policies or regulatory developments in those countries could have a material adverse effect on our business and operations.

All of our manufacturers are headquartered and have manufacturing facilities in China, Philippines, Taiwan and Thailand. Accordingly, our supply chain, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in those countries. The Asian economy differs from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In some of the Asian markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some Asian markets have experienced, and may in the future experience, political and economic instabilities, which include but are not limited to strikes, demonstrations, protests, marches, coups d’état, guerilla activity, risks of war, terrorism, nationalism or other types of civil disorder, and regulatory changes such as nullification of contracts. Although we have not experienced any material disruptions related to our manufacturers to date, there can be no assurance that we will not experience such interruptions in the future.

Any adverse changes in economic conditions in Asia, or in the policies of the governments or of the laws and regulations in each respective jurisdiction of our manufacturers could have a material adverse effect on our business and operating results, lead to disruptions in our supply chain and adversely affect our competitive position.

Our hardware and software-enabled services rely on interconnections to distribution and transmission facilities that are owned and operated by third parties, and as a result, are exposed to interconnection and transmission facility development and curtailment risks.

Our hardware and software-enabled services are interconnected with electric distribution and transmission facilities owned and operated by regulated utilities necessary to deliver the electricity that our storage systems produce. A failure or delay in the operation or development of these distribution or transmission facilities could result in a loss of revenues or breach of a contract because such a failure or delay could limit the amount of renewable electricity that our energy storage systems deliver or delay the completion of our customers’ construction projects. In addition, certain of our energy storage systems’ generation may be curtailed without compensation due to distribution and transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular customer project’s potential. Such a failure or curtailment at levels above our expectations could impact our ability to satisfy agreements entered into with our suppliers and adversely affect our business.

We have in some instances, and may in the future, enter into long-term supply agreements that could result in insufficient inventory and negatively affect our results of operations.

We have entered into supply agreements with certain suppliers of battery storage systems and other components of our energy storage systems. Some of these supply agreements provide for fixed or inflation-adjusted pricing and substantial prepayment obligations. If our suppliers provide insufficient inventory at the level of quality required to meet customer demand, or if our suppliers are unable or unwilling to provide us with the contracted quantities, as we have limited alternatives for supply in the short term, our results of operations could be materially and negatively impacted. Further, we face significant specific counterparty risk under long-term supply agreements when dealing with certain suppliers without a long, stable production and financial history. Given the uniqueness of our product, many of our suppliers do not have a long operating history and may not have substantial capital resources. In the event any such supplier experiences financial difficulties, it may be difficult or may require substantial time and expense to replace such supplier. We do not know whether we will be able to maintain supply relationships with our critical suppliers, or secure new long-term supply agreements.

Additionally, many of the battery storage systems and components of our energy storage systems are procured from foreign suppliers, which exposes us to risks including unforeseen increases in costs or interruptions in supply arising from changes in applicable international trade regulations, such as taxes, tariffs, or quotas. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

We must maintain customer confidence in our long-term business prospects in order to grow our business.

Customers may be less likely to purchase our hardware and services if they are not convinced that our business will succeed or that our services and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

Accordingly, in order to grow our business, we must maintain confidence among our customers, OEM suppliers, analysts, ratings agencies, third-party general contractor partners, financing partners and other parties in our long-term business prospects. This may be particularly complicated by factors such as:

•        our limited operating history at current scale;

•        unfamiliarity with or uncertainty about our energy storage and management systems and the overall perception of the distributed and renewable energy generation markets;

•        inexperience with new product offerings and services and difficulties arising from the successful rollout thereof;

•        delivery and service operations to meet demand;

•        prices for electricity in particular markets;

•        competition from alternate sources of energy;

•        warranty or unanticipated service issues we may experience in connection with third-party manufactured hardware and our proprietary software;

•        the environmental consciousness and perceived value of environmental programs to our customers;

•        the size of our expansion plans in comparison to our existing capital base and the scope and history of operations; and

•        the availability and amount of incentives, credits, subsidies or other programs to promote installation of energy storage systems.

Several of these factors are largely outside our control, and any negative perceptions about our long-term business prospects, even if unfounded, would likely adversely affect our business, financial condition and results of operations.

Cybersecurity and Information Technology Risks

We are subject to stringent privacy laws, information security policies and contractual obligations governing the use, processing and transfer of personal information and any unauthorized access to, or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation.

We receive, store and use certain personal information of our customers, and the end-users of our customers’ solar PV systems, including names, addresses, e-mail addresses, credit information and energy production statistics. We also store and use personal information of our employees. We take steps to protect the security, integrity and confidentiality of the personal information we collect, store and transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we and our suppliers or vendors may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

We are subject to a variety of local, state, national and international laws, directives and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal information in the different jurisdictions in which we operate, including comprehensive regulatory systems in the U.S. and Europe. California enacted the CCPA, which creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal information. The CCPA went into effect on January 1, 2020, and became enforceable by the California Attorney General on July 1, 2020. The CCPA has been amended from time to time, and, further a new privacy law, the California Privacy Rights Act, or CPRA, was approved by California voters in the November 3, 2020 election. Effective January 1, 2023, the CPRA significantly modified the CCPA, including by establishing consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. It remains unclear what, if any, further modifications will be made to the CCPA or CPRA, or how such legislation will be interpreted. In addition, new legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. Comprehensive data privacy laws in Virginia, Colorado, Connecticut, and Utah have been enacted and slated to go into effect in 2023. These state laws impose similar obligations on businesses and grant similar rights in consumers, as is provided under the CCPA and CPRA but aspects of these state privacy statutes remain unclear, resulting in further legal uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. Complying with these and other laws, regulations, amendments to or re-interpretations of existing laws and regulations, and contractual or other obligations relating to privacy, data protection, data transfers, data localization, or information security may require us to make changes to our services to enable us or our customers to meet new legal requirements, incur substantial operational costs, modify our data practices and policies, and restrict our business operations. Certain other state laws impose similar privacy obligations and all 50 states have laws including obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and others.

On May 25, 2018, the European Union (“EU”) began enforcement of the General Data Protection Regulation 2016/679 (“GDPR”), a comprehensive data protection legal regime that applies to organizations within the EU that process information and organizations located outside of the EU that process personal information of individuals in the EU where such processing relates to either: (a) the offering of goods or services to individuals in the EU; or (b) the monitoring of the behavior of individuals as far as that behavior takes place within the EU.

The GDPR imposes stringent requirements on organizations that determine the purposes and means of processing personal information (“Controllers”) and organizations that process personal information for and on behalf of Controllers (“Processors”)personal information, including, for example, robust disclosure requirements to individuals regarding the purposes for which and manner in which their personal information may be processed, robust personal information security requirements, comprehensive requirements for maintaining internal compliance documentation relating to the processing of personal information, a comprehensive individual rights regime, specific timelines for reporting Personal Data breaches to regulators and affected individuals, limitations on retention of personal information, stringent limitations on processing special categories of Personal Data (such as health data), and obligations when contracting with Processors in connection with the processing of Personal Data.

The GDPR also imposes strict requirements on the transfer of Personal Data out of the European Economic Area (“EEA”) to the United States and other third countries. In July 2020, the Court of Justice of the European Union issued a decision that struck down the EU-U.S. Privacy Shield framework, which provided companies with a mechanism to comply with data protection requirements when transferring Personal Data from the EEA to the United States and additionally called into question the validity of the European Commission’s Standard Contractual Clauses (“SCCs”), on which U.S. companies rely to transfer personal information from the EEA to the United States and elsewhere. Presently, the primary means of validly transferring personal information from the EEA to the United States is the updated SCCs of the European Commission, which should be supported by a transfer impact assessment detailing the risks to the personal information that have been transferred according to the application of local laws in the jurisdiction to which they are being transferred. Where personal information are transferred without SCCs in place, and/or any other valid transfer mechanism, this creates a risk of enforcement action for non-compliance with the requirements of the GDPR.

If we, or any Processor engaged by us, fail to comply with the GDPR and the applicable national data protection laws of the EU or EEA Member States, or if regulators assert we have failed to comply with these laws, it may lead to regulatory enforcement actions, which can result in monetary penalties of up to €20 million or 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. Individuals also have a right to receive compensation for material or non-material damage suffered as a result of a violation of the GDPR.

Further, following the withdrawal of the United Kingdom (“UK”) from the EU, Controllers and Processors in the UK that process personal information (as well as Controllers and Processors not based in the UK that process personal information of individuals in the UK where such processing relates to either: (a) the offering of goods or services to individuals in the UK; or (b) the monitoring of the behavior of individuals as far as that behavior takes place within the UK) have to comply with both the GDPR as incorporated into the national laws of the UK (“UK GDPR”) and the Data Protection Act of 2018. The UK GDPR and Data Protection Act 2018 impose stringent requirements on Controllers and Processors with respect to the Processing of personal information, which are consistent in all material respects with those detailed above as set out in the GDPR.

On June 28, 2021, the European Commission announced a decision of “adequacy” concluding that the UK ensures an equivalent level of data protection to the GDPR. The effect of the adequacy decision is that personal information may flow between the EEA and the UK without hindrance and/or the need to implement any specific data transfer mechanism. This adequacy decision must be reviewed after four years and is subject to modification or revocation at any time. We note that the UK government has indicated its intention to amend the UK GDPR, the Data Protection Act 2018 and other laws relevant to privacy and cybersecurity. The impact of any changes to existing privacy and cybersecurity laws will not be clear until full details of these changes have been published and agreed.

If we, or any Processor engaged by us, fail to comply with the UK GDPR and the Data Protection Act 2018, or if regulators assert we have failed to comply with these laws, it may lead to regulatory enforcement actions, which can result in monetary penalties of up to the greater of £17.5 million or 4% of global turnover, whichever is higher, and other administrative penalties. Individuals also have a right to receive compensation for material or non-material damage suffered as a result of a violation of the UK GDPR.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Our and our collaborators’ and contractors’ failure to fully comply with GDPR, the CCPA and other data protection laws could lead to significant fines and require onerous corrective action. In addition, data security breaches experienced by us, our collaborators or contractors could result in the loss of trade secrets or other intellectual property, public disclosure of sensitive commercial data, and the exposure of personally identifiable information (including sensitive personal information) of our employees, customers, collaborators and others, leading to loss of business opportunities and other adverse effects. Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. Furthermore, the laws are not consistent, and compliance with various different requirements may be costly. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations.

Unauthorized use or disclosure of, or access to, any personal information maintained by us or on our behalf, whether through breach of our systems, breach of the systems of our suppliers or vendors by an unauthorized party, or through employee or contractor error, theft or misuse, or otherwise, could harm our business. If any such unauthorized use or disclosure of, or access to, such personal information was to occur, our operations could be seriously disrupted, and we could be subject to demands, claims and litigation by private parties, and investigations, related actions, and penalties by regulatory authorities. In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of foreign, federal, state and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information. Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm our reputation, substantially impair our ability to attract and retain customers and have an adverse impact on our business, financial condition and results of operations.

A failure of our information technology and data security infrastructure could adversely affect our business and operations.

We rely upon the capacity, reliability and security of our IT and data security infrastructure and our ability to expand and continually update this infrastructure in response to the changing needs of our business. Our existing IT systems and any new IT systems we utilize may not perform as expected. If we experience a problem with the functioning of an important IT system or a security breach of our IT systems, including during system upgrades or new system implementations, the resulting disruptions could adversely affect our business.

Despite our implementation of reasonable security measures, our IT systems, like those of other companies, are vulnerable to damages from computer viruses, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, human error, unauthorized access, physical or electronic security breaches, cyber-attacks (including malicious and destructive code, phishing attacks, ransomware, and denial of service attacks), and other similar disruptions. Such attacks or security breaches may be perpetrated by bad actors internally or externally (including computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors). In addition, some of our products connect to the internet. Despite our implementation of reasonable security measures, these connected products, like those of other companies who produce devices connected to the internet, are vulnerable to unauthorized access and other security breaches. Cybersecurity threat actors employ a wide variety of methods and techniques that are constantly evolving, increasingly sophisticated, and difficult to detect and successfully defend against. Any future incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. Any system failure, accident or security breach could result in disruptions to our operations. A material network breach in the security of our IT systems could include the theft of our trade secrets, customer information, human resources information or other confidential data, including but not limited to personally identifiable information. A breach in the security of our connected products could lead to a disruption in service, remediation costs, loss of reputation, and loss of sales. Although past incidents have not had a material effect on our business operations or financial performance, to the extent that any disruptions or security breach results in a loss or damage to our data, or an inappropriate disclosure of confidential, proprietary or customer information, it could cause significant damage to our reputation, affect our relationships with our customers and strategic partners, lead to claims against us from governments and private plaintiffs, and adversely affect our business. We cannot guarantee that future cyberattacks, if successful, will not have a material effect on our business or financial results.

Many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal information. If an actual or perceived cybersecurity breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may incur liability, costs, or damages, contract termination, our reputation may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected. Any compromise of our security could also result in a violation of applicable domestic and foreign security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, we may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future.

Competition Risks

We currently face and will continue to face significant competition.

We compete for customers, financing partners and incentive dollars with other energy storage providers. Many providers of electricity, such as traditional utilities and other companies offering distributed generation products, have longer operating histories, customer incumbency advantages, access to and influence with local and state governments, and more capital resources than we do. Significant developments in alternative energy storage technologies or improvements in the efficiency or cost of traditional energy sources, including coal, oil, natural gas used in combustion or nuclear power, may materially and adversely affect our business and prospects in ways we cannot anticipate. We may also face new energy storage competitors who are not currently in the market. If we fail to adapt to changing market conditions and to compete successfully with new competitors, we will limit our growth and adversely affect our business results.

We face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations.

Certain of our suppliers also supply systems and components to other businesses, including businesses engaged in the production of consumer electronics and other industries unrelated to energy storage systems. As a relatively low-volume purchaser of certain of these parts and materials, we may be unable to procure a sufficient supply of the items in the event that our suppliers fail to produce sufficient quantities to satisfy the demands of all of their customers, which could materially adversely affect our business, financial condition and results of operations.

If we are not able to continue to reduce our cost structure in the future, our ability to increase revenue may be impaired.

We must continue to reduce the costs of production, installation and operation of our energy storage systems to expand our market. If our competitors are able to drive down their manufacturing costs faster than we can or increase the efficiency of their products, our products may become less competitive even when adjusted for efficiency, and we may be forced to sell our products at a price lower than our cost. Further, if raw materials costs and other third-party component costs were to increase, we may not meet our cost reduction targets. If we cannot effectively execute our cost reduction roadmap, we may not be able to remain price competitive, which would result in lost market share and lower gross margins.

Additionally, certain of our existing service contracts were entered into based on projections regarding service costs reductions that assume continued advances in the cost of delivery of our services, which we may be unable to realize. While we have been successful in reducing our costs to date, the cost of battery storage systems and other components of our energy storage systems, for example, could increase in the future. Any such increases could slow our growth and cause our financial results and operational metrics to suffer. In addition, we may face increases in our other expenses, including increases in wages or other labor costs, as well as marketing, sales or related costs. We will continue to make significant investments to drive growth in the future. In order to expand into new markets while still maintaining our current margins, we will need to continue to reduce our costs. Increases in any of these costs, or our failure to achieve projected cost reductions, could adversely affect our business, financial condition and results of operations. If we are unable to reduce our cost structure in the future, our net profits may decrease, which could have a material adverse effect on our business and prospects.

We may fail to capture customers in the new product and geographic markets that we are pursuing.

We are pursuing opportunities in energy management and energy storage which are highly competitive markets. We have made investments in our infrastructure, increased our operating costs and forgone other business opportunities in order to seek opportunities in these areas and will continue to do so. Any new product is subject to certain risks, including component sourcing, strategic partner selection and execution, customer acceptance, competition, product differentiation, market timing, challenges relating to economies of scale in component sourcing and the ability to attract and retain qualified personnel. There can be no assurance that we will be able to develop and grow these or any other new concepts to a point where they will become profitable or generate positive cash flow. If we fail to execute on our plan with respect to new product introductions, these new potential business segments fail to translate into revenue in the quantities or timeline projected, thus, having a materially adverse impact on our revenue, operating results and financial stability.

Our new products are complex and require significant preparation, precautionary safety measures, time-consuming string calculations, extensive design expertise and specialized installation equipment, training and knowledge. Together, these factors significantly increase complexity and cost of installation and limit overall productivity for the installer. Our installers may not have sufficient resources or expertise necessary to sell our products at the prices, in the volumes and within the time frames that we expect, which could hinder our ability to expand our operations and harm our revenue and operating results.

Risks Related to Intellectual Property and Technology

Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the U.S., and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued in other regions. Furthermore, even if these patent applications are accepted and the associated patents issued, some foreign countries provide significantly less effective patent enforcement than in the U.S.

We rely on third-party agents for the maintenance of certain foreign patent assets, and we cannot be certain that all necessary steps have been taken to maintain those assets in good standing. A failure to maintain key intellectual property assets could have a materially adverse effect on our business, prospects, and operating results.

In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, and operating results.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

Although we have taken many protective measures to protect our intellectual property, including trade secrets, policing unauthorized use of proprietary technology can be difficult and expensive. For example, we have software developers that reside in California and it is not legally permissible to prevent them from working for a competitor, if and when one should exist.

Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may adversely affect our business, prospects and reputation.

We rely primarily on patent, trade secret and trademark laws, and non-disclosure, confidentiality, and other types of contractual restrictions to establish, maintain, and enforce our intellectual property and proprietary rights. However, our rights under these laws and agreements afford us only limited protection and the actions we take to establish, maintain, and enforce our intellectual property rights may not be adequate. For example, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, or misappropriated or our intellectual property rights may not be sufficient to provide us with a competitive advantage, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, the laws of some countries do not protect proprietary rights as fully as do the laws of the U.S. As a result, we may not be able to protect our proprietary rights adequately abroad.

We may need to defend ourselves against claims that we infringe, have misappropriated, or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that they may in the future believe are infringed by our products. We are currently subject to certain claims related to intellectual property and companies holding patents or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation or other violations of such rights, or otherwise asserting their rights and seeking licenses or injunctions. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated, or otherwise violated a third-party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling products that incorporate the challenged intellectual property;

•        pay substantial damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);

•        obtain a license from the holder of the intellectual property right, which license may not be available on reasonable terms or at all; or

•        redesign our products or services, which may not be possible or cost-effective.

Any of the foregoing could adversely affect our business, financial condition and operating results. In addition, any litigation or claims, whether or not valid, could adversely affect our reputation, result in substantial costs, and divert resources and management attention.

We also license technology from third parties, and incorporate components supplied by third parties into our hardware. We may face claims that our use of such technology or components infringes or otherwise violates the rights of others, which would subject us to the risks described above. We may seek indemnification from our licensors or suppliers under our contracts with them, but our rights to indemnification or our suppliers’ resources may be unavailable or insufficient to cover our costs and losses.

Our failure to obtain the right to use necessary third-party intellectual property rights on reasonable terms, or our failure to maintain, and comply with the terms and conditions applicable to these rights, could harm our business and prospects.

We have licensed, and in the future we may choose or be required to license, technology or intellectual property from third parties in connection with the development and marketing of our products. We cannot assure you that such licenses will be available to us on commercially reasonable terms, or at all, and our inability to obtain such licenses could require us to substitute technology of lower quality or of greater cost.

Further, such licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. The licensing or acquisition of third-party intellectual property rights is a competitive area, and other established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources or greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We could encounter delays and incur significant costs, in product or service introductions while we attempt to develop alternative products or services, or redesign our products or services, to avoid infringing third party patents or proprietary rights. Failure to obtain any such licenses or to develop a workaround could prevent us from commercializing products or services, and the prohibition of sale or the threat of the prohibition of sale of any of our products or services could materially affect our business and our ability to gain market acceptance for our products or services.

In addition, we incorporate open source software code in our proprietary software. Use of open source software can lead to greater risks than use of third-party commercial software, since open source licensors generally do not provide warranties or controls with respect to origin, functionality or other features of the software. Further, companies that incorporate open source software into their products have, from time to time, faced claims challenging their use of open source software and compliance with open source license terms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute open source software as part of their products to publicly disclose all or part of the source code in their software and make any derivative works of the open source code available for limited fees or at no cost. Although we monitor our use of open source software, open source license terms may be ambiguous, and many of the risks associated with the use of open source software cannot be eliminated. If we were found to have inappropriately used open source software, we may be required to release our proprietary source code, re-engineer our software, discontinue the sale of certain products in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action. Furthermore, if we are unable to obtain or maintain licenses from third parties or fail to comply with open source licenses, we may be subject to costly third party claims of intellectual property infringement or ownership of our proprietary source code. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. Any of the above could harm our business and put us at a competitive disadvantage.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of utility and design patents are generally 20 years and 15 years, respectively, from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products are obtained, once the patent life has expired, we may be open to competition from competitive products. If one of our products requires extended development, testing and/or regulatory review, patents protecting such products might expire before or shortly after such products are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

We enter into agreements with our employees pursuant to which they agree that any inventions created in the scope of their employment or engagement are assigned to us or owned exclusively by us, depending on the jurisdiction, without the employee retaining any rights. A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Although our employees have agreed that any rights related to their inventions are owned exclusively by us, we may face claims demanding remuneration in consideration for such acknowledgement. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

Risks Related to Our Financial Condition and Liquidity

We may require additional capital, which additional financing may result in restrictions on our operations or substantial dilution to our stockholders, to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through financing transactions such as the issuance of bonds, convertible promissory notes and loans, and sales of convertible preferred stock. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. In particular, the current COVID-19 pandemic and the ongoing invasion of Ukraine by Russia have caused disruption in the global financial markets, which may reduce our ability to access capital and negatively affect our liquidity in the future. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends to holders of our common stock. If we undertake discretionary financing by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at a price per share that is less than the price per share paid by current stockholders. If we sell common stock, convertible securities, or other equity securities in more than one transaction, stockholders may be further diluted by subsequent sales. Additionally, future equity financings may result in new investors receiving rights superior to our existing stockholders. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.

Recent turmoil in the banking industry may negatively impact our business, results of operations and financial condition.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, the March 2023 failures of Silicon Valley Bank (“SVB”) and Signature Bank (“SNY”), liquidity issues at Credit Suisse, government responses and resulting investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, making it more difficult for us to acquire financing on acceptable terms or at all. Any material decline in available funding or our ability to access our cash and cash equivalents could adversely impact our ability to meet our operating expenses, have a material adverse effect on our financial condition, as well as our ability to continue to grow our operations.

We are under continuous pressure to reduce the prices of our products, which has adversely affected, and may continue to adversely affect, our gross margins.

The solar power industry has been characterized by declining product prices over time. We have reduced the prices of our products in the past, and we expect to continue to experience pricing pressure for our products in the future, including from our major customers. In addition, we have reduced our prices ahead of planned cost reductions of our products, which has adversely affected our gross margins. When seeking to maintain or increase their market share, our competitors may also reduce the prices of their products. In addition, our customers may have the ability or seek to internally develop and manufacture competing products at a lower cost than we would otherwise charge, which would add additional pressure on us to lower our selling prices. If we are unable to offset any future reductions in our average selling prices by increasing our sales volume, reducing our costs and expenses or introducing new products, our gross margins would continue to be adversely affected.

If we do not forecast demand for our products accurately, we may experience product shortages, delays in product shipment, excess product inventory, difficulties in planning expenses or disputes with suppliers, any of which will adversely affect our business and financial condition.

We manufacture our products according to our estimates of customer demand. This process requires us to make multiple forecasts and assumptions relating to the demand of our distributors, their end customers and general market conditions. Because we sell most of our products to distributors, who in turn sell to their end customers, we have limited visibility as to end-customer demand. We depend significantly on our distributors to provide us visibility into their end-customer demand, and we use these forecasts to make our own forecasts and planning decisions. If the information from our distributors turns out to be incorrect, then our own forecasts may also be inaccurate. Furthermore, we do not have long-term purchase commitments from our distributors or end customers, and our sales are generally made by purchase orders that may be canceled, changed or deferred without notice to us or penalty. As a result, it is difficult to forecast future customer demand to plan our operations.

If we overestimate demand for our products, or if purchase orders are canceled or shipments are delayed, we may have excess inventory that we cannot sell. We may have to make significant provisions for inventory write-downs based on events that are currently not known, and such provisions or any adjustments to such provisions could be material. We may also become involved in disputes with our suppliers who may claim that we failed to fulfill forecast or minimum purchase requirements. Conversely, if we underestimate demand, we may not have sufficient inventory to meet end-customer demand, and we may lose market share, damage relationships with our distributors and end customers and forgo potential revenue opportunities. Obtaining additional supply in the face of product shortages may be costly or impossible, particularly in the short term due to the COVID-19 pandemic and in light of our outsourced manufacturing processes, which could prevent us from fulfilling orders in a timely and cost-efficient manner or at all. In addition, if we overestimate our production requirements, our contract manufacturers may purchase excess components and build excess inventory. If our contract manufacturers, at our request, purchase excess components that are unique to our products and are unable to recoup the costs of such excess through resale or return or build excess products, we could be required to pay for these excess parts or products and recognize related inventory write-downs.

In addition, we plan our operating expenses, including research and development expenses, hiring needs and inventory investments, in part on our estimates of customer demand and future revenue. If customer demand or revenue for a particular period is lower than we expect, we may not be able to proportionately reduce our fixed operating expenses for that period, which would harm our operating results for that period.

The issuance of Common Stock upon conversion of the Convertible Note (as defined below) could substantially dilute your investment and could impede our ability to obtain additional financing.

On January 9, 2023, Legacy Tigo issued to L1 Energy the Convertible Note, an unsecured convertible promissory note in an aggregate principal amount of $50 million. The Convertible Note is convertible into Common Stock at a number equal to the outstanding principal balance as of the date of conversion divided by an amount equal to the quotient of (x) $550,000,000 divided by (y) the aggregate number of outstanding shares of Legacy Tigo’s common stock, in each case subject to adjustment in accordance with the terms of the Convertible Note. Conversion of the Convertible Note would result in dilution to the equity interests of our other stockholders. We have no control over whether or when the holder will exercise its right to convert the Convertible Note. The existence and potentially dilutive impact of the conversion of the Convertible Note may prevent us from obtaining additional financing in the future on acceptable terms, or at all.

Our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations, restrict our ability to incur additional indebtedness and impair our ability to satisfy our obligations under the Convertible Note.

Our indebtedness could have material adverse consequences for our security holders and our business, results of operations and financial condition by, among other things:

•        increasing our vulnerability to adverse economic and industry conditions;

•        limiting our ability to obtain additional financing;

•        limiting our flexibility to plan for, or react to, changes in our business;

•        diluting the interests of our existing security holders as a result of issuing common stock upon conversion of the Convertible Note; and

•        placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

The Convertible Note includes financially restrictive covenants that, among other things, limit our ability to incur additional debt. Without the consent of the holder of the Convertible Note, we may not create, incur, assume, guarantee, or be or remain liable with respect to any senior indebtedness exceeding the greater of (i) $150,000,000 in the aggregate, (ii) an amount equal to 500% of Adjusted EBITDA for the period of 12 consecutive months ending on the last day of the fiscal month ended most recently prior to the date of incurrence of such senior indebtedness or (iii) the amount of senior indebtedness incurred by the Company pursuant to one or more asset-based credit facilities, working capital facilities, or receivable facilities secured only by liens on our or our subsidiaries’ assets and property, plus interest accruing thereon and the termination value of interest rate hedges or currency swaps in respect thereof.

The Convertible Note matures on January 9, 2026. At maturity, unless converted or redeemed, we will need to repay the principal amount under the Convertible Note. Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, including the Convertible Note, and our cash needs may increase in the future.

We may be unable to raise the funds necessary to repurchase the Convertible Note for cash following a change of control, or to pay any cash amounts due upon redemption or conversion, and our other indebtedness may limit our ability to repurchase the Convertible Note or pay cash upon its conversion.

In the event of a change of control, the holder of the Convertible Note has the right to require us to convert all of the Convertible Note to common stock or redeem all of the outstanding principal amount of the Convertible Note plus unpaid interest (whether or not accrued) that would have otherwise accrued and been payable had the Convertible Note remaining outstanding through January 9, 2026. We may not have enough available cash or be able to obtain financing at the time we are required to redeem the Convertible Note or pay the cash amounts due upon conversion or redemption. In addition, applicable law, regulatory authorities and the agreements governing any future indebtedness may restrict our ability to repurchase the Convertible Note or pay the cash amounts due upon conversion or redemption. Our failure to repurchase the Convertible Note or to pay the cash amounts due upon conversion or redemption when required will constitute a default under the Convertible Note. A default under the Convertible Note could also lead to a default under agreements governing any future indebtedness, which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under such other indebtedness and the Convertible Note.

Provisions in the Convertible Note could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the Convertible Note could make a third-party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a change of control, then the holder will have the right to convert all of the Convertible Note or redeem all of the outstanding principal amount of the Convertible Note. In this case, and in other cases, our obligations under the Convertible Note could increase the cost of acquiring us or otherwise discourage a third party from acquiring us, including in a transaction that holders of our common stock may view as favorable.

Past performance by any member or members of our management team, any of their respective affiliates, may not be indicative of future performance of an investment in the Company.

Past performance by any member or members of our management team or any of their respective affiliates, is not a guarantee of our success. You should not rely on the historical record of any member or members of our management team, any of their respective affiliates, the Sponsors or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in the Company or the returns the Company will, or is likely to, generate going forward.

The historical financial data for Legacy Tigo included elsewhere in this registration statement may not be indicative of what the Company’s actual financial position or results of operations would have been.

The historical financial data for Legacy Tigo included in this registration statement do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone the Company during the periods presented or those that the Company will achieve in the future. This is primarily the result of the following factors: (i) the Company incurred costs related to the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the Company’s capital structure will be different from that reflected in Legacy Tigo’s historical financial statements. The Company’s financial condition and future results of operations could be materially different from amounts reflected in its and Legacy Tigo’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare the Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

We will incur increased costs as a result of operating as a public company, and the Company’s management will be required to devote substantial time to new compliance and investor relations initiatives.

As a public company, the Company has and will continue to incur significant legal, accounting and other expenses that Legacy Tigo did not incur as a private company. The Company is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, require, among other things, that a public company establish and maintain effective disclosure and financial controls. As a result, the Company has and will continue to incur significant legal, accounting and other expenses that Legacy Tigo did not previously incur. The Company’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to the Company when the Company ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which the Company operates its business in ways it cannot currently anticipate.

The Company expects the rules and regulations applicable to public companies to lead to significant legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of the Company’s management and personnel from other business concerns, they could have a material adverse effect on the Company’s business, financial condition and results of operations. The increased costs will decrease the Company’s net income or increase the Company’s net loss, and may require the Company to reduce costs in other areas of the Company’s business or increase the prices of the Company’s services. The Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Company to attract and retain qualified persons to serve on its board of directors, board committees or as executive officers.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult.

The Charter, the Bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company’s board of directors. Among other things, the Charter and/or the Bylaws include the following provisions:

•        limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•        a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•        a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•        the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders;

•        amendment of certain provisions of the organizational documents only by the affirmative vote of at least two-thirds of the voting power of the outstanding capital stock; and

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of the Charter, the Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Charter provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Charter provides that unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL or our Charter or Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Charter will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Risks Related to this Offering by the Selling Stockholders

Sales of a substantial number of our securities in the public market by the selling stockholders and/or by our existing stockholders could cause the price of our shares of Common Stock and Warrants to fall.

Approximately 86% of our issued and outstanding Common Stock as of July 24, 2023 is being registered for resale pursuant to the registration statement of which this prospectus forms a part. The selling stockholders can sell, under this prospectus, (i) up to 49,734,570 shares of Common Stock, which consists of (a) up to 42,833,755 shares of Common Stock issued in connection with the Closing at an equity consideration value of $10.00 per share by certain of the selling stockholders named in this prospectus, (b) up to 18,750 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement as part of ROCG’s private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (c) up to 37,500 shares of Common Stock issued at the Closing upon the separation of the private units, which were originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (d) up to 41,999 shares of Common Stock underlying the Legacy 2018 Options, with exercise prices of $0.69 and $2.57 per share, as applicable, by certain of the selling stockholders named in this prospectus, (e) up to 118,021 shares of Common Stock issued to Roth Capital pursuant to the BCMA Termination Agreement, in consideration for the termination of the Business Combination Marketing Agreement, dated as of August 5, 2021, between Roth Capital and ROCG, (f) up to 1,230,000 shares of Common Stock that were originally issued to the Sponsors in the form of founder shares prior to the ROCG IPO at a price of approximately $0.009 per share, and (g) up to 5,454,545 shares of Common Stock issuable in connection with the exercise of the Convertible Note held by L1 Energy, as further described in the section entitled “The Convertible Promissory Note,” at a conversion price of $9.17 per share, and (ii) up to 18,750 Private Placement Warrants, which were originally issued in a private placement as part of ROCG’s private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling stockholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling stockholder initially purchased the securities. See “Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.” below.

Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the selling stockholders and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities.

Sales, or the perception of sales, of our common stock, including those registered in this registration statement, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

The sale of substantial amounts of shares Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of the Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the effectiveness of this registration statement and the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under the Tigo Energy, Inc. 2023 Equity Incentive Plan (the “Equity Incentive Plan”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares reserved for future issuance under the Equity Incentive Plan equals 6,758,722 shares of Common Stock.

We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately 6,758,722 shares of our Common Stock.

Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the selling stockholders, acquired, or may acquire, shares of our Common Stock or Warrants at prices below the current trading price of our Common Stock, and may experience a positive rate of return based on the current trading price.

This prospectus relates to the offer and resale from time to time by the selling stockholders of (i) up to 49,734,570 shares of Common Stock, constituting approximately 86% of our issued and outstanding Common Stock as of July 24, 2023, which consists of (a) up to 42,833,755 shares of Common Stock issued in connection with the Closing at an equity consideration value of $10.00 per share by certain of the selling stockholders named in this prospectus, (b) up to 18,750 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement as part of ROCG’s private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (c) up to 37,500 shares of Common Stock issued at the Closing upon the separation of the private units, which were originally issued in a private placement of private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus, (d) up to 41,999 shares of Common Stock underlying the Legacy 2018 Options, with exercise prices of $0.69 and $2.57 per share, as applicable, by certain of the selling stockholders named in this prospectus, (e) up to 118,021 shares of Common Stock issued to Roth Capital pursuant to the BCMA Termination Agreement, in consideration for the termination of the Business Combination Marketing Agreement, dated as of August 5, 2021, between Roth Capital and ROCG, (f) up to 1,230,000 shares of Common Stock that were originally issued to the Sponsors in the form of founder shares prior to the ROCG IPO at a price of approximately $0.009 per share, and (g) up to 5,454,545 shares of Common Stock issuable in connection with the exercise of the Convertible Note held by L1 Energy, as further described in the section entitled “The Convertible Promissory Note,” at a conversion price of $9.17 per share, and (ii) up to 18,750 Private Placement Warrants, which were originally issued in a private placement as part of ROCG’s private units at a price of $10.00 per private unit in connection with the ROCG IPO, by certain of the selling stockholders named in this prospectus.

For example, based on the closing price of our Common Stock of $26.01 on July 24, 2023, the Sponsors may experience potential profit of up to $26.00 per share of Common Stock, or $31,980,000.00 in the aggregate, based on the Sponsors’ initial purchase price of shares of Common Stock in the form of founder shares prior to the ROCG IPO at a price of approximately $0.009 per share. See the section entitled “Information Related to the Offered Securities” for additional information on the potential profits the other selling stockholders may experience.

Public stockholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor purchased shares of our Common Stock and Warrants.

Warrants will become exercisable for Company common stock, which would increase the number of shares eligible for resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 5,768,750 shares of Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Each warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per full share, subject to adjustment as discussed below. On July 24, 2023, the closing price for our Common Stock was $26.01. We believe the likelihood that the holders will exercise their Warrants is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants, the higher the price of our Common Stock is above the exercise price thereof. Common Stock issued upon exercise of the warrants are subject to the lock-up agreements and the lock-up provisions in the Bylaws, as applicable. Pursuant to the Warrant Agreement, a holder of warrants may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a holder of warrants. To the extent such warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Common Stock.

Risks Relating to the Ownership of Our Securities

The price of Common Stock and warrants may be volatile.

Fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was not a public market for the stock of Legacy Tigo. Accordingly, the valuation ascribed to the Company in the Business Combination may not be indicative of the price that will prevail in the trading market. If an active market for our securities develops and continues, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about the Company’s operating results;

•        success of competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the industry in which the Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        ability to market new and enhanced products and services on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Company’s common stock available for public sale;

•        any major change in the Company’s board or management;

•        sales of substantial amounts of the Company’s common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, changes in interest rates, changes in fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the Common Stock may decline.

Effective internal controls over financial reporting are necessary for the Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the Company to fail to meet its reporting obligations. In addition, any testing by the Company conducted in connection with Section 404 of the Sarbanes-Oxley Act (“Section 404”) or any subsequent testing by the Company’s independent registered public accounting firm, may reveal deficiencies in the Company’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to the Company’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Company’s reported financial information, which could have a negative effect on the trading price of the Company’s stock.

For as long as the Company is an emerging growth company, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of the Company’s internal controls over financial reporting could detect problems that the Company’s management’s assessment might not detect. Undetected material weaknesses in the Company’s internal controls over financial reporting could lead to restatements of the Company’s consolidated financial statements and require the Company to incur the expense of remediation.

If the Company is not able to comply with the requirements of Section 404 in a timely manner or it is unable to maintain proper and effective internal controls over financial reporting may not be able to produce timely and accurate consolidated financial statements. As a result, the Company’s investors could lose confidence in its reported financial information, the market price of the Common Stock could decline and the Company could be subject to sanctions or investigations by the SEC or other regulatory authorities.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of our common stock could decline.

The Company is a holding company and our only significant asset is our ownership interest in our subsidiaries and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Common Stock or satisfy the Company’s other financial obligations, including taxes.

The Company is a holding company with no material assets other than its ownership of our subsidiaries. As a result, the Company has no independent means of generating revenue or cash flow. The Company’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of our subsidiaries and the distributions we receive from our subsidiaries. Deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason could limit or impair our subsidiaries’ ability to pay such distributions. Additionally, to the extent that the Company needs funds and our subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or our subsidiaries are otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition.

Dividends on the Common Stock, if any, will be paid at the discretion of the Board, which will consider, among other things, the Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, the Company is generally prohibited under Delaware law from making a distribution to stockholders to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Company (with certain exceptions) exceed the fair value of its assets. If our subsidiaries do not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

The warrants may not remain in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants approve of such amendment.

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants. Accordingly, the Company may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment. Although the Company’s ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of the Company common stock, as applicable, purchasable upon exercise of a warrant.

The Warrant Agreement contains an exclusive forum clause, which could limit a warrant holder’s ability to obtain a favorable judicial forum for disputes arising under the Warrant Agreement.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us or the warrant agent arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.

The Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Common Stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of twenty (20) trading days within any thirty (30) trading day period commencing after the warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the shares of Common Stock, as applicable, issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or the Company has elected to require the exercise of the Warrants on a cashless basis. If and when the warrants become redeemable, the Company, as applicable, may not exercise such redemption right if the issuance of shares of Common Stock, as applicable, upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

The listing of our securities on Nasdaq did not benefit from the process undertaken in connection with an underwritten initial public offering.

Our Common Stock and our Warrants are listed on the Nasdaq under the symbols “TYGO” and “TYGOW,” respectively. Unlike an underwritten initial public offering of our securities, the initial listing of our securities as a result of the Business Combination did not benefit from the following:

•        the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•        underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

•        potential underwriter liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by the underwriters’ securities analysts or other personnel.

The lack of such a process in connection with the listing of our securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities in the near future than in connection with an underwritten initial public offering.

The Company’s operating results and other operating metrics may fluctuate significantly from period to period, which could lead to a decline in the trading price of our Common Stock.

The Company’s operating results and other operating metrics have fluctuated in the past and may fluctuate in the future as a result of a number of factors, including variations in the Company’s operating performance or the performance of the Company’s competitors, changes in accounting principles, fluctuations in the price and supply of raw materials, fluctuations in the selling prices of the Company’s products, research analyst reports about the Company, the Company’s competitors or the Company’s industry, the Company’s inability to meet analysts’ projections or guidance, strategic decisions by Company or the Company’s competitors, such as acquisitions, capital investments or changes in business strategy, adverse outcomes of litigation, changes in or uncertainty about economic conditions, industry trends, geographies, or customers, activism by any large stockholder or group of stockholders, speculation by the investment community regarding the Company’s business, actual or anticipated growth rates relative to the Company’s competitors, acts of terrorism, natural disasters, changes in consumer preferences and market trends, seasonality, the Company’s ability to retain and attract customers, the Company’s ability to manage inventory and fulfillment operations, and other factors described elsewhere in this risk factors section. Fluctuations in the Company’s operating results due to these factors or for any other reason could cause the market price of the Common Stock to decline. In addition, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market price of equity securities issued by many companies. In the past, some companies that have had volatile market prices for their securities have been subject to class action or derivative lawsuits. The filing of a lawsuit against the Company, regardless of the outcome, could have a negative effect on the Company’s business, financial condition and results of operations, as it could result in substantial legal costs and a diversion of management’s attention and resources, and require the Company to make substantial payments to satisfy judgments or to settle litigation.

The Company’s board of directors and management have significant control over the Company’s business.

As of July 24, 2023, the Company’s directors and executive officers beneficially owned, directly or indirectly, in the aggregate, approximately 17,951,473 shares of Common Stock, representing an aggregate of approximately 30.2% of the combined voting power of the Company’s outstanding capital stock (excluding any Warrants, options or other securities exercisable for Common Stock). As a result, in addition to their day-to-day management roles, the Company’s executive officers and directors are able to exercise significant influence on the Company’s business as stockholders, including influence over election of members of the board of directors and the authorization of other corporate actions requiring stockholder approval.

The Company’s issuance of additional securities in connection with financings, acquisitions, investments, our equity incentive plans or otherwise would dilute all other stockholders.

The Company may issue additional capital stock in the future. Any such issuance would result in dilution to all other stockholders. In the future, the Company may issue additional stock, including as a grant of equity awards to employees, directors and consultants under our equity incentive plans, to raise capital through equity financings or to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of Common Stock to decline.

The Company’s board of directors has the ability to issue blank check preferred stock, which may discourage or impede acquisition efforts or other transactions.

The Company’s board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights, which would enable the holder or holders of such series to block a proposed transaction. The Company’s board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. The Company’s board of directors, in so acting, could issue shares of preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or in which stockholders would have received a premium for their stock over the then-prevailing market price of the stock.

THE CONVERTIBLE PROMISSORY NOTE

On January 9, 2023, Legacy Tigo entered into the Note Purchase Agreement with L1 Energy. Pursuant to the Note Purchase Agreement, Legacy Tigo issued, in a private placement, the Convertible Note in an aggregate principal amount of $50.0 million. The Convertible Note bears an interest rate of 5.00% per annum. Interest accrues daily and is payable semi-annually on January 9 and July 9 of each year, beginning on July 9, 2023. The Convertible Note will mature on January 9, 2026 unless earlier converted, exchanged or repaid in full.

The Convertible Note is convertible into shares of common stock or an equivalent security created as a result of a Public Company Event (as defined in the Convertible Note), which included the Business Combination, up to the principal amount of the Convertible Note, at any time on or prior to the maturity date, at the election of L1 Energy at a conversion price of $9.17 per share. Accordingly, the Convertible Note is convertible into the number of shares of Common Stock equal to the outstanding principal balance of the Convertible Note as of the date of conversion, divided by an amount equal to (x) $550,000,000 divided by (y) the aggregate number of outstanding shares of Legacy Tigo’s common stock as of the issuance date (excluding any shares issued in connection with a Public Company Event, such as the Business Combination, in the event of conversion in connection with or following a Public Company Event), in each case subject to adjustment in accordance with the terms of the Convertible Note. The securities issued or issuable upon conversion of the Convertible Note will have registration rights similar to registration rights provided to Legacy Tigo’s existing preferred stockholders. In the event of a change of control, L1 Energy may elect to convert the Convertible Note in full into shares of common stock immediately prior to the change of control or require Tigo to redeem all of the outstanding principal amount of the Convertible Note plus unpaid interest (whether or not accrued) that would have otherwise accrued and been payable had the Convertible Note remaining outstanding through January 9, 2026.

Tigo may not voluntarily repay or redeem the Convertible Note prior to the maturity date without the express written consent of L1 Energy, at L1 Energy’s sole discretion.

The note may not be transferred by L1 Energy without Tigo’s consent. However, no consent is required if the transfer is to an affiliate of L1 Energy, or if the transfer occurs from and after the consummation of a Public Company Event. In connection with any transfer of the Convertible Note, the transferee shall agree to be bound by, and become party to, the Note Purchase Agreement.

The events of default, which may result in the acceleration of the maturity of the Convertible Note, include, among other things, (i) failure to pay any part of the principal or unpaid accrued interest on the Convertible Note when due and payable, (ii) failure to observe or perform any other obligation under the Note Purchase Agreement and the Convertible Note for a period of 30 days, (iii) a default that has not otherwise been cured or forgiven under any agreement to which Tigo or any of its subsidiaries is a party that evidences indebtedness of $10 million or more, which entitles any person to accelerate such indebtedness and (iv) certain events of bankruptcy and insolvency.

Use of Proceeds

Any sales of Common Stock or Warrants by the selling stockholders pursuant to this prospectus will be solely for the selling stockholders’ respective accounts. The Company will not receive any proceeds from any such sales.

The Company will receive up to an aggregate of approximately $66.4 million from the exercise of the Warrants and Legacy 2018 Options, assuming the exercise in full of all of the Warrants and Legacy 2018 Options for cash. The Company expects to use any such net proceeds from the exercise of the Warrants and Legacy 2018 Options for general corporate and working capital purposes. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants and Legacy 2018 Options. There is no assurance that the holders of the Warrants and Legacy 2018 Options will elect to exercise any or all of such warrants or options, as applicable, for cash.

The exercise price of our Warrants is $11.50 per share of Common Stock and the exercise price of the Legacy 2018 Options are $0.69 and $2.57 per share, as applicable. We believe the likelihood that the holders will exercise their Warrants and Legacy 2018 Options, as applicable, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants and Legacy 2018 Options, as applicable. Conversely, the holders are more likely to exercise their Warrants and Legacy 2018 Options, as applicable, the higher the price of our Common Stock is above the exercise price thereof. The closing price of our Common Stock on Nasdaq on July 24, 2023 was above the applicable exercise price of our Warrants and Legacy 2018 Options. The Warrants and Legacy 2018 Options are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement and the 2018 Plan, respectively. To the extent that any Warrants or Legacy 2018 Options are exercised on a cashless basis, the aggregate amount of cash we would receive from such exercises will decrease.

The holders will pay any underwriting discounts, selling commissions and stock transfer taxes and fees incurred by such holders in connection with any sale of their shares of Common Stock. The Company will generally bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of Company counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock or Warrants may be sold by the selling stockholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “TYGO” and “TYGOW,” respectively. As of July 21, 2023, there were 146 holders of record of our Common Stock and 16 holders of record of our Public Warrants. The actual number of stockholders of our Common Stock and the actual number of holders of our Warrants is greater than the number of record holders and includes holders of our Common Stock or Warrants whose shares of Common Stock or Warrants are held in street name by brokers and other nominees.

Dividend Policy

We have not declared or paid any dividends on our capital stock to date. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On December 5, 2022, Roth CH Acquisition IV Co., a Delaware corporation (“ROCG”), Roth IV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ROCG (“Merger Sub”), and Tigo Energy, Inc., a Delaware corporation (“Legacy Tigo”), entered into an Agreement and Plan of Merger, as amended on April 6, 2023 (the “Merger Agreement”), pursuant to which, among other transactions, on May 23, 2023 (the “Closing Date”), Merger Sub merged with and into Legacy Tigo (the “Merger”), with Legacy Tigo surviving the Merger as a wholly-owned subsidiary of ROCG (the Merger, together with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), ROCG changed its name to “Tigo Energy, Inc.” (sometimes referred to herein as “New Tigo”).

ROCG is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical balance sheet of ROCG as of March 31, 2023 with the historical unaudited condensed consolidated balance sheet of Legacy Tigo as of March 31, 2023 on a pro forma basis as if the Business Combination and the other related events contemplated by the Merger Agreement, summarized below, had been consummated on March 31, 2023.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 combines the historical statement of operations of ROCG for the three months ended March 31, 2023 with the historical unaudited condensed consolidated statement of operations and comprehensive income of Legacy Tigo for the three months ended March 31, 2023 on a pro forma basis as if the Business Combination and the other related events contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 presents the historical consolidated statement of operations combines the historical statement of operations of ROCG for the year ended December 31, 2022 with the historical consolidated statement of operations of Legacy Tigo for the year ended December 31, 2022 on a pro forma basis as if the Business Combination and the other related events contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2022.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and accompanying notes:

•        the historical financial statements of ROCG as of and for the three months ended March 31, 2023 and year ended December 31, 2022;

•        the historical unaudited condensed consolidated financial statements of Legacy Tigo as of and for the three months ended March 31, 2023 and the historical audited financial statements of Legacy Tigo as of and for the year ended December 31, 2022; and

•        other information relating to ROCG and Legacy Tigo included in this Form 8-K.

The unaudited pro forma condensed combined financial information should also be read together with the disclosure set forth in Item 2.01 of the Current Report on Form 8-K, including the subsection entitled section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Current Report on Form 8-K.

Description of the Business Combination

Upon the consummation of the Business Combination, all holders of Legacy Tigo common stock received shares of New Tigo’s common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 0.233335 shares of New Tigo common stock per share of Legacy Tigo common stock (the “Exchange Ratio”), resulting in an estimated 58,144,543 shares of New Tigo’s common stock to be immediately issued and outstanding, and all holders of Legacy Tigo Options have the right to receive an estimated 3,673,922 shares to be reserved for the potential future issuance of New Tigo’s common stock upon the exercise of New Tigo’s options based on the following events contemplated by the Merger Agreement:

•        the conversion of all outstanding shares of Legacy Tigo convertible preferred stock into shares of Legacy Tigo common stock at the then-effective conversion rate as calculated pursuant to the Legacy Tigo Charter, including net settlement of accrued dividends;

•        the conversion of each outstanding Legacy Tigo stock option, whether vested or unvested, into an option to purchase a number of shares of New Tigo common stock equal to the product of (x) the number of shares of Legacy Tigo common stock underlying such Legacy Tigo stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Legacy Tigo common stock underlying such Legacy Tigo stock option immediately prior to the Closing divided by (B) the Exchange Ratio; and

•        after giving effect to the warrant exercise, each outstanding warrant to purchase Legacy Tigo stock, whether or not exercisable, will be converted into a warrant to purchase a number of shares of New Tigo common stock equal to the product of (x) the number of shares of Legacy Tigo common stock underlying such Legacy Tigo warrant immediately prior to the Closing and (y) the Exchange Ratio.

Other Related Events in connection with the Business Combination

Other related events that are contemplated to take place in connection with the Business Combination are summarized below:

•        ROCG and the Sponsors entered into the Sale and Purchase Agreement pursuant to which, immediately prior to the effective time of the Business Combination, the Sponsors will sell to Legacy Tigo 1,645,000 shares of ROCG common stock and 424,000 Private Placement Units in exchange for an amount equal to $2.3 million pursuant to the Sale and Purchase Agreement, and such purchased equity will be cancelled on the books and records of ROCG at the effective time of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ROCG was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the consolidated financial statements of New Tigo will represent a continuation of the consolidated financial statements of Legacy Tigo with the Business Combination treated as the equivalent of Legacy Tigo issuing stock for the net assets of ROCG, accompanied by a recapitalization. The net assets of ROCG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Tigo in future reports of New Tigo.

Legacy Tigo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Legacy Tigo’s existing stockholders will have the greatest voting interest in the combined entity with over 80% of the voting interest;

•        Legacy Tigo will have the ability to nominate the initial members of the Board of Directors of the combined entity;

•        Legacy Tigo’s senior management will be the senior management of the combined entity; and

•        Legacy Tigo is the larger entity based on historical operating activity and has the larger employee base.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Tigo upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Tigo following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the date of this Form 8-K and are subject to change as additional information becomes available and analyses are performed. ROCG and Legacy Tigo have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following summarizes the pro forma New Tigo common stock issued and outstanding immediately after the Business Combination:

	Share Ownership of New Tigo
	Pro Forma Combined
	Number of Shares	% Ownership
Tigo Stockholders(1)(2)	56,326,024	96.9%
ROCG’s public shareholders(3)(4)	432,998	0.7%
Sponsors(5)	1,385,521	2.4%
Total	58,144,543	100.0%

____________

(1)      Includes 49,410,279 shares of New Tigo common stock resulting from conversion of Legacy Tigo convertible preferred stock and net exercise of Legacy Tigo warrants at an estimated Exchange Ratio of 0.233335 pursuant to the Merger Agreement.

(2)      Excludes 3,673,922 shares of New Tigo common stock issuable upon cashless exercise of Legacy Tigo options at estimated Exchange Ratio of 0.233335 pursuant to the Merger Agreement.

(3)      Excludes 5,750,000 shares of New Tigo common stock issuable upon exercise of ROCG Public Warrants.

(4)      Excludes 18,750 shares of New Tigo common stock issuable upon exercise of ROCG Private Warrants.

(5)      Includes 118,021 shares issued under the BCMA Termination Agreement.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2023
(in thousands)

	ROCG (Historical)	Tigo (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$124	$50,606	$(1,833)	A	$48,027
			4,506	B
			(5,376)	C
Marketable securities	—	5,351	—		5,351
Accounts receivable, net of allowance	—	32,359	—		32,359
Inventory, net	—	36,643	—		36,643
Deferred issuance costs	—	2,690	(2,690)	C	—
Prepaid expenses and other current assets	137	5,094	—		5,231
Total current assets	261	132,743	(5,393)		127,611
Property and equipment, net	—	2,548	—		2,548
Cash and marketable securities held in Trust Account	24,602	—	(24,602)	B	—
Operating right-of-use assets	—	2,351	—		2,351
Marketable securities	—	4,738	—		4,738
Intangible assets, net	—	2,404	—		2,404
Other assets	—	130	—		130
Goodwill	—	11,996	—		11,996
Total assets	$24,863	$156,910	$(29,995)		$151,778

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$—	$39,658	$—		$39,658
Accrued expenses and other current liabilities	949	6,727	(2,944)	C	4,732
Income taxes payable	136	—	—		136
Warranty liability, current portion	—	438	—		438
Deferred revenue, current portion	—	1,434	—		1,434
Operating lease liabilities, current portion	—	768	—		768
Total current liabilities	1,085	49,025	(2,944)		47,166
Warranty liability, net of current portion	—	4,188	—		4,188
Deferred revenue, net of current portion	—	174	—		174
Long-term debt, net of current maturities and unamortized debt issuance costs	—	49,670	—		49,670
Promissory note – related party	200	—	(200)	C	—
Operating lease liabilities, net of current portion	—	1,689	—		1,689
Preferred stock warrant liability	—	1,814	(1,814)	D	—
Other long-term liabilities	—	1,443	—		1,443
Total liabilities	1,285	108,003	(4,958)		104,330

Common stock subject to possible redemption	24,485	—	(24,485)	B	—
Convertible preferred stock	—	87,140	(87,140)	E	—
Stockholders’ equity (deficit):			—
Common stock	—	3	—	A	6
			20	E
			(17)	F
			—	G

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
As of March 31, 2023
(in thousands)

	ROCG (Historical)	Tigo (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Additional paid-in capital	88	17,055	(1,833)	A	102,733
			4,389	B
			(4,922)	C
			1,814	D
			87,120	E
			17	F
			—	G
			(995)	H
Accumulated deficit	(995)	(55,305)	995	H	(55,305)
Accumulated other comprehensive income	—	14	—		14
Total stockholders’ equity (deficit)	(907)	(38,233)	86,588		47,448
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$24,863	$156,910	$(29,995)		$151,778

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2023
(in thousands, except share and per share data)

	ROCG (Historical)	Tigo (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$—	$50,058	$—		$50,058
Cost of revenue	—	31,689	—		31,689
Gross profit	—	18,369	—		18,369
Operating expenses
Research and development	—	2,214	—		2,214
Sales and marketing	—	4,772	—		4,772
General and administrative	594	3,563	(382)	AA	3,775
Total operating expenses	594	10,549	(382)		10,761
Loss from operations	(594)	7,820	382		7,608
Other expenses (income)
Change in fair value of preferred stock warrant and contingent shares liability	—	512	(307)	BB	205
Loss on debt extinguishment	—	171	—		171
Interest income	(245)	—	245	CC	—
Interest expense	—	778	—		778
Other expense, net	—	(551)	—		(551)
Total other expenses (income), net	(245)	910	(62)		603
Income (loss) before income taxes	(349)	6,910	444		7,005
Income tax expense	62	—	—		62
Net income (loss)	$(411)	$6,910	$444		$6,943
Dividends on Series D and Series E convertible preferred stock	—	(2,152)	2,152	DD	—
Net income (loss) attributable to common stockholders	$(411)	$4,758	$2,596		$6,943
Weighted average shares outstanding, redeemable common stock	2,378,249
Net income (loss) per share, redeemable common stock	$(0.07)
Weighted average shares outstanding, non-redeemable common stock	3,336,500
Net income (loss) per share, non-redeemable common stock	$(0.07)
Weighted-average shares of common stock outstanding, basic		27,779,209			58,144,543
Weighted-average shares of common stock outstanding, diluted		47,164,531			67,962,762
Net income per share – basic		$0.02			$0.12
Net income per share – diluted		$0.01			$0.10

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share data)

	ROCG (Historical)	Tigo (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$—	$81,323	$—		$81,323
Cost of revenue		56,552	—		56,552
Gross profit	—	24,771	—		24,771
Operating expenses
Research and development	—	5,682	—		5,682
Sales and marketing	—	10,953	—		10,953
General and administrative	1,429	9,032	(701)	AA	11,287
			1,527	EE
Total operating expenses	1,429	25,667	826		27,922
Loss from operations	(1,429)	(896)	(826)		(3,151)
Other expenses (income)
Change in fair value of preferred stock warrant liability	—	1,020	(1,020)	BB	—
Loss on debt extinguishment	—	3,613	—		3,613
Interest income	(1,646)	—	1,646	CC	—
Interest expense	—	1,494	—		1,494
Other income, net	—	(57)	—		(57)
Total other (income) expenses, net	(1,646)	6,070	626		5,050
Income (loss) before income taxes	217	(6,966)	(1,452)		(8,201)
Income tax expense	395	71	—		466
Net loss	$(178)	$(7,037)	$(1,452)		$(8,667)
Dividends on Series D and Series E convertible preferred stock	—	(6,344)	6,344	DD	—
Net income (loss) attributable to common stockholders	$(178)	$(13,381)	$4,892		$(8,667)
Weighted average shares outstanding, redeemable common stock	11,425,027
Net income (loss) per share, redeemable common stock	$(0.01)
Weighted average shares outstanding, non-redeemable common stock	3,336,500
Net income (loss) per share, non-redeemable common stock	$(0.01)
Weighted-average shares of common stock outstanding, basic and diluted		21,173,615			58,144,543
Net loss per share – basic and diluted		$(0.63)			$(0.15)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ROCG will be treated as the “acquired” company and Legacy Tigo as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the consolidated financial statements of New Tigo will represent a continuation of the consolidated financial statements of Legacy Tigo with the Business Combination treated as the equivalent of Legacy Tigo issuing stock for the net assets of ROCG, accompanied by a recapitalization. The net assets of ROCG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Legacy Tigo in future reports of New Tigo.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement as if consummated on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and year ended December 31, 2022 give pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement as if consummated on January 1, 2022, the beginning of the earliest period presented, on the basis of Legacy Tigo as the accounting acquirer.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•        the historical financial statements of ROCG as of and for the three months ended March 31, 2023 and year ended December 31, 2022;

•        the historical unaudited condensed consolidated financial statements of Legacy Tigo as of and for the three months ended March 31, 2023 and the historical audited financial statements of Legacy Tigo as of and for the year ended December 31, 2022; and

•        other information relating to ROCG and Legacy Tigo included in this Form 8-K, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “BCA Proposal.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this Form 8-K. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New Tigo’s additional paid-in capital and are assumed to be cash settled.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A.     Reflects Legacy Tigo’s purchase of 1,645,000 shares of ROCG common stock and 424,000 Private Placement Units from the Sponsors pursuant to the Sales and Purchase Agreement for $1.8 million after deducting $0.5 million of expenses advanced by Legacy Tigo to extend the period for ROCG to consummate a Business Combination.

B.      Reflects the liquidation and reclassification of $4.5 million of investments held in the Trust Account and cash disbursed of $20.2 million to redeem 1,945,251 shares of ROCG common stock in connection with the special meeting of stockholders held on May 18, 2023.

C.     Represents the cash disbursement for the total preliminary estimated direct and incremental transaction costs of $5.4 million incurred by ROCG and Legacy Tigo prior to, or concurrent with, the Closing.

D.     Represents the reclassification of Legacy Tigo’s convertible preferred stock warrant liability to additional paid-in capital as a result of the conversion of Legacy Tigo’s convertible preferred stock into Legacy Tigo common stock immediately prior to the Closing.

E.      Reflects the conversion of 199,145,285 shares of Legacy Tigo convertible preferred stock into 199,145,285 shares of Legacy Tigo common stock.

F.      Represents the issuance of 56,326,024 new shares of New Tigo’s common stock to holders of Legacy Tigo common stock pursuant to the Merger Agreement to effect the reverse recapitalization at the Closing including 1,258,136 shares of New Tigo’s common stock issuable to settle Legacy Tigo accruing dividends on preferred stock.

G.     Represents the issuance of 118,021 shares of New Tigo’s common stock pursuant to the BCMA Termination Agreement.

H.     Reflects the elimination of ROCG’s historical accumulated deficit.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

AA.  Reflects the elimination of ROCG’s transaction expenses that would not have been incurred had the Business Combination been consummated on January 1, 2022.

BB.   Reflects the elimination of Legacy Tigo’s change in fair value of warrant liability as a result of the conversion of Legacy Tigo’s convertible preferred stock into Legacy Tigo common stock had the Business Combination been consummated on January 1, 2022.

CC.   Reflects the elimination of interest income on the ROCG Trust Account assets that would not have been earned had the Business Combination been consummated on January 1, 2022.

DD.   Reflects the elimination of Legacy Tigo’s Series D and Series E convertible preferred stock dividends as a result of the conversion of Legacy Tigo’s convertible preferred stock into Tigo common stock had the Business Combination been consummated on January 1, 2022.

EE.   Reflects stock-based compensation related to ROCG awards with a performance condition upon the occurrence of the Business Combination.

4. Pro Forma Net Income (Loss) per Share

Pro forma net income (loss) per share is calculated using the basic and diluted weighted average shares of common stock outstanding of New Tigo as a result of the pro forma adjustments. As the Business Combination is being reflected as if it had occurred on January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA

(in thousands, except share and per share data)	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Basic earnings (loss) per share
Pro forma net income (loss)	$6,943	$(8,667)
Weighted-average shares outstanding – basic	58,144,543	58,144,523
Basic net income (loss) per share	$0.12	$(0.15)
Diluted earnings (loss) per share
Pro forma net income (loss)	$6,943	$(8,667)
Weighted-average shares outstanding – basic	58,144,543	58,144,543
Add: shares from dilutive options and warrants	3,673,922	—
Add: shares from convertible debt	6,144,297	—
Weighted-average shares outstanding – diluted	67,962,762	58,144,543
Diluted net income (loss) per share	$0.10	$(0.15)

Pro forma diluted net income (loss) per share for the periods presented do not reflect the following potential common shares as the effect would be antidilutive:

	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Common stock warrants	5,768,750	5,768,750
Stock options	—	3,673,922
Convertible debt	—	6,144,297

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled “Unaudited pro forma condensed combined financial information” and our audited annual consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and unaudited interim consolidated financial statements as of March 31, 2023, and for the three months ended March 31, 2023 and 2022, together with the respective related notes, in each case, included elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Current Report on Form 8-K. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “the Company” or other similar terms refer to the business and operations of Tigo Energy, Inc. and its subsidiaries prior to the Business Combination (“Legacy Tigo”) and Tigo Energy Inc. following the consummation of the Business Combination (“New Tigo”). References to “ROCG” refer to Roth CH Acquisition IV Co. prior to the consummation of the Business Combination.

Overview

We believe we are a worldwide leader in the development and manufacturing of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar systems. Our mission is to deliver products and solutions that are flexible and dependable, increase the energy generation of solar systems and address the need for change. The solar optimizer and inverter space is predominately serviced by two major suppliers. We expect to attract new customers and gain market share by expanding sales of our Module Level Power Electronics (“MLPE”) and Energy Intelligence solution (“EI solution”).

We have served the solar energy industry with advanced power and electronics, including the manufacturing and development of our MLPE since our inception in 2007 and we introduced our EI solution in 2021. We combine our Flex MLPE and solar optimizer technology with intelligent, cloud-based software capabilities for advanced energy monitoring and control.

We have focused to date on MLPE optimizers, which are devices that reside on the panel and improve safety features and energy production for the installer and system owner. Our optimizers are designed to be highly flexible solutions that work with thousands of permutations of inverters and modules, providing the installer with significant choice when designing a system for the consumer. In September 2021, we began offering our EI solution to residential customers in the U.S. and began offering this product to select customers in Europe in November 2022. In addition, we develop products such as inverters and battery storage systems for the residential solar-plus-storage market. Our products power everything from single-digit kilowatt residential systems to commercial, industrial, and utility systems, scaling to hundreds of megawatts on rooftop, ground-mounted, and floating applications.

We primarily offer our products and services through distributors and solar installers. We have a worldwide footprint and have product installations in over 100 countries on all seven continents. As of December 31, 2022, we have generated approximately 64% and 27% of our revenue from markets in Europe, the Middle East, and Africa (“EMEA”) and the Americas, respectively, our two largest markets. As of March 31, 2023, we have generated approximately 80% and 14% of our revenue from markets in EMEA and the Americas.

Acquisition of Foresight Energy Ltd.

On January 27, 2023 (“Closing Date”), Legacy Tigo completed the acquisition of 100% of the equity interests of Foresight Energy Ltd. (“fSight”). Total consideration paid for the acquisition was approximately $12.1 million, which consisted of 5.6 million shares of Legacy Tigo’s common stock issued at the Closing Date, 0.7 million shares of Legacy Tigo’s common stock to be issued 12 months from the Closing Date and 0.4 million shares of Legacy

Tigo’s common stock to be issued 18 months from the Closing Date. The transaction was accounted for as a business combination pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, using the acquisition method of accounting.

fSight is an energy data analytics software company based in Hod HaSharon, Israel. Legacy Tigo’s acquisition of fSight is expected to expand its ability to leverage energy consumption and production data for solar energy producers, adding a powerful prediction platform that provides rich and actionable system performance data, from the grid down to the module level.

The Business Combination

On December 5, 2022, we entered into an Agreement and Plan of Merger, by and among Legacy Tigo and Roth IV Merger Sub Inc., a wholly-owned subsidiary of ROCG (“Merger Sub”). On May 23, 2023, upon the terms and subject to the satisfaction or waiver of the conditions described in the Merger Agreement, including approval of the transaction by the Requisite Company Stockholders (as such term is defined in the Merger Agreement) and the ROCG stockholders, Merger Sub merged with and into Legacy Tigo. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub ceased, and Legacy Tigo survived the Business Combination and became a wholly-owned subsidiary of ROCG. In connection with the consummation of the Business Combination, the Company was renamed “Tigo Energy, Inc.”

Accounting Impact of the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in ASC Topic 805, Business Combinations, ROCG, which is the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Legacy Tigo was treated as the accounting acquirer. This determination was primarily based on the following:

(i)     legacy Tigo having a majority of the voting power of the Company;

(ii)    legacy Tigo’s senior management comprising substantially all of the senior management of the Company;

(iii)   legacy Tigo’s relative size compared to ROCG; and

(iv)   legacy Tigo’s operations comprising the ongoing operations of the post-combination company.

Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of a capital transaction in which we are issuing stock for the net assets of ROCG. The net assets of ROCG were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be ours.

The most significant change in our future reported financial position and results upon consummation of the business combination is the conversion of the convertible preferred stock into common stock and additional paid in capital (as compared to our consolidated balance sheet as of December 31, 2022).

Public Company Costs

Subsequent to the Business Combination, New Tigo is an SEC-registered and Nasdaq-listed company. We have hired and expect to hire additional staff and implement new processes and procedures to address public company requirements in anticipation of and following the completion of the Business Combination. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, internal control compliance, and additional costs for investor relations, accounting, audit, legal and other functions.

Sales under this Registration Statement

Sales of a substantial number of shares of our Common Stock and/or Warrants in the public market by the selling stockholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of shares of our Common Stock and Warrants. We are unable to predict the effect that such sales may have on the prevailing market price of shares of our Common Stock and Warrants. The total shares of Common Stock available for resale represent a substantial percentage of our total outstanding shares of Common Stock as of the date of this prospectus. The selling stockholders can sell, under this prospectus, up to (a) 49,734,570 shares of Common Stock constituting approximately 86% of our issued and outstanding shares of Common Stock as of July 24, 2023 and (b) 18,750 Private Placement Warrants constituting approximately 0.3% of our issued and outstanding Warrants as of July 24, 2023. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. The Legacy 2018 Options have exercise prices of $0.69 and $2.57 per share, as applicable. On July 24, 2023, the closing price for our Common Stock was $26.01. We believe the likelihood that the holders will exercise their Warrants and Legacy 2018 Options, as applicable, is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants and Legacy 2018 Options, as applicable. Conversely, the holders are more likely to exercise their Warrants and Legacy 2018 Options, as applicable, the higher the price of our Common Stock is above the exercise price thereof.

Key Operating and Financial Metrics

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe the operating and financial metrics presented are useful in evaluating our operating performance, as they are similar to measures by our public competitors and are regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures, as they are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net income (loss) or net income (loss) margin, respectively, calculated in accordance with GAAP. See “— Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The following table sets forth these metrics for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except percentages)	2023	2022	2022	2021
Bookings	$68,936	$15,532	$162,871	$38,973
Revenue, net	50,058	9,919	81,323	43,642
Gross profit	18,369	2,683	24,771	12,639
Gross margin	37%	27%	30%	29%
Operating income (loss)	7,820	(1,572)	(896)	(3,714)
Net income (loss)	6,910	(5,697)	(7,037)	(4,863)
Adjusted EBITDA	8,561	(1,430)	2,479	(3,116)
Adjusted EBITDA margin	17%	(14)%	3%	(7)%

Bookings

We define bookings as the value of new purchase orders for a product or service received during a fiscal period that will be delivered or performed sometime in the future and is a forward looking metric that we utilize to help us understand our future revenue growth. Bookings are generally subject to modification and/or cancellation per the terms of the order.

Gross Profit and Gross Margin

We define gross profit as total revenue, net less cost of revenue, and define gross margin, expressed as a percentage, as the ratio of gross profit to revenue. Gross profit and margin can be used to understand our financial performance and efficiency and allow investors to evaluate our pricing strategy and compare against competitors. Our management uses these metrics to make strategic decisions identifying areas for improvement, set targets for future performance and make informed decisions about how to allocate resources going forward.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA, a non-GAAP financial measure, as earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as adjusted to exclude stock-based compensation and merger transaction related expenses. We define adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of adjusted EBITDA to revenue, net. See “— Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to adjusted EBITDA.

Key Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting our results of operations are summarized below.

Expansion of U.S. Residential Sales.    Our future revenue growth is, in part, dependent on our ability to expand our product offerings and services in the U.S. residential market. In our North American market, we primarily generate revenue from our product offerings and services in the commercial and industrial markets. In order to continue our growth, we intend to expand our presence in the residential market through offerings with U.S. solar providers. We also expect to continue to evaluate and invest in new market opportunities internationally. We believe that our entry into new markets will continue to facilitate revenue growth and customer diversification.

Expansion of New Products and Services.    We have made substantial investments in research and development and sales and marketing to achieve a leading position in our market and grow our revenues. Our revenue is primarily generated from the sales and offerings of our MLPE systems. While we will continue to invest in research and development to expand the capabilities of our existing products and solutions, we intend to continue to develop and promote our EI solution. For the three months ended March 31, 2023, and year ended December 31, 2022, we generated approximately $5.4 million and $3.2 million, respectively in revenue year to date from offerings of our EI solution. In the future, we are looking to generate significant revenues from our EI solution as we expand the offerings of this product.

Adding New Customers and Expansion of Sales with Existing Customers.    We intend to target new customers in the U.S. residential market through offerings with residential solar providers. We primarily acquire new customers through collaboration with our industry partners and distributors. While we expect that a substantial portion of our future revenues in the near-term will be to our existing customers, we expect to invest in our sales and marketing to broaden our reach with new residential customers in the U.S. and customers in Europe.

Inflation.    We are seeing an increase in overall operating and other costs as the result of higher inflation rates. Principal factors contributing to our inflationary pressures include supply chain disruptions and challenges. In particular, we are experiencing an increase in freight costs and supply chain constraints, consequences associated with COVID-19 and trade tariffs imposed on certain products from China, which may put pressure on our operating margins and increase our costs. To address the possibility of rising inflation, some of our contracts include certain provisions that mitigate inflation risk. To date, inflation has not had a material impact on our results of operations.

Interest rate increases for both short-term and long-term debt have increased sharply. Although our outstanding debt mostly bears fixed interest rates, as we refinance it, or borrow additional amounts, we may incur additional interest expense versus expiring loans.

Managing our Supply Chain.    We rely on contract manufacturers and suppliers to produce our components. We have seen supply chain challenges and logistics constraints increase, including component shortages, which have, in certain cases, caused delays in critical components and inventory, longer lead times, and have resulted in increased costs. We believe these supply chain challenges may persist throughout 2023. Our ability to grow depends, in part, on the ability of our contract manufacturers and suppliers to provide high quality services and deliver components and finished products on time and at reasonable costs. While we are working to diversify our supply chain, some of our suppliers and contract manufacturers are sole-source suppliers. Our concentration of suppliers could lead to supply shortages, long lead times for components and supply changes. Much of our supply chain originates in Thailand, China and the Philippines. In the event we are unable to mitigate the impact of delays and/or price increases in raw materials, electronic components and freight, it could delay the manufacturing and installation of our products, which would adversely impact our cash flows and results of operations, including revenue and gross margin. Supply chain constraints led to an increase in our backlog from $20.1 million as of March 31, 2022, to $115.0 million as of March 31, 2023, and $14.5 million as of December 31, 2021 to $96.1 million as of December 31, 2022, which reduced potential revenues and profitability during the three months ended March 31, 2023 and year ended December 31, 2022.

Components of Consolidated Statements of Operations

Revenue, net

Our primary source of revenue is the sale of our hardware products. Our hardware products are fully functional at the time of shipment and do not require modification or customization for customers to use the products. We sell our products primarily to distributors that resell our products to end users. Distributors do not have general rights of return and generally order goods for immediate resale to end customers. We use present right to payment and transfer of title as indicators to determine the transfer of control to the customer which occurs at a point in time, upon shipment to the distributor. Upon shipment, we satisfy our performance obligation and recognize revenue. We deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues. We have made the election to account for shipping and handling as activities to fulfill the promise to transfer the product and as such we record amounts charged to customers for shipping and handling as revenue and the related costs are included in cost of revenues.

Sales of our hardware products include our web-based monitoring service, which represents a separate performance obligation. Monitoring service revenue represented less than 1% of the total revenue, net in each of the years ended December 31, 2022, and 2021, as well as in the three months ending March 31, 2023, and 2022. The allocation of revenue between the hardware and monitoring service deliverables is based on our best estimate of the standalone selling price determined by considering multiple factors, including internal costs, gross margin and historical selling practices. Revenue from the monitoring service is recognized ratably as the services are performed over the period of the monitoring service, up to 20 years.

Our revenue is affected by changes in the volume and average selling prices of our solutions and related accessories, supply and demand, sales incentives, and competitive product offerings. Our revenue growth is dependent on our ability to compete effectively in the marketplace by remaining cost competitive, developing and introducing new products that meet the changing technology and performance requirements of our customers, the diversification and expansion of our revenue base, and our ability to market our products in a manner that increases awareness for our products and differentiates us in the marketplace.

Cost of Revenue and Gross Profit

Our cost of revenues consists primarily of product costs, warranty costs, and logistics costs, as well as inventory write-downs, shipping and handling costs, hosting service costs related to the monitoring service, and depreciation and amortization of manufacturing test equipment. We outsource our manufacturing to third-party manufacturers and negotiate product pricing on a quarterly basis. Our product costs are affected by technological innovations, such as advances in semiconductor integration and new product introductions, economies of scale resulting in lower component costs, and improvements in production processes and automation.

During 2021, supply chain challenges and an increase in demand for our products, resulted in increased use of expedited ocean freight as well as air freight to deliver our products to our customers in a timely manner. In addition, during 2022 we saw increased demand for our products in Europe due to significant spikes in electricity costs, due in part to the invasion of Ukraine by Russia. As a result of the supply chain challenges and increases in demand that we faced during 2022 and 2021, the levels of our finished goods inventories required to support our growth were reduced. Therefore, a higher than historically normal percentage of our products were delivered through expedited ocean freight and air freight. In absence of additional COVID-19 related shutdowns that occurred in 2022 and 2021, we expect inventory levels in 2023 to return to those historically required to support our growing business.

Key components of our logistics supply channel consist of third-party distribution centers in the U.S., Europe, and China. Finished goods are either shipped to our customers directly from our contract manufacturers or shipped to third-party distribution centers and then, finally, shipped to our customers.

Gross profit may vary from period-to-period and is primarily affected by our average selling prices, product cost, product mix, customer mix, warranty costs and freight costs.

Operating Expenses

Operating expenses consist of research and development, sales and marketing and general and administrative expenses. Personnel-related costs are the most significant component of each of these expense categories and include salaries, benefits, payroll taxes, sales commissions, incentive compensation and stock-based compensation.

Research and development expense primarily consistent of personnel-related expenses and facility-related expenses. Research and development employees are primarily engaged in the design and development of our MLPE and EI solutions. We devote substantial resources to research and development programs that focus on enhancements to, and cost efficiencies in, our existing products or services and timely development of new products and services that utilize technological innovation to drive down product costs, improve functionality and enhance reliability. We intend to continue to invest appropriate resources in our research and development efforts because we believe they are critical to maintaining our competitive position.

Sales and marketing expense consist primarily of personnel-related expenses, as well as advertising, travel, trade shows, marketing, customer support and other indirect costs. We expect to continue to make the necessary investments to enable us to execute our strategy to increase our market penetration geographically and enter into new markets by expanding our customer base of distributors, large installers, original equipment manufacturers (“OEM”) and strategic partners. We currently offer solutions targeting customers across the globe in the residential, commercial and utility markets. We have a worldwide footprint and have product installations in over 100 countries on all seven continents. We expect to continue to expand the geographic reach of our product offerings and explore new sales channels in addressable markets in the future.

General and administrative expense consist primarily of personnel-related expenses for our executive, finance, human resources, information technology and legal organizations, facilities costs, and fees for professional services. Fees for professional services consist primarily of outside legal, accounting and information technology consulting costs.

Other Expenses, Net

Other expenses, net, primarily consist of interest expense and fees under our convertible notes and term loans, non-cash interest expense related to the amortization of debt issuance costs, and non-cash charge recognized for the change in fair value of our convertible notes embedded derivative, and convertible preferred stock warrants and losses or gains on debt extinguishment. Other expense, net also includes interest income on our cash balances, and accrued interest on tariffs previously paid and approved for refund.

Income Tax Expense

We are subject to income taxes in the countries where we sell our products. Historically, we have primarily been subject to taxation in the U.S. because of our sales to customers in the U.S. As we have expanded the sale of products to customers outside the U.S., we have become subject to taxation based on the foreign statutory rates in the countries where these sales took place. As sales in foreign jurisdictions increase in the future, our effective tax rate may fluctuate accordingly.

Foreign Currency Transactions

Although our revenues are generated in U.S. dollars, our operating expenses are generally denominated in the currencies in which operations are located. Accordingly, a portion of our operating expenses are incurred in New Israeli Shekels (primarily related to payroll), the Euro and, to a lesser extent, the Yuan. These expenses are remeasured using average exchange rates in effect during the period. To date, remeasurement gains and losses have not been material to our unaudited interim condensed consolidated financial statements, and we have not engaged in foreign currency hedging transactions.

Results of Operations

Three Months Ended March 31, 2023, Compared to Three Months Ended March 31, 2022

The following table sets forth a summary of our unaudited condensed consolidated interim statements of operations for the periods presented:

	Three Months Ended March 31,
(in thousands)	2023	2022
Revenue, net	$50,058	$9,919
Cost of revenue	31,689	7,236
Gross profit	18,369	2,683
Operating expenses:
Research and development	2,214	1,436
Sales and marketing	4,772	2,069
General and administrative	3,563	750
Total operating expenses	10,549	4,255
Income (loss) from operations	7,820	(1,572)
Other expenses (income):
Change in fair value of preferred stock warrant and contingent shares liability	512	—
Loss on debt extinguishment	171	3,613
Interest expense	778	449
Other (income) expense, net	(551)	63
Total other expenses, net	910	4,125
Net income (loss)	$6,910	$(5,697)

Revenue, net

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
Revenue, net	$50,058	$9,919	$40,139	405%

Revenue, net increased by 405%, or approximately $40.1 million, for the three months ended March 31, 2023, as compared to the same period in 2022, primarily due to higher sales volumes as a result of increased acceptance of our MLPE products in the marketplace and increased marketing effort. The increase in revenue, net was also, in part, driven by an increase in revenue, net in the EMEA by 643%, or approximately $34.8 million, primarily due to an increase in demand for more cost-effective energy solutions as energy costs across the region have increased.

Cost of Revenues and Gross Profit

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
Cost of revenue	$31,689	$7,236	$24,453	338%
Gross profit	18,369	2,683	15,686	585%
Gross margin	37%	27%

Cost of revenue increased by 338%, or approximately $24.5 million, for the three months ended March 31, 2023, as compared to the same period in 2022, primarily due to a $24.0 million increase in product costs related to higher sales volumes.

Gross profit increased by 585% for the three months ended March 31, 2023, as compared to the same period in 2022.

Research and Development

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
Research and development	$2,214	$1,436	$778	54%
Percentage of revenue, net	4%	14%

Research and development expense increased by 54%, or approximately $0.8 million, for the three months ended March 31, 2023, as compared to the same period in 2022. The amount of research and development expenses may fluctuate from period to period due to differing levels and stages of development activity.

Sales and Marketing

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
Sales and marketing	$4,772	$2,069	$2,703	131%
Percentage of revenue, net	10%	21%

Sales and marketing expense increased by 131%, or approximately $2.7 million, for the three months ended March 31, 2023, as compared to the same period in 2022. The increase was primarily due to higher personnel costs as a result of increased headcount and an increase in marketing related expenses due to an increase in overall marketing spend.

General and Administrative

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
General and administrative	$3,563	$750	$2,813	375%
Percentage of revenue, net	7%	8%

General and administrative expense increased by 375%, or approximately $2.8 million, for the three months ended March 31, 2023, as compared to the same period in 2022. The increase was primarily due to an increase in professional services primarily related to outside accounting services and consulting expenses, in addition to an increase in payroll related expenses due to an increase in headcount.

Other Expenses, Net

	Three Months Ended March 31,		Change in
(in thousands, except percentages)	2023	2022	$	%
Change in fair value of preferred stock warrant and contingent shares liability	$512	$—	$512	100%
Loss on debt extinguishment	171	3,613	(3,442)	(95)%
Interest expense	778	449	329	73%
Other (income) expense, net	(551)	63	(614)	(975)%
Total other expenses, net	$910	$4,125	$(3,215)	(78)%

Change in fair value of preferred stock warrant and contingent shares liability increased by approximately $0.5 million for the three months ended March 31, 2023, as compared to the same period in 2022. The increase in fair value of preferred stock warrant and contingent shares liability during the three months ended March 31, 2023, as compared to the same period in 2022 was due to change in the fair value of the Series C convertible preferred stock and contingent shares related to the fSight acquisition.

The loss on debt extinguishment for the three months ended March 31, 2023, is primarily related to the repayment of our Series 2022-1 Notes. The loss on debt extinguishment during the three months ended March 31, 2022, was related to the repayment of our Senior Bonds.

Interest expense of $0.8 million for the three months ended March 31, 2023, consists of $0.7 million in interest expense primarily incurred on our Convertible Promissory Note (as defined below) and $47,000 related to the amortization of debt issuance costs. Interest expense of $0.4 million for the three months ended March 31, 2022, primarily includes $0.1 million related to the amortization of debt issuance costs and $0.3 million in interest expense primarily related to our Senior Bonds (as defined below).

Other income, net increased by approximately $0.6 million for the three months ended March 31, 2023, compared to the same period in 2022. The increase in other income, net during the three months ended March 31, 2023, as compared to the same period in 2022 was due to an increase in interest income related to marketable securities.

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Year ended December 31,
(in thousands)	2022	2021
Revenue, net	$81,323	$43,642
Cost of revenue	56,552	31,003
Gross profit	24,771	12,639
Operating expenses:
Research and development	5,682	5,763
Sales and marketing	10,953	7,571
General and administrative	9,032	3,019
Total operating expenses	25,667	16,353
Loss from operations	$(896)	$(3,714)
	Year ended December 31,
(in thousands)	2022	2021
Other expenses (income):
Change in fair value of preferred stock warrant liability	$1,020	$192
Change in fair value of derivative liability	—	68
Loss (gain) on debt extinguishment	3,613	(1,801)
Interest expense	1,494	2,506
Other income, net	(57)	(16)
Total other expenses, net	6,070	949
Loss before income tax expense	(6,966)	(4,663)
Income tax expense	71	200
Net loss	$(7,037)	$(4,863)

Revenue, net

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Revenue, net	$81,323	$43,642	$37,681	86%

Revenue, net increased by 86%, or approximately $37.7 million, for the year ended December 31, 2022, as compared to the same period in 2021, primarily due to higher sales volumes as a result of increased acceptance of our MLPE products in the marketplace and increased marketing effort. The increase in revenue, net was also, in part, driven by an increase in revenue, net in the EMEA by 194%, or approximately $34.3 million, primarily due to an increase in demand for more cost-effective energy solutions as energy costs across the region have increased.

Cost of Revenues and Gross Profit

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Cost of revenue	$56,552	$31,003	$25,549	82%
Gross profit	24,771	12,639	12,132	96%
Gross margin	30%	29%

Cost of revenue increased by 82%, or approximately $25.6 million, for the year ended December 31, 2022, as compared to the same period in 2021, primarily due to a $23.4 million increase in product costs related to higher sales volumes, a $0.3 million increase in freight expenses and a $0.3 million increase in payroll and payroll related expenses.

Gross margin increased by 1% for the year ended December 31, 2022, as compared to the same period in 2021.

Research and Development

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Research and development	$5,682	$5,763	$(81)	(1)%
Percentage of revenue, net	7%	13%

Research and development expense decreased by 1%, or approximately $0.1 million, for the year ended December 31, 2022, as compared to the same period in 2021. The amount of research and development expenses may fluctuate from period to period due to differing levels and stages of development activity.

Sales and Marketing

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Sales and marketing	$10,953	$7,571	$3,382	45%
Percentage of revenue, net	13%	17%

Sales and marketing expense increased by 45%, or approximately $3.4 million, for the year ended December 31, 2022, as compared to the same period in 2021. The increase was primarily due to higher personnel costs as a result of increased headcount and an increase in marketing related expenses due to an increase in overall marketing spend.

General and Administrative

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
General and administrative	$9,032	$3,019	$6,013	199%
Percentage of revenue, net	11%	7%

General and administrative expense increased by 199%, or approximately $6.0 million, for the year ended December 31, 2022, as compared to the same period in 2021. The increase was primarily due to an increase in professional services primarily related to outside accounting services and consulting expenses, in addition to an increase in payroll related expenses due to an increase in headcount in 2022.

Other Expenses, Net

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Change in fair value of preferred stock warrant liability	$1,020	$192	$828	431%
Change in fair value of derivative liability	—	68	(68)	(100)%
Loss (gain) on debt extinguishment	3,613	(1,801)	5,414	301%
Interest expense	1,494	2,506	(1,012)	(40)%
Other income, net	(57)	(16)	(41)	256%
Total other expenses, net	$6,070	$949	$5,121	540%

Change in fair value of preferred stock warrant liability increased by approximately $0.8 million for the year ended December 31, 2022, as compared to the same period in 2021. The increase in fair value of preferred stock warrant liability during the years ended December 31, 2022, as compared to the same period in 2021 was due to change in the fair value of the Series C convertible preferred stock.

Change in fair value of derivative liability decreased by approximately $0.1 million for the year ended December 31, 2022, compared to the same period in 2021.

The loss on debt extinguishment for the year ended December 31, 2022, is primarily related to the repayment of our Senior Bonds. The gain on debt extinguishment during the year ended December 31, 2021, was related to the forgiveness of the principal and accrued interest outstanding under the PPP loan.

Interest expense of $1.5 million for the year ended December 31, 2022, consists of $1.2 million in interest expense primarily incurred on our Series 2022-1 Notes (as defined below) and $0.3 million related to the amortization of debt issuance costs. Interest expense of $2.5 million for the year ended December 31, 2021, primarily includes $1.4 million related to the amortization of debt issuance costs and $1.1 million in interest expense primarily related to our Senior Bonds (as defined below).

Other income, net increased an insignificant amount for the year ended December 31, 2022, compared to the same period in 2021.

Non-GAAP Financial Measures

The non-GAAP financial measures below have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted EBITDA and adjusted EBITDA less capital expenditures should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Adjusted EBITDA

We define adjusted EBITDA, a non-GAAP financial measure, as net earnings (loss) before interest and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude stock-based compensation and merger and acquisition expenses (“M&A expenses”). We utilize adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.

The following table provides a reconciliation of adjusted EBITDA to net (loss) income for the periods presented:

Adjusted EBITDA

	Year Ended December 31,		Three Months Ended
(in thousands)	2022	2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023
Net Income (Loss)	$(7,037)	$(4,863)	$(244)	$(1,710)	$(3,555)	$(5,697)	$178	$(2,421)	$903	$6,910
Adjustments:
Interest expense	1,494	2,506	459	506	511	449	400	392	253	778
Change in fair value of preferred stock warrant and contingent shares liability	1,020	192	8	(45)	229	—	8	(45)	1,057	512
Change in Fair Value of Derivative Liability	—	68	—	—	—	—	—	—	—	—
Loss (Gain) on Debt Extinguishment	3,613	(1,801)	—	—	(901)	3,613	—	—	—	171
Other (Income) Expenses	(57)	(16)	113	(19)	(84)	63	24	(19)	(125)	(551)
Income tax expense	71	200	—	—	200	—	—	—	71	—
Depreciation and amortization	562	419	114	178	15	116	117	172	157	242
Stock-based compensation	813	179	26	26	101	26	26	341	420	366
M&A expenses	2,000	—	—	—	—	—	—	2,000	—	133
Adjusted EBITDA	$2,479	$(3,116)	$476	$(1,064)	$(3,484)	$(1,430)	$753	$420	$2,736	$8,561

We define adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of adjusted EBITDA to revenue. Adjusted EBITDA margin measures net earnings (loss) before interest and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude stock-based compensation and M&A expenses and is expressed as a percentage of revenue. We utilize adjusted EBITDA margin as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry.

The following table sets forth our calculations of adjusted EBITDA margin for the periods presented:

	Year Ended December 31,		Three Months Ended
(in thousands, except percentages)	2022	2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023
Numerator: adjusted EBITDA	$2,479	$(3,116)	$476	$(1,064)	$(3,484)	$(1,430)	$753	$420	$2,736	$8,561
Denominator: revenue	81,323	43,642	13,326	10,735	7,066	9,919	17,639	22,825	30,941	50,058
Ratio of adjusted EBITDA to revenue	3.0%	(7.1)%	3.6%	(9.9)%	(49.3)%	(14.4)%	4.3%	1.8%	8.8%	17.1%

Quarterly Financial Information

The following table sets forth our results of operations on a quarterly basis from June 30, 2021, to March 31, 2023:

	Three Months Ended
(in thousands, except percentages)	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023
Bookings	$10,154	$9,818	$10,352	$15,532	$40,031	$36,769	$70,540	$68,936
Revenue	13,326	10,735	7,066	9,919	17,639	22,825	30,941	50,058
Gross Profit	4,264	3,074	1,224	2,683	5,531	6,589	9,968	18,369
Gross Margin	32.0%	28.6%	17.3%	27.1%	31.4%	28.9%	32.2%	36.7%
Operating Income (loss)	$379	$(1,184)	$(3,600)	$(1,592)	$629	$(2,092)	$2,159	$7,820
Adj. EBITDA	$476	$(1,064)	$(3,484)	$(1,430)	$753	$420	$2,736	$8,561
Adj. EBITDA Margin	3.6%	(9.9)%	(49.3)%	(14.4)%	4.3%	1.8%	8.8%	17.1%

Liquidity and Capital Resources

Sources of Liquidity

As of March 31, 2023, and December 31, 2022, our principal sources of liquidity were cash and cash equivalents, restricted cash, marketable securities and accounts receivable of $93.1 million and $53.5 million, respectively.

Since inception, we have financed our operations primarily through financing transactions such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. As of March 31, 2023, and December 31, 2022, we had an accumulated deficit of $55.3 million and $62.2 million, respectively. Management closely monitors expenditures and is focused on obtaining new customers and continuing to develop our products. Cash from operations and our liquidity could also be affected by various risks and uncertainties, including, but not limited to, economic concerns related to inflation or the supply chain, the effects of the COVID-19 pandemic, including timing of cash collections from customers and other risks detailed in the section of this prospectus entitled “Risk Factors.”

We estimate that we will not require additional financing to meet our obligations and execute our business plan over the next 12 months. However, there can be no assurance that we will not require additional financing or that future financing can obtain these funds on acceptable terms or at all or that we can maintain or increase our current revenues.

Our future capital requirements will depend on many factors, including the revenue growth rate, the success of future product development and capital investment required, and the timing and extent of spending to support further sales and marketing and research and development efforts. In addition, we expect to incur additional costs as a result of operating as a public company. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

We will receive up to $66.4 million from the exercise of the Warrants and Legacy 2018 Options for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. The Legacy 2018 Options have exercise prices of $0.69 and $2.57 per share, as applicable. On July 24, 2023, the closing price for our Common Stock was $26.01. We believe the likelihood that the holders will exercise their Warrants and Legacy 2018 Options, as applicable, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants and Legacy 2018 Options, as applicable. Conversely, the holders are more likely to exercise their Warrants and Legacy 2018 Options, as applicable, the higher the price of our Common Stock is above the exercise price thereof. The Warrants and Legacy 2018 Options are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement and 2018 Plan, respectively. To the extent that any Warrants or Legacy 2018 Options are exercised on a cashless basis, the aggregate amount of cash we would receive from such exercises will decrease. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. As of the date of this prospectus, we estimate that we will not require additional financing to meet our obligations and execute our business plan over the next 12 months. Thus, we do not expect to rely on the cash exercise of Warrants or Legacy 2018 Options to fund our operations. Instead, we intend to rely on our primary sources of cash to continue to support our operations. Therefore, the availability or unavailability of any proceeds from the exercise of Warrants and Legacy 2018 Options is not expected to affect our ability to fund our operations.

Sales of a substantial number of shares of our Common Stock and/or Warrants in the public market by the selling stockholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of shares of our Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of shares of our Common Stock and Warrants. The total shares of Common Stock available for resale represent a substantial percentage of our total outstanding shares of Common Stock as of the date of this prospectus. The selling stockholders can sell, under this prospectus, up to (a) 49,734,570 shares of Common Stock constituting approximately 86% of our issued and outstanding shares of Common Stock as of July 24, 2023 and (b) 18,750 Private Placement Warrants constituting approximately 0.3% of our issued and outstanding Warrants as of July 24, 2023.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Three months ended March 31,		Year ended December 31,
(in thousands)	2023	2022	2022	2021
Net cash used in operating activities	$(5,087)	$(4,654)	$(16,472)	$(4,990)
Net cash used in investing activities	(10,655)	(250)	(1,603)	(323)
Net cash provided by financing activities	28,631	11,544	48,318	7,297
Net increase in cash, cash equivalents and restricted cash	$12,889	$6,640	$30,243	$1,984

Cash Flows Used in Operating Activities

Net cash used in operating activities decreased by $0.4 million for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, resulting primarily from $1.7 million of non-cash items, such as depreciation and amortization, change in fair value of preferred stock warrant liability, non-cash interest expense, stock-based compensation and loss on debt extinguishment. The use of cash was partially offset by net income of $6.9 million. The net cash outflow decreased from changes in our operating assets and liabilities was primarily due to an increase in accounts receivable of $16.5 million, as a result of higher sales and increase in inventory of $11.8 million due to higher prepayments in inventory, an increase in prepaid expenses of $1.2 million due to higher prepayments of inventory, and offset by an increase in accounts payable, accrued expenses and other current liabilities of $15.2 million primarily related to an increase in payments due to our contract manufacturers in relation to higher revenues.

Net cash used in operating activities increased by $11.5 million for the year ended December 31, 2022, as compared to the year ended December 31, 2021, resulting primarily from our net loss of $7.0 million. The use of cash was partially offset by $7.6 million of non-cash items, such as depreciation and amortization, change in fair value of preferred stock warrant liability, non-cash interest expense, stock-based compensation and loss on debt extinguishment. The net cash outflow increase of $16.5 million from changes in our operating assets and liabilities was primarily due to an increase in accounts receivable of $13.3 million, as a result of higher sales and increase in inventory of $9.5 million due to higher prepayments in inventory, an increase in prepaid expenses of $1.4 million due to higher prepayments of inventory, and offset by an increase in accounts payable, accrued expenses and other current liabilities of $7.7 million primarily related to an increase in payments due to our contract manufacturers in relation to higher revenues in 2022.

Cash Flows Used in Investing Activities

Net cash used in investing activities increased by $10.4 million for the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to the purchase of marketable securities and of patents.

Net cash used in investing activities increased by $1.3 million for the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to normal course of business purchases of property and equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities increased by $17.1 million in the three months ended March 31, 2023, compared to the three months ended March 31, 2022. This was primarily attributable to proceeds of $50.0 million from the sale of convertible promissory note. The net cash provided by financing activities was partially offset by $20.8 million in principal payments on our Series 2022-1 notes and $0.6 million in financing cost payments primarily related to lender fees.

Net cash provided by financing activities increased by $41.0 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. This was primarily attributable to proceeds of $41.0 million from the sale of Series E convertible preferred stock and $25.0 million in proceeds from our Series 2022-1 Notes. The net cash provided by financing activities was partially offset by $10.0 million in principal payments on our Senior Bonds, $4.2 million in principal payments on our Series 2022-1 Notes and $3.5 million in financing cost payments primarily related to lender fees.

Current Indebtedness

As of March 31, 2023, and December 31, 2022, our long-term debt consisted of the following:

	As of March 31, 2023	As of December 31, 2022
	(in thousands)	(in thousands)
Long term debt	$50,000	$20,833
Less: unamortized debt issuance costs	(330)	(191)
Less: current maturities	—	(10,000)
Long-term debt; net of current maturities and unamortized debt issuance costs	49,670	$10,642

Convertible Promissory Notes.    On January 9, 2023, the Company entered into a convertible promissory note purchase agreement (“Note Purchase Agreement”) with a L1 Energy Capital Management S.à.r.l in exchange for cash of $50.0 million (“Convertible Promissory Notes”). Outstanding borrowings under the Convertible Promissory Notes bear interest at a rate of 5.0% per year. The principal amount is due at the maturity date of January 9, 2026, and interest is payable semiannually beginning July 2023. We were in compliance with the covenants as of March 31, 2023. Concurrently with this transaction, we repaid in full the existing Series 2022-1 Notes (as defined below).

Historical Indebtedness

Series 2022-1 Notes.    On January 18, 2022, we issued senior notes in the principal amount of $25.0 million at a fixed interest rate of 5.5% per year (“Series 2022-1 Notes”). Interest-only payments were due through July 2022; thereafter, 30 monthly payments of equal principal plus accrued interest were due through maturity in January 2025. The Series 2022-1 Notes were secured by our intellectual property, amounts held in reserve funds presented as restricted cash on the accompanying condensed consolidated balance sheets and substantially all of our assets comprising the Trust Estate, as defined in the Trustee Servicing Agreement. The Series 2022-1 Notes contained customary affirmative and negative covenants that included, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments, and transactions with our affiliates, as well as maintaining minimum liquidity at all times, maintaining minimum EBITDA or an asset coverage ratio on a quarterly basis. Concurrently with this transaction, we repaid in full the existing Senior Bonds (as defined below). We accounted for this transaction as a debt extinguishment and wrote off $0.5 million of unamortized debt issuance costs related to the previously outstanding Senior Bonds and expensed lender fees of $3.1 million which are recorded as loss on debt extinguishment on the consolidated statement of operations.

In connection with the Series 2022-1 Notes, we incurred issuance costs of $0.4 million, which were deferred and are being amortized to interest expense over the three-year term of the Senior Bonds using the effective interest method. The effective interest rate is 6.41%.

Senior Bonds.    In March 2020, we issued unregistered bonds in the aggregate principal amount of $20.0 million (“Senior Bonds”). Outstanding borrowings under the Senior Bonds bore interest at the rate of 5.7% per year. Interest-only payments were due through September 2020; thereafter, 30 monthly payments of equal principal plus accrued interest were due through maturity in March 2023. The Senior Bonds were secured by our intellectual property, an insurance policy issued in the maximum amount of $20.0 million, amounts held in reserve funds presented as restricted cash on the accompanying condensed consolidated balance sheets and substantially all of our assets comprising the Trust Estate, as defined in the Trustee Servicing Agreement. In connection with the Senior Bonds, we incurred issuance costs of $3.3 million, which were deferred and were amortized to interest expense over the three-year term of the Senior Bonds using the effective interest method.

Term Loan.    In February 2018, we entered into a loan and security agreement, as amended, with a financial institution which provided for a term note of $10.0 million (“Term Loan”). The Term Loan initially required interest-only payments through August 2018, followed by 42 equal payments of principal, plus monthly payments of accrued interest through the maturity date in February 2022. In September 2019, we received a Notice of Default for failing to fully repay all obligations due to an event of default with certain covenants that remained uncured and, as a result, we were charged the default interest rate which equaled 12.5% as of December 31, 2019. In connection with the Term Loan, we incurred loan issuance costs of $1.6 million which were recorded as a debt discount and was being amortized to interest expense using the effective interest method over the term of the loan. As a result of the event of default, the remaining unamortized portion of the debt discount was recorded to interest expense in September 2019 when the outstanding borrowings became due. In March 2020, the Term Loan was paid in full.

Promissory Notes.    In April 2019, we borrowed $1.0 million from a stockholder under a promissory note (“April 2019 Promissory Note”) which had a maturity date in April 2020. Outstanding borrowings under the April 2019 Promissory Note bore interest at a rate of 13% per year. In May 2019, the April 2019 Promissory Note was exchanged for a convertible note with the same stockholder.

In January 2020, we borrowed $1.2 million from a stockholder under a promissory note (“2020 Promissory Note”) which was due on demand. Outstanding borrowings under the 2020 Promissory Note bore interest at a rate of 13% per year. In January 2020, the 2020 Promissory Note was exchanged for a convertible note with the same stockholder.

Convertible Notes.    In May 2019, we entered into convertible promissory note agreements (“May 2019 Convertible Notes”) with various stockholders in exchange for cash of $1.0 million and the unpaid principal and accrued interest related to the April 2019 Promissory Note totaling $1.0 million. Outstanding borrowings under the May 2019 Convertible Notes bore interest at the rate of 13% per year and were due upon the earlier of May 2020, a change in control or upon a qualified financing event. Under the terms of the May 2019 Convertible Notes, if we undergo a change in control, an amount equal to four times the amount otherwise due will be owed. In connection with the May 2019 Convertible Notes, we incurred loan issuance costs of $24,116 which were recorded as a debt discount and was being amortized to interest expense using the effective interest method over the term of the loan.

In July 2019, we entered into a convertible promissory note agreement (“July 2019 Convertible Note” and, together with the May 2019 Convertible Notes, the “2019 Convertible Notes”) with a stockholder for total borrowings of $0.2 million. Outstanding borrowings under the July 2019 Note bore interest at the rate of 13% per year and were due upon the earlier of July 2020, a change in control or upon a qualified financing event. Under the terms of the July 2019 Convertible Note, if we undergo a change in control, an amount equal to four times the amount otherwise due will be owed.

The 2019 Convertible Notes include a redemption option whereby in the event of a qualified equity financing, we have the option to convert the notes into shares sold in the qualified equity financing at a conversion price that is 60% of the price per share of the qualified equity financing. The redemption options were bifurcated and accounted for as derivatives. Upon recognition, we recorded the redemption options at fair value and associated debt discount of $1.4 million.

In January 2020, we entered into convertible promissory note agreements (“Convertible Notes”) with various stockholders in exchange for cash of $0.7 million and the unpaid principal and accrued interest related to the 2019 Convertible Notes and 2020 Promissory Note totaling $3.6 million. Outstanding borrowings under the Convertible Notes bear interest at the rate of 13% per year during the first 12 months and then 18% per year thereafter. The Convertible Notes are due upon the earlier of January 2021, a change in control or upon a qualified financing event. Under the terms of the Convertible Notes, if we undergo a change in control, an amount equal to five times the amount otherwise due will be owed. The Convertible Notes include a redemption option whereby in the event of a qualified equity financing, we have the option to convert the notes into shares sold in the qualified equity financing at a conversion price that is 60% of the price per share of the qualified equity financing. The redemption options were bifurcated and accounted for as derivatives. Upon recognition, we recorded the redemption options at fair value and associated debt discount of $2.2 million.

Since the 2019 Convertible Notes were exchanged prior to their maturity, we accounted for certain instruments as a deemed extinguishment and wrote off $0.5 million of unamortized debt discount and $1.1 million associated with the redemption option. The net amount of $0.6 million is recorded as a gain on debt extinguishment in the accompanying consolidated statement of operations during the year ended December 31, 2020.

In connection with the Convertible Notes, we issued the note holders warrants with a fair value of $0.2 million, which was recorded as a discount to the loan, to purchase up to 8,208,682 shares of our common stock with an exercise price of $0.5167 per share. The warrants are exercisable immediately and expire in January 2027. The debt issuance cost and debt discount are being amortized to interest expense over the one-year term of the Convertible Notes using the effective interest method.

Paycheck Protection Program.    In April 2020, we entered into a promissory note evidencing an unsecured loan in the amount of $0.9 million (“PPP Loan”) made to us under the Paycheck Protection Program (“PPP”). The PPP was established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). Subject to the terms of the PPP Loan, outstanding borrowings under the PPP Loan bear interest at a fixed rate of 1% per year, with the first six months of interest deferred. Principal and interest are payable monthly commencing on the first day of the next month after the expiration of the initial six-month deferment period and may be prepaid by us at any time prior to maturity without penalty. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of loans granted under the PPP, with such forgiveness to be determined, subject to limitations, based on the use of loan proceeds for payment of permitted and eligible payroll costs, mortgage interest, rent and utilities. Interest payable on the PPP Loan may be forgiven only if the SBA agrees to pay such interest on the forgiven principal amount of the PPP Loan. As of December 31, 2020, $0.7 million was classified as a short-term obligation and the remaining $0.2 million was classified as a long-term obligation. On March 24, 2021, we received notification that the full amount of the PPP Loan and accrued interest was forgiven. In 2021, we received an additional $0.9 million. This amount was also forgiven in 2021. A gain on extinguishment in the amount of $1.8 million was recognized in the consolidated statement of operations for the year ended December 31, 2021. Net debt issuance costs are presented as a direct reduction of our long-term debt in the consolidated balance sheets and amount to $0.2 million and $0.6 million as of December 31, 2022 and 2021, respectively. During the years ended December 31, 2022 and 2021, we recorded amortization of $0.3 million and $1.6 million, respectively, to interest expense pertaining to debt issuance costs.

Related Party Transactions

Convertible Promissory Notes and Series C-1 Convertible Preferred Stock

Our 2019 Convertible Notes and Convertible Notes, and Series C-1 convertible preferred stock, each as described above, were issued to certain of our existing stockholders and investors.

Note Receivable from Related Parties and Related Party Payable

In November 2013, we adopted the 2013 Officers and Directors Stock Plan and entered into interest bearing, full recourse promissory notes from our Chief Executive Officer (“CEO”) and former directors in the aggregate principal amount of $0.6 million in exchange for the issuance of 9,327,903 shares of common stock. The promissory notes bear interest at the rate of 1.73% per year, matures in November 2022, and are collateralized by 1,532,480 shares of our Series B-4 convertible preferred stock.

On December 31, 2020, we entered into a Secured Promissory Note Cancellation Agreement to forgive the original amount of the CEO’s promissory note and associated interest totaling of $0.5 million and agreed to make an additional payment of $0.5 million for services rendered. Additionally, 1,249,644 shares of our Series B-4 held as collateral was released. As a result, we recorded a charge of $0.9 million in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2020. At December 31, 2020, the $0.5 million of accrued compensation is presented as a related party payable on the accompanying consolidated balance sheet.

At December 31, 2022, there was no remaining principal balance on the recourse promissory notes. At December 31, 2021, the outstanding principal balance on the recourse promissory notes from the former directors was $0.1 million. The interest income related to the recourse promissory notes were recorded in other expense, net in the consolidated statements of operations and not material for the years ended December 31, 2022 and 2021. In addition, as of December 31, 2022, there was no remaining interest receivable and as of December 31, 2021, the interest receivable from related parties was recorded in prepaid expenses and other current assets and were not material.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies

The preparation of our unaudited interim consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates due to risks and uncertainties, including uncertainty in the current economic environment due to the global impact of COVID-19, inflation, and supply chain issues. As of the date of issuance of these financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments or revise the carrying value of our assets or liabilities. For a description of our significant accounting policies, see Note 3. “Summary of Significant Accounting Policies,” in our audited financial statements included elsewhere in this prospectus. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

On January 1, 2019, we adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC Topic 606” or “Topic 606”) and applied the modified retrospective method to all contracts that were not completed as of January 1, 2019.

We determine revenue recognition through the following steps:

•        identification of the contract, or contracts, with a customer;

•        identification of the performance obligations in the contract;

•        determination of the transaction price;

•        allocation of the transaction price to the performance obligations in the contract; and

•        recognition of revenue when, or as, we satisfy performance obligations.

The Company’s primary source of revenue is the sale of its hardware products. The Company’s hardware products are fully functional at the time of shipment and do not require modification or customization for customers to use the products. The Company sells its products primarily to distributors that resell the Company’s products to end users. Distributors do not have general rights of return and generally order goods for immediate resale to end customers. The Company uses present right to payment and transfer of title as indicators to determine the transfer of control to the customer. The Company recognizes revenue at a point in time when its performance obligation has been satisfied and control of the product is transferred to the customer, which generally aligns with shipping terms. Contract shipping terms include ExWorks (“EXW”), FOB Shipping Point and FOB Destination incoterms. Under EXW (meaning the seller fulfills its obligation to deliver when it makes goods available at its premises, or another specified location, for the buyer to collect), the performance obligation is satisfied, and control is transferred at the point when the customer is notified that their order is available for pickup. Under FOB Shipping Point, control is transferred to the customer at the time the goods is transferred to the shipper and under FOB Destination, at the time the customer receives the goods. We deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues. The Company has made the election to account for shipping and handling as activities to fulfill the promise to transfer the product and as such records amounts charged to customers for shipping and handling as revenue and the related costs are included in cost of revenues.

We record upfront contract acquisition costs, such as sales commissions, to be capitalized and amortized over the estimated life of the asset. For contracts that have a duration of less than one year, we follow Topic 606 practical expedient and expense these costs when incurred. Commissions related to our sale of monitoring hardware and service are capitalized and amortized over the period of the associated revenue. We deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues.

Product warranty costs are recorded as expense to cost of revenue based on customer history, historical information and current trends.

Sales of the Company’s hardware products include the Company’s web-based monitoring service, which represents a separate performance obligation. Monitoring service revenue represented less than 1% of the total revenue, net during the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021. The allocation of revenue between the hardware and monitoring service deliverables is based on the Company’s best estimate of the standalone selling price determined by considering multiple factors, including internal costs, gross margin and historical selling practices. Revenue from the monitoring service is recognized ratably as the services are performed over the period of the monitoring service, up to 20 years.

Deferred revenue or contract liabilities consists of payments received from customers in advance of revenue recognition for the Company’s products and service. The current portion of deferred revenue represents the unearned revenue that will be earned within 12 months of the balance sheet date. Correspondingly, noncurrent deferred revenue represents the unearned revenue that will be earned after 12 months from the balance sheet date. Customer deposits are recorded in accrued expenses and other current liabilities within the consolidated balance sheet.

See “Revenue Recognition,” under Note 3 of the notes to consolidated financial statements included in this prospectus for additional information related to revenue recognition.

Inventory

In accordance with FASB ASU No. 2015-11, Inventory is valued at the lower of cost or net realizable value with cost determined under the first-in, first-out (“FIFO”) method. The determination of net realizable value involves numerous judgments, including estimated average selling prices based upon recent sales volumes, industry trends, existing customer orders, current contract price, future demand, pricing for our products and technological obsolescence of our products. Inventory that is obsolete, in excess of our forecasted demand or is anticipated to be sold at a loss is written down to its net realizable value based on expected demand and selling prices.

Fair Value of Financial Instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amounts of our cash, cash equivalents and restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of those instruments. Equity investments with readily determinable fair value are carried at fair value based on quoted market prices or estimated based on market conditions and risks existing at each balance sheet date. Equity investments without readily determinable fair value are measured at cost less impairment and are adjusted for observable price changes in orderly transactions for an identical or similar investment of the same issuer.

Product Warranties

We estimate the cost of warranty obligations based on several key estimates: the warranty period (generally 25 years from installation for defects in design, materials, workmanship and manufacture, and generally 10 years from installation for equipment to conform to specifications and drawings applicable under normal use and service), its historical experience of known product failure rates, use of materials to repair or replace defective products and parts, and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise. Should the actual experience relative to these factors differ from the estimates, we may be required to record additional warranty reserves.

Derivative Instruments

The convertible notes issued in January 2020, July 2019 and May 2019 contained embedded derivative instruments, representing contingent redemption options. The contingent redemption options met the requirements for separate accounting and were accounted for as a derivative liability and single derivative instrument for each tranche of the convertible notes. The derivative instruments were recorded at fair value at inception and were subject to remeasurement to fair value at each balance sheet date, with any changes in estimated fair value recognized in the accompanying consolidated statements of operations. In 2021, the convertible notes were converted into shares of Series D preferred stock in conjunction with the sale of such other shares to other investors and the derivative instruments were derecognized on such date. There are no convertible notes or derivative instruments outstanding as of March 31, 2023, or December 31, 2022.

Stock-Based Compensation

We have a stock incentive plan under which incentive stock options are granted to employees and non-qualified stock options are granted to employees, investors, directors and consultants. The options granted vest over time with a specified service period, except for performance-based grants. Stock-based compensation expense related to equity awards is recognized based on the fair value of the awards granted. The fair value of our common stock underlying the awards has historically been determined by the board of directors with input from management and third-party valuation specialists, as there was no public market for our common stock. The board of directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of common stock, transactions in our preferred or common stock, and general and industry specific economic outlook, amongst other factors. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, risk-free interest rates, the expected term of the option, expected volatility, and expected dividend yield. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years. For awards with performance conditions, the related cumulative stock-based compensation expense from inception to date is recognized when it is probable that the performance condition will be achieved. We account for forfeitures as they occur.

We estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below.

•        Risk-free interest rate — The risk-free interest rate was calculated using the average of the published interest rates of U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as we have no history of, nor plans to distribute, dividend payments.

•        Expected term — The expected term of employee options with service-based vesting is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to our lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

•        Expected volatility — The expected stock price volatility for our stock was determined by examining the historical volatilities of our industry peers as we did not have any trading history of our common stock.

•        Expected dividend yield — The dividend yield assumption is zero as we have no history of, nor plans to distribute, dividend payments.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated value of the options granted to employees are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Expected volatility	71.2%	55.93%	71.78%	55.76%
Risk-free interest rate	3.9%	1.05%	3.30%	1.12%
Expected life (in years)	6.01	6.35	6.04	6.61
Expected dividend yield	0%	0%	0%	0%

As our common stock has not historically been publicly traded, its board of directors periodically estimated the fair value of our common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which consists of property and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost amount or fair value less cost to sell. No impairment losses were identified for the years ended December 31, 2022, and 2021, or the three months ended March 31, 2023.

Convertible Preferred Stock Warrants

Freestanding warrants to purchase our convertible preferred stock are classified as liabilities on the accompanying consolidated balance sheets. The convertible preferred stock warrants are recorded as liabilities because the underlying shares of convertible preferred stock are contingently redeemable upon a deemed liquidation event. The warrants are recorded at estimated fair value and are subject to remeasurement at each balance sheet date and recorded in change in fair value of preferred stock warrant liability in the accompanying consolidated statements of operations.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

We have operations and sales worldwide, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, foreign exchange, credit and inflation risks.

Interest Rate Sensitivity

Our cash and cash equivalents are held primarily in cash deposits. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments. Additionally, changes to interest rates will impact the cost of our future borrowings. Interest rates on the convertible promissory notes and embedded convertible preferred stock warrants are fixed. Changes in prevailing interest rates could have a material impact on our results of operations. Specifically, changes in the fair value of our fixed rate convertible notes may occur during a reporting period as the value of such fixed rate instruments change compared to market rates for similar instruments.

Foreign Currency Risk

Our revenue is denominated in U.S. dollars. Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in the United States and Italy, with an insignificant portion of expenses incurred in our wholly owned subsidiaries in Israel and China in their local currencies.

We do not enter into derivative financial instruments for trading or speculative purposes. We did not enter into any foreign currency forward contracts during 2022 and 2021, or the three months ended March 31, 2023. Any foreign currency forward contracts entered in the future are accounted for as derivatives whereby the fair value of the contracts is reported as other current assets or current liabilities, and gains and losses resulting from changes in the fair value are reported in other income (expense), net, in the accompanying consolidated statements of operations.

Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities, accounts receivable, and derivative financial instruments. We maintain a substantial portion of our cash balances in non-interest-bearing and interest-bearing marketable securities and money market accounts. The derivative financial instruments expose us to credit risk to the extent that the counterparties may be unable to meet the terms of the arrangement. We mitigate this credit risk by transacting with major financial institutions with high credit ratings. We are not required to pledge, and are not entitled to receive, cash collateral related to these derivative instruments. We do not enter into derivative contracts for trading or speculative purposes. Our revenue, net are primarily concentrated among a limited number of customers. We monitor the financial condition of our customers and perform credit evaluations whenever considered necessary and maintain an allowance for doubtful accounts for estimated potential credit losses.

Inflation Risk

The recent increase in inflation partially contributed to the increase in the cost of our products as well as operating costs. If the cost of our products, employee costs, or other costs continue to be subject to significant inflationary pressures, such inflationary pressure may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses. Further, we may not be able to offset these increased costs through price increases. As a result, our inability to quickly respond to inflation could harm its cash flows and results of operations in the future.

BUSINESS

Company Overview

We believe we are a worldwide leader in the development and manufacture of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar energy systems. Our mission is to deliver products and solutions that are flexible and dependable, increase the energy generation of solar energy systems and address the need for change. The solar optimizer and inverter space is predominately serviced by two major suppliers. We expect to attract new customers and gain market share by expanding sales of our Module Level Power Electronics (“MLPE”), which provide solar panel power optimization, rapid shutdown and monitoring capabilities, and our Energy Intelligence solution (“EI solution”), which provides solar energy storage management capabilities.

We have served the solar energy industry with advanced power and electronics, including the manufacturing and development of our MLPEs, since our inception in 2007, and we introduced our EI solution in 2021. We combine our MLPE and EI technology with intelligent, cloud-based software capabilities for advanced energy monitoring and control.

We have focused to date on MLPEs, which are devices that reside under the solar panel and improve safety features and energy production for the installer and system owner. Our MLPEs are designed to be highly flexible solutions that work with other inverters and modules, providing the installer with an open system solution and a variety of choices when designing a system for the consumer. In the fourth quarter of 2021 and the third quarter of 2022, we began to offer our EI solution to residential customers in the U.S. and Europe, respectively. Our products power everything from single-digit kilowatt residential systems to commercial and industrial, and utility systems, scaling to hundreds of megawatts on rooftop, ground-mounted, and floating applications.

We primarily offer our products and services through distributors and solar installers. We have a worldwide footprint, which allows us to capitalize on key markets in Asia, the Americas, and Africa, Europe and the Middle East (“EMEA”). As of December 31, 2022, we generated approximately 64% and 27% of our revenue from markets in EMEA and the Americas, respectively, our two largest markets. As of March 31, 2023, we have generated approximately 80% and 14% of our revenue from markets in EMEA and the Americas.

Industry

The solar energy industry is composed of three distinct markets. The residential market represents the use of solar energy in private homes. The utilities market represents the use of solar energy deployed by companies that sell the energy to homeowners and businesses. All other activity generally falls under the broad umbrella of commercial & industrial. We sell our products and solutions to customers in all three segments.

For the commercial and industrial, and utility solar market markets, we combine our MLPE technology with our cloud-based software platform for advanced energy monitoring and control. Our MLPE products maximize performance, enable real-time energy monitoring, and provide code-required rapid shutdown at the module level. These products are certified under international standards, and the Rapid Shut Down system certified with hundreds of inverters from more than fifteen manufacturers. This open-platform approach gives our customers significantly more freedom to right-size solar systems with the features and inverters they want.

For the residential solar and solar-plus-storage markets, we develop and manufacture MLPE devices, inverters, battery storage systems, and related energy management hardware under the EI residential brand. The Tigo EI residential product portfolio is designed for ease-of-installation, more efficient system maintenance and management, and increased flexibility for installers. In combination with the Tigo mobile app and a browser-based program, the Tigo EI platform provides system diagnosis, over-the-air software upgrades, and energy production monitoring which serves both homeowners and installers.

Total Addressable Market

Governmental policies and geopolitical events have accelerated the pace of adoption for solar energy solutions, allowing both commercial and residential clients to transition to solar energy at an accelerated pace. Solar is expected to be the cheapest form of electricity by 2030, with costs set to decline between approximately

15% to 25% over the next ten years, according to a February 2021 article by Greentech Media, a Wood Mackenzie Business and renewable energy news provider. It is further estimated by Greentech Media that solar will account for approximately 50% of renewable electricity generation in the U.S. by 2050. In addition, Wood Mackenzie projects that global energy storage will grow at 30% compound annual growth rate (“CAGR’’), reporting a 741-gigawatt hour (“GWh’’) of cumulative capacity, by 2030. The extension of the Investment Tax Credit, Production Tax Credit, and the Advanced Manufacturing Production Credit in the United States in 2022 creates stability and further investment opportunities for solar and energy storage. As lowering installation costs allow for residential and commercial customers to enter the market, Tigo is poised to capture additional share in this potentially growing market with its affordable residential energy storage solutions.

The market for MLPE and inverter technology is expanding as demand for distributed generation installations is expected to comprise 43% of global PV installations between 2022 and 2025, according to S&P Global Commodity Insights. MLPEs offer a number of benefits, including the ability to provide module-level rapid shutdown, which eliminates safety concerns associated with high DC voltages. The technology also allows for more precise maximum power point tracking at a module level, which minimizes energy losses and maximizes the energy yield of a solar system. In addition, MLPEs provide more granularity in terms of monitoring performance and diagnosing faults at a module level, leading to lower operating and manufacturing costs and shorter downtime. The increasing adoption of MLPE technology is driven by a combination of mandatory fire-safety regulations and the growth of rooftop PV installations, as well as the benefits of optimizing energy yield and improving monitoring and diagnosis capabilities. With its ability to offer customization through the selection of optimization, monitoring, and rapid shutdown functionality, as well as compatibility with the largest network of inverters and a history of industry-leading low failure rates, Tigo’s MLPE and inverter solutions are well-positioned to take advantage of the growing market for distributed generation installations.

We define our total addressable market as the market for MLPE, inverters and storage solutions globally, because we sell our products globally and have installations on all seven continents. Additionally, a significant portion of our products are sold to large distributors, some of which sell globally. Based on our management’s estimates, IHS Inverter Market reports and Wood Mackenzie Solar Storage reports, we estimate the global market for our MLPE and our EI Solution will represent a market opportunity of approximately $14.3 billion and $110.0 billion, respectively, by 2025.

•        MLPE:    According to IHS, total photovoltaic inverter installations worldwide are expected to be approximately 220,000-Megawatt AC (“MWac”) by 2025, which we estimate will represent an MLPE market opportunity of approximately $14.3 billion in 2025. Our management sees photovoltaic inverter installations as a significant potential driver of MLPE revenues due to the complementary nature and uses of inverters and MPLEs.

•        EI Solution:    According to Wood Mackenzie’s Global Energy Storage Market Outlook Update Q4’22 report, total photovoltaic storage installations are estimated to be approximately 106,000 MWac by 2025, which we estimate will represent an EI Solution market opportunity of approximately $110.0 billion in 2025.

In determining our total addressable MLPE and EI Solution market, our management assumed (i) an average inverter size of 4.85 Kw single phase based on averages supplied by IHS, (ii) an inverter load ratio of 1.3 based on ranges supplied by the U.S. Energy Information Administration, (iii) wattage per panel of 500 based on a report by Solar Edition regarding solar panel efficiency, (iv) average selling prices per unit of $600 based on a report by Home Advisor regarding solar battery storage system prices and (v) average selling prices per unit for MLPE based on management’s estimates.

We believe that we are well positioned to capitalize on these growing market opportunities through our product offerings, which utilize an open architecture to allow installers flexibility in the design and installation of solar systems. We intend to focus on these markets and grow our market share by maintaining close relationships with installers and providing product options that are suited to their requirements.

Our Solution and Operations

Our Products

TS4 Flex MLPE/Optimizer

Our MLPEs have been our primary product since our inception in 2007 and account for the substantial majority of our revenues. Marketed as Tigo Flex MLPE, these devices are an integral part of the string-inverter type of solar architecture, performing key energy management and optimization functions directly at the solar module before the direct current energy passes to other energy conversion components. To date, we have shipped over 10 million MLPE devices worldwide. We have installations in over 100 countries on all seven continents. Our systems have the capacity to generate more than 1 GWh of solar production daily. Our TS4 Flex MLPEs were designed to provide innovative solutions that enhance safety with rapid shutdown, decrease operating costs with remote monitoring and increase energy production of PV systems with optimization. Our MLPEs provide customers with the opportunity to choose the functionalities applicable to their PV system, including:

•        Rapid Shutdown.    Our rapid shutdown MLPEs provide safety and adherence to local standards (where applicable) and safe access to PV systems on roofs by rapidly taking the current to zero. The Tigo TS4-A-F 25A and Tigo TS4-A-2F 25A rapid shutdown devices have the ability to shutdown panels with immediate effect to provide advanced first-responder safety functionality for solar modules rated up to 700W, including bifacial modules. Both products feature compatibility with Pure Signal™ technology in Tigo RSS Transmitters and pair with hundreds of third-party solar inverters to deliver design and installation flexibility for solar installers and engineering, procurement and construction (“EPC”) firms.

•        Module-Level Monitoring.    Our monitoring MLPEs provide detailed information on ongoing operations and maintenance. The Tigo TS4-A-S provides module-level monitoring, which can reduce operations and maintenance costs by allowing installers to pinpoint performance issues, troubleshoot remotely, and eliminate manual testing of each solar panel.

•        Rapid Shutdown, Module-Level Monitoring and Optimization.    Finally, the Tigo TS4-A-O provides the complete breadth of the solution, combining rapid shutdown, monitoring, and optimization, which combats shading and the effects of disparate aging on modules to ensure the entire system produces efficiently out of each and every module. The TS4-A-O provides monitoring capabilities down to the module-level and allows the PV system to comply with rapid shutdown directives. Specifically, this product maximizes production of the solar solution, helping to overcome shade and panel efficiency mismatch. Our internal studies show that the TS4-A-O increases production by an average of 6.6% in comparison with our MLPE models without optimizers, as measured by Tigo’s “Reclaimed Energy” feature, which is included within our energy intelligence monitoring portal and indicates the amount of energy harvested by our optimizers.

Our MLPEs are compatible with nearly every module and inverter in the market due to their open-system architecture. As a result, one reason for installers using our MLPE is for its interface abilities with a wide range of products. This is particularly true for installers and EPC firms that deploy large-scale commercial and industrial solar systems since components in those systems are usually custom assemblies designed to fit the precise size and cost constraints.

The majority of our MLPE products include software tools that are designed to improve the installer experience around commissioning, monitoring, and maintaining fleets of solar installations. Our software tools give our installers detailed visibility into module-level operations so that our installers can assess performance characteristics, diagnose issues, and provide high quality service to their end customers, the utility, commercial, industrial, and residential system owners.

This software is intended to simplify installations by providing installers with a single source of information for their entire fleet of installations. The software tools aggregate performance metrics of all our product offerings into one platform. The platform allows our installers to isolate specific locations and products and filter by factors such as technology and location to view fleet, site and module-specific performance characteristics. In addition, the platform allows for complete system monitoring by connecting inverters, batteries, power meters and all other equipment on site to view the entire system operation. This allows installers to obtain a complete view of all major components in an installation, review production and consumption data by hour, minute, day and month, and view real-time power flows and lifetime performance statistics.

Our software tools seek to deliver module-level monitoring which allows users to pinpoint performance issues, the ability to troubleshoot remotely and eliminate manual testing of each solar panel resulting in an overall improvement of the user experience for installers and customers. The software platform can detect system level, string level and module-level issues and provide real-time alerts when a performance or safety issue arises. The platform also simplifies the commissioning process by providing greater system visibility and information to end installers.

Tigo EI Solution

The Tigo EI solution offers a complete energy storage system comprised of the Tigo EI Inverter, Tigo EI Battery and the Tigo EI Link/Automatic Transfer Switch (“ATS”).

•        Tigo EI Inverter:    The Tigo EI Inverter offers high-efficiency energy conversion for home consumption or export to the grid. Our inverter is a hybrid inverter, meaning that it can accept an input from the Tigo EI Battery (as further described below) and PV array. Tigo offers 3.8kW, 7.6kW and 11.4kW EI Inverter models. When combined with our line of TS4 MLPE products, our inverter provides module-level optimization, monitoring and rapid shutdown and enables home energy production and consumption when paired with a home energy storage system like the Tigo EI Battery.

•        Tigo EI Battery:    The Tigo EI Battery provides energy resilience in the event of a grid outage and optimizes energy consumption based on rate plans for today’s home energy needs. The Tigo EI Battery can be configured for both whole-home and essential load backup to satisfy a comprehensive array of home energy needs. Our batteries include three 3.3 kWh modules, which provides for a total capacity of 9.9 kWh per enclosure, with a usable capacity of 9.0kWh. This easily allows up to 12kWh of total energy in the EU market and up to 40kWh in the U.S. market. In addition, our batteries are compatible with our smart app that offers 24/7 visibility of system behavior and intelligent control over system and battery management. The built-in communication hub, when paired with Tigo TS4 Flex MLPE, provides module level monitoring, optimization, and fire safety features.

•        Tigo EI Link/Automatic Transfer Switch:    Our ATS is a necessary component for on-grid storage. Our ATS comes in two models, a 50 amp essential load panel and a 200 amp whole home back-up. The whole home backup model includes an optional electric-vehicle charger and generator connection. Our ATS works as a gate-keeper by sensing grid loss and safely switches from grid plus solar/battery to solar/battery only.

The EI solution, available for the U.S. residential market since September 2021, offers flexible components that can be purchased together or individually, and are compatible with other brands. While some installers may mix and match other products with our optimizers, we anticipate that we will offer a compelling value proposition such that their best option will be our complete EI solution.

Our EI solution product line allows flexibility in an integrated system that is convenient to maintain through our energy intelligence mobile app and a browser-based program. The energy intelligence platform provides system diagnosis and over-the-air software upgrades and enables energy production monitoring for greater visibility and understanding of energy systems. We provide product performance and support to homeowners and installers with industry-leading warranties on all hardware.

For the years ended December 31, 2022 and 2021, we generated approximately $3.2 million and $0.1 million in revenue, respectively, from offerings of our EI Solution in the United States. In November 2022, we began offering this solution to select customers in our European market. As of March 31, 2023, we have generated approximately $5.4 million in revenue year to date from offerings of our EI Solution. We believe that our EI solution will generate an increasing amount of revenues in the future as the demand for energy storage and management increases. Furthermore, this offering will deepen our relationship with installers by providing them with a comprehensive all-in-one solution.

Our Services

Premium Monitoring Services

Our energy intelligence software platform is provided complimentary with the majority of our MLPE product line; however, our customers can elect to purchase our premium monitoring services, which allows for increased data granularity and historical data storage, for an additional annual fee. We have generated a de minimis amount of revenue from our premium monitoring service for the three months ended March 31, 2023 and for the years ended December 31, 2022 and 2021, respectively.

Competitive Strengths

Tigo’s MLPE and EI Solutions improve the safety, energy yield, and cost of solar across all three end markets (Residential, Commercial and Industrial (“C&I’’), and Utility). We believe our key competitive advantages include:

•        Open Architecture.    Our MLPE and EI solutions are designed to work with other vendors in the industry, unlike some competitor offerings that only work within their own family of products. In particular, our MLPE architecture works with most string inverters or modules.

•        Selective Optimization.    The Tigo system architecture is identical to a string inverter’s architecture, allowing the optimizers to remain in a complete bypass mode until mismatch occurs that requires its intervention. It does not rely on distributed direct current to direct current (“DC/DC’’) stage or direct current to alternating current (“DC/AC’’) conversion, which allows for a decreased duty cycle among all other leading solutions in the market. Because of these guiding principles of operation, Tigo optimizers achieve maximum energy harvest with up to 99.7% efficiency and limit heat dissipation at the back of the module.

•        Selective Deployment.    Tigo’s selective deployment accommodates partial placement as needed, and can be applied to any module in a single string, minimizes the number of optimizers needed in a tradeoff between cost and performance. Thus, any PV Module in a string that is exposed to shade, higher temperature, or has a higher mismatch characteristic with other modules can be outfitted with an optimizer. This will ensure the module’s own best performance, and equally important, that it will not limit the production of the other, unshaded PV modules in the string.

•        Storage Architecture.    Tigo’s storage architecture utilizes a DC coupled system that minimizes losses from the conversion between AC and DC environments. In Tigo’s DC-coupled system, DC solar electricity flows from solar panels into Tigo’s battery unit, avoiding conversions from DC to AC environments before the electricity is stored in the battery.

•        Inverter Architecture.    The Tigo EI Inverter is a hybrid inverter, meaning that it can accept an input from the Tigo EI Battery (as further described above) and PV array. The EI Inverter is stackable and comes in two separate sizes: a 7.6K and an 11.4K, corresponding to the maximum AC power output from the inverter. Both can efficiently operate with a solar panel array oversized by 200% in the event customers want to maximize their solar panel system to be able to better charge batteries.

Business Strategy

Our objective is to deliver smart hardware and software solutions to our customers in the residential, commercial and utility-scale solar systems. Key elements of our strategy include:

•        Expand U.S. Residential Sales.    We will seek to capitalize on our strong position in the U.S. commercial and industrial markets to expand our market share position in residential sales. In particular, we are looking to further grow our share of the U.S. residential market through offerings with U.S. residential solar providers.

•        Expand Our Energy Intelligence Solution.    We commenced sales of our EI solution in the U.S. in September 2021 and in November 2022 began offering the product to select customers in Europe. Our EI solution is an extension of our current products and services and leverages our existing go-to-market channels to achieve success. We are seeking to expand sales of EI solution to drive revenues and further our entry into the energy storage and management markets.

•        Increase Energy Production.    Our research and development team is focused on continuing to improve the performance of our MLPE solution by expanding its functionality and ensuring it is compatible with the latest PV module technology.

•        Increase Market Share.    The growth of the renewable energy and solar sectors is driven by three main factors: cost savings, environmental concerns and energy independence. We intend to focus on these factors by delivering solar offerings and solutions that enhance safety, increase energy yield and lower operating costs. To address these factors, we offer products and solutions that enhance safety, increase energy yield, and reduce operating costs, including customizable MLPE systems and EI solution for detailed module-level monitoring.

•        Customer Service.    Our mission is to deliver products that are productive, reliable, smart, simple and safe to enable customers’ storage and energy independence. Our distributors and solar installers are our first point of contact with a potential customer, the homeowner and business user. Our goals are to partner better with these service providers so that we can provide high quality service to our current and future customers. We believe that continued reinforcement of customer experience can be a competitive advantage for us.

Our Customers

We currently offer solutions to customers globally in the residential, commercial and industrial markets. We primarily rely on, and focus our sales efforts on, distributors and solar installers to assist in selling our product offerings and services to customers. We do, however, make sales directly to customers when business conditions exist where it may be advantageous for the Company and customer to establish a direct commercial relationship. For the three months ended March 31, 2023, our largest customer accounted for approximately 16% of our quarterly revenue, net for this period. For the year ended December 31, 2022, one customer accounted for approximately 11% of our annual revenue, net for this period. We primarily generate revenues from our Americas and EMEA markets, which accounted for 27% and 64%, respectively, of our revenues for the year ended December 31, 2022. As of March 31, 2023, we have generated approximately 80% and 14% of our revenue from markets in EMEA and the Americas.

Sales, Marketing and Partnerships

We primarily sell our products and services through three channels. Primarily, we use solar equipment distributors to leverage their broad sales force, logistics and credit services with installers. We also sell our products and services directly to large installers and EPCS when the volume is sufficient to drive economies of scale and create an on-going business relationship. In addition, we also sell to inverter suppliers, who integrate our rapid shutdown device into their inverter and then bundle this inverter with our optimizers for a more complete solution.

Our enhanced partnership program seeks to ensure compatibility between our MLPE products and a vast set of third-party inverters, supporting solar installation performance and fulfilling safety code requirements. This formalizes collaboration on technical integrations, product certification, customer support and marketing strategies with major inverter companies. We incentivize our program partners to promote our inverters by allocating marketing funds for every inverter sold under the program. Our enhanced program ensures compatibility across partner inverters and Tigo TS4 units to support solar installation performance and fulfill safety code requirements. All Tigo Enhanced inverters are integrated with Tigo RSS Transmitters to communicate with Tigo TS-A-F and TS4-A-2F devices.

Manufacturing and Quality Control

Manufacturing

We have designed our manufacturing processes to produce high quality products at competitive costs. Our strategy has three elements: outsource, automate and localize. We outsource the manufacturing of our products to contract manufacturers in order to access advanced manufacturing equipment, processes, skills and capacity without large capital outlays. We also seek to increase our responsiveness to customers while reducing costs and delivery times.

Our principal contract manufacturers that account for the substantial majority of our products sold are Kinpo Electronics, Inc., headquartered in Taiwan with manufacturing facility located in Thailand (“Kinpo”) and Asteelflash Suzho Co., Ltd., located in China (“Asteelflash”). By using more than one contract manufacturer with multiple manufacturing locations, we seek to lower our risk profile and build resilience and redundancy into our supply chain.

We entered into a master supply agreement with Kinpo in February 2021 which automatically renews for successive one-year periods unless we deliver written notice of termination to Kinpo at least 30 days prior to the renewal date. We place purchase orders with Kinpo for each transaction and, although Kinpo provides us with forecasted pricing on a rolling 12-month basis, specific pricing is agreed in each purchase order. We provide a forecast for our product needs and Kinpo is required to reserve capacity for such forecasted needs. Kinpo is required to deliver six months prior notice of its intent to discontinue the manufacture of any of our products.

Asteelflash provides manufacturing services to us for our MLPE products. We entered into a master sales agreement with Asteelflash in May 2016 which automatically renews for successive one-year periods unless either party delivers written notice of termination to Asteelflash or to the other party at least 90 days prior to the renewal date. The agreement may be terminated upon 180 days’ notice by either party. We are issued price quotations from Asteelfash, which specify the itemized pricing of products. The price quotations are reviewed every three months or as otherwise agreed upon by the Company and Asteelflash.

Quality Control

Our reliability methodology includes a multilevel plan with design analysis, subsystem testing of critical components and integrative testing of design prototypes in large sample groups. As part of our reliability efforts, we subject components to industry standard conditions and tests including in accelerated life chambers that simulate burning, thermal cycling, damp-heat and other stresses. We also conduct out-of-box audits on our finished products. In addition, reliability tests are conducted on our optimizers and we test fully-assembled products in stress tests and in the field.

Each of our products is tested multiple times throughout the production process in order to ensure product quality prior to its shipment from the manufacturing facility. We employ a serial-number-driven manufacturing process including an auditing and traceability system that allows us to control production line activities, verify correct manufacturing processes and achieve unit-specific traceability. As a part of our quality and reliability approach, failed products from the field are returned and subjected to root cause analysis, the results of which are used to improve our product design and manufacturing processes and further reduce our field failure rate. Our rigorous testing processes have helped us to develop highly reliable products.

Industry Standards

Our products and systems comply with applicable regulatory requirements of the jurisdictions in which they are sold as well as all other major markets around the world. These include safety regulations, electromagnetic compatibility standards and grid compliance. In 2014, the U.S. National Electrical Code (“NEC”) mandated that all photovoltaic (“PV”) system circuits installed on or in buildings should include a rapid shutdown function to reduce shock hazard for emergency responders. Our TS4 products have the capability to remotely shutdown individual panels and thus meet the new safety standard. Furthermore, the 2017 edition of the NEC requires in-array rapid shutdown that can be met by MLPE, which our technology provides.

Our compliance with the NEC and the equivalent code in Canada with respect to our product’s rapid shutdown capability has been certified by Underwriters Laboratories, a well-known and nationally recognized testing laboratory. We have also been certified by TUVRheinland, a testing laboratory based in Germany, which provides results that are widely accepted by countries outside of the U.S. and Canada. Our products meet the certification standards of the U.S. Federal Communication Commission.

Research and Development

Our research and development team has wide-ranging experience in electrical, mechanical and software engineering. In addition, many members of our research and development team have expertise in solar technologies. As of March 31, 2023 our research and development organization had a headcount of 43 employees and independent contractors. Our research and development expenses totaled $5.7 million and $5.8 million for the years ended December 31, 2022, and 2021, respectively. Our research and development expenses totaled $2.2 million and $1.4 million for the three months ended March 31, 2023 and 2022, respectively.

We plan to continue to devote substantial resources to research and development with the objectives of developing new products and systems, adding new features to existing products and systems and reducing unit costs of our products. Our development strategy is to identify features, products and systems for both software and hardware that reduce the cost and improve the effectiveness of our solutions for our customers. We measure the effectiveness of our research and development by metrics including product unit cost, efficiency, reliability, power output and ease of use.

Intellectual Property

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how. We rely primarily on patent, trademark, copyright and trade secrets laws in the U.S. and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect our technology. As of March 31, 2023, we had 122 granted patents and 16 patent applications pending. A majority of our patents are related to module-level rapid shutdown, safety, solar production optimization and module-level monitoring. Our issued patents are scheduled to expire between 2025 and 2038. We continually assess opportunities to seek patent protection for those aspects of our technology, designs, methodologies and processes that we believe provide significant competitive advantages.

We rely on trade secret protection and confidentiality agreements to safeguard our interests with respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce. We believe that many elements of our manufacturing processes involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms and procedures.

We own or have rights to various trademarks and service marks in the U.S. and in other countries, including the Tigo Energy name and logo and we rely on both registration of our marks as well as common law protection where available.

All of our research and development personnel and relevant sub-contractors have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require them to assign to us all of the inventions, designs and technologies they develop during the course of their work with us. We also require our customers and business partners to enter into confidentiality agreements before we disclose sensitive aspects of our technology or business plans.

From time to time, we have been, and currently are, subject to claims related to our patent rights. In addition, as part of our overall strategy to protect our intellectual property, we may take, and are currently taking, legal actions to prevent third parties from infringing upon or misappropriating our intellectual property or from otherwise gaining access to our technology. No such claims or legal actions currently involve patents or intellectual property that we consider to be material to our business.

Seasonality

Historically, the majority of our revenues have been generated from customers in the North American and European regions which experience higher sales of our products in the second and third quarters and have been affected by seasonal customer demand trends, including weather patterns and construction cycles. The first and fourth quarters historically have had softer customer demand in our industry due to these same factors. Although these seasonal factors are common in the solar sector, historical patterns should not be considered a reliable indicator of our future sales activity or performance.

Competition

The markets for our solar products are competitive, and we compete with manufacturers of other MLPE systems, in addition to providers of similar technologies as our EI products, including energy storage systems.

The principal areas in which we compete with other companies include:

•        product and system performance and features;

•        total cost of ownership;

•        reliability and duration of product warranty;

•        customer service and support;

•        breadth of product line;

•        flexibility and open compatibility across systems;

•        local sales and distribution capabilities;

•        compliance with applicable certifications and grid codes;

•        size and financial stability of operations; and

•        size of installed base.

Recent market trends show an increased focus on safety features in rooftop installations, and the emergence of standards that are evolving to address such concerns. In particular, the rapid shutdown standards in the U.S. market have led to the introduction of module-level rapid shutdown devices from our competitors. We believe that the existence of rapid shutdown capabilities built into several of our products, including our optimizers, positions us well in this regard and could serve as a competitive advantage. Additionally, in 2021, PV module manufacturers introduced larger PV modules with increased power levels reaching over 600W. This market trend has led to market interest in higher power rating optimizers, micro inverters and other MLPE devices. Our products have been developed to handle up to 700W to keep pace with module manufacturers. In addition, the increasing demand for storage and battery solutions is expected to increase the attachment rate of storage to PV installations in the coming years.

New entrants to the MLPE market, including low-cost Asian manufacturers that have recently announced plans to ship or have already shipped similar products. We believe our optimized inverter system offers significant technology and cost advantages, in addition to offering a competitive differentiation over traditional inverter systems and microinverter technologies. Our primary competitors in the MLPE market are Enphase and SolarEdge.

The markets for our EI plus energy storage solutions are also competitive, and we compete primarily with SolarEdge and Enphase, as well as a number of other companies.

Government Regulation and Compliance

Our business activities are global and are subject to various federal, state, local and foreign laws, rules and regulations. For example, substantially all of our import operations are subject to complex trade and customs laws, regulations and tax requirements such as sanctions orders or tariffs set by governments through mutual agreements or unilateral actions. In addition, the countries in which our products are manufactured or imported may adopt laws or regulations requiring in-country manufacturing, which would require that a specified portion of our components or products be manufactured in such country. Prospective customers may also require that certain goods be manufactured or sourced in-country in order to obtain their business. In-country manufacturing requirements could have a negative impact on our results of operations as we may have limited manufacturing operations in such countries. Further, countries may from time to time impose additional duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Changes in tax policy or trade regulations, the disallowance of tax deductions on imported merchandise, or the imposition of new tariffs on imported products, could have an adverse effect on our business and results of operations. Compliance with these laws, rules, regulations and any in-country manufacturing requirements has not had, and is not expected to have, a material effect on our capital expenditures and results of operations.

Import Tariffs

Escalating trade tensions between the United States and China have led to increased tariffs and trade restrictions, including tariffs applicable to some of our products. In June 2019, the U.S. trade representative (“USTR”) imposed import tariffs of 25% on a large number of products imported from China, including inverters and power optimizers. On January 15, 2020, the United States and China entered into an initial trade deal, which preserves the initial tariffs from 2018 and indicates additional sanctions may be imposed if China breaches the terms of the deal.

To mitigate the negative effect of increased tariffs, in 2019, we began outsourcing our MLPE manufacturing to Kinpo’s Philippines facility. In late 2021, at Kinpo’s recommendation, such manufacturing capabilities were entirely moved to Thailand due to COVID-19 restrictions. As of March 31, 2023, all of our MLPE products that we import into the U.S. are manufactured in Kinpo’s Thailand facility and are therefore not subject to the aforementioned tariffs. We do not import any other products into the U.S. The EI products purchased by the Company are imported into the U.S. by the manufacturer.

Privacy and Security Laws

There are privacy and data security laws to which we are currently subject, and/or may in the future be subject. Every U.S. state, members of the European Economic Area (“EEA”), Switzerland, United Kingdom (“UK”), Brazil, Mexico, Australia, New Zealand, China and many other jurisdictions in which we operate have adopted privacy and/or data security laws and regulations which impose significant compliance obligations.

The European Union’s (“EU”) General Data Protection Regulation 2016/679 (“GDPR”), and the GDPR’s equivalent in the UK (“UK GDPR”), are wide-ranging in scope and apply to organizations that process information. The GDPR/UK GDPR impose stringent requirements on organizations that determine the purposes and means of processing personal information (“Controllers”) and organizations that process personal information for and on behalf of Controllers (“Processors”), including for example, robust disclosure requirements to individuals regarding the purposes for which and manner in which their personal information may be processed, robust personal information security requirements, comprehensive requirements for maintaining internal compliance documentation relating to the processing of personal information, a comprehensive individual rights regime, specific timelines for reporting personal information breaches to regulators and affected individuals, limitations on retention of personal information, stringent limitations on processing special categories of personal information (such as health data), and obligations when contracting with Processors in connection with the processing of personal information. The GDPR/UK GDPR also impose strict rules on the transfer of Personal Data outside of the EEA/UK and provide for the creation of supervisory authorities. If we, or any Processor engaged by us, fail to comply with the GDPR/UK GDPR, or if regulators assert we have failed to comply with these laws, it may lead to regulatory enforcement actions, which can result in monetary penalties of up to the greater of €20.0 million / £17.5 million or 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. Individuals also have a right to receive compensation for material or non-material damage suffered as a result of a violation of the GDPR/UK GDPR.

The GDPR/UK GDPR requirements apply not only to third-party transactions, but may also apply to transfers of personal information between us and our subsidiaries, including employee personal information. The GDPR/UK GDPR have increased our responsibility and potential liability in relation to all types of Personal Data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR/UK GDPR, which could increase our cost of doing business. However, despite our ongoing efforts to bring our practices into compliance with the GDPR/UK GDPR, we may not be successful either due to various factors within our control or other factors outside our control.

Additionally, we are governed by the California Consumer Privacy Act of 2018 (“CCPA”), which also imposes certain obligations on businesses in the handling of the personal information of California residents. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and a private right of action. The CCPA requires covered companies to provide disclosures to California residents, and ways for such residents to opt-out of certain sales of personal information. The CCPA also provides a cause of action for data breaches. Further, California voters approved the California Privacy Rights Act (“CPRA”) in the November 3, 2020, election. Effective January 1, 2023, the CPRA will significantly expand the CCPA, including by establishing consumers’ rights with respect to certain sensitive personal information. The CPRA also created a new state agency that is vested with authority to implement and enforce the CCPA and the CPRA. In addition, new legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. Comprehensive data privacy laws in Virginia, Colorado, Connecticut, and Utah have been enacted and slated to go into effect in 2023. These state laws impose similar obligations on businesses and grant similar rights in consumers, as is provided under the CCPA and CPRA, but aspects of these state privacy statutes remain unclear, resulting in further legal uncertainty.

The data privacy legislation discussed above exemplifies the vulnerability of our business in the evolving regulatory environment related to personal information. Other states in the U.S. have passed or are considering privacy laws, and additional countries have in recent years implemented new privacy laws. Governments may also expand current regulation or guidance or enact new regulation or guidance related to personal information that could have an impact on or business. Our ability to develop new products or features may decrease and our compliance costs and potential liability may increase with this scattered regulatory environment.

Government Incentives

U.S. federal, state and local government bodies, as well as non-U.S. government bodies provide incentives to owners, distributors, system integrators and manufacturers of solar energy systems to promote solar energy in the form of rebates, tax credits, lower VAT rate and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. The market for on grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, often depends in large part on the availability and size of these government subsidies and economic incentives, which vary by geographic market and from time to time, thus helping to catalyze customer acceptance of solar energy as an alternative to utility-provided power. The disallowance or changes in government subsidies or economic incentives could have an adverse effect on our business and results of operations.

Our operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Environmental, Social and Governance

Tigo products are designed, manufactured, stored and shipped with the goals of energy-efficiency, resource conservation, human ethics and waste management throughout their lifecycle. Our MLPE, communication devices and software are designed to optimize energy production, ensure safety, promote efficient layouts, and reduce the need for on-site monitoring.

We are a member of select solar organizations and non-profits seeking to spread the availability of distributed energy. We provide thought leadership, marketing, training and donations to the North American Board of Certified Energy Practitioners (“NABCEP”), California Solar and Storage Association (“CALSSA”), and are a member of the Solar Energy Industries Association (“SEIA”). Our online training sessions, webinars and NABCEP-accredited courses are free and digitally available worldwide on our website. We provide resources in multiple languages and seek to promote them often to spread knowledge about solar energy.

Tigo is committed to accelerating the adoption of solar energy worldwide. We do so while promoting and complying with the latest electrical certifications and requirements that enhance the safety of installers and first responders that interact with solar PV systems. Tigo is an active member of various non-profit organizations including CALSSA and SEIA that do important work to enable safe, affordable access to solar energy for communities. Tigo also works closely with partner companies in the PV industry - including inverter manufacturers, module manufacturers, engineering firms, distributors and more - to ensure compliance with safety codes and measures.

Insurance

We maintain insurance, excess coverage, or reinsurance for property, general liability, international general liability, workers’ compensation, foreign voluntary workers’ compensation, umbrella, business auto, directors’ and officers’ liability and other coverage in amounts and on terms deemed adequate by management, based on our actual claims experience and expectations for future claims. However, future claims could exceed our applicable insurance coverage.

Human Capital Resources

As of March 31, 2023, we had 182 full-time employees. Of these full-time employees, 34 were engaged in sales and sales engineering, 66 in operations and customer support, 43 were engaged in research and development, 17 in finance and administrative capacities, and 22 in marketing and strategic marketing. Of our employees, 108 were based in the Americas region, 54 were based in the EMEA region and 20 were based in the APAC region. We also engage independent contractors to support our activities.

None of our employees are represented by a labor union. We have not experienced any employment-related work stoppages, and we consider relations with our employees to be good.

Recruitment

As a rapidly growing business, we rely on the success of our recruitment efforts to attract and retain technically skilled people who can support our ongoing innovation and expansion. We aim to be inclusive in our hiring practices focusing on the best talent for the role, welcoming all genders, nationalities, ethnicities, abilities and other dimensions of diversity.

Employee benefits

We aim to provide our employees with competitive salary and benefits that enable them to achieve a good quality of life and plan for the future. Our benefits differ according to local norms and market preferences, but typically include all salary and social benefits required by local law (including retirement saving programs, paid vacation and sick leave) and many additional benefits that go beyond legal requirements in local markets.

Leadership, Training and Development

We aim to provide our employees with advanced professional and development skills so that they can perform effectively in their roles and build their capabilities and career prospects for the future. Our current education and training programs support and encourage educational opportunities for managers and team leaders based on personal development and advancement of our workforce as needed by the business.

Diversity, Equity and Inclusion

We are committed to ensuring that fair and effective procedures are implemented and adhered to when selecting and deploying people to meet organizational needs. We are an equal opportunity employer and are committed to providing a work environment that is free from harassment and discrimination. During the past three years, we have recruited and hired women at all levels. We are striving to increase the presence of women in executive and management positions as part of our target to promote gender parity and equal pay. We are taking active steps to increase the diversity of our workforce and inclusiveness of our employee base globally.

Workplace safety and health

We comply with applicable occupational health and safety regulations. Additionally, during the COVID-19 pandemic, we offered most of our employees the flexibility to work remotely when possible and have implemented rigorous hygiene and social distancing practices in the workplace.

Properties

Our corporate headquarters are located in Campbell, California, consisting of approximately 26,227 square feet of office, testing and product design space. The lease expires in April 2025, and we have an option to extend the lease for another five years.

In addition to our corporate headquarters, we also lease office and sales support spaces in China, Israel, Thailand and Italy for our subsidiaries and local offices.

We outsource all manufacturing to contract manufacturers and currently do not own or lease any manufacturing facilities.

We believe that our existing properties are sufficient and suitable for the conduct of our business for the foreseeable future. To the extent our needs change as our business grows, we expect that additional space and facilities will be available.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations. Currently, we are not involved in any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table lists the names, ages and positions of the individuals who currently serve as our executive officers and directors.

Name	Age	Position
Executive Officers
Zvi Alon	71	Chief Executive Officer and Chairman of the Board of Directors
Bill Roeschlein	54	Chief Financial Officer
Jeffrey Sullivan	51	Chief Operating Officer
Jing Tian	59	Chief Growth Officer
James (JD) Dillon	51	Chief Marketing Officer
Directors
Zvi Alon	71	Chief Executive Officer and Chairman of the Board of Directors
Michael Splinter	72	Director
Stanley Stern	66	Director
John Wilson	39	Director
Tomer Babai	39	Director
Joan C. Conley	66	Director

Zvi Alon has served as our Chief Executive Officer and as Chairman of the Board of Directors since the Business Combination. Previously, Mr. Alon served as the CEO of Legacy Tigo, a position he held since December 2013, and as Chairman, a position he held since May 2013. Mr. Alon has served as Chairman of Business Intelligence Associates, Inc., a private computer forensics and eDiscovery technology company, since 2014, and as Chairman of the California Israel Chamber of Commerce (the “CICC”), a not-for-profit, non-governmental membership-supported organization dedicated to strengthening business and trade relations between California and Israel, since 1995. Mr. Alon has had a successful business career over the last 30 years as an executive, partner, and advisor to various venture capital groups in high tech, clean tech, and real estate, including previously serving as Chairman, CEO and President of NetManage, Inc. from 1990 to until its acquisition in 2008. He is a Co-Founder of the California Israel Angels, whose investment focus is driven by opportunities that combine activities in both California and Israel. We believe that Mr. Alon is qualified to serve on the Board because of his extensive executive management experience, his specific industry knowledge and his background in high tech and clean tech companies.

Bill Roeschlein Mr. Roeschlein has served as our Chief Financial Officer since the Business Combination. Previously, Mr. Roeschlein served as Chief Financial Officer of Legacy Tigo, a position he held since June 2022. Mr. Roeschlein previously served as Chief Financial Officer of Nanosys Inc., from June 2021 to June 2022. Before that, he served as Vice President, Finance and Chief Financial Officer of Perceptron, Inc. from January 2020 to June 2021 and as a consultant to Perceptron, Inc. from June 2021 to December 2021. Mr. Roeschlein served as Chief Financial Officer of Intermolecular, Inc. from April 2017 until December 2019 and as Vice President of Finance from August 2015 to April 2017. He brings over 30 years’ experience in the financial space. As an experienced CFO of publicly traded and pre-IPO companies, Mr. Roeschlein has demonstrated success in profit improvement and supporting revenue growth, while leading multiple M&A exits, integrations, debt financings, and public equity offerings, and has managed international operations and gained experience working with institutional, private equity and hedge fund investors to establish processes and procedures that facilitate growth.

Jeffrey Sullivan Mr. Sullivan has served as our Chief Operating Officer since May 2023. Previously, Mr. Sullivan served as the Chief Operating Officer of Legacy Tigo, a position he held since May 2023. Before joining Tigo, Mr. Sullivan founded eVolocity Systems, Inc. in April 2022 where he served as Chief Executive Officer until May 2023. Prior to that, he served as the Vice President of Analytical Services at Covalent Metrology from February 2019 to May 2022. From January 2018 to February 2019, Mr. Sullivan served as the Senior Vice President of Operations at Qylur Intelligent Systems. Earlier in his career, Mr. Sullivan held leadership roles at General Electric Company from November 2010 to February 2017.

Jing Tian Ms. Tian has served as our Chief Growth Officer since the Business Combination. Previously, she served as the Chief Growth Officer of Legacy Tigo since February 2021. Ms. Tian previously served as General Manager at Ginlong Technologies USA from April 2020 to February 2021 and as Country Manager at Shift Energy LLC from October 2018 to April 2020. Prior to that, Ms. Tian spent over five years at Trina Solar, where she served as Head of Global Marketing from May 2013 to April 2017 and as President, North American Region from April 2017 to September 2018. She has a fifteen-year track record of technical and business success at companies such as Credence, Solfocus, Shift Energy, and Trina Solar. Her past twelve years have been spent in the solar industry, focused on the profitable growth of equipment manufacturers across the PV ecosystem. She launched the TrinaSmart Module with Tigo while Trina Solar.

James (JD) Dillon Mr. Dillon has served as our Chief Marketing Officer since the Business Combination. Previously, he served as the Chief Marketing Officer of Legacy Tigo since November 2020. Prior to joining Tigo, Mr. Dillon served as Vice President of Marketing & Pricing at Enphase Energy a supplier of solar microinverters to the PV industry, from July 2017 to October 2020. His experience spans the U.S. Armed Forces, semiconductors, solid-state drives, solar inverters and batteries. His functional leadership has impacted pricing, new product introduction, customer experience, and communications at all levels.

Directors

Michael Splinter has been a member of our Board since the Business Combination. Previously, he served as a member of Legacy Tigo’s Board since November 2013. He served as the Executive Chairman of Applied Materials from 2009 until his retirement in 2015 and was Chief Executive Officer from 2003 to 2013. Mr. Splinter is a 40-year veteran of the semiconductor industry and prior to joining Applied Materials was an executive at Intel Corporation for 20 years. Mr. Splinter has served on the board of directors of Nasdaq, Inc. (Nasdaq: NDAQ) since 2008 and as its Chairman since 2017, on the board of directors of Gogoro Inc. (Nasdaq: GGR) since 2018 and on the board of directors of Taiwan Semiconductor Manufacturing Company, Ltd. (NYSE: TSM) since 2015. We believe that Mr. Splinter is qualified to serve on the Board because of his experience leading a complex global technology business, extensive background in international public company governance at a Nasdaq-listed company and his management development, compensation and succession planning expertise.

Stanley Stern has been a member of our Board since the Business Combination. Previously, he served as a member of Legacy Tigo’s Board since 2015. Mr. Stern founded and has serviced as Managing Partner of Alnitak Capital since 2013. Mr. Stern has served as chairman of the board of directors of AudioCodes, Ltd. (Nasdaq: AUDC) since 2012, and serves as a member of the board of directors of the following public companies: Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) since 2015, and Radware Ltd. (Nasdaq: RDWR) since September 2020. Mr. Stern has previously been on the board of directors of Tucows, Inc. (Chairman), Polypid Ltd., Odimo, Inc. SodaStream International Ltd., until its sale to Pepsico in 2018, Given Imaging Ltd until its sale to Medtronic, and Fundtech Inc. until its sale to Golda Thoma. Mr. Stern previously served in various positions at Oppenheimer & Co., from 1981 to 2000 and from 2004 until 2013, including as a Managing Director and Head of Investment Banking, Technology, Israeli Banking and FIG. He also held positions at Salomon Brothers, STI Ventures and C.E. Unterberg. We believe that Mr. Stern is qualified to serve on the Board because of his extensive experience with technology-based companies in the context of his investment banking experience.

John Wilson has been a member of our Board since the Business Combination. Previously, he served as a member of Legacy Tigo’s Board since December 2020. Mr. Wilson is a founding Partner of Energy Growth Momentum LLP, a position he has held since 2017. He also holds several non-executive roles in operating companies. He currently serves on the board of directors, amongst others, of Acoustic Data Ltd., a private oilfield technology company, since 2018, H2scan Incorporated, a private hydrogen sensor company, since 2019, and Electrical Grid Monitoring Limited, a private powerline sensor company, since 2021. Mr. Wilson previously spent over 15 years in the investment banking industry, including roles at Simmons & Company, Lime Rock Partners and First Reserve. He holds a MA Joint Honours in Economics and International Relations and a Corporate Finance Diploma (CFQ) from ICAEW and CISI. We believe that Mr. Wilson’s entrepreneurial experience as founder of Energy Growth Momentum as well as his investment banking and financial services experience provides him with expertise in the areas of corporate finance, strategic planning and finance and qualifies him to serve on the Board.

Tomer Babai has been a member of our Board since the Business Combination. Previously, he served as a member of Legacy Tigo’s Board since January 2021. As of 2023, Mr. Babai is a partner at a private consulting firm that provides advisory services regarding technology investments to the controlling shareholder of Clal Industries Ltd. and certain of its portfolio companies. Prior to that, Mr. Babai served as Vice President at ClalTech, a global investment group that specialized in investments in growth Israeli technology companies, a position he has held since 2017 and until 2022. Mr. Babai serves as a director or board observer on the board of directors of various technology companies such as Clal Biotechnology Industries (TASE: CBI), Otoma Ltd, Gett, and others. Prior to that, he served as a Senior Analyst at Clal Industries Ltd and worked as a senior consultant at PricewaterhouseCoopers (PwC) in its consulting services department, providing financial advice to leading companies on merger & acquisition, debt repayment, and valuation. Mr. Babai holds a BA in Accounting and Economics and an MSc in Finance (Cum Laude), both from Tel Aviv University and is a graduate of Harvard Business School’s Program for Leadership Development. Mr. Babai is a CPA in Israel. We believe that Mr. Babai is qualified to service on the board because of his expertise in the areas of accounting, finance, mergers and acquisitions, and capital markets.

Joan C. Conley has been a member of our Board since the Business Combination. Previously, she served as a member of Legacy Tigo’s Board since June 2021. Ms. Conley has served as a Senior Advisor on Corporate Governance & ESG Programs at Nasdaq, Inc. since January 2021, following a 22 year career at Nasdaq as Senior Vice President and Corporate Secretary, where she was responsible for the Nasdaq Global Corporate Governance Program and the Nasdaq Global Ethics and Corporate Compliance Program and the Nasdaq Educational Foundation. Ms. Conley previously worked for 16 years at NASD (now FINRA) where she held leadership roles in Compensation and Benefits as well as Human Resources. She served as Lead Independent Director on the board of directors of EJF Acquisition Corp. from February 2021 through its business combination with Pagaya (NASDAQ: PGY) in July 2022. Ms. Conley holds a BA from Dominican University and an MS from Loyola University of Chicago. We believe that Mr. Conley is qualified to serve on the Board because of her expertise in the areas of public company governance, ethics and corporate compliance as well as and environmental, social (including human capital management) and corporate governance issues affecting public companies.

Limitations on Liability and Indemnification of Officers and Directors

The Company entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

The Company maintains a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter, Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

For more details regarding the related party transactions between the Company and its other anticipated executive officers and directors, see the sections entitled “Certain Relationships and Related Party Transactions.”

Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interest with those of our stockholders. Notable features of our corporate governance include:

•        we have independent director representation on our audit, compensation and nominating and corporate governance committees, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

Board Composition

Our Board consists of six directors. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our Board. Vacancies on our Board may be filled by resolution of the Board.

Our Board will consists of (i) Zvi Alon, (ii) Michael Splinter, (iii) Stanley Stern, (iv) John Wilson, (v) Tomer Babai, and (vi) Joan C. Conley.

Five directors qualify as “independent directors” under Nasdaq listing rules, namely Michael Splinter, Stanley Stern, John Wilson, Tomer Babai, and Joan C. Conley. For more details, see the section entitled “Independence of our Board of Directors.”

At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. Beginning with the Company’s first annual meeting of stockholders, the directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders of the Company and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Our Board is chaired by Mr. Alon. Our Board believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that our Board and management act with a common purpose. In addition, our Board believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our Board, facilitating the regular flow of information. Our Board also believes that it is advantageous to have a chairperson with significant history with and extensive knowledge of the Company, as is the case with Mr. Alon.

Independence of our Board of Directors

Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that the Board meets independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Committees

Our Board has three standing committees: an audit committee; a compensation committee; and a nominating and governance committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The audit committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee meets the requirements for independence of audit committee members under applicable SEC and Nasdaq rules. All of the members of our audit committee (Stanley Stern, Joan C. Conley, and Tomer Babai) meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, Stanley Stern qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our Board adopted a new written charter for the audit committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this registration statement.

Compensation Committee

The compensation committee determines our general compensation policies and the compensation provided to our officers. The compensation committee also makes recommendations to our Board regarding director compensation. In addition, the compensation committee reviews and determines security-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans. Our compensation committee also oversees our corporate compensation programs. Our compensation committee consists of Michael Splinter, Joan C. Conley and Stanley Stern. The composition of our compensation committee satisfies Nasdaq’s additional independence standards for compensation committee members.

Our Board has adopted a new written charter for the compensation committee, which is available on our website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance and reporting and making recommendations to the Board concerning corporate governance matters. The following member(s) of our nominating and corporate governance committee are independent, as defined under the Nasdaq listing rules: Joan C. Conley, Michael Splinter, and Tomer Babai.

Our Board has adopted a new written charter for the nominating and corporate governance committee, which will be available on our website after adoption.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight.

In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee is responsible for periodically evaluating our corporate governance policies and systems in light of the governance risks that we face and the adequacy of our policies and procedures designed to address such risks. Our compensation committee assesses and monitors whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct is available on our website. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.

Corporate Governance Guidelines

We have adopted a set of corporate governance guidelines to provide the framework for the governance of our Board and to assist our Board in the exercise of its responsibilities. These guidelines reflect our Board’s commitment to monitoring the effectiveness of policy and decision-making both at the board and management levels, with a view to enhancing stockholder value over the long term. The corporate governance guidelines are available on our website.

Compensation of the Company’s Executive Officers and Directors

Employment Agreements

We have entered into employment agreements with certain of our executive officers that govern certain terms and conditions of such executive officers’ employment as executive officers of the Company. The employment agreements with Mr. Alon and Mr. Roeschlein are described under “Tigo Executive Officer and Director Compensation — Executive Officer and Director Compensation Arrangements to Be Adopted in Connection with the Business Combination — Employment Agreements.”

Overview of Anticipated Executive Compensation Program

Decisions with respect to the compensation of the Company’s executive officers, including our named executive officers, are made by the compensation committee of our Board. The following discussion is based on the current and expected compensation of our named executive officers and directors. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time, including as described above.

Compensation for our executive officers has the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits are designed to attract and retain senior management talent. We also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of its equity-owners and to enhance executive retention.

Annual Bonuses

We expect to use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Equity-Based Awards

We expect to use equity-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of its equity holders.

Other Compensation

We offer various employee benefit plans to employees and other benefits to named executive officers of the Company, which are the same or similar to those currently offered by the Company. For more information, see “Tigo Executive Officer and Director Compensation — Narrative Disclosure to Summary Compensation Table.” We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Our Board has approved a non-employee director compensation program. We believe director compensation is in accordance with industry practice and standards.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “the Company,” “we,” “us,” “our,” “Tigo” and similar terms refer to Legacy Tigo prior to the Business Combination and Tigo after the consummation of the Business Combination. Upon the consummation of the Business Combination, the executive officers of Legacy Tigo became the executive officers of Tigo.

Overview

As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have opted to comply with the scaled disclosure requirements applicable to emerging growth companies.

The named executive officer and director compensation described in this section discusses our 2022 compensation programs. This discussion may contain forward-looking statements that are based on the Company’s current plans, considerations, expectations and determinations regarding future compensation programs.

Executive and Director Compensation

The Board of Directors, with input from our Chief Executive Officer, has historically determined the compensation for our named executive officers. Legacy Tigo’s named executive officers for the fiscal year ended December 31, 2022, which consisted of our principal executive officer and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2022, are:

•        Zvi Alon, our Chairman and Chief Executive Officer;

•        Bill Roeschlein, our Chief Financial Officer; and

•        JD Dillon, our Chief Marketing Officer.

Summary Compensation Table

The following table summarizes the compensation earned by each of our named executive officers for the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Zvi Alon, Chairman and CEO	2022	$350,618	—	$250,544	—	$14,265	$615,427
Bill Roeschlein, Chief Financial Officer	2022	$180,638		$198,982		$253	$379,873
James (JD) Dillon Chief Marketing Officer	2022	$239,389	—	$18,957	—	$34,785	$293,131

____________

(1)      The amounts in this column represent the named executive officer’s base salary earned during the fiscal year covered. Mr. Alon’s base salary was increased from $350,000 to $400,000 in June 2022. Mr. Roeschlein’s salary reflects the salary paid to him during the fiscal year covered upon commencement of his employment with the company in June 2022.

(2)      Amounts shown in this column represent the grant date fair value, calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, of stock options granted to the named executive officers in 2022. Assumptions used in calculating these amounts are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation”.

(3)      The amounts reported in the “All Other Compensation” column reflect life insurance and health insurance premium payments made by us, which is standard for all our employees.

Narrative Disclosure to Summary Compensation Table

Base Salary

We provide each named executive officer with a base salary for the services that the executive officer performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries are reviewed annually and may be increased based on the individual performance of the named executive officer, company performance, any change in the executive’s position within our business, the scope of their responsibilities and market data.

Equity Incentive Awards

Legacy Tigo previously maintained the Tigo Energy, Inc. 2008 Stock Plan (the “2008 Stock Plan”), which provided for the discretionary grant of incentive stock options, non-qualified stock options, and stock purchase rights to our eligible employees, directors and consultants, including the named executive officers. In March 2018, Legacy Tigo adopted the Tigo Energy, Inc. 2018 Stock Plan (the “2018 Plan”). The 2018 Plan provides for the discretionary grant of incentive stock options, non-qualified stock options, stock purchase rights and restricted stock awards to our employees, directors and consultants.

In 2022, each of our named executive officers was granted stock options under the 2018 Stock Plan. These awards are designed to align a portion of our named executive officers’ compensation with the interests of our existing stockholders and to build retention value by incentivizing our named executive officers to remain in our service. The stock options are immediately exercisable, subject to a repurchase right in favor of us, which lapses as the option vests. For information on the grant dates, vesting terms and expiration terms, as applicable, of these equity awards, as well as other outstanding stock options, see the Outstanding Equity Awards at Fiscal Year-End Table.

Health and Retirement Benefits

We provide medical, dental, vision, life insurance and disability benefits to all eligible employees. Our named executive officers are eligible to participate in these benefits on the same basis as all other employees. We maintain a 401(k) savings plan that allows participants, including our named executive officers, to defer cash compensation up to the maximum deferral under applicable IRS guidelines. Eligible employees begin to participate in benefits on their first day of employment and are fully vested in their salary deferrals. We may provide discretionary contributions as we deem appropriate, and participants become vested in such contributions under a six year graded vesting schedule, with 20% of contributions vesting each year beginning after the second year of service; provided, that participants will be fully vested when they reach 65 years of age and upon death or disability. Legacy Tigo did not make any discretionary contributions in 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2022. As described above, stock options granted under our plans are exercisable immediately subject to a repurchase right in favor of us which lapses as the options vest. Accordingly, the columns and footnotes below reflect the extent to which stock options held by our named executive officers were vested (as opposed to exercisable) as of December 31, 2022.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)		Option Exercise Price ($)	Option Expiration Date
Mr. Alon	06/23/2022	—	528,660	(3)	$0.60	06/22/2032
	02/25/2021	287,500	312,500	(4)	$0.18	02/24/2026
	09/12/2019	372,798	53,257	(5)	$0.15	09/11/2029
	09/20/2018	387,322	—		$0.15	09/19/2028
	08/17/2017	352,111	—		$0.13	08/16/2027
	06/20/2016	586,852	—		$0.13	06/19/2026
	05/13/2015	437,018	—		$0.14	05/12/2025
	04/14/2014	2,497,243	—		$0.06	04/13/2024
Mr. Roeschlein	06/27/2022	—	400,000	(6)	$0.60	06/26/2032
Mr. Dillon	06/23/2022	—	40,000	(7)	$0.60	06/22/2032
	02/25/2021	216,667	183,333	(8)	$0.16	02/24/2031

____________

(1)      Because all options granted under the 2008 Stock Plan or 2018 Plan, as applicable, are immediately exercisable subject to a repurchase right in favor the company, which lapses at the time of vesting, this column reflects the number of options held by our named executive officers that were exercisable and vested as of December 31, 2022.

(2)      Because all options granted under the 2008 Stock Plan or 2018 Plan, as applicable, are immediately exercisable subject to a repurchase right in favor the company, which lapses at the time of vesting, this column reflects the number of options held by our named executive officers that were exercisable and unvested as of December 31, 2022.

(3)      25% of the options vest on June 23, 2023, and 1/48 of the total number of options vest monthly thereafter through June 2026.

(4)      Options vest in equal monthly increments through February 2025.

(5)      Options vest in equal monthly increments through July 2023.

(6)      25% of the options vest on June 27, 2023, and 1/48 of the total number of options vest monthly thereafter through June 2026.

(7)      25% of the options vest on June 23, 2023, and 1/48 of the total number of options vest monthly thereafter through June 2026.

(8)      Options vest in equal monthly increments through November 2024.

Retirement Benefits, Termination and Change in Control Provisions at December 31, 2022

During fiscal 2022, our executive officers were eligible to participate in our 401(k) plan, as described above under “— Health and Retirement Benefits.” There were no other pension or retirement benefits pursuant to any existing plan provided or contributed to by us. In addition, there were no termination and change in control provisions in effect for our named executive officers. With respect to stock options granted to the named executive officers, such options will terminate immediately following the termination of the named executive officer’s employment by us for cause, but such stock options will remain exercisable (i) for 90 days after the date of a voluntary termination of employment by the named executive officer, or (ii) 12 months after the permanent and total disability or death of the named executive officer; provided, that if the sale of the shares acquired upon exercise of the stock option would subject the named executive officer to “short-swing trading” liability under Section 16(b) of the Exchange Act, the option will remain exercisable until the earliest of (i) the first day that such sale would no longer be actionable under Section 16(b), (ii) 190 days after termination of service, or (iii) the date of the expiration of the option. In the event of a change in control, if the stock options are not assumed, the options will become immediately exercisable and vested as of ten days prior to such change in control.

Non-Employee Director Compensation

Legacy Tigo did not pay any cash compensation to any of our non-employee directors in 2022, but we have made stock option grants to our non-employee directors both when they have joined the Board of Directors and as an annual retainer. We have historically reimbursed our directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

The following table provides the compensation amounts for each non-employee member of the Board of Directors for 2022.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Michael Splinter	—	$18,957	—	$18,957
Stanley Stern	—	$18,957	—	$18,957
Tomer Babai	—	$18,957	—	$18,957
Joan C. Conley	—	$18,957	—	$18,957

____________

(1)      Represents the grant date fair value of stock options granted as an annual retainer in June 2022. All amounts are calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation”.

Executive Officer and Director Compensation Arrangements

Equity

In connection with the Business Combination, the equity-based awards for Legacy Tigo’s named executive officers will be treated in accordance with the terms of the Business Combination Agreement and converted into equity-based awards that settle in shares of the Company’s common stock. Following the Business Combination, no further awards will be issued under the 2018 Plan.

The Company adopted the Tigo Energy, Inc. 2023 Equity Incentive Plan (referred to in this prospectus as the “Equity Incentive Plan”). Following the closing of the Business Combination, the Company will grant equity awards to its named executive officers under the Equity Incentive Plan from time to time, but we have not determined at the current time the schedule or amount of such grants.

Employment Agreements

We entered into employment agreements (the “Executive Employment Agreements”) with each of Zvi Alon, our Chief Executive Officer, and Bill Roeschlein, our Chief Financial Officer, that govern certain terms and conditions of such executive officers’ employment with us. The Executive Employment Agreements provide for base salary, eligibility to receive an annual bonus, eligibility to receive certain severance benefits upon involuntary terminations of employment, as well as customary confidentiality, assignment of intellectual property provisions, and certain restrictive covenants, including post-employment non-solicitation provisions.

Non-Employee Director Compensation

The Company’s Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. The Company has adopted a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions – Company

Registration Rights Agreement

Pursuant to the Merger Agreement, at the Closing, ROCG, Sponsors and certain stockholders of Legacy Tigo entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and other equity securities that are held by the parties thereto. There are no monetary or other additional penalties under the Registration Rights Agreement resulting from delays in registering the Common Stock.

Certain Relationships and Related Person Transactions – ROCG

Founder Shares

In February 2019, CR Financial Holdings, Inc., an entity affiliated with Roth Capital Partners, LLC, purchased an aggregate of 100 shares from us for an aggregate purchase price of $25,000. On June 29, 2020, we effected a dividend of 43,125 shares of common stock for each share outstanding resulting in there being an aggregate of 4,312,500 shares outstanding. In July and August 2020, CHLM Sponsor LLC, an entity affiliated with Craig-Hallum Capital Group LLC, and certain of our directors, officers and affiliates of our management team purchased from CR Financial Holdings, Inc. an aggregate of 3,022,825 shares for an aggregate purchase price of $17,523.61. On July 1, 2021, certain of our initial stockholders sold an aggregate of 1,490,874 shares back to us for an aggregate purchase price of $8,642.75. Of those shares, 1,437,500 shares were cancelled and the remaining 53,374 shares were purchased by certain of our officers from us for an aggregate purchase price of $464.11, resulting in there being 2,875,000 shares outstanding. On July 1, 2021, certain of our directors purchased from CR Financial Holdings, Inc. an aggregate of 113,860 shares for an aggregate purchase price of $990.10.

All of the insider shares issued and outstanding prior to our initial public offering have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the insider shares, the earlier of six months after the Closing and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after Closing and (2) with respect to the remaining 50% of the insider shares, six months after Closing, or earlier, in either case, if, subsequent to Closing, we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares for cash, securities or other property.

Related Party Loans

On March 3, 2021, we issued an unsecured promissory note to CR Financial Holdings, Inc., an entity affiliated with Roth Capital Partners, LLC, pursuant to which we could borrow up to an aggregate principal amount of $200,000. The promissory note was non-interest bearing and payable on the earlier of the consummation of the IPO or the date on which we determined not to proceed with the IPO. The outstanding balance under the promissory note of $200,000 was repaid at the closing of the IPO on August 10, 2021.

In addition, at the closing of the IPO, certain of ROCG’s stockholders prior to the IPO purchased from ROCG an aggregate of 461,500 Private Units at $10.00 per Private Unit (for a total purchase price of $4,615,000).

Working Capital Loans

If needed to finance transaction costs in connection with searching for a target business or consummating an intended initial business combination, our initial stockholders, officers, directors or their affiliates were, but were not obligated to, loan us funds as may be required. Had the Business Combination not closed, we could have used a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our Trust Account could have been used for such repayment. On February 14, 2023, ROCG, issued an unsecured promissory note in the aggregate principal amount of $200,000 to CR Financial Holdings, Inc., payable upon Closing. The note was repaid on May 23, 2023.

Business Combination Marketing Agreement

ROCG engaged Roth and Craig-Hallum as advisors in connection with the Business Combination. ROCG originally agreed to pay Roth and Craig-Hallum a fee for such services upon the consummation of its initial business combination in an amount equal to, in the aggregate, 4.5% of the gross proceeds of its initial public offering, including any proceeds from the full or partial exercise of the over- allotment option, or $5,175,000 (the “BCMA Fee”). Concurrently with the execution of the Merger Agreement, Legacy Tigo, ROCG, Roth and Craig-Hallum entered into the BCMA Termination Agreement, pursuant to which, at the Closing, the BCMA Fee will not be paid. Instead, Roth received 100,000 shares Common Stock plus a number of shares of Common Stock equal to the product of (x) the quotient of Equity Raised divided by $50.0 million, multiplied by (y) 200,000. “Equity Raised” is defined as the gross proceeds available to the Company immediately after the Closing, consisting of the amount remaining in the Trust Account after giving effect to redemptions. On February 23, 2023, we and Legacy Tigo entered into an amendment to the BCMA Termination Agreement confirming that the amount raised by Legacy Tigo pursuant to the Convertible Note would not be counted as “Equity Raised” under the BCMA Termination Agreement.

Roth and Craig-Hallum agreed to enter into the BCMA Termination Agreement and forgo the BCMA Fee due to the increased likelihood for large redemptions in the general SPAC market compared to the time of the IPO when the parties entered into the BCMA, and to prevent burdening the Company with further transaction expenses. Craig-Hallum agreed to forgo its fee under the BCMA in its entirety due to its lack of involvement in introducing Legacy Tigo as a potential business combination target. However, Craig-Hallum continued to offer services as an advisor to ROCG in connection with the Business Combination. Following the execution of the BCMA Termination Agreement, the only fees payable for any services provided as advisors was the issuance of up to 300,000 shares of ROCG common stock to Roth as described above. In connection with the closing of the Business Combination, Roth received 118,021 shares of Common Stock pursuant to the BCMA Termination Agreement.

Sponsors, Directors, and Officers

As is typical of special purpose acquisition companies, ROCG was one of several companies that share similar sponsors, with numerous directors and officers serving in similar roles with the other sponsor entities and special purpose acquisition companies sponsored by those entities. We do not believe that these conflicts interfered each Sponsor, or its employees, as applicable, from finding a quality target for our initial business combination and negotiating a deal on beneficial terms to ROCG. In order to ensure the continued success and reputation of the Roth CH special purpose acquisition companies, we believe each Sponsor is incentivized to identify and negotiate successful business combinations that will benefit all of our stockholders. However, holders of our Public Shares should be aware that our Sponsors, including our officers and directors, have these interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally.

Because Roth and Craig-Hallum are investment banks that assist their clients in a variety of transactions, including those that may be mutually exclusive to pursuing a business combination with a special purpose business combination company, Roth and Craig-Hallum, as well as their employees, may have had additional interests that do not align with ours as they could have represented our potential targets in alternative or additional transactions, including financings or even competitive business combinations. We believe that the advisor agreements between Roth and Craig-Hallum on one hand and ROCG, or other affiliate special purpose acquisition companies, on the other hand as well as the ability to continue to serve as underwriters and advisors to further special purpose acquisition companies incentivized Roth, Craig-Hallum and their respective employees to assist ROCG in identifying and negotiating high quality transactions.

Holders of our Public Shares should be aware that, following Closing, the Sponsors had an aggregate of approximately $18.7 million at risk depending on the completion of the Business Combination, including (i) the receipt of an aggregate $2.3 million in exchange for the Founder Shares and Private Placement Units sold to Legacy Tigo pursuant to the Sale and Purchase Agreement and (ii) holding an aggregate of up to 1,530,000 shares of Common Stock with aggregate market value of approximately $16.0 million as of March 31, 2023 and 37,500 Private Placement Units with aggregate market value of approximately $0.4 million as of March 31, 2023.

Below is a discussion of the various roles each of our Sponsors hold with us and our affiliates as well as their personal interests in the Business Combination.

CR Financial Holdings, Inc.

CR Financial Holdings, Inc. is majority owned by Byron Roth, the Chairman of the Board and Co-Chief Executive Officer of ROCG, and Gordon Roth, ROCG’s Chief Financial Officer. CR Financial Holdings, Inc. was additionally a sponsor of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., and Roth CH Acquisition V Co.

In connection with the Closing, CR Financial Holdings, Inc. sold 375,950 Founder Shares and 96,902 Private Placement Units to Legacy Tigo for $525,645.94 pursuant to the Sale and Purchase Agreement and hold 289,676 shares of Common Stock and warrants to purchase 4,285 shares of Common Stock. This Sponsor, along with CHLM Sponsor LLC, is additionally responsible for payments to be made to certain of ROCG’s stockholders pursuant to non-redemption agreements entered into between such stockholders and ROCG in connection with the Extension.

Roth Capital Partners, LLC

Roth served as an underwriter in our IPO and received an underwriting fee of $575,000 upon consummation of our IPO. Roth was additionally a sponsor of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., and Roth CH Acquisition V Co.

Roth additionally provided services to ROCG as an advisor under the BCMA alongside Craig-Hallum, for which we agreed to pay an amount equal to, in the aggregate, 4.5% of the gross proceeds of the IPO, or $5,175,000 to be split evenly with Craig-Hallum. In connection with the entry into the Merger Agreement, we entered into a letter agreement with Roth and Craig-Hallum terminating the BCMA whereby such fee will not be paid and Roth will receive up to 300,000 shares of ROCG common stock. Pursuant to the BCMA Termination Agreement, at the Closing, Roth received 100,000 shares of Common Stock plus a number of shares of Common Stock (“Variable Shares”) equal to the product of (x) the quotient of Equity Raised divided by $50.0 million, multiplied by (y) 200,000 with “Equity Raised” defined as the gross proceeds available to the Company immediately after the Closing, consisting of the amount remaining in the Trust Account after giving effect to redemptions. On February 23, 2023, we and Legacy Tigo entered into an amendment to the BCMA Termination Agreement confirming that the amount raised by Legacy Tigo pursuant to the Convertible Note would not be counted as “Equity Raised” under the BCMA Termination Agreement.

Roth and Craig-Hallum agreed to enter into the BCMA Termination Agreement and forgo the BCMA Fee due to the increased likelihood for large redemptions in the general SPAC market compared to the time of the IPO when the parties entered into the BCMA, and to prevent burdening the Company with further transaction expenses. Craig-Hallum agreed to forgo its fee under the BCMA in its entirety due to its lack of involvement in introducing Legacy Tigo as a potential business combination target. However, Craig- Hallum continued to offer services as an advisor to ROCG in connection with the Business Combination. In further recognition of Roth’s contributions, the Sponsors additionally intend to, following the Closing, transfer to Roth for no consideration up to a number of shares of the Common Stock equal to two-thirds of the potential 200,000 Variable Shares which are not issued pursuant to the BCMA Termination Agreement.

In connection with the Closing, Roth sold 7,872 Private Placement Units to Legacy Tigo for $42,700.76 pursuant to the Sale and Purchase Agreement and receive up to 300,000 shares of ROCG common stock pursuant to the BCMA Termination Agreement, and therefor hold 300,696 shares of Common Stock and warrants to purchase 348 shares of Common Stock.

CHLM Sponsor LLC

CHLM Sponsor LLC owned by affiliates of Craig-Hallum, served as an underwriter in our IPO and received an underwriting fee of $575,000 upon consummation of our IPO. Craig-Hallum’s subsidiaries were additionally sponsors of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., and Roth CH Acquisition V Co.

Craig-Hallum additionally provided services to ROCG as an advisor under the BCMA alongside Roth, for which we agreed to pay an amount equal to, in the aggregate, 4.5% of the gross proceeds of the IPO, or $5,175,000 to be split evenly with Roth. In connection with the entry into the Merger Agreement, we entered into a letter agreement with Roth and Craig-Hallum terminating the BCMA whereby such fee will not be paid and Craig-Hallum agreed to forgo its entire fee.

In connection with the Closing, CHLM Sponsor LLC sold 394,963 Founder Shares and 101,802 Private Placement Units to Legacy Tigo for $552,229.25 pursuant to the Sale and Purchase Agreement and currently holds 304,326 shares of Common Stock and warrants to purchase 4,502 shares of Common Stock. This Sponsor, along with CR Financial Holdings, Inc., is additionally responsible for payments to be made to certain of our stockholders pursuant to non-redemption agreements entered into between such stockholders and ROCG in connection with the Extension. Pursuant to the Merger Agreement, Legacy Tigo agreed to advance such payments required for the Extension, subject to repayment pursuant to the Promissory Note in the event the Business Combination did not close.

Hampstead Park Capital Management, LLC

Hampstead Park Capital Management, LLC is owned by Daniel M. Friedberg, who is additionally a director of ROCG. Hampstead Park Capital Management, LLC was additionally a sponsor of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., and Roth CH Acquisition III Co. and Mr. Friedberg was additionally a director of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., and Roth CH Acquisition III Co. Mr. Friedberg did not receive any compensation for his services as a director of ROCG, Roth CH Acquisition I Co., Roth CH Acquisition II Co., or Roth CH Acquisition III Co.

In connection with the Closing, Hampstead Park Capital Management, LLC sold 16,287 Founder Shares and 4,198 Private Placement Units to Legacy Tigo for $22,770.75 pursuant to the Sale and Purchase Agreement and currently holds 12,549 shares of Common Stock and warrants to purchase 185 shares of Common Stock.

Byron Roth

Byron Roth served as ROCG’s Chairman of the Board and Co-Chief Executive Officer. He is also the Executive Chairman of Roth, 50/50 owner of CR Financial Holdings, Inc., and was a sponsor, the Chairman of the Board and Chief Executive Officer of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., and a sponsor, the Co-Chairman of the Board and Co-Chief Executive Officer Roth CH Acquisition V Co. Mr. Roth did not receive any compensation for his services as a director or officer of ROCG, Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., or Roth CH Acquisition V Co.

In connection with the Closing, Mr. Roth sold 236,955 Founder Shares and 61,076 Private Placement Units to Legacy Tigo for $331,304.66 pursuant to the Sale and Purchase Agreement and currently holds 182,578 shares of Common Stock and warrants to purchase 2,700 shares of Common Stock.

Aaron M. Gurewitz, as Trustee of the AMG Trust established January 23, 2007

Aaron M. Gurewitz served as ROCG’s Co-President and is the President & Head of Investment Banking of Roth. He is also a minority owner of CR Financial Holdings, Inc. and a sponsor and the Co-President of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., and Roth CH Acquisition V Co. Mr. Gurewitz did not receive any compensation for his services as a Co-President of ROCG, Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., or Roth CH Acquisition V Co.

In connection with the Closing, Mr. Gurewitz sold 63,298 Founder Shares and 16,315 Private Placement Units to Legacy Tigo for $88,501.41 pursuant to the Sale and Purchase Agreement and currently holds 48,773 shares of Common Stock and warrants to purchase 721 shares of Common Stock.

Gordon Roth

Gordon Roth served as ROCG’s Chief Financial Officer as well as the Chief Financial Officer of Roth. He is also a minority owner of CR Financial Holdings, Inc. and was also a sponsor and the Chief Financial Officer of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., and Roth CH Acquisition V Co. Mr. Roth did not receive any compensation for his services as a Chief Financial Officer of ROCG, Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., or Roth CH Acquisition V Co.

In connection with the Closing, Mr. Roth sold 48,717 Founder Shares and 12,556 Private Placement Units to Legacy Tigo for $68,112.89 pursuant to the Sale and Purchase Agreement and currently holds 37,537 shares of Common Stock and warrants to purchase 555 shares of Common Stock.

Theodore Roth

Theodore Roth was additionally a sponsor of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., and Roth CH Acquisition V Co.

In connection with the Closing, Mr. Roth sold 27,838 Founder Shares and 7,175 Private Placement Units to Legacy Tigo for $38,923.08 pursuant to the Sale and Purchase Agreement and currently holds 21,450 shares of Common Stock and warrants to purchase 317 shares of Common Stock.

Matthew Day

Matthew Day served as ROCG’s Co-Chief Operating Officer as well as a Managing Director of Investment Banking at Roth. He was also a sponsor of Roth CH Acquisition III Co. and a sponsor and the Co-Chief Operating Officer of Roth CH Acquisition V Co. Mr. Day did not receive any compensation for his services as the Co-Chief Operating Officer of ROCG or Roth CH Acquisition V Co.

In connection with the Closing, Mr. Day transferred 20,360 Founder Shares to Legacy Tigo for $0.00 pursuant to the Sale and Purchase Agreement and currently holds 15,223 shares of Common Stock.

Andrew Costa

Andrew Costa served as ROCG’s Co-Chief Operating Officer and was formerly the Chief Investment Officer and a Managing Director at Roth. He was also a sponsor and the Co-Chief Operating Officer of Roth CH Acquisition V Co. Mr. Costa did not receive any compensation for his services as the Co-Chief Operating Officer of ROCG or Roth CH Acquisition V Co.

In connection with the Closing, Mr. Costa transferred 10,180 Founder Shares to Legacy Tigo for $0.00 pursuant to the Sale and Purchase Agreement and currently holds 7,611 shares of Common Stock.

Nazan Akdeniz

Nazan Akdeniz served as ROCG’s Chief Operating Officer and a Managing Director, Equity Capital Markets of Roth. She was also a sponsor of Roth CH Acquisition II Co. and Roth CH Acquisition III Co.

In connection with the Closing, Ms. Akdeniz sold 3,314 Founder Shares and 854 Private Placement Units to Legacy Tigo for $4,634.89 pursuant to the Sale and Purchase Agreement and currently holds 2,554 shares of the Common Stock and warrants to purchase 38 shares of Common Stock.

Lou Ellis

Lou Ellis serves as the Managing Director, Equity Capital Markets of Roth. He was also a sponsor of Roth CH Acquisition III Co.

In connection with the Closing, Mr. Ellis sold 3,314 Founder Shares and 854 Private Placement Units to Legacy Tigo for $4,634.89 pursuant to the Sale and Purchase Agreement and currently holds 2,554 shares of the Common Stock and warrants to purchase 38 shares of Common Stock.

John Lipman

John Lipman served as a director of ROCG and ROCG’s Co-Chief Executive Officer. He is also a Partner and Managing Director of Investment Banking at Craig-Hallum and was a sponsor, director and the Chief Operating Officer of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., and the Co-Chairman of the Board, Co-Chief Executive Officer, and a sponsor of Roth CH Acquisition V Co. Mr. Lipman did not receive any compensation for his services as a director or officer of ROCG, Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., or Roth CH Acquisition V Co.

In connection with the Closing, Mr. Lipman will sold 394,963 Founder Shares and 101,802 Private Placement Units to Legacy Tigo for $552,229.25 pursuant to the Sale and Purchase Agreement and currently holds 304,326 shares of the Common Stock and warrants to purchase 4,502 shares of Common Stock.

Molly Montgomery

Molly Montgomery served as a director of ROCG. She was also a sponsor and director of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., and Roth CH Acquisition III Co. Ms. Montgomery did not receive any compensation for her services as a director of ROCG, Roth CH Acquisition I Co., Roth CH Acquisition II Co., or Roth CH Acquisition III Co.

In connection with the Closing, Ms. Montgomery sold 16,287 Founder Shares and 4,198 Private Placement Units to Legacy Tigo for $22,770.75 pursuant to the Sale and Purchase Agreement and currently holds 12,549 shares of Common Stock and warrants to purchase 185 shares of Common Stock.

Adam Rothstein

Adam Rothstein served as a director of ROCG. He was also a sponsor and director of each of Roth CH Acquisition I Co., Roth CH Acquisition II Co., and Roth CH Acquisition III Co. Mr. Rothstein did not receive any compensation for her services as a director of ROCG, Roth CH Acquisition I Co., Roth CH Acquisition II Co., or Roth CH Acquisition III Co.

In connection with the Closing, Mr. Rothstein sold 16,287 Founder Shares and 4,198 Private Placement Units to Legacy Tigo for $22,770.75 pursuant to the Sale and Purchase Agreement and currently holds 12,549 shares of Common Stock and warrants to purchase 185 shares of Common Stock.

Sam Chawla

Sam Chawla served as a director of ROCG. He was also a sponsor and director of each of Roth CH Acquisition III Co. and Roth CH Acquisition V Co. Mr. Chawla did not receive any compensation for his services as a director of ROCG, Roth CH Acquisition III Co. or Roth CH Acquisition V Co.

In connection with the Closing, Mr. Chawla sold 16,287 Founder Shares and 4,198 Private Placement Units to Legacy Tigo for $22,770.75 pursuant to the Sale and Purchase Agreement and currently holds 12,549 shares of Common Stock and warrants to purchase 185 shares of Common Stock.

Certain Relationships and Related Person Transactions – Legacy Tigo

Legacy Tigo Related Party Transactions

Promissory Notes

In April 2019, Legacy Tigo borrowed $1.0 million from Alon Ventures, LLC, a holder of more than 5% of the outstanding shares of Legacy Tigo’s voting securities (“Alon Ventures”), under a promissory note (“April 2019 Promissory Note”) due April 2020. Outstanding borrowings under the April 2019 Promissory Note bore interest at a rate of 13% per year. In May 2019, the April 2019 Promissory Note was exchanged for a May 2019 Convertible Note (as defined below). See “— Convertible Promissory Notes.”

In January 2020, Legacy Tigo borrowed $1.2 million from Alon Ventures under a promissory note (“2020 Promissory Note”), which was due on demand. Outstanding borrowings under the 2020 Promissory Note bore interest at a rate of 13% per year. In January 2020, the 2020 Promissory Note was exchanged for a Convertible Note (as defined below). See “— Convertible Promissory Notes.”

Convertible Promissory Notes

In May 2019, Legacy Tigo entered into convertible promissory note agreements (“May 2019 Convertible Notes”) with certain related parties in exchange for cash of $0.8 million. In addition, Legacy Tigo entered into a May 2019 Convertible Note with Alon Ventures in exchange for the unpaid principal and accrued interest owed under the April 2019 Promissory Note. Outstanding borrowings under the May 2019 Convertible Notes bore interest at the rate of 13% per year and were due upon the earliest of May 2020, a change in control of Legacy Tigo or upon a qualified financing event.

The following table summarizes the issuance of the May 2019 Convertible Notes to such related parties.

Name of Stockholder	Aggregate Amount of May 2019 Convertible Note
Alon Ventures, LLC(1)	$1,010,329	*
Alon Ventures, LLC(1)	$267,090
Sam Tramiel and Felicia Tramiel, Trustees of the Tramiel Family Trust(2)	$300,000
Clal Advanced Energy Ltd.(3)	$275,395

____________

*        Represents the conversion of principal and interest owed under the terms of the April 2019 Promissory Note.

(1)      Alon Ventures, LLC and its affiliates held more than 5% of the outstanding shares of Legacy Tigo’s voting securities.

(2)      The Tramiel Family Trust beneficially held more than 5% of the outstanding shares of Legacy Tigo’s voting securities.

(3)      Clal Industries Ltd. and its affiliates held more than 5% of the outstanding shares of Legacy Tigo’s voting securities.

In July 2019, Legacy Tigo entered into a convertible promissory note agreement (“July 2019 Convertible Note”) with Alon Ventures for total borrowings of $0.2 million. Outstanding borrowings under the July 2019 Convertible Note bore interest at the rate of 13% per year and were due upon the earliest of July 2020, a change in control of Legacy Tigo or upon a qualified financing event. As further described below, the July 2019 Convertible Note and the May 2019 Convertible Notes were exchanged prior to their maturity for Convertible Notes.

In January 2020, Legacy Tigo entered into convertible promissory note agreements (“Convertible Notes”) with various related parties in exchange for cash of $0.6 million and the unpaid principal and accrued interest related to the May 2019 Convertible Notes, the July 2019 Convertible Note and 2020 Promissory Note totaling $3.6 million. Outstanding borrowings under the Convertible Notes bore interest at the rate of 13% per year until January 1, 2021 and then 18% per year thereafter. The Convertible Notes were due upon the earliest of January 2021, if Legacy Tigo underwent a change in control or upon the occurrence of a qualified financing event. As further described below, the Convertible Notes were converted into shares of Series D preferred stock (as defined below).

The following table summarizes the issuance of the Convertible Notes to such related parties.

Name of Stockholder	Aggregate Amount of Convertible Note
Generation IM Climate Solutions Funds, L.P.(1)	$536,585
Alon Ventures, LLC(2)	$2,238,769
Sam Tramiel and Felicia Tramiel, Trustees of the Tramiel Family Trust(3)	$600,104
The Splinter Roboostoff Rev Trust UAD 1/23/97(4)	$200,035
Clal Advanced Energy Ltd.(5)	$550,886

____________

(1)      Generation IM Climate Solutions Fund, L.P. and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

(2)      Alon Ventures, LLC and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

(3)      The Tramiel Family Trust beneficially holds more than 5% of the outstanding shares of the Company’s voting securities.

(4)      The Splinter Roboostoff Rev Trust UAD 1/23/97 is related to Michael Splinter, a member of the Company’s board of directors.

(5)      Clal Industries Ltd. and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

In connection with the Convertible Notes, on January 31, 2020, Legacy Tigo issued the related parties holding such notes warrants to purchase up to 7,986,021 shares of Legacy Tigo’s common stock with an exercise price of $0.5167 per share. The warrants are exercisable immediately and expire in January 2027.

The following table summarizes the issuance of common stock warrants to such related parties.

Name of Stockholder	Warrants Issued
Alon Ventures, LLC(1)	4,332,821
Clal Industries Ltd.(2)	1,066,161
Generation IM Climate Solutions Fund, L.P.(3)	1,038,485
Sam Tramiel and Felicia Tramiel, Trustees of the Tramiel Family Trust(4)	1,161,416
Splinter Roboostoff Rev Trust UAD 1/23/97(5)	387,138

____________

(1)      Alon Ventures, LLC and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

(2)      Clal Industries Ltd. and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

(3)      Generation IM Climate Solutions Fund, L.P. and its affiliates hold more than 5% of the outstanding shares of Tigo’s voting securities.

(4)      The Tramiel Family Trust beneficially holds more than 5% of the outstanding shares of the Company’s voting securities.

(5)      The Splinter Roboostoff Rev Trust UAD 1/23/97 is related to Michael Splinter, a member of the Company’s board of directors.

Series C-1 Convertible Preferred Stock

In September 2020, Legacy Tigo sold 34,445,972 shares of Series C-1 convertible preferred stock (“Series C-1 preferred stock”) to certain related parties at a per share purchase price of $0.0582.

The following table summarizes purchases of Series C-1 preferred stock from Legacy Tigo by such related parties.

Name of Related Party	Shares of Series C-1 Preferred Stock	Total Purchase Price
ALON VENTURES,LLC(1)	24,348,296	$1,417,070.88
(closed October 29, 2020)
Clal Industries Ltd.(2)	4,832,941	$281,277.17
(closed December 23, 2020)
Sam Tramiel Separate Trust(3)	5,264,735	$306,407.58
(closed September 30, 2020)

____________

(1)      Alon Ventures, LLC and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

(2)      Clal Industries Ltd. and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

(3)      The Tramiel Family Trust beneficially holds more than 5% of the outstanding shares of the Company’s voting securities.

The outstanding shares of Series C-1 convertible preferred stock will be converted into shares of common stock of Legacy Tigo prior to the effective time of the Merger.

Series D Convertible Preferred Stock

In January and February 2021, Legacy Tigo sold an aggregate of 32,334,554 shares of its Series D convertible preferred stock (“Series D preferred stock”) to Energy Growth Momentum II LP, a holder of more than 5% of the outstanding shares of Legacy Tigo’s voting securities, at a per share purchase price of $0.4369 per share.

The sale of the Series D preferred stock constituted a “qualified financing event” under the terms of the Convertible Notes and, as a result, the Convertible Notes then outstanding were converted into Series D preferred stock. The following table summarizes the issuance of Series D preferred stock to related parties pursuant to the conversion of Convertible Notes described above.

Name of Related Party	Shares of Series D Preferred Stock
ALON VENTURES,LLC(1)	8,977,191
(closed January 4, 2021)
Clal Industries Ltd.(2)	2,208,984
(closed January 4, 2021)
Generation IM Climate Solutions Funds, L.P(3)	2,151,641
(closed January 4, 2021)
Sam Tramiel and Felicia Tramiel, Trustees of the Tramiel Family(4)	2,406,343
(closed January 4, 2021)
Splinter Roboostoff Rev Trust(5)	802,114
(closed January 4, 2021)

____________

(1)      Alon Ventures, LLC and its affiliates hold more than 5% of the outstanding shares of the Company’s common stock.

(2)      Clal Industries Ltd. and its affiliates hold more than 5% of the outstanding shares of the Company’s common stock.

(3)      Generation IM Climate Solutions Fund, L.P. and its affiliates hold more than 5% of the outstanding shares of the Company’s common stock.

(4)      The Tramiel Family Trust beneficially holds more than 5% of the outstanding shares of the Company’s voting securities.

(5)      The Splinter Roboostoff Rev Trust UAD 1/23/97 is related to Michael Splinter, a member of the Company’s board of directors.

The outstanding shares of Series D preferred stock were converted into shares of common stock of Legacy Tigo immediately prior to the effective time of the Merger. In connection with the Merger, each holder of Series D preferred stock was entitled to receive a dividend in the amount of $0.15 per share, in accordance with Legacy Tigo’s governing documents.

Series E Convertible Preferred Stock

During the second and third quarters of 2022, Legacy Tigo sold an aggregate of 25,375,681 shares of its Series E convertible preferred stock (“Series E preferred stock”) to certain related parties for a purchase price of $1.2208 per share.

The following table summarizes purchases of Series E preferred stock from Legacy Tigo by related parties.

Name of Related Party	Shares of Series E Preferred Stock	Total Purchase Price
Energy Growth Momentum II LP(1)	4,423,401	$5,399,999.47
(closed May 23, 2022)
TIGO SPV LP(2)	13,470,705	$16,444,767.86
(closed June 9, 2022)
TIGO SPV LP(2)	7,481,575	$9,133,357.14
(closed July 26, 2022)

____________

(1)      Energy Growth Momentum II LP and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

(2)      Tigo SPV LP and its affiliates hold more than 5% of the outstanding shares of the Company’s voting securities.

The outstanding shares of Series E preferred stock were converted into shares of common stock of Legacy Tigo immediately prior to the effective time of the Merger. In connection with the Merger, each holder of Series E preferred stock was entitled to receive a dividend in the amount of $0.15 per share, in accordance with Legacy Tigo’s governing documents.

Compensation Paid to Related Parties

Amarelle Mead, our Director of Legal, and Eyal Alon, a Senior Software Engineer at the Company, are the daughter and son, respectively, of Zvi Alon, our Chief Executive Officer and a member of our board of directors. Ms. Mead and Mr. Alon each began their employment with Legacy Tigo in February of 2021. The aggregate compensation paid to them was $297,320 for the year ended December 31, 2022.

Archie Roboostoff, Vice President of Software at the Company, is the step-son of Michael Splinter, a member of our board of directors. Mr. Roboostoff began his employment with Legacy Tigo in February of 2021. Mr. Roboostoff received compensation of $274,143 for the year ended December 31, 2022.

Note Receivable from Related Parties and Related Party Payable

In November 2013, the Company adopted the 2013 Officers and Directors Stock Plan and entered into interest bearing, full recourse promissory notes from its Chief Executive Officer (“CEO”) and former directors in the aggregate principal amount of $0.6 million in exchange for the issuance of 9,327,903 shares of common stock. The promissory notes bore interest at the rate of 1.73% per year, matured in November 2022, and were collateralized by 1,532,480 shares of Legacy Tigo’s Series B-4 convertible preferred stock.

In December 2022, the Company executed payment and release letters to forgive the remaining balance of the recourse promissory notes and associated interest totaling $0.1 million and agreed to make an additional payment of $0.2 million for services rendered. As a result of the payment for services rendered, the Company recorded $0.2 million in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2022. Additionally, the remaining 282,836 shares of Legacy Tigo’s Series B-4 held as collateral were released. At December 31, 2022, there was no accrued compensation presented on the accompanying consolidated balance sheet related to the recourse promissory notes.

At December 31, 2022, there was no remaining principal balance on the recourse promissory notes. At December 31, 2021, the outstanding principal balance on the recourse promissory notes from the former directors was $0.1 million. The interest income related to the recourse promissory notes were recorded in other expense, net in the consolidated statements of operations and not material for the years ended December 31, 2022 and 2021. In addition, as of December 31, 2022, there was no remaining interest receivable and as of December 31, 2021, the interest receivable from related parties were recorded in prepaid expenses and other current assets and were not material.

Equity Transfer Agreement

On October 18, 2022, Legacy Tigo entered into an Equity Transfer Agreement with Zvi Alon, its Chief Executive Officer, pursuant to which Legacy Tigo acquired all of the equity interests of Legacy Tigo Energy Equipment Trading (Suzhou) Co., Ltd., a company incorporated in accordance with the laws of the People’s Republic of China (“Tigo Suzhou”), from Mr. Alon for aggregate consideration of $1.00. The purpose of the transaction was to effectuate an internal reorganization, which resulted in Tigo Suzhou becoming a wholly-owned subsidiary of Legacy Tigo.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, the Company adopted a written related person transaction policy that set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Board of the Company;

•        any person who is known by the Company to be the beneficial owner of more than 5% of its voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of the Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company also has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and provides appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of July 24, 2023 by:

•        each person known by us to be the beneficial owner of more than 5% of our Common Stock;

•        each person who is a named executive officer or director of the Company; and

•        all executive officers and directors of the Company, as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

The beneficial ownership of shares of common stock is calculated based on 58,144,543 shares of Common Stock outstanding as of July 24, 2023.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	%
Directors and Named Executive Officers of the Company
Zvi Alon(2)	15,821,032	26.6%
Bill Roeschlein(3)	93,334	*
James (JD) Dillon(3)	102,667	*
Michael Splinter(4)	1,401,322	2.4%
Stanley Stern(5)	295,118	*
John Wilson	—	—
Tomer Babai(3)	32,666	*
Joan C. Conley(3)	102,667	*
All Directors and Executive Officers of the Company as a Group (10 Individuals)	17,951,473	30.2%

Five Percent Holders
Alon Ventures, LLC(6)	12,689,306	21.8%
Energy Growth Momentum II LP(7)	9,142,557	15.7%
Generation IM Climate Solutions Funds, L.P.(8)	8,043,244	13.8%
Tigo SPV LP(9)	5,208,625	9.0%
L1 Energy Capital Management S.à.r.l	5,454,545	8.6%
Clal Industries Ltd.(11)	4,584,422	7.9%
Sam Tramiel(12)	3,206,852	5.5%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Tigo Energy, Inc. 655 Campbell Technology Parkway, Suite 150, Campbell, CA 95008.

(2)      Consists of: (i) 1,356,900 shares of Common Stock issuable upon exercise of stock options held by Mr. Alon, (ii) 12,689,306 shares of Common Stock held by Alon Ventures, LLC, a California limited liability company (“Alon Ventures”), for which Mr. Alon may be deemed to have voting or investment power over such securities, and (iii) 1,774,826 shares of Common Stock held by the Zvi and Ricki Alon Trust U/A/D June 29, 2017, for which Mr. Alon serves as Trustee and exercises investment decisions with respect to such securities.

(3)      Reflects the shares of Common Stock issuable upon exercise of stock options held by the applicable individual.

(4)      Consists of: (i) 137,666 shares of Common Stock issuable upon exercise of stock options held by Mr. Splinter, (ii) 1,123,656 shares of Common Stock held by the Splinter Roboostoff Rev Trust, for which Mr. Splinter serves as Trustee and exercises investment decisions with respect to such securities, (iii) 35,000 shares of Common Stock held by the Amanda Christine Splinter 2012 Irrevocable Trust Dtd 08/10/2012, for which Mr. Splinter serves as Trustee and exercises investment decisions with respect to such securities, (iv) 35,000 shares of Common Stock held by The Archie David Roboostoff 2012 Irrevocable Trust Dtd 08/10/2012, for which Mr. Splinter serves as Trustee and exercises investment decisions with respect to such securities, (v) 35,000 shares of Common Stock held by The Joshua Michael Splinter 2012 Irrevocable Trust Dtd 08/10/2012, for which Mr. Splinter serves as Trustee and exercises investment decisions with respect to such securities and (vi) 35,000 shares of Common Stock held by The Krista Diane Fenske 2012 Irrevocable Trust Dtd 08/10/2012, for which Mr. Splinter serves as Trustee and exercises investment decisions with respect to such securities.

(5)      Consists of: (i) 169,118 shares of Common Stock and (ii) 126,000 shares of Common Stock issuable upon the exercise of stock options.

(6)      Reflects the shares of Common Stock held by Alon Ventures. Mr. Alon may be deemed to have voting or investment power over the shares owned by Alon Ventures. The principal business address of Alon Ventures is 27673 Lupine Rd Los Altos Hills, CA 94022.

(7)      Consists of: (i) 9,133,224 shares of Common Stock and (ii) 9,333 shares of Common Stock issuable upon the exercise of stock options. Energy Growth Momentum GP II Limited (“EGM II GP”) is the general partner of Energy Growth Momentum II LP (“EGM II LP”) and has voting and dispositive power over all of the shares of Common Stock held by EGM II LP. The principal business address of EGM II LP is 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW.

(8)      Consists of: (i) 8,010,578 shares of Common Stock and (ii) 32,666 shares of Common Stock issuable upon the exercise of stock options. The principal business address of Generation IM Climate Solutions Funds, L.P. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Island.

(9)      Reflects the shares of Common Stock held by Tigo SPV LP (“Tigo SPV”). EGM II GP is the general partner of Tigo SPV and has voting and dispositive power over all of the shares of Common Stock held by Tigo SPV. The principal business address of Tigo SPV is 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW.

(10)    Reflects the number of shares of Common Stock issuable upon conversion of the Convertible Note, assuming the note is converted in full. L1 Energy may convert the Convertible Note into shares of Common Stock at any time on or prior to January 9, 2026. Each of Neil Toyer and Maxime Nino may be deemed to have beneficial ownership over the shares owned directly by L1 Energy upon conversion of the Convertible Note because Mr. Toyer and Mr. Maxime serve as Directors of L1 Energy and exercise voting and investment power over such securities. The business address for L1 Energy is 1-3 Boulevard de la Foire, L-1528 Luxembourg, Luxembourg.

(11)    Reflects the shares of Common Stock held by Clal Industries Ltd. (“Clal Industries”). Each of Access Industries Holdings LLC (“AIH”), Access Industries, LLC (“Access LLC”), Access Industries Management, LLC (“AIM”), Clal Industries and Mr. Len Blavatnik may be deemed to share voting and investment power over shares owned directly by Clal Industries because (i) Mr. Blavatnik controls AIM, AIH, Access LLC and AI International GP Limited, the general partner of AI SMS (as defined below), (ii) AIM controls Access LLC and AIH, (iii) Access LLC controls a majority of the outstanding voting interests in AIH, (iv) AIH owns a majority of the equity of AI SMS L.P. (“AI SMS”), (v) AI SMS controls AI Diversified Holdings Ltd. (“Holdings Limited”), (vi) Holdings Limited owns AI Diversified Parent S.à r.l., which owns AI Diversified Holdings S.à r.l., which owns Access AI Ltd (“Access AI”), (vii) Access AI wholly owns Clal Industries. The address of Clal Industries is the Triangular Tower, 3 Azrieli Center, Tel Aviv 67023, Israel and the address of AIH, Access LLC, AIM and Mr. Blavatnik is c/o Access Industries Inc., 40 West 57th Street, New York, New York 10019, United States.

(12)    Consists of: (i) 1,978,406 shares of Common Stock held by Sam Tramiel and Felicia Tramiel, Trustees of the Tramiel Family Trust, for which Mr. Tramiel serves as Trustee and exercises investment decisions with respect to such securities, and (ii) 1,228,446 shares of Common Stock held by the Sam Tramiel Separate Trust, for which Mr. Tramiel serves as Trustee and exercises investment decisions with respect to such securities.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by the selling stockholders listed in the table below of any or all of the shares of Common Stock or Warrants set forth below pursuant to this prospectus. We are registering such shares of Common Stock and Warrants pursuant to the provisions of the Registration Rights Agreement in order to permit such selling stockholders to offer the Common Stock or Warrants for resale from time to time. When we refer to the “selling stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the selling stockholders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.

The table below presents information relating to the selling stockholders concerning the Common Stock and Warrants that may be offered from time to time by each selling stockholder pursuant to this prospectus. This table is prepared based on information supplied to us by or on behalf of the selling stockholders, and reflects holdings as of July 24, 2023. The number of shares of Common Stock and Warrants in the column titled “Securities to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock and Warrants that the selling stockholders may offer and sell under this prospectus. The selling stockholders may sell some, all or none of their respective shares of Common Stock and Warrants, as applicable, in this offering. We do not know how long the selling stockholders will hold their shares of Common Stock and Warrants before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of Common Stock or Warrants.

The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the selling stockholders, including regarding the identity of, and the securities held by, each selling stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days. The applicable percentage of shares of Common Stock and Warrants beneficially owned by the selling stockholders shown in the table below is based on an aggregate of 58,144,543 shares of our Common Stock and 5,768,750 Warrants outstanding as of July 24, 2023.

Unless otherwise noted, the address of each selling stockholder is c/o Tigo Energy, Inc. 655 Campbell Technology Parkway, Suite 150, Campbell, CA 95008.

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering(1)
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock(2)	Warrants(3)	Shares of Common Stock	Percentage	Warrants	Percentage
CHLM Sponsor LLC(4)	273,996	4,502	264,992	4,502	—	—	—	—
CR Financial Holdings Inc.(5)	289,676	4,285	289,676	4,285	—	—	—	—
Hampstead Park Capital Management LLC(6)	12,549	185	12,549	185	—	—	—	—
Roth Capital Partners, LLC(7)	179,377	348	179,377	348	—	—	—	—
Splinter Roboostoff Rev Trust(8)	1,123,656	—	1,123,656	—	—	—	—	—
Amanda Christine Splinter 2012 Irrevocable Trust Dtd 08/10/2012(9)	35,000	—	35,000	—	—	—	—	—
Archie David Roboostoff 2012 Irrevocable Trust Dtd 08/10/2012(10)	35,000	—	35,000	—	—	—	—	—
Joshua Michael Splinter 2012 Irrevocable Trust Dtd 08/10/2012(11)	35,000	—	35,000	—	—	—	—	—
Krista Diane Fenske 2012 Irrevocable Trust Dtd 08/10/2012(12)	35,000	—	35,000	—	—	—	—	—
Alon Ventures, LLC(13)	12,689,306	—	12,689,306	—	—	—	—	—
Zvi and Ricki Alon Trust U/A/D June 29, 2017(14)	1,774,826	—	1,774,826	—		—	—	—
L1 Energy(15)	5,454,545	—	5,454,545	—		—	—	—
Clal Industries Ltd.(16)	4,584,422	—	4,584,422	—	—	—	—	—
Energy Growth Momentum II LP(17)	9,142,557	—	9,142,557	—	—	—	—	—
Generation IM Climate Solutions Funds, L.P.(18)	8,043,244	—	8,043,244	—	—	—	—	—
Tigo SPV LP(19)	5,208,625	—	5,208,625	—	—	—	—	—
Stanley Stern(20)	295,118	—	169,118	—	126,000	*	—	—
Aaron M. Gurewitz, as Trustee of the AMG Trust established January 23, 2007(21)	48,773	721	48,773	721	—	—	—	—
Adam Rothstein(22)	12,549	185	12,549	185	—	—	—	—
Andrew Costa(23)	7,611	—	7,611	—	—	—	—	—
Byron Roth(24)	179,878	1,350	179,878	1,350	—	—	—	—
Byron Roth IRA(25)	2,700	1,350	2,700	1,350	—	—	—	—
Gordon Roth(26)	37,537	555	37,537	555	—	—	—	—
John C. Lipman(27)	273,996	4,502	264,992	4,502	—	—	—	—
Louis J Ellis III(28)	2,554	38	2,554	38	—	—	—	—
Matthew Day(29)	15,223	—	15,223	—		—	—	—
Molly Montgomery(30)	12,549	185	12,549	185		—	—	—
Nazan Akdeniz(31)	2,554	38	2,554	38	—	—	—	—
Sam Chawla(32)	12,549	185	12,549	185	—	—	—	—
Theodore Roth(33)	21,450	317	21,450	317	—	—	—	—

____________

*        Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

(1)     Assumes the sale of all shares being offered pursuant to this prospectus.

(2)      The amounts set forth in this column are the number of shares of Common Stock that may be offered by such selling stockholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the selling stockholder may own beneficially or otherwise.

(3)      The amounts set forth in this column are the number of warrants that may be offered by such selling stockholder using this prospectus. These amounts do not represent any other warrants that the selling stockholder may own beneficially or otherwise.

(4)      Steve Dyer, Chief Executive Officer and Managing Partner of Craig-Hallum Capital Group LLC, has voting and dispositive shares owned by CHLM Sponsor LLC. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information on CHLM Sponsor LLC. The address for the selling stockholder is 222 South 9th Street, Suite 350, Minneapolis, MN 55402.

(5)      Byron Roth and Gordon Roth have voting and dispositive power over the shares owned by CR Financial Holdings, Inc. Mr. Byron Roth is the former Co-Chief Executive Officer and former director of ROCG. Mr. Gordon Roth is the former Chief Financial Officer of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party

Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information on CR Financial Holdings, Inc. The address for the selling stockholder is 2340 Colllins Avenue, Suite 402 Miami Beach, FL 33139.

(6)      Daniel M. Friedberg, a former director of ROCG, is the managing-member of this entity. In this position, Mr. Friedberg may be deemed to have voting and dispositive power over such securities. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information on Hampstead Park Capital Management LLC. The address for this selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(7)      The number of shares of Common Stock beneficially owned includes 118,021 shares of Common Stock issued pursuant to the BCMA Termination Agreement. Byron Roth is the Chairman and Chief Executive Officer and Gordon Roth is the Chief Operating Officer and Chief Financial Officer of Roth Capital Partners, LLC. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information on Roth Capital Partners, LLC. In these positions, both Mr. Byron Roth and Mr. Gordon Roth may be deemed to have voting and dispositive power over the shares held by this entity. The address for this entity is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.

(8)      Mr. Splinter, a member of the Company’s Board of Directors, serves as Trustee of the Splinter Roboostoff Rev Trust and exercises investment decisions with respect to such securities. The address for selling stockholder is PO Box 7172-153, Stateline, NV 88449.

(9)      Mr. Splinter, a member of the Company’s Board of Directors, serves as Trustee of the Amanda Christine Splinter 2012 Irrevocable Trust Dtd 08/10/2012 and exercises investment decisions with respect to such securities. The address for selling stockholder is PO Box 7172-153, Stateline, NV 88449.

(10)    Mr. Splinter, a member of the Company’s Board of Directors, serves as Trustee of the Archie David Roboostoff 2012 Irrevocable Trust Dtd 08/10/2012 and exercises investment decisions with respect to such securities. The address for selling stockholder is PO Box 7172-153, Stateline, NV 88449.

(11)    Mr. Splinter, a member of the Company’s Board of Directors, serves as Trustee of the Joshua Michael Splinter 2012 Irrevocable Trust Dtd 08/10/2012 and exercises investment decisions with respect to such securities. The address for selling stockholder is PO Box 7172-153, Stateline, NV 88449.

(12)    Mr. Splinter, a member of the Company’s Board of Directors, serves as Trustee of the Krista Diane Fenske 2012 Irrevocable Trust Dtd 08/10/2012 and exercises investment decisions with respect to such securities. The address for selling stockholder is PO Box 7172-153, Stateline, NV 88449.

(13)    Mr. Alon, the Chief Executive Officer of the Company, serves as Co-Manager of Alon Ventures, LLC and may be deemed to have voting or investment power over such securities.

(14)    Mr. Alon, the Chief Executive Officer of the Company, serves as Trustee of the Zvi and Ricki Alon Trust U/A/D June 29, 2017 and exercises investment decisions with respect to such securities.

(15)    Reflects the number of shares of Common Stock issuable upon conversion of the Convertible Note, assuming the note is converted in full. L1 Energy may convert the Convertible Note into shares of Common Stock at any time on or prior to January 9, 2026. Each of Neil Toyer and Maxime Nino may be deemed to have beneficial ownership over the shares owned directly by L1 Energy upon conversion of the Convertible Note because Mr. Toyer and Mr. Maxime serve as Directors of L1 Energy and exercise voting and investment power over such securities. The business address for L1 Energy is 1-3 Boulevard de la Foire, L-1528 Luxembourg, Luxembourg

(16)    Each of Access Industries Holdings LLC (“AIH”), Access Industries, LLC (“Access LLC”), Access Industries Management, LLC (“AIM”), Clal Industries and Mr. Len Blavatnik may be deemed to share voting and investment power over shares owned directly by Clal Industries because (i) Mr. Blavatnik controls AIM, AIH, Access LLC and AI International GP Limited, the general partner of AI SMS (as defined below), (ii) AIM controls Access LLC and AIH, (iii) Access LLC controls a majority of the outstanding voting interests in AIH, (iv) AIH owns a majority of the equity of AI SMS L.P. (“AI SMS”), (v) AI SMS controls AI Diversified Holdings Ltd. (“Holdings Limited”), (vi) Holdings Limited owns AI Diversified Parent S.à r.l., which owns AI Diversified Holdings S.à r.l., which owns Access AI Ltd (“Access AI”), (vii) Access AI wholly owns Clal Industries. The address of Clal Industries is the Triangular Tower, 3 Azrieli Center, Tel Aviv 67023, Israel and the address of AIH, Access LLC, AIM and Mr. Blavatnik is c/o Access Industries Inc., 40 West 57th Street, New York, New York 10019, United States.

(17)    Consists of: (i) 9,133,224 shares of Common Stock and (ii) 9,333 shares of Common Stock issuable upon the exercise of stock options. Energy Growth Momentum GP II Limited (“EGM II GP”) is the general partner of Energy Growth Momentum II LP (“EGM II LP”) and has voting and dispositive power over all of the shares of Common Stock held by EGM II LP. The principal business address of EGM II LP is 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW.

(18)    Consists of: (i) 8,010,578 shares of Common Stock and (ii) 32,666 shares of Common Stock issuable upon the exercise of stock options. The principal business address of Generation IM Climate Solutions Funds, L.P. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Island.

(19)    The address for the selling stockholder is 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW.

(20)    Consists of: (i) 169,118 shares of Common Stock and (ii) 126,000 shares of Common Stock issuable upon the exercise of stock options. Mr. Stern serves as director of the Company.

(21)    Mr. Gurewitz, the former Co-President of ROCG, serves as the Trustee of the AMG Trust established January 23, 2007. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(22)    Mr. Rothstein is a former director of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(23)    Mr. Costa is the former Co-Chief Operating Officer of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369

(24)    Mr. Roth is the former Co-Chief Executive Officer and former director of ROCG. Mr. Roth also exercises voting and dispositive power over the securities owned by CR Financial Holdings, Inc. and Roth Capital Partners, LLC. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(25)    Includes shares held for the benefit of Mr. Byron Roth, the former Co-Chief Executive Officer and former director of ROCG. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(26)    Mr. Roth is the former Chief Financial Officer of ROCG. Mr. Roth also exercises voting and dispositive power over the securities owned by CR Financial Holdings, Inc. and Roth Capital Partners, LLC. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(27)    Mr. Lipman is the former Co-Chief Executive Officer and former director of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is c/o Craig Hallum, 222 S. 9th St. Suite 350, Minneapolis, MN 55402.

(28)    Mr. Ellis was a Sponsor of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(29)    Mr. Day is a former Co-Chief Operating Officer of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(30)    Ms. Montgomery is a former director of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(31)    Ms. Akdeniz was a Sponsor of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(32)    Mr. Chawla is a former director of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

(33)    Mr. Roth was a Sponsor of ROCG. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — ROCG — Sponsors, Directors, and Officers” for additional information. The address for the selling stockholder is 888 San Clemente DR, STE 400, Newport Beach, CA 92660-6369.

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our capital stock, including the provisions included in our certificate of incorporation, bylaws and the Warrant Agreement. This description is not complete and is qualified by reference to the full text of our certificate of incorporation, bylaws and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the DGCL.

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 160,000,000 shares of capital stock of the Company, consisting of (i) 150,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Common Stock

Voting Rights

Holders of Common Stock are entitled to cast one vote per share of Common Stock on all matters to be voted on by stockholders. Holders of Common Stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Common Stock will not be entitled to cumulate their votes in the election of directors.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Dividend Rights

Subject to preferences that may apply to any Preferred Stock, holders of Common Stock will be entitled to the payment of dividends at the times and in the amounts as the Board in its discretion may determine.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Common Stock will be entitled, pro rata on a per share basis, to all assets of the Company of whatever kind available for distribution to the holders of Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any Preferred Stock then outstanding.

Other Matters

The holders of Common Stock will not have redemption, conversion, preemptive or other subscription rights and there will be no sinking fund provisions applicable to Common Stock. Upon completion of the Business Combination, all of the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable.

Preferred Stock

General

The Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of Preferred Stock in one or more series, and the number of shares constituting any such series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock, including, without limitation, dividend rights, conversion rights, rights and terms of redemption, and liquidation preferences, which rights may be greater than the rights of the holders of Common Stock.

The purpose of authorizing the Board to issue Preferred Stock and determine the rights and preferences of any series of Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the dividend or liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.

Warrants

Each whole Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade on Nasdaq.

No Warrant will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if the registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective within 120 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the whole Warrant for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrant and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported trading price of the shares of Common Stock for the ten (10) trading days ending on the trading day prior to the date of exercise. The Warrants will expire on May 23, 2028 at 5:00 p.m., New York City time.

The outstanding Warrants (excluding the Warrants issued in the private placements contemporaneously with the IPO) may be called for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time after the Warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrants upon surrender of such Warrants.

The redemption criteria for the Warrants have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrant.

If the Warrants are called for redemption as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrant and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the shares of Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ROCG. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such warrants, a prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants, and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

The Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Registration Rights

At the Closing, the Company, the Sponsors and certain equityholders of Tigo entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Agreement”). Pursuant to the A&R Registration Agreement, among other things, subject to certain requirements and customary conditions, (i) the Sponsors and the Holders were granted certain customary registration rights and piggyback rights with respect to their respective shares of Common Stock and any other equity securities of the Company and (ii) the Registration Rights Agreement, dated as August 5, 2021, among ROCG, the Sponsors and the other “Holders” named in such Registration Rights Agreement was terminated. There are no monetary or other additional penalties under the A&R Registration Agreement resulting from delays in registering the Common Stock. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

Exclusive Forum

The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on the Company’s behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Company to the Company or its stockholders; (iii) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL, the Charter or the Bylaws or (iv) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine, and, if such action is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.

Certain Anti-Takeover Effects of Provisions of the Charter, Bylaws and Applicable Law

Section 203 of the DGCL affords us certain protections, such as prohibiting us from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

•        our board of directors approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the business combination is approved by our board of directors, and by a two-thirds vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale, or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, these anti-takeover provisions will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition that results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Authorized but Unissued Shares

The Charter provides that certain shares of authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Special Meetings of Stockholders

The Charter provides that special meetings of the stockholders of the Company may be called, for any purpose or purposes, at any time by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the Board and/or the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Limitation on Stockholder Action by Written Consent

The Charter provides that any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be taken by written consent of the stockholders in lieu of a meeting.

Dissenter’s Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Chancery Court.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s shares thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Bylaws provide that the Company must indemnify and hold harmless the directors and officers of the Company to the fullest extent authorized by the DGCL. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the DGCL.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuits against directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for Common Stock will be Continental Stock Transfer & Trust Company. The Company will agree to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Our Common Stock and Warrants are listed on Nasdaq under the symbols “TYGO” and “TYGOW,” respectively.

RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities; provided, that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Lock-Up Provisions

On May 23, 2023, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Sponsors, certain holders of ROCG founder shares and the Requisite Company Stockholders entered into separate lock-up agreements (each, a “Lock-Up Agreement”) with the Company. Pursuant to the Lock-up Agreements, the Requisite Company Stockholders agreed, among other things, that their shares received as merger consideration may not be transferred until November 23, 2023, the date that is six months following the Closing Date. Pursuant to the Lock-up Agreements, the Sponsors and other holders of founder shares agreed, among other things, that their founder shares acquired prior to ROCG’s initial public offering may not be transferred until November 23, 2023, the date that is six months following the Closing Date. However, the aforementioned parties may transfer, subject to restrictions under applicable securities laws, (i) up to 5% of their common stock held immediately after Closing, or such common stock otherwise issued or issuable in connection with the Business Combination, until August 1, 2023, the date that is 90 days after Closing, and (ii), from August 22, 2023, the 91st day after Closing, through November 23, 2023, up to an additional 5% (for a total of up to 10% during such periods) of common stock held by the holder immediately after Closing; provided, that, for the avoidance of doubt, the remaining 90% of the common stock held by the holders immediately after Closing may be transferred beginning on November 23, 2023.

In addition to the Lock-Up Agreements, the Bylaws contain a provision that also prohibits the transfer of shares of Common Stock of the Company held immediately following the Closing, or such shares of Common Stock otherwise issued or issuable in connection with the transactions contemplated by the Merger Agreement, until November 23, 2023. The Bylaws, similar to the Lock-Up Agreements, permit the transfer, subject to restrictions under applicable securities laws, (i) up to 5% of Common Stock held immediately after Closing, or such common stock otherwise issued or issuable in connection with the Business Combination, until August 1, 2023, the date that is 90 days after Closing, and (ii), from August 22, 2023, the 91st day after Closing, through November 23, 2023, up to an additional 5% (for a total of up to 10% during such periods) of Common Stock held by the holder immediately after Closing. The Bylaw provision applies to all shareholders of the Company that were issued shares of Common Stock of the Company in accordance with, and pursuant to, the Merger Agreement.

In connection with the consummation of the Business Combination, the Board released from the transfer restrictions contained in the Lock-Up Agreements and Bylaws, as applicable, an additional 3% of shares subject to such restrictions. As a result, the holders of shares subject to the transfer restrictions contained in the Lock-Up Agreements and Bylaws, as applicable, may transfer, subject to restrictions under applicable securities laws, up to 8% of their shares subject to such agreements immediately after the Closing.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 5,768,750 shares Common Stock that may be issued upon exercise of Warrants to purchase Common Stock, including the Public Warrants and the Private Placement Warrants, and 41,999 shares of Common Stock underlying the Legacy 2018 Options. We are also registering the resale by the selling stockholders or their permitted transferees of up to 49,734,570 shares of Common Stock and up to 18,750 Private Placement Warrants. We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling stockholders will be the purchase price of the securities less any discounts and commissions borne by the selling stockholders.

The Common Stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer so long as we are required to provide such transferees with registration rights under the Registration Rights Agreement. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their Common Stock by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell Common Stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholder or borrowed from any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, if any, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

The selling stockholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

Restrictions to Sell

Refer to the section titled “Restrictions on Resale of Securities — Lock-up Provisions.”

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations to U.S. holders (as defined below) and Non-U.S. holders (as defined below) of the ownership and disposition of shares of our Common Stock and Warrants that are being offered pursuant to this prospectus (such offered Warrants, the “Offered Warrants”, which we refer to collectively as our “Offered Securities”). This discussion applies only to holders that hold our Offered Securities as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences of the exercise of Warrants (other than the Offered Warrants as specifically discussed below) by existing holders of such Warrants or the receipt by a person of Common Stock in connection with the exercise of the Convertible Note held by L1 Energy, and such holders should consult their own tax advisors regarding the U.S. federal income tax consequences to them of their receipt of Common Stock in connection with an exercise of such Warrants or Convertible Note. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax laws that apply to certain types of investors, including but not limited to:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of our stock;

•        persons that acquired our Offered Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to our Offered Securities;

•        persons holding our Offered Securities as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•        tax-exempt entities;

•        controlled foreign corporations; and

•        passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Offered Securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Offered Securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our Offered Securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of U.S. state or local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR OFFERED SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR OFFERED SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OWNERSHIP AND DISPOSITION OF OUR OFFERED SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our Offered Securities who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Offered Securities” below.

Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that would be subject to tax at the preferential tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a U.S. holder that is treated as a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Offered Securities.

Upon a sale or other taxable disposition of our Common Stock or Offered Warrants (which, in general, would include a redemption of Offered Warrants that is treated as a sale of such Offered Warrants as described below), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock or Offered Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock or Offered Warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Common Stock or Offered Warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock or Offered Warrants so disposed of. A U.S. holder’s adjusted tax basis in its Common Stock or Offered Warrants generally will equal the U.S. holder’s acquisition cost, less, in the case of a share of Common Stock, any prior distributions treated as a return of capital, or in the case of a U.S. holder that acquired Common Stock upon exercise of an Offered Warrant for cash, as described below in “U.S. Holders — Exercise, Lapse or Redemption of an Offered Warrant”. U.S. holders who acquired Common Stock pursuant to the exercise of Warrants (other than Offered Warrants) are urged to consult their own tax advisors regarding their tax bases and holding periods in such Common Stock. However, for U.S. holders who acquired Common Stock pursuant to the exercise of Warrants (other than Offered Warrants), the impact of such exercise on a U.S. holder’s holding period or tax basis of such Common Stock generally should be consistent with the discussion under “U.S. — Exercise, Lapse or Redemption of an Offered Warrant” below.

Exercise, Lapse or Redemption of an Offered Warrant.

A U.S. holder generally will not recognize taxable gain or loss on the acquisition of our Common Stock upon exercise of an Offered Warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the Offered Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Offered Warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the Common Stock received upon exercise of the Offered Warrants will begin on the date following the date of exercise or on the date of exercise of the Offered Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Offered Warrants. If an Offered Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Offered Warrant.

The tax consequences of a cashless exercise of an Offered Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Common Stock received would equal the holder’s basis in the Offered Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Offered Warrants; in either case, the holding period would not include the period during which the U.S. holder held the Offered Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Offered Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of Offered Warrants equal to the number of shares of Common Stock having a value equal to the exercise price for the total number of Offered Warrants to be exercised. In such case, the U.S. holder would recognize capital gain or loss with respect to the Offered Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Common Stock that would have been received in a regular exercise of the Offered Warrants deemed surrendered and the U.S. holder’s tax basis in the Offered Warrants deemed surrendered. In this case, a U.S. holder’s aggregate tax basis in the Common Stock received would equal the sum of the U.S. holder’s initial investment in the Offered Warrants deemed exercised and the aggregate exercise price of such Offered Warrants. It is unclear whether a U.S. holder’s holding period for the Common Stock would commence on the date following the date of exercise or on the date of exercise of the Offered Warrants; in either case, the holding period would not include the period during which the U.S. holder held the Offered Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Offered Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities — Warrants” or if we purchase Offered Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Offered Securities.”

Possible Constructive Distributions.

The terms of each Offered Warrant provide for an adjustment to the number of shares of Common Stock for which the Offered Warrant may be exercised or to the exercise price of the Offered Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Offered Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Offered Warrant holders’ proportionate interest in our assets or earnings and profits (for example, through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Offered Warrant), which adjustment may be made as a result of a distribution of cash or other property to holders of shares of Common Stock which is taxable to the holders of such shares as a distribution as described under “U.S. Holders — Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Offered Warrants received a cash distribution from us equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to an Offered Warrant are complex, and U.S. holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to an Offered Warrant.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Offered Securities, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Offered Securities who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Offered Securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the ownership or sale or other disposition of our Offered Securities.

Taxation of Distributions.

In general, any distributions (including constructive distributions, but not including certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by us or the applicable withholding agent, including cash distributions on other property or sale proceeds from Offered Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Offered Securities” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Offered Securities” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Exercise, Lapse or Redemption of an Offered Warrant.

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of an Offered Warrant, or the lapse of an Offered Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of an Offered Warrant by a U.S. holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of an Offered Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Offered Securities”.

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. holder’s Offered Warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. holder’s Offered Warrants, as described under “U.S. Holders — Exercise, Lapse or Redemption of an Offered Warrant” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under the heading “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Offered Securities” depending on such characterization.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Offered Securities.

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Offered Warrants (including an expiration or redemption of our Offered Warrants), unless:

•        the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•        we are or have been a “United States real property holding corporation” (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for the applicable security, except, in the case where shares of our Common Stock are “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations, referred to herein as “regularly traded”), (i) the Non-U.S. holder is disposing of Common Stock and has owned, whether actually or based on the application of constructive ownership rules, 5% or less of our Common Stock at all times within the shorter of the five-year period preceding such disposition of Common Stock or such Non-U.S. holder’s holding period for such Common Stock or (ii) the Non-U.S. holder is disposing of Offered Warrants and has owned, whether actually or based on the application of constructive ownership rules, 5% or less of the total fair market value of our Warrants (provided our Warrants are considered to be regularly traded) at all times within the shorter of the five-year period preceding such disposition of Offered Warrants or such Non-U.S. holder’s holding period for such Offered Warrants. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our Common Stock and Offered Warrants, including how a Non-U.S. holder’s ownership of Offered Warrants impacts the 5% threshold determination with respect to its Common Stock. In addition, special rules may apply in the case of a disposition of Offered Warrants if our Common Stock is considered to be regularly traded, but the Offered Warrants are not considered to be regularly traded. We can provide no assurance as to our future status as a United States real property holding corporation or as to whether our Common Stock or Warrants will be considered to be regularly traded. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Offered Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Offered Warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not currently a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future.

Possible Constructive Distributions.

The terms of each Offered Warrant provide for an adjustment to the number of shares of Common Stock for which the Offered Warrant may be exercised or to the exercise price of the Offered Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a Non-U.S. holder of Offered Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (for example, through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Offered Warrants), which adjustment may be made as a result of a distribution of cash or other property to holders of shares of our Common Stock which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. It is possible that any withholding tax on such a constructive distribution might be satisfied by us or the applicable withholding agent through a sale of a portion of the Non-U.S. holder’s shares of Common Stock, Warrants or other property held or controlled by us or the applicable withholding agent on behalf of the Non-U.S. holder or might be withheld from distributions or proceeds subsequently paid or credited to the Non-U.S. holder.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Offered Securities. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our Offered Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Offered Securities.

EXPERTS

The consolidated financial statements of Tigo Energy, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this prospectus have been audited by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Roth CH Acquisition IV Co. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which includes an explanatory paragraph relating to substantial doubt about the ability of Roth CH Acquisition IV Co. to continue as a going concern as described in Note 1 of the financial statements) and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for us by White & Case LLP.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock and Warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at https://www.tigoenergy.com/. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Financial Statements of Tigo Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022 (Audited)	F-2
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three Months ended March 31, 2023 and 2022	F-3
Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Changes in Stockholders’ Deficit for the Three Months ended March 31, 2023 and 2022	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2023 and 2022	F-5
Notes to Unaudited Condensed Consolidated Interim Financial Statements	F-7
Audited Financial Statements of Tigo Energy, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 1596)	F-28
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-29
Consolidated Statements of Operations for the Years ended December 31, 2022 and 2021	F-30
Consolidated Statements of Convertible Preferred Stock and Changes in Stockholders’ Deficit for the Years ended December 31, 2022 and 2021	F-31
Consolidated Statements of Cash Flows for the Years ended December 31, 2022 and 2021	F-32
Notes to Consolidated Financial Statements	F-33

Unaudited Financial Statements of Roth CH Acquisition IV Co.
Balance Sheets as of March 31, 2023 and December 31, 2022	F-57
Statements of Operations for the Three Months ended March 31, 2023 and 2022	F-58
Statements of Changes in Stockholders’ Equity for the Three Months ended March 31, 2023 and 2022	F-59
Statements of Cash Flows for the Three Months ended March 31, 2023 and 2022	F-60
Notes to Unaudited Financial Statements	F-61
Audited Financial Statements of Roth CH Acquisition IV Co.
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 688)	F-78
Balance Sheets as of December 31, 2022 and 2021	F-79
Statements of Operations for the Year ended December 31, 2022 and 2021	F-80
Statements of Changes in Stockholders’ Equity for the Year ended December 31, 2022 and 2021	F-81
Statements of Cash Flows for the Year ended December 31, 2022 and 2021	F-82
Notes to Financial Statements	F-83

TIGO ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	March 31, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$50,606	$36,194
Restricted cash	—	1,523
Marketable securities	5,351	—
Accounts receivable, net of allowance for credit losses of $185 and $76 at March 31, 2023 and December 31, 2022, respectively	32,359	15,816
Inventory, net	36,643	24,915
Deferred issuance costs	2,690	2,221
Notes receivable	—	456
Prepaid expenses and other current assets	5,094	3,967
Total current assets	132,743	85,092
Property and equipment, net	2,548	1,652
Operating right-of-use assets	2,351	1,252
Marketable securities	4,738	—
Intangible assets, net	2,404	—
Other assets	130	82
Goodwill	11,996	—
Total assets	$156,910	$88,078
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$39,658	$23,286
Accrued expenses and other current liabilities	6,727	4,382
Deferred revenue, current portion	1,434	950
Warranty liability, current portion	438	392
Operating lease liabilities, current portion	768	578
Current maturities of long-term debt	—	10,000
Total current liabilities	49,025	39,588
Warranty liability, net of current portion	4,188	3,959
Deferred revenue, net of current portion	174	172
Long-term debt, net of current maturities and unamortized debt issuance costs	49,670	10,642
Operating lease liabilities, net of current portion	1,689	762
Preferred stock warrant liability	1,814	1,507
Other long-term liabilities	1,443	—
Total liabilities	108,003	56,630
Convertible preferred stock, $0.0001 par value:
Convertible preferred stock: 203,504,244 shares authorized; 199,145,285 shares issued and outstanding at March 31, 2023 and December 31, 2022 (liquidation value of $131.2 million at March 31, 2023), respectively	87,140	87,140
Commitments and Contingencies (Note 7)
Stockholders’ deficit:
Common stock, $0.0001 par value: 260,000,000 shares authorized; 29,643,434 and 23,442,353 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	3	2
Additional paid-in capital	17,055	6,521
Accumulated deficit	(55,305)	(62,215)
Accumulated other comprehensive income	14	—
Total stockholders’ deficit	(38,233)	(55,692)
Total liabilities, convertible preferred stock and stockholders’ deficit	$156,910	$88,078

See accompanying notes to unaudited condensed consolidated interim financial statements.

TIGO ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(LOSS)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2023	2022
Revenue, net	$50,058	$9,919
Cost of revenue	31,689	7,236
Gross profit	18,369	2,683
Operating expenses:
Research and development	2,214	1,436
Sales and marketing	4,772	2,069
General and administrative	3,563	750
Total operating expenses	10,549	4,255
Income (loss) from operations	7,820	(1,572)
Other expenses (income):
Change in fair value of preferred stock warrant and contingent shares liability	512	—
Loss on debt extinguishment	171	3,613
Interest expense	778	449
Other (income) expense, net	(551)	63
Total other expenses, net	910	4,125
Net income (loss)	6,910	(5,697)
Dividends on Series D and Series E convertible preferred stock	(2,152)	(790)
Net income (loss) attributable to common stockholders	$4,758	$(6,487)

Unrealized gain resulting from change in fair value of marketable securities	$14	$—

Comprehensive income (loss)	$6,924	$(5,697)

Earnings (loss) per common share
Basic	$0.02	$(0.31)
Diluted	$0.01	$(0.31)
Weighted-average common shares outstanding
Basic	27,779,209	20,624,803
Diluted	47,164,530	20,624,803

See accompanying notes to unaudited condensed consolidated interim financial statements.

TIGO ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ DEFICIT

	Convertible preferred stock		Stockholders’ deficit
			Common stock		Additional paid-in capital	Notes receivable from related parties	Accumulated deficit	Accumulated comprehensive income	Total stockholders’ deficit
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balance at January 1, 2023	199,145,285	$87,140	23,442,353	$2	$6,521	$—	$(62,215)	$—	$(55,692)
Issuance of common stock upon exercise of stock options	—	—	602,330	—	91	—	—	—	91
Stock-based compensation expense	—	—	—	—	366	—	—	—	366
Acquisition of fSight	—	—	5,598,751	1	10,077	—	—	—	10,078
Unrealized gain resulting from change in fair value of marketable securities	—	—	—	—	—	—	—	14	14
Net income	—	—	—	—	—	—	6,910	—	6,910
Balance at March 31, 2023	199,145,285	$87,140	29,643,434	$3	$17,055	$—	$(55,305)	$14	$(38,233)
	Convertible preferred stock		Stockholders’ deficit
			Common stock		Additional paid-in capital	Notes receivable from related parties	Accumulated deficit	Accumulated comprehensive income	Total stockholders’ deficit
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balance at January 1, 2022	165,578,120	$46,370	20,580,109	$2	$5,383	$(103)	$(55,178)	$—	$(49,896)
Issuance of common stock upon exercise of stock options	—	—	114,844	—	17	—	—	—	17
Stock-based compensation expense	—	—	—	—	26	—	—	—	26
Net loss	—	—	—	—	—	—	(5,697)	—	(5,697)
Balance at March 31, 2022	165,578,120	$46,370	20,694,953	$2	$5,426	$(103)	$(60,875)	$—	$(55,550)

See accompanying notes to unaudited condensed consolidated interim financial statements.

TIGO ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash Flows from Operating activities:
Net income (loss)	$6,910	$(5,697)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	242	112
Reserve for inventory obsolescence	52	—
Change in fair value of preferred stock warrant and contingent shares liability	512	—
Non-cash interest expense	47	94
Stock-based compensation	366	26
Allowance for credit losses	109	(7)
Loss on debt extinguishment	171	3,613
Non-cash lease expense	167	—
Accretion of interest on marketable securities	(7)	—
Changes in operating assets and liabilities:
Accounts receivable	(16,535)	(1,049)
Inventory	(11,780)	(2,313)
Prepaid expenses and other assets	(1,175)	(132)
Accounts payable	14,815	155
Accrued expenses and other liabilities	407	244
Deferred revenue	486	400
Warranty liability	275	35
Deferred rent	—	(135)
Operating lease liabilities	(149)	—
Net cash used in operating activities	$(5,087)	$(4,654)
Cash flows from investing activities:
Purchase of marketable securities	$(10,068)	$—
Acquisition of fSight	55	—
Purchase of intangible assets	(450)	—
Purchase of property and equipment	(192)	(250)
Net cash used in investing activities	$(10,655)	$(250)
Cash flows from financing activities:
Proceeds from Convertible Promissory Note	$50,000	$—
(Repayment) proceeds from Series 2022-1 Notes	(20,833)	25,000
Repayment of Senior Bonds	—	(10,000)
Payment of debt issuance costs	(100)	(3,473)
Payment of deferred issuance costs related to future equity issuance	(527)	—
Proceeds from exercise of stock options	91	17
Net cash provided by financing activities	28,631	11,544
Net increase in cash and restricted cash	12,889	6,640
Cash, cash equivalents, and restricted cash at beginning of period	37,717	7,474
Cash, cash equivalents, and restricted cash at end of period	$50,606	$14,114

TIGO ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Three Months Ended March 31,
(in thousands)	2023	2022
Supplemental schedule of non-cash investing and financing activities:
Deferred issuance costs related to future equity issuance in accrued expenses and accounts payable	$174	$—
Financing costs in accounts payable	257	—
Operating lease right of use assets obtained in exchange for operating lease liabilities	1,266	—
Property plant and equipment in accounts payable	1,026	—
Equity issued for fSight acquisition	10,078	—
Contingent shares liability from acquisition	1,990	—
Unrealized gain resulting from change in fair value of marketable securities	$14	$—

See accompanying notes to unaudited condensed consolidated interim financial statements.

Tigo Energy, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Interim Financial Statements

1. Nature of Operations

Tigo Energy, Inc. (“Tigo”) was incorporated in Delaware in 2007 and commenced operations in 2010. Tigo provides a solution designed to maximize the energy output of individual solar modules, delivering more energy, active management, and enhanced safety for utility, commercial, and residential solar arrays. Tigo is headquartered in Campbell, California with offices in Europe, Asia and the Middle East.

Entry into a Material Definitive Agreement

On December 5, 2022, Roth CH Acquisition IV Co., a Delaware corporation (“ROCG”), Roth IV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ROCG (“Merger Sub”), and the Company, entered into an Agreement and Plan of Merger, as amended on April 6, 2023 (the “Merger Agreement”), pursuant to which, among other transactions, on May 23, 2023 (the “Closing Date”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of ROCG (the Merger, together with the other transactions described in the Merger Agreement, the “Business Combination”).

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ROCG is expected to be treated as the “acquired” company and Tigo Energy, Inc. considered the “acquiree” for financial reporting purposes. At the Closing, the Company received net cash consideration of $2.2 million as a result of the reverse recapitalization after payment of issuance costs, consisting of advisory, legal and other professional fees, which will be recorded to additional paid-in capital as a reduction of proceeds.

Upon the Closing, (a) holders of the Company’s common stock received shares of ROCG common stock determined by application of the exchange ratio of 0.233335 (“Exchange Ratio”), which was based on the Company’s implied price per share prior to the Business Combination, (b) holders of the Company’s options and preferred stock warrants have the right to receive shares to be reserved for the potential future issuance of ROCG’s common stock upon the exercise of the respective options and warrants, and (c) all outstanding shares of the Company’s convertible preferred stock converted into shares of the Company’s common stock at the then-effective conversion rate as calculated pursuant to the Company’s Charter including net settlement of accrued dividends, as provided by the Merger Agreement.

Following the Merger, the shareholders of the Company held 96.9% of the combined company, and the shareholders of ROCG and sponsors held 3.1% of the combined company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited condensed consolidated interim financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the unaudited condensed consolidated interim financial statements) considered necessary to present fairly Tigo’s consolidated financial position as of March 31, 2023 and its consolidated results of operations, cash flows, and convertible preferred stock and changes in stockholders’ deficit for the three months ended March 31, 2023 and 2022. Operating results for the three months ended March 31, 2023 are not necessarily

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

2. Summary of Significant Accounting Policies (cont.)

indicative of the results that may be expected for the full year ending December 31, 2023. The unaudited condensed consolidated interim financial statements, presented herein, do not contain all of the required disclosures under GAAP for annual consolidated financial statements. The condensed consolidated balance sheet as of December 31, 2022 has been derived from the audited consolidated balance sheet as of that date. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the annual audited consolidated financial statements and related notes thereto for the year ended December 31, 2022.

Basis of Consolidation

The unaudited condensed consolidated interim financial statements include the accounts of Tigo and its wholly-owned subsidiaries: Tigo Energy Israel Ltd. and Foresight Energy, Ltd. (“fSight”) which are incorporated in Israel, in addition to Tigo Energy Italy SRL and Tigo Energy Systems Trading (Suzhou) Company, Limited which are incorporated in Italy and China, respectively (collectively, the “Company”). All intercompany transactions and balances have been eliminated in consolidation. The Company has determined the functional currency of the subsidiaries to be the United States (U.S.) dollar. The Company remeasures monetary assets and liabilities of its foreign operations at exchange rates in effect at the balance sheet date and nonmonetary assets and liabilities at their historical exchange rates. Expenses are remeasured at the weighted-average exchange rates during the relevant reporting period. These remeasurement gains and losses are recorded in other (income) expense, net in the condensed consolidated statements of operations and comprehensive income (loss) and were not material for the periods ended March 31, 2023 and 2022.

Reclassification

Certain prior period amounts in the unaudited condensed consolidated financial statements and accompanying notes have been reclassified to conform to the current period’s presentation.

Liquidity and Going Concern

The Company follows the provisions of FASB ASC Topic 205-40, Presentation of Financial Statements — Going Concern, which requires management to assess Tigo’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated interim financial statements are issued.

The Company has historically incurred recurring net losses and negative cash flows from operating activities and has an accumulated deficit of $55.3 million at March 31, 2023. Management believes that with the existing cash, cash equivalents, and marketable securities as of March 31, 2023, and an increasing customer base, as well as proper management of expenditures, Tigo has sufficient resources to sustain operations through May 2024. However, there is no certainty that management will be successful in these efforts and, if Tigo requires additional debt or equity financing, there is no assurance that it will be available at terms acceptable to Tigo, or at all.

Cash and Cash Equivalents

The Company’s cash and cash equivalents include short-term highly-liquid investments with an original maturity of 90 days or less when purchased and are carried at fair value in the accompanying condensed consolidated balance sheets. The Company considers all highly-liquid investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consists of investments in a money market funds.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Marketable Securities

The Company’s marketable securities consist of investments in U.S. agency securities and corporate bonds that are classified as available-for-sale. The securities are carried at fair value with the unrealized gains and losses included in accumulated other comprehensive income, a component of stockholders’ deficit. Realized gains, losses, and declines in value determined to be other than temporary are included in the Company’s unaudited condensed consolidated statements of operations and comprehensive income (loss).

Business Combinations

The Company accounts for business combinations under ASC Topic 805, Business Combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The fair values assigned, defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between willing market participants, are based on estimates and assumptions determined by management. These valuations require the Company to make significant estimates and assumptions, especially with respect to intangible assets. The Company records the excess consideration over the aggregate fair value of tangible and intangible assets, net of liabilities assumed, as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are included as of and subsequent to the acquisition date.

If the initial accounting for a business combination is incomplete by the end of a reporting period that falls within the measurement period, the Company reports provisional amounts in the unaudited condensed consolidated interim financial statements. During the measurement period, the provisional amounts recognized at the acquisition date will be adjusted to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date and the Company records those adjustments in the unaudited condensed consolidated interim financial statements.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets acquired in addition to liabilities assumed arising from the business combination. Initially the Company measures goodwill based upon the value of the consideration paid plus or minus net assets assumed. The goodwill arising from the Company’s acquisition is attributable to the value of the potential expanded market opportunity with new customers. The goodwill balance as of March 31, 2023 relates to the Company’s purchase of fSight.

Intangible assets have either an identifiable or indefinite useful life. Intangible assets are recorded at cost or when acquired as part of a business combination at estimated fair value. Intangible assets with identifiable useful lives are amortized on a straight-line basis over their economic or legal life, whichever is shorter. The Company’s amortizable intangible assets consist primarily of patents, trade names, developed technology, and customer relationships. The useful life of these intangible assets range from 3 to 10 years.

Goodwill is not amortized but is subject to annual impairment testing unless circumstances dictate more frequent assessments. The Company will perform an annual impairment assessment for goodwill and more frequently whenever events or changes in circumstances indicate that the fair value of the asset may be less than the carrying amount.

Fair Value of Financial Instruments

The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurement based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

2. Summary of Significant Accounting Policies (cont.)

defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments. The three-level hierarchy for fair value measurement is defined as follows:

• Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
• Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.
• Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Revenue Recognition

The Company follows ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”) for revenue recognition. In accounting for contracts with customers:

The Company determines revenue recognition through the following steps:

•        Identification of the contract, or contracts, with a customer

•        Identification of the performance obligations in the contract

•        Determination of the transaction price

•        Allocation of the transaction price to the performance obligations in the contract

•        Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company’s primary source of revenue is the sale of its hardware products. The Company’s hardware products are fully functional at the time of shipment and do not require modification or customization for customers to use the products. The Company sells its products primarily to distributors that resell the Company’s products to end users. Distributors do not have general rights of return and generally order goods for immediate resale to end customers. The Company uses present right to payment and transfer of title as indicators to determine the transfer of control to the customer. The Company recognizes revenue at a point in time when its performance obligation has been satisfied and control of the product is transferred to the customer, which generally aligns with shipping terms. Contract shipping terms include ExWorks (“EXW”), FOB Shipping Point and FOB Destination incoterms. Under EXW (meaning the seller fulfills its obligation to deliver when it makes goods available at its premises, or another specified location, for the buyer to collect), the performance obligation is satisfied and control is transferred at the point when the customer is notified that their order is available for pickup. Under FOB Shipping Point, control is transferred to the customer at the time the good is transferred to the shipper and under FOB Destination, at the time the customer receives the goods. The Company deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues. The Company has made the election to account for shipping and handling as activities to fulfill the promise to transfer the product and as such records amounts charged to customers for shipping and handling as revenue and the related costs are included in cost of revenues.

The Company typically incurs incremental costs to acquire customer contracts in the form of sales commissions; however, because the expected benefit from these contracts is one year or less, the Company expenses these amounts as incurred.

Product warranty costs are recorded as expense to cost of revenue based on customer history, historical information and current trends.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Sales of the Company’s hardware products include the Company’s web-based monitoring service which represents a separate performance obligation. Monitoring service revenue represented less than 1% of the total revenue, net during the three months ended March 31, 2023 and 2022. The allocation of revenue between the hardware and monitoring service deliverables is based on the Company’s best estimate of the standalone selling price determined by considering multiple factors, including internal costs, gross margin and historical selling practices. Revenue from the monitoring service is recognized ratably as the services are performed over the period of the monitoring service, up to 20 years.

Deferred revenue or contract liabilities consists of payments received from customers in advance of revenue recognition for the Company’s products and service. The current portion of deferred revenue represents the unearned revenue that will be earned within 12 months of the balance sheet date. Correspondingly, noncurrent deferred revenue represents the unearned revenue that will be earned after 12 months from the balance sheet date.

The following table summarizes the changes in deferred revenue:

	Three Months Ended March 31, (Unaudited)
(in thousands)	2023	2022
Balance at the beginning of the period	$1,122	$232
Deferral of revenue	12,198	2,285
Recognition of unearned revenue	(11,712)	(1,666)
Balance at the end of the period	$1,608	$851

As of March 31, 2023, the Company expects to recognize $1.6 million from remaining performance obligations over a weighted average term of 1.7 years.

The Company recognized approximately $0.7 million and $0.2 million in revenue that was included in the beginning contract liabilities balance during the three months ended March 31, 2023 and 2022, respectively.

Net Income (Loss) Per Common Share

Basic net income (loss) per share of common stock is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during each period, without consideration for potential dilutive shares of common stock. Diluted net income (loss) per share of common stock is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method and if-converted method, as applicable. Basic and diluted net income (loss) per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities, which include convertible preferred stock.

Under the two-class method, net income (loss) is adjusted by the difference between the fair value of consideration transferred and the carrying amount of convertible preferred stock during periods where the Company redeems its convertible preferred stock. The remaining earnings (undistributed earnings) are allocated to common stock and each series of convertible preferred stock to the extent that each preferred security may share in earnings as if all of the earnings for the period had been distributed. The total earnings allocated to common stock is then divided by the number of outstanding shares to which the earnings are allocated to determine the earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock have no obligation to fund losses.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

2. Summary of Significant Accounting Policies (cont.)

The following table sets forth the computation of basic and diluted net income (loss) per share to common stockholders:

	Three Months Ended March 31, (Unaudited)
(in thousands, except share and per share data)	2023	2022
Basic net income (loss) per common share calculation:
Net income (loss) attributable to common stockholders	$4,758	$(6,487)
Less: undistributed earnings to participating shareholders	(4,176)	—
Net income (loss) attributable to common stockholders – basic	582	(6,487)
Weighted-average shares of common stock outstanding – basic	27,779,209	20,624,803
Net income (loss) per share of common stock, basic	$0.02	$(0.31)

Diluted net income (loss) per common share calculation:
Net income (loss) attributable to common stockholders – diluted	$582	$(6,487)
Weighted-average shares of common stock outstanding, basic	27,779,209	20,624,803
Stock options	13,532,987	—
Warrants	5,852,334	—
Weighted-average shares of common stock, diluted	47,164,530	20,624,803
Net income (loss) per share of common stock – diluted	$0.01	$(0.31)

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	As of March 31, (Unaudited)
	2023	2022
Convertible preferred stock	—	165,578,120
Convertible preferred stock warrants	—	1,185,599
Common stock warrants	758,891	8,208,682
Convertible promissory note	23,376,468	—
Stock options	1,367,000	17,604,360
	25,502,359	192,576,761

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses, which requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. This standard is effective for fiscal years beginning after December 15, 2022. The Company adopted the guidance using the modified retrospective approach as of January 1, 2023 which resulted in no cumulative effect adjustment to accumulated deficit and did not have a material impact on the Company’s unaudited condensed consolidated interim financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” This ASU removes specific exceptions to the general principles in Accounting Standards Codification (“ASC”) Topic 740, “Accounting for Income Taxes” (“Topic 740”) and simplifies certain GAAP requirements. ASU 2019-12 is effective for non-public business entities’ interim periods within those fiscal years, beginning after December 15, 2022. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective or prospective basis. Based on the Company’s assessment of this ASU, the Company has concluded it will not have a material impact on the accounting and disclosures for income taxes. However, once the one-year purchase price allocation adjustment period with fSight becomes final, the Company will reassess the impact of this ASU on the combined entity.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

2. Summary of Significant Accounting Policies (cont.)

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The standard is effective for the Company for reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company adopted annual reporting the guidance using the modified retrospective approach to apply the standard as of January 1, 2022, with no retrospective adjustments to prior periods on the Company’s annual consolidated financial statements and related notes thereto for the year ended December 31, 2022. As permitted under the new guidance, the Company elected the package of practical expedients, which allowed the Company to retain prior conclusions regarding lease identification, classification and initial direct costs. For the Company’s lease agreements with lease and non-lease components, the Company elected the practical expedient to account for these as a single lease component for all underlying classes of assets. Additionally, for short-term leases with an initial lease term of 12 months or less and with purchase options the Company is not reasonably certain will be exercised, the Company elected to not record ROU assets or corresponding lease liabilities on the Company’s consolidated balance sheet. See “Note 10. Leases” for additional information on our leases following the adoption of this standard.

3. Fair Value of Financial Instruments

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

	Fair value measurement at reporting date using
(in thousands)	(Level 1)(1)	(Level 2)(2)	(Level 3)(3)
March 31, 2023 (Unaudited)
Assets:
Cash equivalents:
Money market funds	$15,015	$—	$—
Marketable securities:
Corporate bonds	$—	$8,830	$—
U.S. agency securities	$—	$1,259	$—
Liabilities:
Preferred stock warrant liability	$—	$—	$1,814
Contingent shares liability	$—	$—	$2,196
December 31, 2022 (Audited)
Liabilities:
Preferred stock warrant liability	$—	$—	$1,507

____________

(1)      Level 1 fair value estimates are based on quoted prices in active markets for identical assets or liabilities.

(2)      Level 2 fair value estimates are based on observable inputs other than quoted prices in active markets for identical assets and liabilities or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

(3)      Level 3 fair value estimates are based on unobservable inputs not observable in the market. The Company utilized the Black-Scholes options pricing model to fair value the preferred stock warrant liability.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

3. Fair Value of Financial Instruments (cont.)

The following is a summary of the changes in fair value of the Company’s marketable securities as of March 31, 2023:

(in thousands)	Cost	Unrealized gain	Unrealized loss	Fair value
Available-for-sale marketable securities:
Current assets
Corporate bonds	$4,712	$12	$(3)	$4,721
U.S. agency securities	626	4	$—	630
Total	5,338	16	(3)	5,351
Long-term assets
Corporate bonds	4,113	7	(11)	4,109
U.S. agency securities	624	5	—	629
Total	4,737	12	(11)	4,738
Total available-for-sale marketable securities	$10,075	$28	$(14)	$10,089

As of March 31, 2023, available-for-sale securities consisted of investments that mature within approximately one to three years.

The fair value of the preferred stock warrants was calculated using the Black-Scholes option pricing model and is revalued to fair value at the end of each reporting period until the earlier of the exercise or expiration of the preferred stock warrants. The fair value of the warrant liabilities is estimated using the Black-Scholes option pricing model using the following assumptions:

As of
	March 31, 2023 (Unaudited)	December 31, 2022 (Audited)
Expected volatility	65% – 69%	70% – 76%
Risk-free interest rate	3.88% – 4.03%	4.22% – 4.34%
Expected term (in years)	2.1 – 2.7	2.4 – 3.0
Expected dividend yield	—	—
Fair value of Series C convertible preferred stock	$2.15	$1.82

The table presented below is a summary of the changes in fair value of the Company’s preferred stock warrant liability (Level 3 measurement):

(in thousands)	Fair value of preferred stock warrant liability
Balance at January 1, 2022 (Unaudited)	$487
Change in fair value	1,020
Balance at December 31, 2022 (Audited)	1,507
Change in fair value	307
Balance at March 31, 2023 (Unaudited)	$1,814

During the three months ended March 31, 2023 and 2022, there were no transfers between Level 1, Level 2 and Level 3.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable, and customer deposits approximate fair value due to their short-term nature. As of March 31, 2023, the fair value and carrying value of the Company’s Convertible Promissory Note (Note 6) was

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

3. Fair Value of Financial Instruments (cont.)

$50.6 million and $49.7 million, respectively. As of December 31, 2022, the fair value and carrying value of the Company’s Series 2022-1 Notes was $21.0 million and $20.6 million, respectively. The estimated fair value for the Company’s Convertible Promissory Note and Series 2022-1 Notes was based on discounted expected future cash flows using prevailing interest rates which are Level 3 inputs under the fair value hierarchy.

4. Inventory, net

The major classes of inventory consisted of the following:

(in thousands)	March 31, 2023 (Unaudited)	December 31, 2022 (Audited)
Raw materials	$1,051	$1,869
Work in process	31	31
Finished goods	35,760	23,293
Inventory reserve	(199)	(278)
Inventory, net	$36,643	$24,915

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	March 31, 2023 (Unaudited)	December 31, 2022 (Audited)
Accrued vacation	$907	$829
Accrued compensation	940	624
Accrued interest	563	9
Accrued professional fees	2,103	2,502
Accrued warehouse and freight	195	143
Accrued other	343	275
Other current liabilities(1)	1,676	—
Accrued expenses and other current liabilities	$6,727	$4,382

____________

(1)      Other current liabilities of $1.7M at March 31, 2023 are primarily related to the current portion of contingent shares liability related to the fSight acquisition. See “Note 12. Business Combinations”.

6. Long-Term Debt

Long-term debt consisted of the following:

(in thousands)	March 31, 2023 (Unaudited)	December 31, 2022 (Audited)
Convertible Promissory Note	$50,000	$—
Series 2022-1 Notes	—	20,833
Total	50,000	20,833
Less: unamortized debt issuance costs	(330)	(191)
Less: current portion	—	(10,000)
Long-term debt, net of unamortized debt issuance and current portion	$49,670	$10,642

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

6. Long-Term Debt (cont.)

Convertible Promissory Notes

On January 9, 2023, the Company entered into a convertible promissory note purchase agreement (“Note Purchase Agreement”) with L1 Energy Capital Management S.a.r.l in exchange for cash of $50.0 million (“Convertible Promissory Notes”). Outstanding borrowings under the Convertible Promissory Notes bear interest at a rate of 5.0% per year. The principal amount is due at the maturity date of January 9, 2026 and interest is payable semiannually beginning July 2023. As of March 31, 2023, there was $0.6 million of accrued interest in the condensed consolidated balance sheet.

Under the terms of the Note Purchase Agreement, the Convertible Promissory Note may be converted at the option of the note holder into the Company’s common stock or an equivalent equity instrument resulting from a public company event. The conversion price is based on a pre-money valuation divided by the aggregate number of the Company’s outstanding shares at the issuance date. The conversion price and number of conversion shares are subject to standard anti-dilution adjustments. Upon a change of control event the note holder may (i) convert the Convertible Promissory Note immediately prior to the event into the Company’s common stock at a conversion price equal to the lesser of the Convertible Promissory Note’s original conversion price or the price per share of the Company’s common stock implied by the change of control event transaction agreement or (ii) require the redemption of the Convertible Promissory Note in cash, including the payment of a make-whole amount of all unpaid interest that would have otherwise been payable had the Convertible Promissory Note remained outstanding through the maturity date. In addition, the note holder may accelerate the repayment of the Convertible Promissory Note upon an event of default and the maturity will automatically be accelerated in the event of the Company’s insolvency or bankruptcy.

Future aggregate principal maturities of long-term debt are as follows as of March 31, 2023:

Years Ending December 31 (Unaudited) (in thousands):
2023 (Excluding the three months ended March 31, 2023)	$—
2024	—
2025	—
2026	50,000
$50,000

Series 2022-1 Notes

In January 2023, concurrently with the Convertible Promissory Note transaction, the Company repaid the Series 2022-1 Notes in full with the proceeds from the Convertible Promissory Note and wrote off $0.2 million of unamortized debt issuance costs related to the previously outstanding Series 2022-1 Notes, which are included in loss on debt extinguishment on the condensed consolidated statements of operations and comprehensive income.

Senior Bonds

In January 2022, concurrently with the Series 2022-1 Notes transaction, the Company repaid the Senior Bonds in full with the proceeds from the Series 2022-1 Notes and wrote off $0.5 million of unamortized debt issuance costs related to the previously outstanding Senior Bonds and $3.1 million of expenses related to lender fees on the Series 2022-1 Notes, which are included in loss on debt extinguishment on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

Net debt issuance costs are presented as a direct reduction of the Company’s long-term debt in the condensed consolidated balance sheets and amount to $0.3 million and $0.2 million as of March 31, 2023 and December 31, 2022, respectively. During the three months ended March 31, 2023 and 2022, the Company recorded amortization of $47,000 and $0.1 million, respectively, to interest expense pertaining to debt issuance costs.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

7. Commitments and Contingencies

Employment Agreements

The Company entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as defined in the respective employment agreements.

Legal

In the normal course of business, the Company may receive inquiries or become involved in legal disputes that are not covered by insurance. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties with which it enters into contractual relationships, including customers, lessors and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims.

The Company has also indemnified its Directors and executive officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a Director or executive officer.

The Company believes the estimated fair value of any obligation from these indemnification agreements is minimal; therefore, these unaudited condensed consolidated interim financial statements do not include a liability for any potential obligations at March 31, 2023.

8. Convertible Preferred Stock and Common Stock

At March 31, 2023, the Company is authorized to issue 203,504,244 shares of convertible preferred stock with a par value of $0.0001 per share which are classified outside of stockholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. As a result, all of the Company’s convertible preferred stock is classified as mezzanine equity.

Convertible preferred stock consists of the following at March 31, 2023 (Unaudited):

(in thousands, except for share data)	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series E	36,861,678	33,567,165	$40,770	$45,371
Series D	49,342,160	49,342,160	22,192	29,831
Series C-1	38,659,789	38,659,789	2,180	18,000
Series C	27,079,195	26,014,749	11,647	13,442
Series B-4	30,739,072	30,739,072	7,582	11,199
Series B-3	6,627,558	6,627,558	862	2,620
Series B-2	746,602	746,602	105	340
Series B-1	7,985,151	7,985,151	611	2,918
Series A-4	2,447,023	2,447,023	661	4,182
Series A-3	1,998,177	1,998,177	260	1,604
Series A-2	639,773	639,773	160	1,021
Series A-1	378,066	378,066	110	679
	203,504,244	199,145,285	$87,140	$131,207

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

8. Convertible Preferred Stock and Common Stock (cont.)

The rights and privileges for the holders of Series E, Series D, Series C-1, Series C, Series B-4, Series B-3, Series B-2, Series B-1, Series A-4, Series A-3, Series A-2 and Series A-1 convertible preferred stock (collectively, preferred stock) are as follows:

Dividends

The holders of the Company’s capital stock will be entitled to receive, if and when declared by the Board of Directors, non-cumulative dividends paid pro-rata to the holders of common and preferred stock according to the number of shares of common stock held by each holder with the holders of preferred stock receiving dividends in preference to holders of common stock, with exception of the holders of Series E and Series D which are entitled to dividends as described below.

The holders of Series E are entitled to cumulative dividends and such dividends are payable only when and if declared by the Board of Directors at a rate of; $0.1526 per share for the first year following May 23, 2022 (“Series E Original Issue Date”), $0.1717 per share for the second year following the Series E Original Issue Date, $0.1931 per share for the third year following the original issue date, $0.2173 per share for the fourth year following the Series E Original Issue Date, and $0.1809 per share for the fifth year following the Series E Original Issue Date. For the three months ended March 31, 2023 the Series E dividends were $1.3 million. As of March 31, 2023 and December 31, 2022, the aggregate accruing dividends for Series E was $4.4 million and $3.1 million, respectively.

The holders of Series D are entitled to cumulative dividends and such dividends are payable only when and if declared by the Board of Directors at a rate of; $0.0580 per share for the first year following January 4, 2021 (“Series D Original Issue Date”), $0.0652 per share for the second year following the Series D Original Issue Date, $0.0734 per share for the third year following the Series D Original Issue Date, $0.0826 per share for the fourth year following the Series D Original Issue Date, and $0.0687 per share for the fifth year following the Series D Original Issue Date. For the three months ended March 31, 2023 and 2022, the Series D dividends were $0.9 million and $0.8 million, respectively. As of March 31, 2023 and December 31, 2022, the aggregate accruing dividends for Series D were $6.9 million and $6.0 million, respectively.

The number of shares of common stock held by holders of preferred stock for the purpose of dividends is the number of shares of common stock that would be issuable to preferred stockholders upon conversion. The Board of Directors has not declared any dividends through March 31, 2023.

Voting

Holders of preferred stock are entitled to one vote for each share of common stock into which their shares may be converted and, subject to certain preferred stock class votes specified in the Company’s certificate of incorporation or as required by law, holders of the preferred stock and common stock vote together on an as-converted basis.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

8. Convertible Preferred Stock and Common Stock (cont.)

Liquidation Preference

The liquidation preference for each of series of convertible preferred stock are as follows:

	Per Share Liquidation Preference
Series E	$1.2208	*
Series D	$0.4639	*
Series C-1	$0.4656
Series C	$0.5167
Series B-4	$0.3646
Series B-3	$0.3953
Series B-2	$0.4554
Series B-1	$0.3646
Series A-4	$1.7089
Series A-3	$0.8026
Series A-2	$1.5962
Series A-1	$1.7970

____________

*        In the event of a liquidation, Series E and Series D are also entitled to receive accrued dividends.

Each of the per share liquidation preference amounts are subject to adjustments upon the occurrence of certain dilutive events. In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or transfer of the Company’s securities whereby the beneficial owners of the Company’s common stock and preferred stock own less than a majority of the surviving entity, or a sale of all or substantially all assets, the holders of Series E as a separate class will be entitled to receive their respective full liquidation preference followed by Series D as a separate class, Series C-1 and Series C as a separate class then the holders of Series B-4 as a separate class, then the holders of Series B-3, Series B-2, Series B-1 as a separate class, and finally the holders of Series A-4, Series A-3, Series A-2 and Series A-1 as a separate class. If the Company’s legally available assets are insufficient to satisfy the preferred stock liquidation preferences in each class, the funds will be distributed ratably among the holders of that class.

Conversion

At the option of the holder, each share of preferred stock is convertible into shares of common stock on a one-for-one basis, as adjusted for stock splits and dividends and certain dilutive transactions. Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon the closing of the sale of the Company’s common stock in a public offering with aggregate gross proceeds of at least $35.0 million, and the public offering price per share equals or exceeds $0.9278 per share.

Redemption

The preferred stock is not redeemable at the option of the holder.

Protective Provisions

The holders of preferred stock also have certain protective provisions. So long as at least 2,000,000 shares of preferred stock in the aggregate remain outstanding, the Company cannot, without the approval of over 50% of the voting power of preferred stock then outstanding voting as a single class on an as-if converted to common stock basis, take certain actions which include: (i) consummate a liquidation, dissolution or winding up of the Company; (ii) adversely alter, waive or affect the rights, preferences, privileges, or powers of, or restrictions of preferred stock

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

8. Convertible Preferred Stock and Common Stock (cont.)

or series thereof; (iii) increase or decrease the authorized number of shares of common stock or preferred stock, or series thereof; (iv) create a new class or series of security; or (v) declare or pay any dividends or other distributions for preferred or common stock outstanding.

So long as at least 2,000,000 shares of Series E remain outstanding, the Company cannot, without approval of the majority of such series of preferred stock, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 2,000,000 shares of Series D remain outstanding the Company cannot, without approval of the majority of such series of preferred stock, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 2,000,000 shares of Series C remain outstanding the Company cannot, without approval of the majority of the Board of Directors, change the power, rights, preference or privileges of Series C. So long as at least 2,500,000 shares of Series B-4 remain outstanding the Company cannot without approval of the majority of such series of preferred stock change the power, rights, preference or privileges of such series of preferred stock. So long as at least 3,300,000 shares of Series B-3, Series B-2 and Series B-1, cumulatively remain outstanding, the Company cannot without approval of the majority of such series of preferred stock, voting together as a single class, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 1,000,000 shares of Series A-4, Series A-3, Series A-2 and Series A-1, cumulatively remain outstanding, the Company cannot, without approval of the majority of such series of preferred stock voting together as a single class, change the power, rights, preference or privileges of such series of preferred stock.

Convertible Preferred Stock Warrants

At March 31, 2023, warrants to purchase up to 1,064,446 shares of the Company’s Series C at an exercise price of $0.5167 per share with expiration dates of May 15, 2025 and December 23, 2025, were outstanding.

Common Stock

The holders of the common stock are entitled to one vote for each share of common stock held.

Common Stock Warrants

At March 31, 2023, warrants to purchase up to 8,208,682 shares of the Company’s common stock at an exercise price of $0.5167 per share with an expiration date of January 31, 2027 were outstanding.

9. Stock-Based Compensation

The Company adopted the 2008 Stock Plan (“2008 Plan”) under which it may issue stock options to purchase shares of common stock, and award restricted stock and stock appreciation rights to employees, Directors and consultants. The 2008 Plan expired in March 2018 and all award issuance therefore ceased. Options generally vest over a four-year period with a one-year cliff. The option term is no longer than five years for incentive stock options for which the grantee owns greater than 10% of the Company’s capital stock and no longer than 10 years for all other options. The Company has a repurchase option on unvested restricted stock exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason. The Company’s repurchase right lapses in accordance with the vesting terms. Through March 31, 2023, there have been no exercises of common stock options prior to the vesting of such options. Options outstanding under the 2008 Plan will remain outstanding until they are exercised, canceled or expire.

In May 2018, the Company adopted the 2018 Stock Plan (“2018 Plan”) under which the Company may issue stock options to purchase shares of common stock, and award restricted stock and stock appreciation rights to employees, Directors and consultants.

Under the 2018 Plan, the Board of Directors may grant incentive stock options or nonqualified stock options. Incentive stock options may only be granted to Company employees. The exercise price of incentive stock options and nonqualified stock options cannot be less than 100% of the fair value per share of the Company’s common

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

9. Stock-Based Compensation (cont.)

stock on the grant date. If an individual owns more than 10% of the Company’s outstanding capital stock, the price of each share incentive stock option will be at least 110% of the fair value. Fair value is determined by the Board of Directors. Options generally vest over a four-year period with a one-year cliff. The option term is no longer than five years for incentive stock options for which the grantee owns greater than 10% of the Company’s capital stock and no longer than 10 years for all other options. The Company has a repurchase option on unvested restricted stock exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason. The Company’s repurchase right lapses in accordance with the vesting terms. Through March 31, 2023, there have been 6,250 exercises of common stock options prior to the vesting of such options.

Collectively, the 2008 Stock Plan and the 2018 Stock Plan are referred to as “the Plans”. The Company has reserved 715,483 shares of common stock for future issuance under the Plans.

The Company measures stock-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company recorded stock-based compensation expense in the following expense categories in its accompanying condensed consolidated statements of operations and comprehensive income (loss):

	Three Months Ended March 31, (Unaudited)
(in thousands)	2023	2022
Research and development	$49	$6
Sales and marketing	173	4
Cost of sales	22	2
General and administrative	122	14
Total stock-based compensation	$366	$26

Stock Options

The following table summarizes stock option activity for the Plan for the three months ended March 31, 2023 (unaudited):

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at December 31, 2022 (Audited)	18,270,912	$0.25	6.07
Granted	1,367,000	$1.80
Exercised	(596,080)	$0.14
Cancelled	(231,901)	$0.53
Outstanding at March 31, 2023	18,809,931	$0.37	5.91
Exercisable at March 31, 2023	18,801,181	$0.37	5.91
Vested and expected to vest at March 31, 2023	18,809,931	$0.37	5.91

At March 31, 2023, the aggregate intrinsic value of outstanding options and exercisable options was $27.0 million. There were 1,367,000 stock options granted during the three months ended March 31, 2023. The weighted average grant date fair value options granted during the three months ended March 31, 2023 was $1.80.

The aggregate intrinsic value of options exercised was $1.0 million and $42,000 for the three months ended March 31, 2023 and 2022, respectively. As of March 31, 2023, the total unrecognized compensation expense related to unvested stock option awards was $4.7 million, which the Company expects to recognize over a weighted-average period of 3.2 years.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

9. Stock-Based Compensation (cont.)

The fair value of options is estimated using the Black-Scholes option pricing model, which takes into account inputs such as the exercise price, the value of the underlying common stock at the grant date, expected term, expected volatility, risk-free interest rate and dividend yield. The fair value of each grant of options was determined using the methods and assumptions discussed below.

•        The expected term of employee options with service-based vesting is determined using the “simplified” method, as prescribed in the U.S. Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

•        The expected volatility is based on historical volatilities of similar entities within the Company’s industry which were commensurate with the expected term assumption as described in SAB No. 107.

•        The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

•        The expected dividend yield is 0% because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend on its common stock.

•        As the Company’s common stock has not historically been publicly traded, its Board of Directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The fair value of each option was estimated on the date of grant using the weighted average assumptions in the table below:

Three Months Ended March 31, (Unaudited)
2023
Expected volatility	71.2%
Risk-free interest rate	3.9%
Expected term (in years)	6.0
Expected dividend yield	—%

10. Leases

Operating Leases

As a lessee, the Company currently leases office space and vehicles in the United States, Italy, Israel, China, and Thailand. All of the Company leases are classified as operating leases. The Company has no leases classified as finance or sales-type leases. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of lease payments over the term. Many of its leases include rental escalation clauses, renewal options and/or termination options that are factored into the Company’s determination of lease payments.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

10. Leases (cont.)

When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of its leases do not provide a readily determinable implicit rate. Therefore, the Company must estimate its incremental borrowing rate to discount the lease payments based on information available at lease commencement. The majority of the Company’s leases have remaining lease terms of one to seven years, some of which include options to extend the leases for up to eight years, and some of which include options to terminate the leases within one year.

The components of lease expense are as follows (in thousands):

(in thousands)	Three Months Ended March 31, 2023 (Unaudited)
Operating lease costs	$194
Variable lease costs	62
Total lease cost	$256

Other information related to leases was as follows:

Supplemental Cash Flows Information (in thousands)	Three Months Ended March 31, 2023 (Unaudited)
Cash paid for amounts included in the measurement of lease liabilities	$174
	March 31, 2023 (Unaudited)	December 31, 2022 (Audited)
Weighted average remaining lease term (years)	3.7	2.7
Weighted average discount rate	5.0%	5.4%

Future maturities of lease liabilities were as follows as of March 31, 2023:

Years Ending December 31 (Unaudited) (in thousands):	Operating Leases (Unaudited)
2023 (Excluding the three months ended March 31, 2023)	$652
2024	866
2025	359
2026	348
2027	340
Thereafter	145
Total future minimum lease payments	$2,710
Less: imputed interest	253
Present value of lease liabilities	$2,457

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

11. Goodwill and Intangible Assets

The Company recorded $12.0 million of goodwill related to the acquisition of fSight during the three months ended March 31, 2023. As of March 31, 2023 the Company had a goodwill balance of $12.0 million.

The Company’s intangible assets by major asset class are as follows:

	March 31, 2023 (Unaudited)
(in thousands, except for useful life amounts)	Useful Life (Years)	Cost	Accumulated Amortization	Net Book Value
Amortizing:
Trade name	3	$10	$(1)	$9
Patents	4 – 13	450	(12)	438
Customer relationships and other	10	170	(3)	167
Developed technology	10	1,820	(30)	1,790
Total intangible assets		$2,450	$(46)	$2,404

As of December 31, 2022 the Company did not have any intangible assets.

The Company recognized amortization expense related to acquired intangible assets of $46,000 for the three months ended March 31, 2023 and none for the three months ended March 31, 2022. Amortization expense is included in general and administrative expenses in the condensed consolidated statements of operations and comprehensive income (loss).

Amortization expense related to intangible assets at March 31, 2023 in each of the next five years and beyond is expected to be incurred as follows (in thousands):

Years Ending December 31 (Unaudited) (in thousands):	(unaudited)
2023 (Excluding the three months ended March 31, 2023)	$205
2024	274
2025	274
2026	271
2027	262
Thereafter	1,118
$2,404

12. Business Combinations

On January 27, 2023 (“Closing Date”), the Company acquired 100% of the equity interests of fSight. The results of fSight’s operations have been included in the unaudited condensed consolidated interim financial statements since the Closing Date. fSight primarily focuses on developing and marketing a software as a service platform, based on artificial intelligence for the smart management of electrical energy. The acquisition expands the Company’s ability to leverage energy consumption and production data for solar energy producers, adding a prediction platform that provides actionable system performance data, from the grid down to the module level.

Under the terms of the purchase agreement, total consideration consisted of 5,598,751 shares of the Company’s common stock issued at closing with a fair value of approximately $10.1 million, 737,233 shares of the Company’s common stock with a fair value of approximately $1.3 million to be issued 12 months from closing and 368,617 shares of the Company’s common stock with a fair value of approximately $0.7 million to be issued 18 months from closing (collectively “contingent shares”). The transaction was accounted for as a business combination pursuant to ASC Topic 805, Business Combinations, using the acquisition method of accounting and in conjunction with the acquisition, the Company recognized $0.1 million of acquisition-related costs during the

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

12. Business Combinations (cont.)

three months ended March 31, 2023, which were expensed as incurred in the condensed consolidated statement of operations and comprehensive income (loss). The contingent shares were recorded as a liability at a fair value of approximately $2.0 million on the Closing Date based on the fair value of the Company’s common stock at the Closing Date. The current portion of the contingent shares liability is recorded in accrued expenses and other current liabilities and the non-current portion of the contingent shares liability is recorded in other long-term liabilities within the condensed consolidated balance sheet. At March 31, 2023, the liability was revalued to $2.2 million based upon the Company’s common stock fair value per share on March 31, 2023. The $0.2 million change in fair value was recorded as change in fair value of preferred stock warrant and contingent shares liability for the three months ended March 31, 2023.

The following table summarizes the provisional fair values of the identifiable assets acquired and liabilities assumed at the date of the acquisition:

(in thousands)	As of January 27, 2023 (Unaudited)
Consideration transferred:
Fair value of common stock issued	$10,078
Fair value of contingent shares	1,990
Total consideration	$12,068

Assets Acquired
Cash and cash receivables	$55
Accounts receivable	117
Property and equipment	9
Intangibles assets	2,000
Goodwill	11,996
Total assets acquired	$14,177
Liabilities Assumed
Accounts payable	$418
Accrued Expenses	294
Convertible loans	527
Other current liabilities	89
Other long-term liabilities	781
Net assets acquired	$12,068

The amounts above represent the Company’s provisional fair value estimates related to the acquisition as of January 27, 2023 and are subject to subsequent adjustments as additional information is obtained during the applicable measurement period. The primary areas of estimates that are not yet finalized include certain tangible assets acquired and liabilities assumed, as well as the identifiable intangible assets. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their acquisition date estimated fair values. Accounts receivable and property and equipment acquired were not material in size or scope, and the carrying amounts of these assets represented their fair value. The identifiable intangible assets consist of trade names, developed technology, and customer relationships which were assigned fair values of approximately $10,000, $1.8 million and $0.2 million, respectively. The trade names, developed technology, and customer relationships are all being amortized on a straight-lined basis over 3, 10, and 10 years, respectively.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

12. Business Combinations (cont.)

The trade names were valued using the relief from royalty method, the developed technology was valued using the multiperiod excess earnings method and the customer relationships were valued using the distributor method. Each method requires several judgments and assumptions to determine the fair value of intangible assets, including revenue growth rates, discount rates, earnings before interest, taxes, depreciation, and amortization margins, and tax rates, among others. These nonrecurring fair value measurements are Level 3 measurements within the fair value hierarchy.

Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets acquired in addition to liabilities assumed arising from the business combination. The Company believes the goodwill related to the acquisition was attributable to the expected synergies, value of the assembled workforce, and the collective experience of the management team with regards to its operations, customers, and industry.

Supplemental Pro Forma Information (Unaudited)

The selected financial data with respect to the revenue and earnings on a pro forma consolidated basis as if the acquisition of fSight occurred on January 1, 2022 has been omitted as it was impracticable to make the necessary adjustments to prepare the acquired entity’s financial statements in accordance with GAAP for the year ended December 31, 2022 in a timely manner as the acquired entity was a privately held international organization for which financial statements were not prepared under GAAP.

Supplemental Information of Operating Results (Unaudited)

For the three months ended March 31, 2023, the Company’s unaudited condensed consolidated interim statement of operations included net revenues of $0.1 million and a net loss of $0.3 million attributable to fSight for the period beginning January 1, 2023 through March 31, 2023.

13. Income Taxes

The income tax provision is calculated for an interim period by distinguishing between elements recognized in the income tax provision through applying an estimated annual effective tax rate (the “ETR”) to a measure of year-to-date operating results referred to as “ordinary income (or loss),” and discretely recognizing specific events referred to as “discrete items” as they occur. The income tax provision or benefit for each interim period is the difference between the year-to-date amount for the current period and the year-to-date amount for the period prior. Under ASC 740-270-30-36, entities subject to income taxes in multiple jurisdictions should apply one overall ETR instead of separate ETRs for each jurisdiction when calculating the interim-period income tax or benefit related to ordinary income (or loss) for the year-to-date interim period, except in certain circumstances. The Company’s effective tax rates for the three months ended March 31, 2023, and 2022 differ from the federal statutory rate of 21% principally as a result of valuation allowances expected to be applied to net operating loss carryforwards which will not meet the threshold for recognition as deferred tax assets.

14. Related Party Transactions

Series C-1 Convertible Preferred Stock

The Series C-1 convertible preferred stock (Note 8) were issued to certain existing shareholders.

Note Receivable from Related Parties and Related Party Payable

As of March 31, 2022, there was $0.1 million of full recourse promissory notes from the Company’s Chief Executive Officer and former Directors. The full recourse promissory notes were forgiven in December 2022.

Tigo Energy, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Interim Financial Statements

15. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through May 30, 2023, the date at which the unaudited condensed consolidated interim financial statements were available to be issued, and there are no other items requiring disclosure except for the following.

On December 5, 2022, the Company entered into a definitive agreement and plan of merger with Roth CH Acquisition IV Co. (“ROCG”), a publicly traded special purpose acquisition company. The transactions contemplated by the terms of the definitive agreement were completed on May 23, 2023. The Company began trading on the NASDAQ Stock Exchange under the new ticker symbol “TYGO” on May 24, 2023. Upon consummation of the transactions with ROCG, the holders of Series E and Series D became entitled to their cumulative dividends totaling $12.6 million (“Note 8. Convertible Preferred Stock and Common Stock”). Additionally, the Company paid $1.8 million to certain sponsors of ROCG to purchase 1,645,000 shares of ROCG common stock and 424,000 Private Placement Units and such purchased equity was cancelled on the books and records of ROCG at the effective time of the transaction. See Note 1 for additional information on the transaction.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Tigo Energy, Inc.
Campbell, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Tigo Energy, Inc. and Subsidiaries (collectively the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, convertible preferred stock and changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Frank, Rimerman + Co. LLP
We have served as the Company’s auditor since 2013.
San Francisco, California
March 10, 2023

TIGO ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands, except share and per share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$36,194	$6,184
Restricted cash	1,523	1,290
Accounts receivable, net of allowance for doubtful accounts of $76 and $109 at December 31, 2022 and 2021, respectively	15,816	3,879
Inventory, net	24,915	10,069
Deferred issuance costs	2,221	—
Notes receivable	456	—
Prepaid expenses and other current assets	3,967	1,526
Total current assets	85,092	22,948
Property and equipment, net	1,652	932
Operating right-of-use assets	1,252	—
Other assets	82	78
Total assets	$88,078	$23,958
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$23,286	$12,252
Accrued expenses and other current liabilities	5,282	1,574
Deferred revenue, current portion	50	48
Warranty liabilities, current portion	392	179
Operating lease liabilities, current portion	578	—
Current maturities of long-term debt	10,000	8,000
Total current liabilities	39,588	22,053
Deferred rent	—	135
Warranty liability, net of current portion	3,959	3,214
Deferred revenue, net of current portion	172	184
Long-term debt, net of current maturities and unamortized debt issuance costs	10,642	1,411
Operating lease liabilities, net of current portion	762	—
Preferred stock warrant liability	1,507	487
Total liabilities	56,630	27,484
Commitments and Contingencies (Note 11)
Convertible preferred stock, $0.0001 par value:
Convertible preferred stock: 203,504,244 shares authorized; 199,145,285 and 165,578,120 shares issued and outstanding at December 31, 2022 and 2021, respectively (liquidation value of $129,056 at December 31, 2022)	87,140	46,370
Stockholders’ deficit:
Common stock, $0.0001 par value: 260,000,000 shares authorized; 23,442,353 and 20,580,109 shares issued and outstanding at December 31, 2022 and 2021, respectively	2	2
Additional paid-in capital	6,521	5,383
Notes receivable from related parties	—	(103)
Accumulated deficit	(62,215)	(55,178)
Total stockholders’ deficit	(55,692)	(49,896)
Total liabilities, convertible preferred stock and stockholders’ deficit	$88,078	$23,958

See accompanying notes to consolidated financial statements

TIGO ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except share and per share data)	2022	2021
Revenue, net	$81,323	$43,642
Cost of revenue	56,552	31,003
Gross profit	24,771	12,639
Operating expenses:
Research and development	5,682	5,763
Sales and marketing	10,953	7,571
General and administrative	9,032	3,019
Total operating expenses	25,667	16,353
Loss from operations	(896)	(3,714)
Other expenses (income):
Change in fair value of preferred stock warrant liability	1,020	192
Change in fair value of derivative liability	—	68
Loss (gain) on debt extinguishment	3,613	(1,801)
Interest expense	1,494	2,506
Other income, net	(57)	(16)
Total other expenses, net	6,070	949
Loss before income tax expense	(6,966)	(4,663)
Income tax expense	71	200
Net loss	(7,037)	(4,863)
Dividends on Series D and Series E convertible preferred stock	(6,344)	(2,838)
Net loss attributable to common stockholders	$(13,381)	$(7,701)
Share information:
Net loss per share of common stock, basic and diluted	$(0.63)	$(0.38)
Weighted average common shares outstanding, basic and diluted	21,173,615	20,389,634

See accompanying notes to consolidated financial statements

TIGO ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK
AND CHANGES IN STOCKHOLDERS’ DEFICIT

(in thousands, except share data)	Convertible Preferred Stock		Stockholders’ Deficit
			Common stock		Additional paid-in capital	Notes receivable from related parties	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	116,213,647	$24,177	19,989,902	$2	$5,111	$(103)	$(50,315)	$(45,305)
Issuance of common stock upon exercise of stock options	—	—	590,207	—	93	—	—	93
Stock-based compensation expense	—	—	—	—	179	—	—	179
Proceeds from sale of Series D, net of issuance costs	32,334,554	14,303	—	—	—	—	—	—
Conversion of convertible notes into Series D	17,007,606	7,890	—	—	—	—	—	—
Issuance of Series B-4 upon exercise of warrants	22,313	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(4,863)	(4,863)
Balance at December 31, 2021	165,578,120	$46,370	20,580,109	$2	$5,383	$(103)	$(55,178)	$(49,896)
Issuance of common stock upon exercise of stock options	—	—	2,862,244	—	325	—	—	325
Stock-based compensation expense	—	—	—	—	813	—	—	813
Proceeds from sale of Series E, net of issuance costs	33,567,165	40,770	—	—	—	—	—	—
Forgiveness of recourse note to purchase common stock	—	—	—	—	—	103	—	103
Net loss	—	—	—	—	—	—	(7,037)	(7,037)
Balance at December 31, 2022	199,145,285	$87,140	23,442,353	$2	$6,521	$—	$(62,215)	$(55,692)

See accompanying notes to consolidated financial statements

TIGO ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2022	2021
Cash Flows from Operating activities:
Net loss	$(7,037)	$(4,863)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	562	419
Reserve for obsolescence	123	(45)
Change in fair value of derivative liability	—	68
Change in fair value of preferred stock warrant liability	1,020	192
Non-cash interest expense	256	1,648
Stock-based compensation	813	179
Allowance for doubtful accounts	596	(209)
Loss (gain) on debt extinguishment	3,613	(1,801)
Non-cash lease expense	535	—
Forgiveness of recourse promissory note and accrued interest	117	—
Changes in operating assets and liabilities:
Accounts receivable	(12,533)	802
Inventory	(14,969)	(5,480)
Prepaid expenses and other assets	(2,459)	(1,063)
Related party receivable	—	13
Accounts payable	10,890	4,581
Accrued expenses and other current liabilities	1,635	269
Related party payable	—	(450)
Deferred revenue	(10)	(18)
Warranty liabilities	958	776
Deferred rent	(135)	(8)
Operating lease liabilities	(447)	—
Net cash used in operating activities	(16,472)	(4,990)
Cash Flows from Investing activities:
Cash invested in note receivable	(456)	—
Purchases of property and equipment	(1,147)	(323)
Net cash used in investing activities	(1,603)	(323)
Cash Flows from Financing activities:
Proceeds from Series 2022-1 Notes	25,000	—
Proceeds from PPP loan	—	901
Repayment of Senior Bonds	(10,000)	(8,000)
Payment of Series 2022-1 Notes	(4,165)	—
Payment of financings costs	(3,473)	—
Payment of deferred issuance costs related to future equity issuance	(139)	—
Proceeds from sales of Series E convertible preferred stock	40,978	—
Proceeds from sales of Series D convertible preferred stock	—	15,000
Proceeds from exercise of stock options	325	93
Payment of issuance costs related to the sale of Series E convertible preferred stock	(208)	—
Payment of issuance costs related to the sale of Series D convertible preferred stock	—	(697)
Net cash provided by financing activities	48,318	7,297
Net increase in cash, cash equivalents and restricted cash	30,243	1,984
Cash, cash equivalents and restricted cash at beginning of year	7,474	5,490
Cash, cash equivalents and restricted cash at end of year	$37,717	$7,474
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,238	$817
Cash paid for income taxes	$109	$21
Supplemental schedule of non-cash investing and financing activities:
Property and equipment in accounts payable	$135	$—
Deferred issuance costs related to future equity issuance in accrued expenses and accounts payable	$2,082	$—
Operating lease right of use assets obtained in exchange for operating lease liabilities	$1,787	$—
Conversion of convertible note into Series D preferred stock	$—	$7,890

See accompanying notes to consolidated financial statements

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

Tigo Energy, Inc. (“Tigo”) was incorporated in Delaware in 2007 and commenced operations in 2010. Tigo provides a solution designed to maximize the energy output of individual solar modules, delivering more energy, active management, and enhanced safety for utility, commercial, and residential solar arrays. Tigo is headquartered in Campbell, California with offices in Europe, Asia and the Middle East.

Entry into a Material Definitive Agreement

On December 5, 2022, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Roth CH Acquisition IV Co. (“ROCG”), a publicly traded special purpose acquisition company, and Roth IV Merger Sub Inc., a wholly owned subsidiary of ROCG (“Merger Sub”). The Merger Agreement provides for the merger of the Company with Merger Sub, with the Company as the surviving entity and the Company continuing as a wholly-owned subsidiary of ROCG (“Merger”). Subject to the terms of the Merger Agreement, at the closing of the Merger, (i) each share of the Company’s issued and outstanding preferred stock will be converted into shares of the Company’s common stock (in accordance with the Company’s charter), (ii) the Company’s options will be converted into an option to purchase a number of shares of the combined company’s common stock, (iii) the Company’s warrants, after giving effect to the warrant exercise, will be converted into warrants to purchase a number of shares of the combined company’s common stock, and (iv) each share of the Company’s issued and outstanding common stock will be converted into the right to receive shares of the combined company’s common stock.

2. Liquidity and Going Concern

Tigo follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements - Going Concern, which requires management to assess Tigo’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued.

Tigo has incurred recurring net losses and negative cash flows from operating activities since inception and has an accumulated deficit of $62.2 million at December 31, 2022. Management believes that with the existing cash, cash equivalents, and restricted cash as of December 31, 2022, an increasing customer base, as well as proper management of expenditures, Tigo has sufficient resources to sustain operations through March 2024. However, there is no certainty that management will be successful in these efforts and, if Tigo requires additional debt or equity financing, there is no assurance that it will be available at terms acceptable to Tigo, or at all.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the ASC and Accounting Standards Updates (“ASU”) promulgated by the FASB.

Basis of Consolidation

The consolidated financial statements include the accounts of Tigo and its wholly-owned subsidiaries: Tigo Energy Israel, Ltd., Tigo Energy Italy SRL, and Tigo Energy Systems Trading (Suzhou) Company, Limited, which are incorporated in Israel, Italy, and China, respectively (collectively, the “Company”). All intercompany transactions and balances have been eliminated in consolidation. The Company has determined the functional currency of the subsidiaries to be the United States (U.S.) dollar. The Company remeasures monetary assets and liabilities of its foreign operations at exchange rates in effect at the balance sheet date and nonmonetary assets and liabilities at their historical exchange rates. Expenses are remeasured at the weighted-average exchange rates during the relevant reporting period. These remeasurement gains and losses are recorded in other expense in the consolidated statements of operations and were not material for the years ended December 31, 2022 and 2021.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Reclassification

Certain prior period amounts in the consolidated financial statements and accompanying notes have been reclassified to conform to the current period’s presentation.

Use of Estimates

The preparation of the consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates due to risk and uncertainties, including uncertainty in the current economic environment due to the global impact of COVID-19 and the conflict in Ukraine. Key estimates in the consolidated financial statements include the identification of performance obligations in revenue recognition, inventory reserve, impairment of long-lived assets, product warrant liabilities, and the valuation of the derivative liability, preferred stock warrant liabilities and stock-based compensation, including the underlying fair value of the preferred and common stock.

Risks and Uncertainties

The Company is subject to a number of risks inherent in a business without substantial operating history, including, but not limited to, new and evolving markets, advances and trends in the development of new technology and services and regulations thereon, unfavorable economic and market conditions, competition from other companies with longer operating histories and greater financial resources, the ability to obtain adequate funding, dependence on key employees and the ability to attract and retain qualified employees.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash, restricted cash, and accounts receivable. The Company maintains deposits in federally insured financial institutions, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk beyond the normal credit risk associated with commercial banking relationships as the Company’s cash and restricted cash are deposited with major financial institutions in the U.S., Europe, the Middle East and Asia. At December 31, 2022 and 2021, the Company held insignificant cash in foreign bank accounts. To date, the Company has not experienced any losses on its deposits of cash.

During the year ended December 31, 2022, there was one individual customer that exceeded 10% of the Company’s annual revenue, net. This customer accounted for 10.6% of revenue, net. Accounts receivable from this customer represented $2.1 million. During the year ended December 31, 2021, there was one individual customer that exceeded 10% of the Company’s annual revenue, net. This customer accounted for 14% of revenue, net. Accounts receivable from this customer represented $0.5 million.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”), or decision- making group, in deciding how to allocate resources and in assessing performance. The CODM is the Company’s Chief Executive Officer. The Company views and manages its operations as a single operating segment.

Foreign Operations

Operations outside the U.S. include subsidiaries in Israel, Italy and China. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among those risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation,

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

government price or foreign exchange controls, and restrictions on currency exchange. Net liabilities of foreign operations were $0.7 million and $0.2 million at December 31, 2022 and 2021, respectively. Revenue, net from foreign customers represented 73% and 61% of revenue, during the years ended December 31, 2022 and 2021, respectively. There were two foreign countries individually representing greater than 10% of revenue, net during the year ended December 31, 2022 and totaled 37% of revenue, net. There were two foreign countries individually representing greater than 10% of revenue, net during the year ended December 31, 2021 and totaled 27% of revenue, net. Accounts receivable due from foreign customers was 80% and 65% of total accounts receivable at December 31, 2022 and 2021, respectively.

Fair Value of Financial Instruments

The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurement based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments. The three-level hierarchy for fair value measurement is defined as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.
Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Management believes that the carrying amounts of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments.

Cash and Cash Equivalents

The Company’s cash and cash equivalents include short-term highly-liquid investments with an original maturity of 90 days or less when purchased and are carried at fair value in the accompanying consolidated balance sheets. The Company considers all highly-liquid investments with a remaining maturity of three months or less at the date of purchase to be cash. Cash consists primarily of amounts in checking and savings accounts.

Restricted Cash and Reconciliation to the Consolidated Statements of Cash Flows

Restricted cash represents amounts held on deposit at a commercial bank used to secure the Company’s Senior Bonds (Note 9). The following table provides a reconciliation of the components of cash and cash equivalents and restricted cash reported in the Company’s consolidated balance sheets to the total of the amount presented in the consolidated statements of cash flows:

	December 31,
(in thousands)	2022	2021
Cash and cash equivalents	$36,194	$6,184
Restricted cash	1,523	1,290
Total cash, cash equivalents and restricted cash presented in the consolidated statement of cash flows	$37,717	$7,474

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, do not bear interest, and are typically due 30 days from the invoice date. The Company generally does not require collateral from its customers and maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the amount of accounts receivable in dispute, and the current accounts receivable aging and current payment patterns.

Inventory, net

In accordance with FASB ASU No. 2015-11, inventory is valued at the lower of cost or net realizable value (“NRV”) with cost determined under the first-in, first-out (“FIFO”) method. The determination of NRV involves numerous judgments, including estimated average selling prices based upon recent sales volumes, industry trends, existing customer orders, current contract price, future demand, pricing for the Company’s products and technological obsolescence of the Company’s products. Inventory that is obsolete, in excess of the Company’s forecasted demand or is anticipated to be sold at a loss is written down to its NRV based on expected demand and selling prices.

Property and Equipment, net

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the asset’s estimated useful lives:

Fixed Asset Type	Estimated useful life in years
Machinery and equipment	7
Vehicles	5
Computer software	5
Computer equipment	5
Furniture and fixtures	5

Leasehold improvements are amortized over the shorter of the remaining lease term or expected useful lives of the improvements.

Long-Lived Assets

The Company reviews its long-lived assets, which consists of property and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost amount or fair value less cost to sell. No impairment losses were identified for the years ended December 31, 2022 and 2021.

Deferred Issuance Costs

The Company capitalizes costs that are directly associated with in-process equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. If a financing is abandoned, deferred financing costs are expensed immediately. The Company has incurred $2.2 million in fees associated with the merger, which are recognized as deferred issuance costs in the accompanying balance sheet at December 31, 2022. Deferred issuance costs associated with our debt financing are

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

recorded as contra-liabilities within long-term debt, net of current maturities and unamortized debt issuance costs in the accompanying balance sheet. All amortization of deferred issuance costs is presented within the interest expense line in the consolidated statement of operations.

Customer Deposits

Customer deposits consists of deposits received by the Company, as required on certain contracts and agreements, which are refundable at the termination of the contract.

Product Warranties

The Company estimates the cost of its warranty obligations based on several key estimates: the warranty period (generally 20 to 25 years from installation for defects in design, materials, workmanship and manufacture, and generally 10 years from installation for equipment to conform to specifications and drawings applicable under normal use and service), its historical experience of known product failure rates, use of materials to repair or replace defective products and parts, and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise. Should the actual experience relative to these factors differ from the estimates, the Company may be required to record additional warranty reserves.

Derivative Instruments

The convertible notes issued in January 2020, July 2019 and May 2019 contained embedded derivative instruments, representing contingent redemption options (Note 9). The contingent redemption options met the requirements for separate accounting and were accounted for as a derivative liability and single derivative instrument for each tranche of the convertible notes. The derivative instruments were recorded at fair value at inception and were subject to remeasurement to fair value at each balance sheet date, with any changes in estimated fair value recognized in the accompanying consolidated statements of operations. In 2021, the convertible notes were converted into shares of Series D in conjunction with the sale of such other shares to other investors and the derivative instruments were derecognized on such date (Note 4). There are no convertible notes or derivative instruments outstanding as of December 31, 2022 or 2021.

Convertible Preferred Stock Warrants

Freestanding warrants to purchase the Company’s convertible preferred stock are classified as liabilities on the accompanying consolidated balance sheets. The convertible preferred stock warrants are recorded as liabilities because the underlying shares of convertible preferred stock are contingently redeemable upon a deemed liquidation event. The warrants are recorded at estimated fair value and are subject to remeasurement at each balance sheet date and recorded in change in fair value of preferred stock warrant liability in the accompanying consolidated statements of operations.

Revenue Recognition

The Company complies with ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”) for revenue recognition. In accounting for contracts with customers:

The Company determines revenue recognition through the following steps:

•        Identification of the contract, or contracts, with a customer

•        Identification of the performance obligations in the contract

•        Determination of the transaction price

•        Allocation of the transaction price to the performance obligations in the contract

•        Recognition of revenue when, or as, the Company satisfies a performance obligation

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

The Company’s primary source of revenue is the sale of its hardware products. The Company’s hardware products are fully functional at the time of shipment and do not require modification or customization for customers to use the products. The Company sells its products primarily to distributors that resell the Company’s products to end users. Distributors do not have general rights of return and generally order goods for immediate resale to end customers. The Company uses present right to payment and transfer of title as indicators to determine the transfer of control to the customer. The Company recognizes revenue at a point in time when its performance obligation has been satisfied and control of the product is transferred to the customer, which generally aligns with shipping terms. Contract shipping terms include ExWorks (“EXW”), FOB Shipping Point and FOB Destination incoterms. Under EXW (meaning the seller fulfills its obligation to deliver when it makes goods available at its premises, or another specified location, for the buyer to collect), the performance obligation is satisfied and control is transferred at the point when the customer is notified that their order is available for pickup. Under FOB Shipping Point, control is transferred to the customer at the time the good is transferred to the shipper and under FOB Destination, at the time the customer receives the goods. We deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues. The Company has made the election to account for shipping and handling as activities to fulfill the promise to transfer the product and as such records amounts charged to customers for shipping and handling as revenue and the related costs are included in cost of revenues.

The Company typically incurs incremental costs to acquire customer contracts in the form of sales commissions; however, because the expected benefit from these contracts is one year or less, we expense these amounts as incurred.

Product warranty costs are recorded as expense to cost of revenue based on customer history, historical information and current trends.

Sales of the Company’s hardware products include the Company’s web-based monitoring service which represents a separate performance obligation. Monitoring service revenue represented less than 1% of the total revenue, net during the years ended December 31, 2022 and 2021. The allocation of revenue between the hardware and monitoring service deliverables is based on the Company’s best estimate of the standalone selling price determined by considering multiple factors, including internal costs, gross margin and historical selling practices. Revenue from the monitoring service is recognized ratably as the services are performed over the period of the monitoring service, up to 20 years.

Deferred revenue or contract liabilities consists of payments received from customers in advance of revenue recognition for the Company’s products and service. The current portion of deferred revenue represents the unearned revenue that will be earned within 12 months of the balance sheet date. Correspondingly, noncurrent deferred revenue represents the unearned revenue that will be earned after 12 months from the balance sheet date. Customer deposits are recorded in accrued expenses and other current liabilities within the consolidated balance sheet.

The following table summarizes the changes in deferred revenue and customer deposits:

	Year Ended December 31,
(in thousands)	2022	2021
Balance at January 1	$232	$250
Deferral of revenue	20,327	50
Recognition of unearned revenue	(19,437)	(68)
Balance at December 31	$1,122	$232

As of December 31, 2022, the Company expects to recognize $1.1 million from remaining performance obligations over a weighted average term of 2 years.

Cost of Revenue

The Company includes the following in cost of revenue: product costs, warranty costs, manufacturing personnel and logistics costs, inventory reserve charges, shipping and handling costs, hosting service costs related to the monitoring service, and depreciation and amortization of manufacturing test equipment.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

The Company follows FASB ASU 2018-7, Compensation — Stock Compensation (ASC Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, in accounting for share-based payments granted to nonemployees for goods and services.

The Company measures the cost of employee and nonemployee services received in exchange for stock-based awards based on the grant-date fair value of the award. The Company uses the Black-Scholes option pricing model to value its stock option awards. The amount of equity-based compensation expense recognized during a period is based on the portion of the awards that are ultimately expected to vest. The Company accounts for forfeitures as they occur.

Estimating the fair value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, the expected life of the options, stock price volatility, the risk-free interest rate and expected dividends. The assumptions used in the Company’s Black-Scholes option-pricing model represent management’s best estimates and involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective.

Research and Development

Research and development costs are expensed as incurred and consist primarily of personnel costs and facility-related expenses. Development costs incurred subsequent to the establishment of technological feasibility related to software developed by the Company are subject to capitalization and amortization over their estimated useful lives. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technology feasibility, software development costs have been charged to research and development expense as incurred.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses incurred by the Company were $0.4 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively.

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by ASC Topic 740, Income Taxes (“ASC Topic 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC Topic 740, a valuation allowance is required when it is more likely than not that all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (“ASC Topic 740-10”) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the consolidated financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC Topic 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expenses, respectively.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Net Loss Per Common Share

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	As of December 31,
	2022	2021
Convertible preferred stock	199,145,285	165,578,120
Convertible preferred stock warrants	1,064,446	1,185,599
Common stock warrants	8,208,682	8,208,682
Stock options	18,270,912	18,086,501
	226,689,325	193,058,902

Recent Accounting Guidance Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses, which requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. As amended by ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, the standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years, including interim periods within those fiscal years. Entities must adopt using a modified retrospective approach, with certain exceptions. The Company is currently evaluating the impact of adoption on the consolidated financial statements and plans to adopt for the interim period ending March 31, 2023.

Recently Adopted Accounting Guidance

In August 2020, the FASB issued ASU Update No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06) (“ASU 2020-06”). The goal of the ASU 2020-06 is to simplify the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exception for contracts in an entity’s own equity. The new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Entities may adopt the guidance through either a modified retrospective method or full retrospective method. The Company evaluated and determined the impact upon adoption to the consolidated financial statements is immaterial.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02” or “ASC 842”), which requires a lessee to record an operating right-of-use (“ROU”) asset and a corresponding operating lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees with leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. The standard is effective for the Company beginning for the annual period January 1, 2022, with early adoption permitted.

The Company adopted ASC 842 effective as of January 1, 2022, using the modified retrospective approach. The Company determines whether an arrangement is or contains a lease, its classification, and its term at the lease commencement date. Leases with a term greater than one year will be recognized on the consolidated balance sheet as ROU assets, current lease liabilities, and if applicable, long-term lease liabilities. The Company includes renewal options to extend the lease term where it is reasonably certain that it will exercise these options. Lease liabilities and the corresponding ROU assets are recorded based on the present values of fixed lease payments over the lease term. Payments that are variable in nature are not included in these balance sheet calculations and are thus expensed as

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

incurred. The discount rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes the appropriate incremental borrowing rates, which are the rates that would be incurred to borrow on a collateralized basis, over similar terms, amounts equal to the lease payments in a similar economic environment. If significant events, changes in circumstances, or other events indicate that the lease term or other inputs have changed, the Company would reassess lease classification, remeasure the lease liability using revised inputs as of the reassessment date, and adjust the ROU assets. Lease expense is recognized on a straight-line basis over the expected lease term for operating classified leases.

As permitted under the new guidance, the Company elected the package of practical expedients, which allowed the Company to retain prior conclusions regarding lease identification, classification and initial direct costs. For the Company’s lease agreements with lease and non-lease components, the Company elected the practical expedient to account for these as a single lease component for all underlying classes of assets. Additionally, for short-term leases with an initial lease term of 12 months or less and with purchase options the Company is not reasonably certain will be exercised, the Company elected to not record ROU assets or corresponding lease liabilities on the Company’s consolidated balance sheet.

As of their January 1, 2022 adoption, the Company recorded operating lease ROU assets and lease liabilities of $1.5 million and $1.7 million, respectively. The Company’s adoption of this standard did not result in a cumulative effect adjustment being recorded to accumulated deficit as of January 1, 2022 and did not have a material impact on the Company’s consolidated statements of operations.

Revision of Prior Period Financial Statements

During 2022, the Company identified immaterial errors in its previously issued 2021 consolidated financial statements resulting from the exclusion of cumulative dividends, related to convertible preferred stockholders, in the calculation of the Company’s net loss attributable to common stockholders. This occurred for the year ended December 31, 2021, thereby understating net loss attributable to common stockholders and net loss per share of common stock.

In accordance with Staff Accounting Bulletin (“SAB”) No. 99, “Materiality,” and SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company assessed the materiality of these misstatements both quantitatively and qualitatively and determined that these errors and the related impact did not, either individually or in the aggregate, materially misstate previously issued consolidated financial statements. To reflect the correction of these immaterial errors, the Company is revising the previously issued consolidated statement of operations for the year ended December 31, 2021 in those financial statements included in this prospectus. As a result, the Company has corrected the immaterial misstatements as disclosed in the following tables for all impacted financial statement line items in prior periods presented.

	For the year ended December 31, 2021
(in thousands, except share and per share data)	As previously reported	Adjustment	As Revised
Consolidated Statements of Operations
Net loss	$(4,863)	—	$(4,863)
Dividends on Series D convertible preferred stock	—	(2,838)	(2,838)
Net loss attributable to common stockholders	$(4,863)	$(2,838)	$(7,701)
Share information:
Net loss per share of common stock, basic and diluted	$(0.24)	$(0.14)	$(0.38)
Weighted average common shares outstanding, basic and diluted	20,389,634	—	20,389,634

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Fair Value of Financial Instruments

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

	Fair value measurement at reporting date using
(in thousands)	(Level 1)	(Level 2)	(Level 3)
December 31, 2022:
Liabilities:
Preferred stock warrants	$—	$—	$1,507
December 31, 2021:
Liabilities
Preferred stock warrants	$—	$—	$487

The fair value of the preferred stock warrants was calculated using the Black-Scholes option pricing model and is revalued to fair value at the end of each reporting period until the earlier of the exercise or expiration of the preferred stock warrants. The fair value of the warrant liabilities is estimated using the Black- Scholes option pricing model using the following assumptions:

	As of December 31,
	2022	2021
Expected volatility	70% – 76%	55%
Risk-free interest rate	4.22% – 4.34%	1.12%
Expected life (in years)	2.4 – 3.0	3.4 – 3.9
Expected dividend yield	0.00%	0.00%
Fair value of Series C convertible preferred stock	$1.82	$0.46

The table presented below is a summary of the changes in fair value of the Company’s preferred stock warrant liability (Level 3 measurement):

(in thousands)	Fair value of preferred stock warrant liability
Balance at January 1, 2021	$295
Change in fair value	192
Balance at December 31, 2021	487
Change in fair value	1,020
Balance at December 31, 2022	$1,507

The table presented below is a summary of the changes in fair value of the Company’s derivative liability (Level 3 measurement):

(in thousands)	Fair value of derivative liability
Balance at January 1, 2021	$3,088
Fair value of changes in derivative liabilities	(68)
Derecognition of derivative liabilities	(3,020)
Balance at December 31, 2021*	$—

____________

*         As further explained in Note 11, in 2021, the Company sold Series D shares to investors and this qualified financing event triggered the conversion of all outstanding convertible notes and derivative instruments; as such, there was no derivative activity in the year ended December 31, 2022.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Fair Value of Financial Instruments (cont.)

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and customer deposits approximate fair value due to their short-term nature. As of December 31, 2022, the fair value and carrying value of the Company’s Series 2022-1 Notes (Note 9) was $21.0 million and $20.6 million, respectively. As of December 31, 2021, the fair value and carrying value of the Company’s Senior Bonds (Note 9) was $10.0 million and $9.4 million, respectively. The estimated fair value for the Company’s Series 2022-1 Notes and was based on discounted expected future cash flows using prevailing interest rates which are Level 3 inputs under the fair value hierarchy.

5. Property and Equipment, net

Property and equipment, net consisted of the following:

	December 31,
(in thousands)	2022	2021
Machinery and equipment	$3,881	$2,680
Computer equipment	526	440
Computer software	185	185
Vehicles	31	31
Furniture and fixtures	179	184
Leasehold improvements	42	42
	4,844	3,562
Less: Accumulated depreciation and amortization	(3,192)	(2,630)
Property and equipment, net	$1,652	$932

Depreciation and amortization expense was $0.6 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively.

6. Inventory, net

The major classes of inventories consisted of the following:

	December 31,
(in thousands)	2022	2021
Raw materials	$1,869	$6,788
Work-in-process	31	31
Finished goods	23,293	3,687
Less: Inventory reserve	(278)	(437)
Inventory, net	$24,915	$10,069

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
(in thousands)	2022	2021
Accrued vacation	$829	$671
Accrued compensation	624	291
Customer deposits	900	219
Accrued interest	9	33
Accrued professional fees	2,502	221
Accrued warehouse and freight	143	5
Accrued other	275	134
Accrued expenses and other current liabilities	$5,282	$1,574

8. Product Warranty Liabilities

The table presented below is a summary of the changes in the Company’s product warranty liabilities:

	December 31,
(in thousands)	2022	2021
Balance at January 1	$3,393	$2,617
Usage and current warranty expenses	(191)	(202)
Accruals for warranties	1,149	978
Balance at December 31	4,351	3,393
Less: current portion	(392)	(179)
Warranty liability, net of current portion	$3,959	$3,214

9. Long-Term Debt

Long-term debt consisted of the following:

	December 31,
(in thousands)	2022	2021
Series 2022-1 Notes	$20,833	$—
Senior Bonds	—	10,000
Total	20,833	10,000
Less: unamortized debt issuance costs	(191)	(589)
Less: current maturities	(10,000)	(8,000)
Long-term debt, net of current maturities and unamortized debt issuance costs	$10,642	$1,411

Series 2022-1 Notes

On January 18, 2022, the Company issued senior notes in the principal amount of $25.0 million at a fixed interest rate of 5.5% per year (“Series 2022-1 Notes”). Interest-only payments were due through July 2022; thereafter, 30 monthly payments of equal principal plus accrued interest were due through maturity in January 2025. The Series 2022-1 Notes were secured by the intellectual property of the Company, amounts held in reserve funds presented as restricted cash on the accompanying consolidated balance sheets and substantially all of the Company’s assets comprising the Trust Estate, as defined in the Trustee Servicing Agreement. The Series 2022-1 Notes contained customary affirmative and negative covenants that included, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments, and transactions with the Company’s affiliates, as well as maintaining minimum liquidity at all times, maintaining minimum EBITDA or an asset coverage ratio on a quarterly basis. The Company was in compliance with the covenants as of December 31, 2022.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Long-Term Debt (cont.)

In connection with the Series 2022-1 Notes, the Company incurred issuance costs of $0.4 million which were deferred and are being amortized to interest expense over the three-year term of the Senior Bonds using the effective interest method. The effective interest rate is 6.41%.

Future aggregate principal maturities of long-term debt are as follows as of December 31, 2022:

Years Ending December 31 (in thousands):
2023	$10,000
2024	10,000
2025	833
2026	—
$20,833

Senior Bonds

In January 2022, concurrently with the Series 2022-1 Notes transaction, the Company repaid the Senior Bonds in full with the proceeds from the Series 2022-1 Notes and wrote off $0.5 million of unamortized debt issuance costs related to the previously outstanding Senior Bonds and $3.1 million of expenses related to lender fees on the Series 2022-1 Notes, which are included in loss on debt extinguishment on the consolidated statement of operations.

Convertible Notes

In connection with the Company’s convertible notes, the Company issued the note holders warrants with a fair value of $0.2 million, which was recorded as a discount to the loan, to purchase up to 8,208,682 shares of the Company’s common stock with an exercise price of $0.5167 per share. The warrants are exercisable immediately and expire in January 2027. The debt issuance cost and debt discount were being amortized to interest expense over the one-year term of the convertible notes using the effective interest method.

In January and February 2021, the Company completed a qualified financing event in which Series D convertible preferred stock were issued. Upon the issuance of the Series D convertible preferred stock, the convertible notes were converted into 17,007,606 shares of Series D convertible preferred stock and the derivative instruments were derecognized on such dates. See Note 7 for more information on the Series D convertible preferred stock offering.

Paycheck Protection Program

In January 2021, the Company entered into a promissory note evidencing an unsecured loan in the amount of $0.9 million made to the Company under the Paycheck Protection Program (“PPP Loan”), resulting in an aggregate outstanding balance of Paycheck Protection Program loans of $1.8 million. The PPP Loan was established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). Subject to the terms of the PPP Loan, outstanding borrowings under the PPP Loan bore interest at a fixed rate of one percent (1%) per year, with the first six months of interest deferred. Principal and interest were payable monthly commencing on the first day of the next month after the expiration of the initial six-month deferment period and may be prepaid by the Company at any time prior to maturity without penalty. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of loans granted under the PPP, with such forgiveness to be determined, subject to limitations, based on the use of loan proceeds for payment of permitted and eligible payroll costs, mortgage interest, rent and utilities. Interest payable on the PPP Loan may be forgiven only if the SBA agrees to pay such interest on the forgiven principal amount of the PPP Loan. In 2021, the Company received notification that the full amount of the initial PPP Loans and the PPP Loans and accrued interest was forgiven. A gain on extinguishment in the amount of $1.8 million was recognized in the consolidated statement of operations for the year ended December 31, 2021.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Long-Term Debt (cont.)

Net debt issuance costs are presented as a direct reduction of the Company’s long-term debt in the consolidated balance sheets and amount to $0.2 million and $0.6 million as of December 31, 2022 and December 31, 2021, respectively. During the years ended December 31, 2022 and 2021, the Company recorded amortization of $0.3 million and $1.6 million, respectively, to interest expense pertaining to debt issuance costs.

10. Leases

Operating Leases

As discussed in Recently Adopted Accounting Guidance, effective January 1, 2022 the Company adopted accounting guidance, ASC Topic 842, issued by the FASB related to leases that outlines a comprehensive lease accounting model and supersedes the current lease guidance. The Company adopted this guidance using the modified retrospective approach and elected the optional transition method. As a result, comparative periods in the Company’s financial statements are not adjusted for the impacts of the new standard.

The Company routinely enters into operating leases for office spaces and vehicles. The Company determines if a contract is or contains a lease based on its relevant terms in accordance with ASC Topic 842, including whether it conveys to the Company the right to obtain substantially all the economic benefits of the identified leased asset and to direct its use.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company’s ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of fixed lease payments over the lease term. The Company is also responsible for payment of certain real estate taxes, insurance and other expenses on certain of its leases. These amounts are generally considered to be variable lease costs and are not included in the measurement of the ROU assets and lease liabilities, but are expensed as incurred. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise any such option. Lease costs are recognized on a straight-line basis over the expected lease term.

The elements of the lease costs were as follows (in thousands):

Year Ended December 31, 2022
Operating lease cost	$614
Variable lease cost	277
Total lease cost	$891

Lease term and discount rate information related to leases was as follows:

Year Ended December 31, 2022
Weighted-average remaining lease term (in years)
Operating leases	2.7
Weighted-average discount rate
Operating leases	5.4%

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Leases (cont.)

Supplemental cash flow information (in thousands):

Year Ended December 31, 2022
Cash paid for:
Operating cash flows from operating leases	$637
Operating lease right of use assets obtained in exchange for operating lease liabilities(1)	$1,787

____________

(1)      The amount includes approximately $1.5 million of ROU assets obtained in exchange for existing lease obligations due to the adoption of ASC Topic 842 and approximately $0.3 million of additional ROU assets obtained during the year.

Future maturities of lease liabilities were as follows as of December 31, 2022 (in thousands):

Year ending December 31,:	Operating Leases
2023	$636
2024	580
2025	84
2026	62
2027	46
Thereafter	40
Total future minimum payments	1,448
Less imputed interest	(108)
Present value of lease liabilities	$1,340

As previously disclosed in the 2021 consolidated financial statements and under and under ASC Topic 840, Leases, the previous lease accounting guidance, the Company incurred rent expense of $0.5 million for the year ended December 31, 2021 and its maturities of lease liabilities were as follows as of December 31, 2021:

Years Ending December 31 (in thousands):
2022	$431
2023	444
2024	457
2025	117
$1,449

11. Commitments and Contingencies

Employment Agreements

The Company entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as defined in the respective employment agreements.

Legal

In the normal course of business, the Company may receive inquiries or become involved in legal disputes that are not covered by insurance. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Commitments and Contingencies (cont.)

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties with which it enters into contractual relationships, including customers, lessors and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims.

The Company has also indemnified its directors and executive officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or executive officer.

The Company believes the estimated fair value of any obligation from these indemnification agreements is minimal; therefore, these consolidated financial statements do not include a liability for any potential obligations at December 31, 2022 and 2021.

12. Convertible Preferred Stock and Common Stock

At December 31, 2022, the Company is authorized to issue 203,504,244 shares of convertible preferred stock with a par value of $0.0001 per share which are classified outside of stockholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. As a result, all of the Company’s convertible preferred stock is classified as mezzanine equity.

During the second and third quarter of 2022, the Company sold an aggregate of 33,567,165 shares of its Series E convertible preferred stock (“Series E”) in exchange for gross proceeds of $41.0 million, or $1.2208 per share. The Company incurred $0.2 million in issuance costs for the Series E sale.

In January and February 2021, the Company sold an aggregate of 32,334,554 shares of its Series D convertible preferred stock (“Series D”) in exchange for gross proceeds of $15.0 million, or $0.4639 per share. Series D Preferred Stock Purchase Agreement (“SPA”) permitted the sale of up to 16,167,277 shares to be sold within three months after the initial close. The additional close happened in February 2021. The investors from the first closing participated in the second closing and purchased their respective shares as noted in the initial agreement. The Company incurred $0.7 million in issuance costs for the Series D.

Convertible preferred stock consists of the following at December 31, 2022:

(in thousands, except for share data)	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series E	36,861,678	33,567,165	$40,770	$44,108
Series D	49,342,160	49,342,160	22,192	28,943
Series C-1	38,659,789	38,659,789	2,180	18,000
Series C	27,079,195	26,014,749	11,647	13,442
Series B-4	30,739,072	30,739,072	7,582	11,199
Series B-3	6,627,558	6,627,558	862	2,620
Series B-2	746,602	746,602	105	340
Series B-1	7,985,151	7,985,151	611	2,918
Series A-4	2,447,023	2,447,023	661	4,182
Series A-3	1,998,177	1,998,177	260	1,604
Series A-2	639,773	639,773	160	1,021
Series A-1	378,066	378,066	110	679
	203,504,244	199,145,285	$87,140	$129,056

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Preferred Stock and Common Stock (cont.)

The rights and privileges for the holders of Series E, Series D, Series C-1, Series C, Series B-4, Series B-3, Series B-2, Series B-1, Series A-4, Series A-3, Series A-2 and Series A-1 convertible preferred stock (collectively, preferred stock) are as follows:

Dividends

The holders of the Company’s capital stock will be entitled to receive, if and when declared by the Board of Directors, non-cumulative dividends paid pro-rata to the holders of common and preferred stock according to the number of shares of common stock held by each holder with the holders of preferred stock receiving dividends in preference to holders of common stock, with exception of the holders of Series E and Series D which are entitled to dividends as described below.

The holders of Series E are entitled to cumulative dividends and such dividends are payable only when and if declared by the Board of Directors at a rate of; $0.1526 per share for the first year following May 23, 2022 (“Series E Original Issue Date”), $0.1717 per share for the second year following the Series E Original Issue Date, $0.1931 per share for the third year following the original issue date, $0.2173 per share for the fourth year following the Series E Original Issue Date, and $0.1809 per share for the fifth year following the Series E Original Issue Date. For the year ended December 31, 2022 the Series E dividends were $3.1 million. As of December 31, 2022, the aggregate accruing dividends for Series E was $3.1 million. There were no dividends related to Series E in 2021 as the issuance of Series E occurred in 2022.

The holders of Series D are entitled to cumulative dividends and such dividends are payable only when and if declared by the Board of Directors at a rate of; $0.0580 per share for the first year following January 4, 2021 (“Series D Original Issue Date”), $0.0652 per share for the second year following the Series D Original Issue Date, $0.0734 per share for the third year following the Series D Original Issue Date, $0.0826 per share for the fourth year following the Series D Original Issue Date, and $0.0687 per share for the fifth year following the Series D Original Issue Date. For the years ended December 31, 2022 and 2021, the Series D dividends were $3.2 million and $2.8 million, respectively. As of December 31, 2022 and 2021, the aggregate accruing dividends for Series D were $6.0 million and $2.8 million, respectively.

The number of shares of common stock held by holders of preferred stock for the purpose of dividends is the number of shares of common stock that would be issuable to preferred stockholders upon conversion. The Board of Directors has not declared any dividends through December 31, 2022.

Voting

Holders of preferred stock are entitled to one vote for each share of common stock into which their shares may be converted and, subject to certain preferred stock class votes specified in the Company’s certificate of incorporation or as required by law, holders of the preferred stock and common stock vote together on an as-converted basis.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Preferred Stock and Common Stock (cont.)

Liquidation Preference

The liquidation preference for each of series of convertible preferred stock are as follows:

	Per Share Liquidation Preference
Series E	$1.2208	*
Series D	$0.4639	*
Series C-1	$0.4656
Series C	$0.5167
Series B-4	$0.3646
Series B-3	$0.3953
Series B-2	$0.4554
Series B-1	$0.3646
Series A-4	$1.7089
Series A-3	$0.8026
Series A-2	$1.5962
Series A-1	$1.7970

____________

*        In the event of a liquidation, Series E and Series D are also entitled to receive accrued dividends.

Each of the per share liquidation preference amounts are subject to adjustments upon the occurrence of certain dilutive events. In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or transfer of the Company’s securities whereby the beneficial owners of the Company’s common stock and preferred stock own less than a majority of the surviving entity, or a sale of all or substantially all assets, the holders of Series E as a separate class will be entitled to receive their respective full liquidation preference followed by Series D as a separate class, Series C-1 and Series C as a separate class then the holders of Series B-4 as a separate class, then the holders of Series B-3, Series B-2, Series B-1 as a separate class, and finally the holders of Series A-4, Series A-3, Series A-2 and Series A-1 as a separate class. If the Company’s legally available assets are insufficient to satisfy the preferred stock liquidation preferences in each class, the funds will be distributed ratably among the holders of that class.

Conversion

At the option of the holder, each share of preferred stock is convertible into shares of common stock on a one-for-one basis, as adjusted for stock splits and dividends and certain dilutive transactions. Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon the closing of the sale of the Company’s common stock in a public offering with aggregate gross proceeds of at least $35.0 million, and the public offering price per share equals or exceeds $0.9278 per share.

Redemption

The preferred stock is not redeemable at the option of the holder.

Protective Provisions

The holders of preferred stock also have certain protective provisions. So long as at least 2,000,000 shares of preferred stock in the aggregate remain outstanding, the Company cannot, without the approval of over 50% of the voting power of preferred stock then outstanding voting as a single class on an as-if converted to common stock basis, take certain actions which include: (i) consummate a liquidation, dissolution or winding up of the Company;

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Preferred Stock and Common Stock (cont.)

(ii) adversely alter, waive or affect the rights, preferences, privileges, or powers of, or restrictions of preferred stock or series thereof; (iii) increase or decrease the authorized number of shares of common stock or preferred stock, or series thereof; (iv) create a new class or series of security; or (vi) declare or pay any dividends or other distributions for preferred or common stock outstanding.

So long as at least 2,000,000 shares of Series E remain outstanding, the Company cannot, without approval of the majority of such series of preferred stock, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 2,000,000 shares of Series D remain outstanding the Company cannot, without approval of the majority of such series of preferred stock, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 2,000,000 shares of Series C remain outstanding the Company cannot, without approval of the majority of the Board of Directors, change the power, rights, preference or privileges of Series C. So long as at least 2,500,000 shares of Series B-4 remain outstanding the Company cannot without approval of the majority of such series of preferred stock change the power, rights, preference or privileges of such series of preferred stock. So long as at least 3,300,000 shares of Series B-3, Series B-2 and Series B-1, cumulatively remain outstanding, the Company cannot without approval of the majority of such series of preferred stock, voting together as a single class, change the power, rights, preference or privileges of such series of preferred stock. So long as at least 1,000,000 shares of Series A-4, Series A-3, Series A-2 and Series A-1, cumulatively remain outstanding, the Company cannot, without approval of the majority of such series of preferred stock voting together as a single class, change the power, rights, preference or privileges of such series of preferred stock.

Convertible Preferred Stock Warrants

In January 2021, 804,604 Series B warrants were converted into the Company’s Series B shares at an exercise price of $0.3646. Also, at December 31, 2022 and 2021, warrants to purchase up to 1,064,446 and 1,185,599 shares, respectively, of the Company’s Series C at an exercise price of $0.5167 per share with expiration dates of May 15, 2025 and December 23, 2025, are outstanding.

Common Stock

The holders of the common stock are entitled to one vote for each share of common stock held.

Common Stock Warrants

At December 31, 2022 and 2021, warrants to purchase up to 8,208,682 shares of the Company’s common stock at an exercise price of $0.5167 per share with an expiration date of January 31, 2027 are outstanding.

13. Stock-Based Compensation

The Company adopted the 2008 Stock Plan (“2008 Plan”) under which it may issue stock options to purchase shares of common stock, and award restricted stock and stock appreciation rights to employees, directors and consultants. The 2008 Plan expired in March 2018 and all award issuance therefore ceased. Options generally vest over a four-year period with a one-year cliff. The option term is no longer than five years for incentive stock options for which the grantee owns greater than 10% of the Company’s capital stock and no longer than 10 years for all other options. The Company has a repurchase option on unvested restricted stock exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason. The Company’s repurchase right lapses in accordance with the vesting terms. Through December 31, 2022, there have been no exercises of common stock options prior to the vesting of such options. Options outstanding under the 2008 Plan will remain outstanding until they are exercised, canceled or expire.

In May 2018, the Company adopted the 2018 Stock Plan (“2018 Plan”) under which the Company may issue stock options to purchase shares of common stock, and award restricted stock and stock appreciation rights to employees, directors and consultants.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stock-Based Compensation (cont.)

Under the 2018 Plan, the Board of Directors may grant incentive stock options or nonqualified stock options. Incentive stock options may only be granted to Company employees. The exercise price of incentive stock options and nonqualified stock options cannot be less than 100% of the fair value per share of the Company’s common stock on the grant date. If an individual owns more than 10% of the Company’s outstanding capital stock, the price of each share incentive stock option will be at least 110% of the fair value. Fair value is determined by the Board of Directors by considering objective and subjective factors including; valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of common stock, transactions in the Company’s preferred or common stock, and general and industry specific economic outlook, amongst other factors. Options generally vest over a four-year period with a one- year cliff. The option term is no longer than five years for incentive stock options for which the grantee owns greater than 10% of the Company’s capital stock and no longer than 10 years for all other options. The Company has a repurchase option on unvested restricted stock exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason. The Company’s repurchase right lapses in accordance with the vesting terms. Through December 31, 2022, there have been 6,250 shares of common stock exercised prior to the vesting of such options.

Collectively, the 2008 Stock Plan and the 2018 Stock Plan will be referenced as “the Plan”. As of December 31, 2022, the 2008 Stock Plan did not have any shares remaining in reserve. As such, the Company’s remaining shares of common stock in reserve of 1,850,582 were available under the 2018 Stock Plan.

The Company measures stock-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company recorded stock-based compensation expense in the following expense categories in its accompanying consolidated statements of operations:

	Year Ended December 31,
(in thousands)	2022	2021
Research and development	$154	$43
Sales and marketing	318	80
Cost of sales	65	10
General and administrative	276	46
Total stock based compensation	$813	$179

Stock Options

The following table summarizes stock option activity for the Plan in the years indicated:

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at December 31, 2021	18,086,501	$0.15	5.94
Granted	4,398,912	$0.60
Exercised	(2,862,244)	$0.11
Forfeited/Cancelled	(1,332,257)	$0.31
Expired	(20,000)	$0.09
Outstanding at December 31, 2022	18,270,912	$0.25	6.07
Exercisable at December 31, 2022	10,819,802	$0.08	2.41
Vested and expected to vest at December 31, 2022	18,270,912	$0.25	6.07

At December 31, 2022, the aggregate intrinsic value of outstanding options and exercisable options was $28.3 million and $18.1 million, respectively. The weighted average grant date fair value options granted during the years ended December 31, 2022 and 2021 were $0.75 and $0.13, respectively.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stock-Based Compensation (cont.)

The aggregate intrinsic value of options exercised was $2.3 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, the total unrecognized compensation expense related to unvested stock option awards was $3.6 million, which the Company expects to recognize over a weighted-average period of 3.3 years.

The fair value of options is estimated using the Black-Scholes option pricing model, which takes into account inputs such as the exercise price, the value of the underlying common stock at the grant date, expected term, expected volatility, risk-free interest rate and dividend yield. The fair value of each grant of options was determined using the methods and assumptions discussed below.

•        The expected term of employee options with service-based vesting is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected

•        life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

•        The expected volatility is based on historical volatilities of similar entities within the Company’s industry which were commensurate with the expected term assumption as described in SAB No. 107.

•        The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

•        The expected dividend yield is 0% because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend on its common stock.

•        As the Company’s common stock has not historically been publicly traded, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The fair value of each option was estimated on the date of grant using the weighted average assumptions in the table below:

	December 31,
	2022	2021
Expected volatility	71.78%	55.76%
Risk-free interest rate	3.30%	1.12%
Expected life (in years)	6.04	6.61
Expected dividend yield	0%	0%

14. Income Taxes

The Company’s geographical breakdown of its income before provision for income taxes is as follows:

(in thousands)	Year Ended December 31,
	2022	2021
Domestic	$(7,179)	$(4,826)
Foreign	213	163
Loss before for income tax expense	$(6,966)	$(4,663)

The provision for income taxes during the years ended December 31, 2022 and 2021 represents primarily income tax expense for the operations of the Company’s foreign subsidiaries. Due to the Company’s net losses, no other income tax provision or benefit has been recorded.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes (cont.)

The reconciliation of the provision computed at the federal statutory rate to the Company’s provision (benefit) for income taxes was as follows:

(in thousands except for percentages)	Year Ended December 31,
	2022	2021
Tax at federal statutory rate	21.0%	21.0%
State tax, net of federal benefit	1.6%	6.4%
Embedded derivative adjustments	0.0%	(1.8)%
Research and development credits	2.4%	3.0%
Mark to market adjustments	(3.1)%	(0.9)%
PPP loan forgiveness income	0.0%	8.1%
Transaction costs	0.0%	0.0%
Stock based compensation	(1.2)%	0.0%
Other	(0.4)%	(6.9)%
Change in valuation allowance	(21.3)%	(33.4)%
	(1.0)%	(4.4)%

During the years ended December 31, 2022 and 2021 the Company recorded total income tax expense of $0.1 and $0.2 million, respectively, related to foreign earnings.

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

	December 31,
(in thousands)	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$17,360	$17,619
Research and development tax credits	2,157	1,875
Stock compensation	246	221
Capitalized research costs	1,338	—
Lease liability	299	—
Other timing differences	1,535	1,407
Gross deferred tax assets	22,935	21,122
Less: valuation allowance	(22,608)	(21,122)
	$327	$—
Deferred tax liabilities
Fixed assets	$(50)	$—
Right of use assets	(277)	—
Net deferred tax asset	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.

The Company could not conclude that it was more likely than not that tax benefits from operating losses would be realized and, accordingly, has provided a full valuation allowance against its deferred tax assets. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1.5 million and $1.6 million during the years ended December 31, 2022 and 2021, respectively due to current year losses and research and development credits generated.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes (cont.)

At December 31, 2022, the Company has federal and state net operating loss carryforwards of approximately $123.0 million and $101.6 million, respectively, available to reduce future taxable income which will begin to expire in 2028 for federal and state income tax purposes. Approximately $27.7 million of federal net operating loss included above can be carried forward indefinitely. At December 31, 2021 the Company had federal and state net operating loss carryforwards of approximately $124.5 million and $100.8 million, respectively.

At December 31, 2022, the Company also has federal and California research and development income tax credit carryforwards of $2.5 million and $2.1 million, respectively At December 31, 2021, the Company also has federal and California research and development income tax credit carryforwards of $2.2 million and $1.9 million, respectively. The federal income tax credit carryforwards begin to expire in 2029, while the California income tax credit carry forward indefinitely. The Company also has foreign tax credit carryforwards of $0.2 million for years ended December 31, 2022 and 2021. The foreign tax credit carryforwards begin to expire in 2024.

The Company believes a portion of its net operating loss and research and development carryforwards may be unavailable. Under the provisions of Section 382 of the Internal Revenue Code of 1986, it appears more likely than not that an ownership change occurred in April 2013. As a result, pre-change losses and credits are not available to offset future taxable income. Pre-change federal and state losses of $56.2 million and $53.6 million and federal and state research credits of $0.8 million and $0.6 million, respectively are expected to expire.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	December 31,
(in thousands)	2022	2021
Balance at beginning of year	$819	$694
Additions based on tax positions related to the current year	133	125
Balance at end of year	$952	$819

At December 31, 2022 and 2021, the balance of gross uncertain income tax benefits was $1.0 million and $0.8 million, respectively. For each of the years ended December 31, 2022 and 2021, the balance of gross uncertain tax benefits increased $0.1 million and $0.1 million, respectively, related to research and development income tax credits claimed. All of these unrecognized tax benefits would, if recognized, reduce the Company’s annual effective tax rate. However, the Company currently has a full valuation allowance against its U.S. net deferred tax assets, which would impact the timing of the effective tax rate benefit should any of these uncertain tax positions be favorably settled in the future. The Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next twelve months.

The Company files income tax returns in the U.S. federal, California and other various state and international jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations, and require significant judgment to apply. Carryover attributes beginning in 2007 remain open to adjustment by the U.S. and state authorities. The U.S., state, and foreign jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net losses, substantially all of its federal and state income tax returns are subject to examination for federal and state purposes since inception. As of December 31, 2022, there were no ongoing examinations. The Company does not anticipate significant changes to its current uncertain tax positions through December 31, 2023.

The Company recognizes any interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2022, there were no accrued interest and penalties related to uncertain tax positions.

TIGO ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Related Party Transactions

Convertible Promissory Notes and Series C-1 Convertible Preferred Stock

As discussed in Note 9 and Note 11, the Convertible Notes and Series C-1 convertible preferred stock were issued to certain existing shareholders.

Note Receivable from Related Parties and Related Party Payable

In November 2013, the Company adopted the 2013 Officers and Directors Stock Plan and entered into interest bearing, full recourse promissory notes from its Chief Executive Officer (“CEO”) and former directors in the aggregate principal amount of $0.6 million in exchange for the issuance of 9,327,903 shares of common stock. The promissory notes bear interest at the rate of 1.73% per year, matures in November 2022, and are collateralized by 1,532,480 shares of the Company’s Series B-4 convertible preferred stock.

In December 2022, the Company executed payment and release letters to forgive the remaining balance of the recourse promissory notes and associated interest totaling $0.1 million and agreed to make an additional payment of $0.2 million for services rendered. As a result of the payment for services rendered, the Company recorded $0.2 million in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2022. Additionally, the remaining 282,836 shares of the Company’s Series B-4 held as collateral were released. At December 31, 2022, there was no accrued compensation presented on the accompanying consolidated balance sheet related to the recourse promissory notes.

At December 31, 2022, there was no remaining principal balance on the recourse promissory notes. At December 31, 2021, the outstanding principal balance on the recourse promissory notes from the former directors was $0.1 million. The interest income related to the recourse promissory notes were recorded in other expense, net in the consolidated statements of operations and not material for the years ended December 31, 2022 and 2021. In addition, as of December 31, 2022, there was no remaining interest receivable and as of December 31, 2021, the interest receivable from related parties were recorded in prepaid expenses and other current assets and were not material.

16. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 10, 2023, the date at which the consolidated financial statements were available to be issued, and there are no other items requiring disclosure except for the following:

In January 2023, the Company closed a share purchase agreement to acquire all outstanding shares of Foresight Energy Ltd (“fSight”), an Israeli corporation, in exchange for a total purchase price of approximately $9.0 million that includes $8.2 million of rollover equity and $0.8 million of cash.

In January 2023, the Company entered into a convertible promissory note purchase agreement (“Note Purchase Agreement”) with L1 Energy Capital Management S.à.r.l. Pursuant to the Note Purchase Agreement, Tigo issued, in a private placement, a convertible promissory note in an aggregate principal amount of $50.0 million. The convertible promissory note bears an interest rate of 5.00% per year and matures in January 2026, unless earlier converted, exchanged or repaid in full. The Company repaid in full the existing Series 2022-1 Notes in the amount of $17.6 million with the proceeds of the convertible promissory note.

In February 2023, the Company entered into a patent sale agreement with General Electric Company (“GE”) to purchase GE patents and GE patent rights. Under the patent sale agreement, the Company paid a $0.5 million purchase price for the GE patents and GE patent rights. In addition, the Company will owe GE a royalty fee of 10% of the gross licensing revenue the Company receives from licensing any GE patents or GE patent rights to third parties.

ROTH CH ACQUISITION IV CO.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash	$123,759	$88,107
Prepaid expenses	137,763	150,069
Due from certain Initial Stockholders	—	135,440
Total Current Assets	261,522	373,616
Cash and marketable securities held in Trust Account	24,601,832	24,678,170
TOTAL ASSETS	$24,863,354	$25,051,786

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$948,514	$666,832
Income taxes payable	135,987	395,019
Promissory note – related party	200,000	—
Total Liabilities	1,284,501	1,061,851

Commitments
Common stock subject to possible redemption; $0.0001 par value; 2,378,249 shares at $10.30 and $10.23 redemption value at March 31, 2023 and December 31, 2022, respectively	24,485,433	24,322,162

Stockholders’ Deficit
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,336,500 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	334	334
Additional paid-in capital	88,118	251,389
Accumulated deficit	(995,032)	(583,950)
Total Stockholders’ Deficit	(906,580)	(332,227)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT	$24,863,354	$25,051,786

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ROTH CH ACQUISITION IV CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
Formation and operating costs	$593,776	$155,407
Loss from operations	(593,776)	(155,407)

Other income:
Interest earned on marketable securities held in Trust Account	245,201	29,503
Unrealized gain on marketable securities held in Trust Account	—	4,277
Total other income, net	245,201	33,780
Loss before provision for income taxes	(348,575)	(121,627)
Provision for income taxes	(62,507)	—
Net loss	$(411,082)	$(121,627)
Basic and diluted weighted average shares outstanding, redeemable common stock	2,378,249	11,500,000
Basic and diluted net loss per share, redeemable common stock	$(0.07)	$(0.01)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,336,500	3,336,500
Basic and diluted net loss per share, non-redeemable common stock	$(0.07)	$(0.01)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ROTH CH ACQUISITION IV CO.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ (DEFICIT) EQUITY
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2023

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	3,336,500	$334	$251,389	$(583,950)	$(332,227)
Remeasurement of common stock to redemption amount	—	—	(326,452)	—	(326,452)
Contribution from Sponsor	—	—	163,181	—	163,181
Net loss	—	—	—	(411,082)	(411,082)
Balance – March 31, 2023	3,336,500	$334	$88,118	(995,032)	(906,580)

THREE MONTHS ENDED MARCH 31, 2022

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	3,336,500	$334	$1,267,993	$(405,732)	$862,595

Net loss	—	—	—	(121,627)	(121,627)
Balance – March 31, 2022	3,336,500	$334	$1,267,993	$(527,359)	$740,968

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ROTH CH ACQUISITION IV CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(411,082)	$(121,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(245,201)	(29,503)
Unrealized gain on marketable securities held in Trust Account	—	(4,277)
Changes in operating assets and liabilities:
Prepaid expenses	12,306	(35,656)
Income taxes payable	(259,032)	—
Prepaid insurance, long-term	—	44,078
Accrued expenses	281,682	(122,600)
Net cash used in operating activities	(621,327)	(269,585)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	321,539	—
Net cash provided by investing activities	321,539	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	200,000	—
Reimbursement of extension payment	135,440	—
Net cash provided by financing activities	335,440	—

Net Change in Cash	35,652	(269,585)
Cash – Beginning of period	88,107	802,606
Cash – End of period	$123,759	$533,021

Non-Cash investing and financing activities:
Remeasurement for common stock to redemption amount	$326,452	$—
Extension costs related to non-redemption agreements	$163,181	$—

Supplemental Information
Income taxes paid	$321,539	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Roth CH Acquisition IV Co. (the “Company”) was incorporated in Delaware on February 13, 2019. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2023, the Company had not commenced any operations. All the Company’s activities through March 31, 2023 related to its formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on August 5, 2021. On August 10, 2021, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 461,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to certain of the Company’s initial stockholders, generating gross proceeds of $4,615,000, which is described in Note 4.

Transaction costs amounted to $1,646,673, consisting of $1,150,000 of underwriting fees, and $496,673 of other offering costs.

Following the closing of the Initial Public Offering on August 10, 2021, an amount of $116,725,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and held in cash items or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination, to the extent permitted by law, and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, irrespective of how or whether they vote on the proposed transaction or do not vote at all.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until July 10, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the Public Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Company’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of the Company advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of the Company’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Company’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for its working capital requirements or necessary to pay its taxes divided by the total number of Public Shares then outstanding.

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.

In order to protect the amounts held in the Trust Account, certain of the Initial Stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Initial Stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Initial Stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On January 9, 2023, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), which stated that the Company no longer complied with Nasdaq’s continued listing rules due to the Company not having held an annual meeting of shareholders within 12 months of the Company’s fiscal year end, as required pursuant to Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company had 45 calendar days to submit a plan to regain compliance and, if Nasdaq accepted the plan, Nasdaq would grant the Company an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2023, to regain compliance. The Company held its Annual Meeting of Stockholders on February 13, 2023.

On February 10, 2023, March 10, 2023, April 10, 2023, and May 10, 2023 Tigo Energy paid certain Initial Stockholders an aggregate amount of $326,362 (or $0.05 per share), according to the terms of the Non-Redemption Agreements in connection with the one-month Trust extensions from February 10, 2023 to March 10, 2023, from March 10, 2023 to April 10, 2023, from April 10, 2023 to May 10, 2023, and from May 10, 2023 to June 10, 2023.

Merger Agreement

On December 5, 2022, the Company, entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Roth IV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Tigo Energy, Inc., a Delaware corporation (the “Tigo Energy”). The transactions set forth in the Merger Agreement, including the Merger (defined below), will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.

Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Tigo Energy, with Tigo Energy surviving as a wholly-owned subsidiary of the Company (the “Merger”). Upon the closing and the other transactions contemplated by the Merger Agreement, the Company will change its name to “Tigo Energy, Inc.”

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, the base purchase price of $600,000,000 will be payable through converting each outstanding share of Tigo Energy’s common stock (after giving effect to the consummation of Tigo Energy’s warrant exercise and Tigo Energy’s preferred conversion) into the right to receive 60,000,000 shares of the Company’s Common Stock at a deemed price of ten dollars ($10.00) per share, equal to (a) the exchange ratio, multiplied by (b) the number of shares of Tigo Energy’s common stock held by such holder as of immediately prior to the effective time of the Merger, with fractional shares rounded down to the nearest whole share. In addition, at the closing, each outstanding Tigo Energy’s option will be assumed and converted into an option with respect to a number of shares of the Company’s Common Stock in the manner set forth in the Merger Agreement, and each outstanding Tigo Energy’s warrant (after giving effect to Tigo Energy’s warrant exercise) to purchase Tigo Energy’s common stock will be assumed and converted into a warrant with respect to a number of shares of the Company’s Common Stock in the manner set forth in the Merger Agreement.

The base purchase price is subject to a dollar-for-dollar upward or downward adjustment in the event Tigo Energy raises or obtains a commitment to raise capital prior to the closing, including capital raised through the conversion of debt securities (but specifically excluding capital raised through convertible notes or similar debt instruments convertible into or exercisable for capital stock or other equity securities of Tigo Energy to the extent such notes or similar debt instruments have not so converted). If Tigo Energy raises or obtains a commitment to raise capital based on a pre-money valuation at or exceeding $500,000,000, the base purchase price will increase by the aggregate amount of capital raised or committed to be raised by Tigo Energy through such capital raising transaction. Conversely, if the pre-money valuation is below $500,000,000, the base purchase price will decrease by an amount equal to the difference between $500,000,000 and the actual pre-money valuation.

Trust Extension

On December 20, 2022, the Company held a special meeting of stockholders, at which the Company’s stockholders approved an amendment (the “Extension Amendment”) to the Company’s amended and restated certificate of incorporation, to extend the date by which the Company has to consummate a business combination up to five (5) times, each such extension for an additional one (1) month period, from February 10, 2023 to July 10, 2023. In connection with the Extension Amendment, stockholders holding 9,121,751 shares of redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a pro rata redemption price of approximately $10.24 per share, and a total of $93,419,442 was released from the Trust Account.

Liquidity and Going Concern

As of March 31, 2023, the Company had $123,759 in its operating bank account and adjusted working capital deficit of $886,992 which excludes franchise and income taxes payable as such amounts can be paid from the interest earned in the Trust Account.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating, and consummating the Business Combination.

The Company has a significant working capital deficiency and has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from the Initial Stockholders and the Company’s officers and directors or their affiliates.

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

The Initial Stockholders and the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until July 10, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension has not been effected by the Company and approved by the Company’s stockholders, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 10, 2023. The Company intends to complete a Business Combination before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing this Quarterly Report on Form 10-Q.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that COVID-19 could have a negative effect on the Company’s financial position, results of operations and/or its search for a target company for a Business Combination, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(l) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2023 and December 31, 2022.

Cash and Marketable Securities Held in Trust Account

At March 31, 2023 all of the assets held in the Trust account were held in money market funds which are invested primarily in U.S. Treasury Securities. At December 31, 2022, all of the assets held in the Trust Account were held in cash. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs amounted to $1,646,673, which were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”), Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

value. Conditionally redeemable common stock (including common stock that features redemption right that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

In connection with the stockholders vote at the Special Meeting of Stockholders held by the Company on December 20, 2022, 9,121,751 shares of common stock were tendered for redemption.

Accordingly, at March 31, 2023 and December 31, 2022, 2,378,249 shares of common stock subject to possible redemption are presented at $10.30 and $10.23 redemption value, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in a charge against additional paid-in capital.

At March 31, 2023 and December 31, 2022, the common stock subject to possible redemption reflected in the balance sheets was reconciled in the following table:

Common stock subject to possible redemption, December 31, 2021	$116,725,000
Less:
Redemption of 9,121,751 shares	(93,419,442)
Extension payment	(135,440)
Plus:
Remeasurement of carrying value to redemption value	1,152,044
Common stock subject to possible redemption, December 31, 2022	$24,322,162
Less:
Extension payment	(163,181)
Plus:
Remeasurement of carrying value to redemption value	326,452
Common stock subject to possible redemption, March 31, 2023	$24,485,433

Warrant Classification

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company has analyzed the Public Warrants and Private Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate was (18.06%) and 0.00% for the three months ended March 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2023 due to the permanent difference on M&A Expenses and the increase in the valuation allowance on the deferred tax assets. and the effective tax rate differs from the statutory rate of 21% for the three months ended March 31, 2022, due to the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of common stock, which are referred to as redeemable common stock and non-redeemable common stock. Income and losses are shared pro rata between the two classes of common stock. Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. Remeasurement associated with the redeemable shares of common stock is excluded from net loss per common share as the redemption value approximates fair value.

The calculation of diluted loss per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 5,980,750 shares of common stock in the aggregate. As of March 31, 2023 and 2022, the Company did not have any dilutive securities or

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

The following tables reflect the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

	For the Three Months Ended March 31,
	2023		2022
	Redeemable common stock	Non-redeemable common stock	Redeemable common stock	Non-redeemable common stock
Basic and diluted net loss per common share
Numerator:
Allocation of net loss	$(171,076)	$(240,006)	$(94,275)	$(27,352)
Denominator:
Basic and diluted weighted average shares outstanding	2,378,249	3,336,500	11,500,000	3,336,500
Basic and diluted net loss per common share	$(0.07)	$(0.07)	$(0.01)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) which simplifies accounting for convertible instruments by removing major separation models required under GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

On August 10, 2021, pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which included a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, certain of the Initial Stockholders purchased an aggregate of 461,500 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,615,000, in a private placement. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In February 2019, an Initial Stockholder purchased an aggregate of 100 shares of the Company’s common stock for an aggregate price of $25,000. On June 29, 2020, the Company effected a stock dividend of 43,125 shares of common stock for each share of common stock outstanding, resulting in an aggregate of 4,312,500 shares of common stock being outstanding. On July 1, 2021, certain of the Initial Stockholders sold an aggregate of 1,490,874 shares of common stock to the Company for an aggregate purchase price of $8,643, of which 1,437,500 shares were cancelled and the remaining 53,374 shares were purchased by certain of the Company’s officers from the Company for an aggregate purchase price of $464, resulting in an aggregate of 2,875,000 shares of common stock being outstanding (the “Founder Shares”). The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are subject to forfeiture.

The sale of the Founder Shares to certain of the Company’s officers, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 53,374 shares sold to the Company’s officers was $323,446, or $6.06 per share. The Founder Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation will be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of March 31, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Notes — Related Party

On March 3, 2021, the Company issued an unsecured promissory note to an Initial Stockholder (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of the consummation of the Initial Public Offering or the date on which the Company determined not to proceed with the Initial Public Offering. The outstanding balance under the Promissory Note of $200,000 was repaid at the closing of the Initial Public Offering on August 10, 2021. Borrowings under Promissory Note are no longer available.

On February 14, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $200,000 (the “Note”) to CR Financial Holdings, Inc. (the “Payee”). Pursuant to the Note, the Payee agreed to loan to the Company an aggregate amount of $200,000 that shall be payable on the earlier of (i) the date on which the Company consummates a business combination with target businesses, or (ii) the date the Company liquidates if a business combination is not consummated. The Note bears no interest rate. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. The proceeds of the Note will be used for the Company to pay various expenses of the Company and for general corporate purposes. As of March 31, 2023 and December 31, 2022, the Company’s outstanding balance for the promissory note is $200,000 and $0, respectively.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders and certain of the Company’s officers and directors (or their affiliates) may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest. No Working Capital Loans were outstanding as of March 31, 2023 and December 31, 2022.

Underwriting Agreement and Business Combination Marketing Agreement

On August 5, 2021, the Company entered into an underwriting agreement and a business combination marketing agreement with Roth Capital Partners, LLC (“Roth”) and Craig-Hallum Capital Group LLC (“Craig-Hallum”), the underwriters in the Initial Public Offering. The underwriters are related parties of the Company. On December 5, 2022, the Company entered a letter agreement to terminate the business combination marketing agreement. See Note 6 for a discussion of the business combination marketing agreement.

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Due from Certain Initial Stockholders

On December 16, 2022, the Company paid $135,440 to the Non-redeeming Stockholders on behalf of certain Initial Stockholders in connection with the Non-Redemption Agreements (see Note 6).

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 5, 2021, the holders of the Founder Shares, as well as the holders of the Private Units (and underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the holders may not exercise demand or piggyback rights after five (5) and seven (7) years, respectively, from the effective date of the Initial Public Offering and may not exercise demand rights on more than one occasion in respect of all registrable securities.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement entered into on August 5, 2021, the Company engaged Roth and Craig-Hallum, the underwriters in the Initial Public Offering, as advisors in connection with its Business Combination to assist in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination, hold meetings with the stockholders to discuss the Business Combination and the target’s attributes, introduce the Company to potential investors to purchase its securities in connection with the Business Combination, assist in obtaining stockholder approval for the Business Combination, and assist with financial analysis, presentations, press releases and filings related to the Business Combination. The Company agreed to pay Roth and Craig-Hallum a fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 4.5% of the gross proceeds of the Initial Public Offering, or $5,175,000. Roth and Craig-Hallum were not entitled to such fee unless the Company consummated a Business Combination.

Concurrently with the execution of the Merger Agreement on December 5, 2022, the Company entered into a letter agreement with Roth and Craig-Hallum to terminate the Business Combination Marketing Agreement (the “Letter Agreement”). Pursuant to the Letter Agreement, in exchange for services rendered in connection with the transactions contemplated in the Merger Agreement, Roth may be issued up to 300,000 Advisor Shares (shares of common stock, post-merger) equal to a fixed amount of 100,000 shares, regardless of the amount of equity raised in exchange for services rendered in connection with the transactions contemplated in the Merger Agreement, plus up to 200,000 shares based on the equity raised (“Variable Compensation Shares”). The number of Variable Compensation Shares will be equal to the product of (x) the quotient of equity raised divided by $50.0 million, multiplied by (y) 200,000. The Advisor Shares are issuable based on (a) the gross proceeds received from a capital raising transaction involving the equity securities of the Company and (b) the amount remaining in the Company’s trust account after giving effect to any redemptions (as further described in the Letter Agreement). On February 23, 2023, the Company entered into an amendment to the Letter Agreement. Pursuant to the amendment, the term equity raised was revised to mean the gross proceeds available to the post-Business Combination company immediately

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

after the closing of the Business Combination consisting of (a) the gross proceeds received from a capital raising transaction involving the equity securities or equity-linked instruments of Tigo Energy; provided, however, that the $50.0 million of proceeds from the sale of convertible promissory notes by Tigo Energy to L1 Energy Capital Management S.a.r.l. shall be excluded from the calculation of equity raised; (b) the gross proceeds received from a capital raising transaction involving the equity securities of the Company; and (c) the amount remaining in the Company’s trust account after giving effect to any redemptions.

The Advisor Shares in the Letter Agreement is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the up to 300,000 Advisor Shares that Roth may receive for services rendered is $10.20 per share, the value of the common stock of the Company at December 31, 2022. The Advisor Shares were effectively granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Advisor Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation will be recognized at the date a Business Combination is considered probable in an amount equal to the number of Advisor Shares times the grant date fair value per share (unless subsequently modified). As of March 31, 2023 and December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

Service Agreement

Pursuant to a service agreement entered on July 5, 2022, the Company engaged Roth and Craig-Hallum (together the “financial advisors”) to provide services in connection with a proposed financing by the Company in connection with a business combination. In connection with this agreement the Company may be required to pay fees in connection with their services to the extent that the financing is executed. If during the term of the agreement the Company completes a financing of equity securities, convertible securities or debt of the Company, the Company has agreed to pay the financial advisors a fee in the amount of 4.0% of the gross proceeds raised. Each advisor would receive 50% of any placement agent fee, which will be paid upon the closing of the offering and business combination.

The term of the agreement will run until the earlier of the date that the Company completes any Business Combination and otherwise liquidates the funds held in the Trust account.

Merger Agreement

On December 5, 2022, the Company, entered into the Merger Agreement with Merger Sub and Tigo Energy. The transactions set forth in the Merger Agreement, including the Merger, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation. Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Tigo Energy, with Tigo Energy surviving as a wholly owned subsidiary of the Company.

Concurrently with the execution of the Merger Agreement, the Sponsors (as defined in the Sale and Purchase Agreement) entered into the Sale and Purchase Agreement with Tigo Energy, pursuant to which, immediately prior to the effective time of the Merger, the Sponsors will sell to Tigo Energy 1,645,000 shares of Common Stock and 424,000 Private Units in exchange for an amount equal to $2,300,000 pursuant to the Sale and Purchase Agreement.

Non-Redemption Agreements

On December 8 and 9, 2022, the Company entered into Non-Redemption Agreements with various stockholders (the “Non-redeeming Stockholders”) owning, in the aggregate, 1,631,811 shares of the Company’s common stock, pursuant to which these stockholders committed not to redeem their shares in the Company in

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

connection with the Extension Amendment. In consideration of such agreements, CR Financial Holdings, Inc. and CHLM Sponsor, certain of our Initial Stockholders, agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.083 per share for the period from the stockholder approval of the Extension Amendment on December 20, 2022 through February 10, 2023 and subsequently $0.05 per share for each one-month extension in connection with such agreements. No additional funds were deposited into the Trust Account. On December 16, 2022, the Company paid $135,440 (the “Extension Payment”) to the Non-Redeeming Stockholders on behalf of such Initial Stockholders. On February 10, 2023 and March 10, 2023, Tigo Energy paid certain Initial Stockholders an aggregate amount of $163,181 (or $0.05 per share), according to the terms of the Non-Redemption Agreements in connection with the one-month Trust extension from February 10, 2023 to March 10, 2023 and in connection with the one-month Trust extension from March 10, 2023 to April 10, 2023. The value of the Extension Payments were determined to be the equivalent of an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering costs would be allocated to the separable financial instruments on a relative fair value basis, compared to total proceeds received. The Company recorded a reduction in temporary equity for the Extension Payments of $163,182 and $135,440, as of March 31, 2023 and December 31, 2022, respectively. The Company also recorded a contribution to Additional Paid-in Capital of $163,181 and $135,440, as of March 31, 2023 and December 31, 2022, respectively. A receivable in Due from certain Initial Stockholders was recorded for the amount due from such initial stockholders of $135,440 as of December 31, 2022, in connection with the Extension Amendment. The amount due from certain Initial Stockholders was paid in full to the Company by Tigo Energy on March 1, 2023. All payments made by Tigo Energy to the Non-redeeming Stockholders on behalf of certain Initial Stockholders will be reduced from the $2,300,000 payment pursuant to the Sale and Purchase Agreement at the closing of the Business Combination.

NOTE 7. STOCKHOLDERS’ (DEFICIT) EQUITY

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At March 31, 2023 and December 31, 2022, there were 3,336,500 shares of common stock issued and outstanding, respectively, excluding 2,378,249 shares of common stock subject to possible redemption which are presented as temporary equity. On December 20, 2022, in connection with the Extension Amendment, stockholders holding 9,121,751 shares of redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a pro rata redemption price of approximately $10.24 per share.

Warrants — As of March 31, 2023 and December 31, 2022, there were 5,750,000 Public Warrants and 230,750 Private Warrants outstanding.

The Company will not issue fractional warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if the registration statement of which the prospectus for the Company’s Initial Public Offering forms a part is not available and a new registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of a Business Combination.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 7. STOCKHOLDERS’ (DEFICIT) EQUITY (cont.)

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

Except with respect to certain registration rights and transfer restrictions, the Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

ROTH CH ACQUISITION IV CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	March 31, 2023
Assets:
Cash and Marketable securities held in Trust Account	1	$24,678,170	$24,601,832

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On April 10, 2023 and May 10, 2023, Tigo Energy paid certain Initial Stockholders an aggregate amount of $163,181 (or $0.05 per share), according to the terms of the Non-Redemption Agreements in connection with the one-month Trust extensions from April 10, 2023 to May 10, 2023 and from May 10, 2023 to June 10, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Roth CH Acquisition IV Co.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Roth CH Acquisition IV Co. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of business combination and the Company has a liquidation date of July 10, 2023, which is considered to be within one year of the issuance date of the financial statements. The Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/S/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
Houston, Texas
March 31, 2023

ROTH CH ACQUISITION IV CO.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Cash	$88,107	$802,606
Prepaid expenses	150,069	188,617
Due from certain Initial Stockholders	135,440	—
Total Current Assets	373,616	991,223
Prepaid insurance, long-term	—	102,849
Cash and marketable securities held in Trust Account	24,678,170	116,738,316
TOTAL ASSETS	$25,051,786	$117,832,388
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$666,832	$244,793
Income taxes payable	395,019	—
Total Liabilities	1,061,851	244,793
Commitments
Common stock subject to possible redemption; $0.0001 par value; 2,378,249 and 11,500,000 shares at $10.23 and $10.15 redemption value at December 31, 2022 and 2021, respectively	24,322,162	116,725,000
Stockholders’ (Deficit) Equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,336,500 shares issued and outstanding as of December 31, 2022 and 2021, respectively	334	334
Additional paid-in capital	251,389	1,267,993
Accumulated deficit	(583,950)	(405,732)
Total Stockholders’ (Deficit) Equity	(332,227)	862,595
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$25,051,786	$117,832,388

The accompanying notes are an integral part of the consolidated financial statements.

ROTH CH ACQUISITION IV CO.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2022	2021
Formation and operating costs	$1,429,105	$415,858
Loss from operations	(1,429,105)	(415,858)
Other income (expense):
Interest earned on marketable securities held in Trust Account	1,645,906	13,316
Total other income, net	1,645,906	13,316
Income (loss) before provision for income taxes	216,801	(402,542)
Provision for income taxes	(395,019)	—
Net loss	$(178,218)	$(402,542)
Basic and diluted weighted average shares outstanding, redeemable common stock	11,425,027	4,505,479
Basic and diluted net loss per share, redeemable common stock	$(0.01)	$(0.05)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,336,500	2,827,725
Basic and diluted net loss per share, non-redeemable common stock	$(0.01)	$(0.05)

The accompanying notes are an integral part of the consolidated financial statements.

ROTH CH ACQUISITION IV CO.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance – December 31, 2020	2,875,000	$288	$24,712	$(3,190)	$21,810
Remeasurement of common stock subject to redemption amount	—	—	(7,799,173)	—	(7,799,173)
Sale of 461,500 Private Units	461,500	46	4,614,954	—	4,615,000
Proceeds allocated to Public Warrants	—	—	4,427,500	—	4,427,500
Net loss	—	—	—	(402,542)	(402,542)
Balance – December 31, 2021	3,336,500	334	1,267,993	(405,732)	862,595
Remeasurement of common stock subject to redemption amount	—	—	(1,152,044)	—	(1,152,044)
Contribution from Sponsor			135,440		135,440
Net loss	—	—	—	(178,218)	(178,218)
Balance – December 31, 2022	3,336,500	$334	$251,389	$(583,950)	$(332,227)

The accompanying notes are an integral part of the consolidated financial statements.

ROTH CH ACQUISITION IV CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(178,218)	$(402,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,645,906)	(13,316)
Changes in operating assets and liabilities:
Prepaid expenses	141,397	(188,617)
Other assets	—	(102,849)
Income taxes payable	395,019	—
Accrued expenses	422,039	243,343
Net cash used in operating activities	(865,669)	(463,981)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise taxes	286,610	—
Cash withdrawn from Trust Account in connection with redemption	93,419,442	—
Investment of cash in Trust Account	—	(116,725,000)
Net cash provided by (used in) investing activities	93,706,052	(116,725,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	113,850,000
Proceeds from sale of Private Units	—	4,615,000
Proceeds from promissory note – related party	—	200,000
Repayment of promissory note – related party	—	(200,000)
Payment of offering costs	—	(496,204)
Extension payment	(135,440)	—
Redemption of common stock	(93,419,442)	—
Net cash (used in) provided by financing activities	(93,554,882)	117,968,796
Net Change in Cash	(714,499)	779,815
Cash – Beginning of period	802,606	22,791
– End of period	$88,107	$802,606
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$116,725,000
Remeasurement for common stock to redemption amount	$1,152,044	$7,799,173

The accompanying notes are an integral part of the consolidated financial statements.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Roth CH Acquisition IV Co. (the “Company”) was incorporated in Delaware on February 13, 2019. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All the Company’s activities through December 31, 2022 related to its formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on August 5, 2021. On August 10, 2021, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 461,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to certain of the Company’s initial stockholders, generating gross proceeds of $4,615,000, which is described in Note 5.

Transaction costs amounted to $1,646,673, consisting of $1,150,000 of underwriting fees, and $496,673 of other offering costs.

Following the closing of the Initial Public Offering on August 10, 2021, an amount of $116,725,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and held in cash items or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination If the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares (as defined in Note 6), Private Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination, to the extent permitted by law, and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, irrespective of how or whether they vote on the proposed transaction.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until July 10, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the Public Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Company’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of the Company advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of the Company’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Company’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for its working capital requirements or necessary to pay its taxes divided by the total number of Public Shares then outstanding.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.

In order to protect the amounts held in the Trust Account, certain of the Initial Stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Initial Stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Initial Stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger Agreement

On December 5, 2022, the Company, entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Roth IV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Tigo Energy, Inc., a Delaware corporation (the “Tigo Energy”). The transactions set forth in the Merger Agreement, including the Merger (defined below), will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.

Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Tigo Energy, with Tigo Energy surviving as a wholly-owned subsidiary of the Company (the “Merger”). Upon the closing and the other transactions contemplated by the Merger Agreement, the Company will change its name to “Tigo Energy, Inc.”

Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, the base purchase price of $600,000,000 will be payable through converting each outstanding share of Tigo Energy’s common stock (after giving effect to the consummation of Tigo Energy’s warrant exercise and Tigo Energy’s preferred conversion) into the right to receive 60,000,000 shares of the Company’s Common Stock at a deemed price of ten dollars ($10.00) per share, equal to (a) the exchange ratio, multiplied by (b) the number of shares of Tigo Energy’s common stock held by such holder as of immediately prior to the effective time of the Merger, with fractional shares rounded down to the nearest whole share. In addition, at the closing, each outstanding Tigo Energy’s option will be assumed and converted into an option with respect to a number of shares of the Company’s Common Stock in the manner set forth in the Merger Agreement, and each outstanding Tigo Energy’s warrant (after giving effect to Tigo Energy’s warrant exercise) to purchase Tigo Energy’s common stock will be assumed and converted into a warrant with respect to a number of shares of the Company’s Common Stock in the manner set forth in the Merger Agreement.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

The base purchase price is subject to a dollar-for-dollar upward or downward adjustment in the event Tigo Energy raises or obtains a commitment to raise capital prior to the closing, including capital raised through the conversion of debt securities (but specifically excluding capital raised through convertible notes or similar debt instruments convertible into or exercisable for capital stock or other equity securities of Tigo Energy to the extent such notes or similar debt instruments have not so converted). If Tigo Energy raises or obtains a commitment to raise capital based on a pre-money valuation at or exceeding $500,000,000, the base purchase price will increase by the aggregate amount of capital raised or committed to be raised by Tigo Energy through such capital raising transaction. Conversely, if the pre-money valuation is below $500,000,000, the base purchase price will decrease by an amount equal to the difference between $500,000,000 and the actual pre-money valuation.

Trust Extension

On December 20, 2022, the Company held a special meeting of stockholders, at which the Company’s stockholders approved an amendment (the “Extension Amendment”) to the Company’s amended and restated certificate of incorporation, to extend the date by which the Company has to consummate a business combination up to five (5) times, each such extension for an additional one (1) month period, from February 10, 2023 to July 10, 2023. In connection with the Extension Amendment, stockholders holding 9,121,751 shares of redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a pro rata redemption price of approximately $10.24 per share, and a total of $93,419,442 was released from the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had $88,107 in its operating bank account and adjusted working capital deficit of $290,839 which excludes franchise and income taxes payable as such amounts can be paid from the interest earned in the Trust Account.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating, and consummating the Business Combination.

The Company has a significant working capital deficiency and has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from the Initial Stockholders and the Company’s officers and directors or their affiliates. The Initial Stockholders and the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until July 10, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension has not been effected by the Company and approved by the Company’s stockholders, there will be a mandatory liquidation and

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

subsequent dissolution of the Company. Management has determined that the liquidity condition and the date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 10, 2023. The Company intends to complete a Business Combination before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing this Annual Report on Form 10-K.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that COVID-19 could have a negative effect on the Company’s financial position, results of operations and/or its search for a target company for a Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(l) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Cash and Marketable Securities Held in Trust Account

At December 31, 2022, all of the assets held in the Trust Account were held in cash. At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs amounted to $1,646,673, which were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”), Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption right that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

In connection with the stockholders vote at the Special Meeting of Stockholders held by the Company on December 20, 2022, 9,121,751 shares of common stock were tendered for redemption.

Accordingly, at December 31, 2022 and 2021, 2,378,249 and 11,500,000 shares of common stock subject to possible redemption are presented at $10.23 and $10.15 redemption value, respectively, as temporary equity, outside of the stockholders’ (deficit) equity section of the Company’s balance sheets.

The Company recognizes changes In redemption value Immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in a charge against additional paid-in capital.

At December 31, 2022 and 2021, the common stock subject to possible redemption reflected in the balance sheets was reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Common stock issuance costs	(1,646,673)
Proceeds allocated to Public Warrants	(4,427,500)
Plus:
Remeasurement of carrying value to redemption value	7,799,173
Common stock subject to possible redemption, December 31, 2021	116,725,000
Less:
Redemption of 9,121,751 shares	(93,419,442)
Extension payment	(135,440)
Plus:
Remeasurement of carrying value to redemption value	1,152,044
Common stock subject to possible redemption, December 31, 2022	$24,322,162

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Classification

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company has analyzed the Public Warrants and Private Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2022 and 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was 182.20% and 0.00% for the year ended December 31, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2022 and 2021, due to franchise tax interest, state taxes, net of federal tax benefit, merger and acquisition expenses, and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of common stock, which are referred to as redeemable common stock and non-redeemable common stock. Income and losses are shared pro rata between the two classes of common stock.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. Remeasurement associated with the redeemable shares of common stock is excluded from net loss per common share as the redemption value approximates fair value.

The calculation of diluted loss per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 5,980,750 shares of common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

The following tables reflect the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

	For the Year Ended December 31,
	2022		2021
	Redeemable common stock	Non-redeemable common stock	Redeemable common stock	Non-redeemable common stock
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(137,936)	$(40,282)	$(247,320)	$(155,222)
Denominator:
Basic and diluted weighted average shares outstanding	11,425,027	3,336,500	4,505,479	2,827,725
Basic and diluted net loss per common share	$(0.01)	$(0.01)	$(0.05)	$(0.05)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) which simplifies accounting for convertible instruments by removing major separation models required under GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 3. INITIAL PUBLIC OFFERING

On August 10, 2021, pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which included a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, certain of the Initial Stockholders purchased an aggregate of 461,500 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,615,000, in a private placement. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In February 2019, an Initial Stockholder purchased an aggregate of 100 shares of the Company’s common stock for an aggregate price of $25,000. On June 29, 2020, the Company effected a stock dividend of 43,125 shares of common stock for each share of common stock outstanding, resulting in an aggregate of 4,312,500 shares of common stock being outstanding. On July 1, 2021, certain of the Initial Stockholders sold an aggregate of 1,490,874 shares of common stock to the Company for an aggregate purchase price of $8,643, of which 1,437,500 shares were cancelled and the remaining 53,374 shares were purchased by certain of the Company’s officers from the Company for an aggregate purchase price of $464, resulting in an aggregate of 2,875,000 shares of common stock being outstanding (the “Founder Shares”). The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are subject to forfeiture.

The sale of the Founders Shares to certain of the Company’s officers, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 53,374 shares sold to the Company’s officer was $323,446, or $6.06 per share. The Founders Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation will be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of December 31, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On March 3, 2021, the Company issued an unsecured promissory note to an Initial Stockholder (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of the consummation of the Initial Public Offering or the date on which the Company determined not to proceed with the Initial Public Offering. The outstanding balance under the Promissory Note of $200,000 was repaid at the closing of the Initial Public Offering on August 10, 2021. Borrowings under Promissory Note are no longer available.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders and certain of the Company’s officers and directors (or their affiliates) may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest. No Working Capital Loans were outstanding as of December 31, 2022 and 2021.

Underwriting Agreement and Business Combination Marketing Agreement

On August 5, 2021, the Company entered into an underwriting agreement and a business combination marketing agreement with Roth Capital Partners, LLC (“Roth”) and Craig-Hallum Capital Group LLC (“Craig-Hallum”), the underwriters in the Initial Public Offering. The underwriters are related parties of the Company. On December 5, 2022, the Company entered a letter agreement to terminate the business combination marketing agreement. See Note 6 for a discussion of the business combination marketing agreement.

Due from Certain Initial Stockholders

On December 16, 2022, the Company paid $135,440 to the Non-redeeming Stockholders on behalf of certain Initial Stockholders in connection with the Non-Redemption Agreements (see Note 6).

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 5, 2021, the holders of the Founder Shares, as well as the holders of the Private Units (and underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the holders may not exercise demand or piggyback rights after five (5) and seven (7) years, respectively, from the effective date of the Initial Public Offering and may not exercise demand rights on more than one occasion in respect of all registrable securities.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement entered into on August 5, 2021, the Company engaged Roth and Craig-Hallum, the underwriters in the Initial Public Offering, as advisors in connection with its Business Combination to assist in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination, hold meetings with the stockholders to discuss the Business Combination and the target’s attributes, introduce the Company to potential investors to purchase its securities in connection with the Business Combination, assist in obtaining stockholder approval for the Business Combination, and assist with financial analysis, presentations, press releases and filings related to the Business Combination. The Company agreed to pay Roth and Craig-Hallum a fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 4.5% of the gross proceeds of the Initial Public Offering, or $5,175,000. Roth and Craig-Hallum were not entitled to such fee unless the Company consummated a Business Combination.

Concurrently with the execution of the Merger Agreement on December 5, 2022, the Company entered into a letter agreement with Roth and Craig-Hallum to terminate the Business Combination Marketing Agreement (the “Letter Agreement”). Pursuant to the Letter Agreement, in exchange for services rendered in connection with the transactions contemplated in the Merger Agreement, Roth may be issued up to 300,000 Advisor Shares (shares of common stock, post-merger) equal to a fixed amount of 100,000 shares, regardless of the amount of equity raised in exchange for services rendered in connection with the transactions contemplated in the Merger Agreement, plus up to 200,000 shares based on the equity raised (“Variable Compensation Shares”). The number of Variable Compensation Shares will be equal to the product of (x) the quotient of equity raised divided by $50.0 million, multiplied by (y) 200,000. The Advisor Shares are issuable based on (a) the gross proceeds received from a capital raising transaction involving the equity securities of the Company and (b) the amount remaining in the Company’s trust account after giving effect to any redemptions (as further described in the Letter Agreement). On February 23, 2023, the Company entered into an amendment to the Letter Agreement. Pursuant to the amendment, the term equity raised was revised to mean the gross proceeds available to the post-Business Combination company immediately after the closing of the Business Combination consisting of (a) the gross proceeds received from a capital raising transaction involving the equity securities or equity-linked instruments of Tigo Energy, provided, however, that the $50.0 million of proceeds from the sale of convertible promissory notes by Tigo Energy to L1 Energy Capital Management S.a.r.l. shall be excluded from the calculation of equity raised; (b) the gross proceeds received from a capital raising transaction involving the equity securities of the Company; and (c) the amount remaining in the Company’s trust account after giving effect to any redemptions.

The Advisor Shares in the Letter Agreement is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the up to 300,000 Advisor Shares that Roth may receive

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS (cont.)

for services rendered is $10.20 per share, the value of the common stock of the Company at December 31, 2022. The Advisor Shares were effectively granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Advisor Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation will be recognized at the date a Business Combination is considered probable in an amount equal to the number of Advisor Shares times the grant date fair value per share (unless subsequently modified). As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

Service Agreement

Pursuant to a service agreement entered on July 5, 2022, the Company engaged Roth and Craig-Hallum (together the “financial advisors”) to provide services in connection with a proposed financing by the Company in connection with a business combination. In connection with this agreement the Company may be required to pay fees in connection with their services to the extent that the financing is executed. If during the term of the agreement the Company completes a financing of equity securities, convertible securities or debt of the Company, the Company has agreed to pay the financial advisors a fee in the amount of 4.0% of the gross proceeds raised. Each advisor would receive 50% of any placement agent fee, which will be paid upon the closing of the offering and business combination.

The term of the agreement will run until the earlier of the date that the Company completes any Business Combination and otherwise liquidates the funds held in the Trust account.

Merger Agreement

On December 5, 2022, the Company, entered into the Merger Agreement with Merger Sub and Tigo Energy. The transactions set forth in the Merger Agreement, including the Merger, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation. Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Tigo Energy, with Tigo Energy surviving as a wholly owned subsidiary of the Company.

Concurrently with the execution of the Merger Agreement, the Sponsors (as defined in the Sale and Purchase Agreement) entered into the Sale and Purchase Agreement with Tigo Energy, pursuant to which, immediately prior to the effective time of the Merger, the Sponsors will sell to Tigo Energy 1,645,000 shares of Common Stock and 424,000 Private Units in exchange for an amount equal to $2,300,000 pursuant to the Sale and Purchase Agreement.

Non-Redemption Agreements

On December 8 and 9, 2022, the Company entered into Non-Redemption Agreements with various stockholders (the “Non-redeeming Stockholders”) owning, in the aggregate, 1,631,811 shares of the Company’s common stock, pursuant to which these stockholders committed not to redeem their shares in the Company in connection with the Extension Amendment. In consideration of such agreements, CR Financial Holdings, Inc. and CHLM Sponsor, certain of our Initial Stockholders, agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.083 per share for the period from the stockholder approval of the Extension Amendment on December 20, 2022 through February 10, 2023 and subsequently $0.05 per share for each one-month extension in connection with such agreements. No additional funds were deposited into the Trust Account. On December 16, 2022, the Company paid $135,440 (the “Extension Payment”) to the Non-Redeeming Stockholders on behalf of such Initial Stockholders. The value of the Extension Payment was determined to be the equivalent of an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering costs would be allocated to the separable financial instruments on a relative fair value basis, compared to total proceeds received. The Company recorded a reduction in temporary equity for the Extension Payment of $135,440. A contribution to Additional Paid-in Capital and a receivable in Due from certain Initial Stockholders was recorded for the amount due from such initial stockholders of $135,440 in connection with the Extension Amendment. The amount due from certain Initial Stockholders was paid in full to the Company by Tigo Energy on March 1, 2023.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. STOCKHOLDERS’ (DEFICIT) EQUITY

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 3,336,500 shares of common stock issued and outstanding, respectively, excluding 2,378,249 shares and 11,500,000 shares of common stock subject to possible redemption which are presented as temporary equity. On December 20, 2022, in connection with the Extension Amendment, stockholders holding 9,121,751 shares of redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a pro rata redemption price of approximately $10.24 per share.

Warrants — As of December 31, 2022 and 2021, there were 5,750,000 Public Warrants and 230,750 Private Warrants outstanding. As of December 31, 2020, there were no Public Warrants or Private Warrants outstanding.

The Company will not issue fractional warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if the registration statement of which the prospectus for the Company’s Initial Public Offering forms a part is not available and a new registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of a Business Combination.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. STOCKHOLDERS’ (DEFICIT) EQUITY (cont.)

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

Except with respect to certain registration rights and transfer restrictions, the Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.

NOTE 8. INCOME TAX

The income tax provision for the years ended December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$395,019	$—
Deferred	(109,249)	(84,534)
State and Local
Current	—	—
Deferred	(64,545)	—
Change in valuation allowance	173,794	84,534
Income tax provision	$395,019	$—

The Company’s net deferred tax assets at December 31, 2022 and 2021 were as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets
Net operating loss carryforward	$—	$30,909
Startup/Organizational expenses	258,742	54,038
Total deferred tax assets	258,742	84,947
Valuation allowance	(258,742)	(84,947)
Deferred tax assets, net of valuation allowance	$—	$—

As of December 31, 2022 and 2021, the Company had $0 and $147,184 of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $173,794. For the year ended December 31, 2021, the change in the valuation allowance was $84,534.

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 was as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	6.98%	0.00%
M&A expenses	87.0%	0.00%
Franchise tax interest	0.07%	0.00%
Valuation allowance	67.10%	(21.00)%
Income tax provision	182.20%	0.00%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the years ended December 31, 2022 and 2021 remain open and subject to examination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$24,678,170	$116,738,316

ROTH CH ACQUISITION IV CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 9, 2023, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), which stated that the Company no longer complied with Nasdaq’s continued listing rules due to the Company not having held an annual meeting of shareholders within 12 months of the Company’s fiscal year end, as required pursuant to Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company had 45 calendar days to submit a plan to regain compliance and, if Nasdaq accepted the plan, Nasdaq would grant the Company an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2023, to regain compliance. The Company held its Annual Meeting of Stockholders on February 13, 2023.

On February 10, 2023 and March 10, 2023, Tigo Energy paid certain Initial Stockholders an aggregate amount of $163,182 (or $0.05 per share), according to the terms of the Non-Redemption Agreements in connection with the one-month Trust extension from February 10, 2023 to March 10, 2023 and with the one-month Trust extension from March 10, 2023 to April 10, 2023.

On February 14, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $200,000 (the “Note”) to CR Financial Holdings, Inc. (the “Payee”). Pursuant to the Note, the Payee agreed to loan to the Company an aggregate amount of $200,000 that shall be payable on the earlier of (i) the date on which the Company consummates a business combination with target businesses, or (ii) the date the Company liquidates if a business combination is not consummated. The Note bears no interest rate. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. The proceeds of the Note will be used for the Company to pay various expenses of the Company and for general corporate purposes.

On December 16, 2022, the Company paid $135,440 to the Non-redeeming Stockholders in connection with extension of the Trust account on behalf of certain Initial Stockholders. On March 1, 2023, Tigo Energy repaid the amount in full.

TIGO ENERGY, INC.

Prospectus dated August 9, 2023